                                                                     EXHIBIT 2.1

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY






                             PLAN OF REORGANIZATION
                               UNDER SECTION 7312
                          OF THE NEW YORK INSURANCE LAW






                      As Adopted on December 18, 2000
       (and as subsequently amended and restated as of January 26, 2001)
                            by the Board of Directors

                                TABLE OF CONTENTS

                                                                                                      PAGE
ARTICLE I             PURPOSE OF REORGANIZATION ....................................................     3


ARTICLE II            DEFINITIONS ..................................................................     4


ARTICLE III           FORM OF REORGANIZATION .......................................................    10

           3.1        Method of Reorganization .....................................................    10
           3.2        Basis for Choice of Method ...................................................    11

ARTICLE IV            PROPOSED CHARTER OF THE COMPANY ..............................................    11


ARTICLE V             MANNER AND BASIS OF REORGANIZATION ...........................................    11

           5.1        Subsidiary of Holding Company, Certificate of Incorporation and By-Laws ......    11
           5.2        Effectiveness of Plan ........................................................    12
           5.3        Continuation of Corporate Existence; Company Name ............................    16
           5.4        Notice of Hearing ............................................................    16
           5.5        Notice of Vote ...............................................................    17
           5.6        Policyholder Vote ............................................................    17
           5.7        Tax Considerations ...........................................................    18
           5.8        Other Opinions ...............................................................    20

ARTICLE VI            POLICY OWNERSHIP AND IN FORCE DATES ..........................................    20

           6.1        Determination of Ownership ...................................................    20
           6.2        In Force Dates ...............................................................    22
           6.3        Certain Group Policies and Contracts .........................................    23

ARTICLE VII           ALLOCATION AND PAYMENT OF CONSIDERATION ......................................    25

           7.1        Allocation of Allocable Common Shares ........................................    25
           7.2        Allocation of Aggregate Variable Component ...................................    25
           7.3        Payment of Consideration .....................................................    26
           7.4        ERISA Plans ..................................................................    29

ARTICLE VIII          METHOD OF OPERATION FOR DIVIDEND-PAYING BUSINESS .............................    29

           8.1        Establishment of the Closed Block ............................................    29
           8.2        Operation of the Closed Block ................................................    30

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
           8.3        Guaranteed Benefits ..........................................................    36
           8.4        Other Participating Policies .................................................    37

ARTICLE IX            PLAN OF OPERATION; NEW PARTICIPATING BUSINESS ................................    38

           9.1        Plan of Operation ............................................................    38
           9.2        New Participating Business ...................................................    38

ARTICLE X             ADDITIONAL PROVISIONS ........................................................    38

           10.1       Acquisition of Securities by Certain Officers, Directors and Employees .......    38
           10.2       Adjustment of Share Numbers ..................................................    39
           10.3       Notices ......................................................................    40
           10.4       Amendment or Withdrawal of Plan ..............................................    40
           10.5       Costs and Expenses ...........................................................    40
           10.6       Governing Law ................................................................    40
           10.7       Corrections ..................................................................    40
           10.8       Compliance ...................................................................    40

EXHIBITS

A.         Closed Block Memorandum
B.         Closed Block Business
C.         Closed Block Assets
D.         Actuarial Contribution Memorandum
E.         Amended and Restated Charter of Phoenix Life Insurance Company
F.         Amended and Restated Certificate of Incorporation of The Phoenix
           Companies, Inc.
G.         Bylaws of The Phoenix Companies, Inc.
H.         Amended and Restated Bylaws of Phoenix Life Insurance Company
I.         The Phoenix Companies, Inc. Directors Stock Plan
J          The Phoenix Companies, Inc. Stock Incentive Plan
K.         Plan of Operation of Phoenix Life Insurance Company
L.         Features of Other Capital Raising Transaction Securities
M.         Participating Policies Not Included in the Closed Block
N.         Other Stock-Based Plans

                             PLAN OF REORGANIZATION
                                       OF
                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

                               UNDER SECTION 7312
                          OF THE NEW YORK INSURANCE LAW

         This plan of reorganization provides for the conversion of Phoenix Home Life Mutual Insurance Company from a mutual life insurance company into a stock life insurance company organized under the laws of the State of New York (such entity, both before and after the Reorganization, being referred to as the "Company"). As required by Section 7312(e)(1) of the New York Insurance Law, the Board of Directors of the Company adopted this Plan at a meeting held on December 18, 2000. The Board of Directors subsequently adopted this amended and restated Plan. Capitalized terms used in this Plan are defined in Article II.

                                   ARTICLE I

                            PURPOSE OF REORGANIZATION

         The main purpose of the conversion, which is referred to as a reorganization under the New York Insurance Law, is to demutualize the Company so that, as a stock life insurance subsidiary of the Holding Company, it can increase its potential for long-term growth and financial strength. A public structure would best enable the Company to accelerate its wealth management strategy and to grow its existing business and develop new business opportunities in the insurance and financial services industries. The Board believes that, by becoming a stock life insurance company, the Company will be able to raise money more efficiently and have greater flexibility to acquire other companies using its own stock as acquisition currency. This would enable the Company to increase its market leadership, financial strength and strategic position, providing additional security to its policyholders. Additionally, broader access to capital markets will enable the Company to invest in new technology, improved customer service, new products and channels of distribution. The Board also believes that the Reorganization will enable the Company to enhance its position as a premier provider of wealth management products and solutions, distributed through a wide variety of financial advisors and financial institutions, and to serve the wealth accumulation, preservation and transfer needs of the high net worth and affluent markets. The Company will also obtain more financial flexibility with which to maintain its ratings and financial stability and be able to better attract, retain and provide incentives to management in a fashion consistent with other stock life insurance companies. As a mutual life insurer, the Company can increase its capital only through retained surplus contributed by its businesses or through the sale of surplus notes or similar instruments issued by it. Neither source is fully adequate to generate substantial surplus accumulations or to provide permanent capital to the Company.

         As a result of the Reorganization, the Company will become a stock life insurer that is a subsidiary of The Phoenix Companies, Inc., a newly-formed publicly-traded company. Through the creation of this holding company, the Reorganization will make it easier for the Company and its affiliates to benefit from changes in laws relating to affiliations between insurance companies and other types of companies, such as banks. These changes include the Gramm-Leach-Bliley Act of 1999, which permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until the passage of the Gramm-Leach-Bliley Act, legislation had limited the ability of banks to engage in securities-related businesses and had restricted banks from being affiliated with insurance companies. In addition, the Company, as a stock life insurer that is a subsidiary of the Holding Company, will have broader access through the Holding Company to the capital markets, enabling the Company to obtain capital from a variety of sources.

         The Company will compensate the Eligible Policyholders for their respective Policyholders' Membership Interests, which will be extinguished as part of the Reorganization, by giving them shares of Common Stock, cash or Policy Credits. The economic value of this compensation is not available to the Eligible Policyholders so long as the Company continues its operations as a mutual life insurance company. However, the demutualization will not in any way reduce the benefits, values, guarantees or dividend eligibility of existing Policies or contracts issued by the Company.

                                   ARTICLE II

                                   DEFINITIONS

         As used in this Plan, the following terms have the meanings set forth below:

         "Actuarial Contribution" means the contribution of each Qualifying Policy to the Company's surplus, as calculated according to the principles, assumptions and methodologies set forth in this Plan and the Actuarial Contribution Memorandum.

         "Actuarial Contribution Memorandum" means the memorandum that sets forth the principles, assumptions and methodologies for the calculation of the Actuarial Contribution of Qualifying Policies. The Actuarial Contribution Memorandum is attached to this Plan as Exhibit D.

         "Adoption Date" means December 18, 2000, the date this Plan was adopted by the Board.

         "Aggregate Variable Component" means the aggregate variable component of consideration for all Qualifying Policies, as determined pursuant to Section 7.1(b). The Aggregate Variable Component represents the component of consideration attributable to the Actuarial Contribution of those Qualifying Policies.

         "Allocable Common Shares" means 120 million shares of Common Stock, subject to adjustment pursuant to Section 10.2, representing the total number of shares that will be allocated to Eligible Policyholders in accordance with this Plan and the Actuarial Contribution Memorandum.

         "Board" means the Board of Directors of the Company.

         "Certificate," when used in relation to group insurance or annuity Policies, means a certificate that evidences coverage under a group or master Policy and that is issued to the Person covered.

         "Class Action Settlement" means the Stipulation of Settlement, as amended, settling the consolidated class action lawsuit entitled Michels, et al.
v. Phoenix Home Life Mutual Insurance Company, Index No. 5318-95, brought in the Supreme Court of the State of New York, County of Albany, which settlement was approved by such court and became final on February 7, 1997.

         "Closed Block" means the accounting mechanism established to ensure that the reasonable dividend expectations of policyholders who own Policies that are part of the Closed Block Business are met, as more fully described in
Article VIII.

         "Closed Block Assets" means the Company's assets, as set forth in Exhibit C, that are allocated to the Closed Block as of the Statement Date.

         "Closed Block Business" means the Policies and all associated riders and benefits included in the Closed Block. These Policies include the classes of Policies listed in Exhibit B, which consist primarily of all of the classes of individual life insurance and annuity Policies for which the Company is either currently paying dividends or will, under the current scale, pay dividends in the future. A Policy will be included in the Closed Block only if it is either
(a) In Force on any date from and including the Statement Date until and including the Plan Effective Date or (b) issued after the Plan Effective Date
(i) pursuant to a completed application that is received prior to the Plan Effective Date at the Company's administrative office located to 10 Krey Blvd., East Greenbush, New York, together with payment of the full initial premium and
(ii) as applied for in accordance with the terms of the application.

         "Closed Block Investment Guidelines" means the provisions governing the Closed Block investment policy, internal transfer of assets, investment management, reporting to the Board or a committee thereof supervising the operations of the Closed Block, and the annual opinion regarding the investment strategy of the Closed Block, all as filed with and approved in advance by the Superintendent.

         "Closed Block Memorandum" means the memorandum that sets forth the rules governing the establishment and operation of the Closed Block. The Closed Block Memorandum is attached to this Plan as Exhibit A.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock, par value $.01 per share, of the Holding Company.

         "Company" has the meaning set forth in the introductory paragraph to this Plan.

         "Company Affiliate" means an individual, partnership, association, corporation, joint-stock company, limited liability company, joint venture, trust, any similar entity or any combination of the foregoing acting in concert (directly or indirectly) controlling, controlled by, or under common control with the Company or the Holding Company within the meaning of Section 1501 of the New York Insurance Law (as it may from time to time be amended).

         "Effective Time" means 12:01 a.m., New York time, on the Plan Effective Date. This is the time that the Plan is deemed to have become effective.

         "Eligible Investments" means the investments that are permitted pursuant to Section 8.2(b) to be made by the Closed Block after the Statement Date.

         "Eligible Policyholder" means a Person who is, or, collectively, the Persons who are, the Owner on the Adoption Date of a Policy that is In Force on such date. The Company and any subsidiary of the Company shall not be Eligible Policyholders with respect to any Policy that entitles the policyholder to receive consideration, unless the consideration is to be utilized in whole or part for a plan or program funded by that Policy for the benefit of participants or employees who have coverage under that plan or program. The Company may deem a person to be an Eligible Policyholder in order to correct any immaterial administrative errors and oversights.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Federal Income Tax Law" means the Code, Treasury Regulations issued thereunder, administrative interpretations thereof and judicial interpretations with respect thereto.

         "Fixed Component" means the fixed component of consideration, equal to 37 shares of Common Stock (subject to proportional adjustment as provided in Section 10.2), to be paid to each Eligible Policyholder.

         "Holding Company" means The Phoenix Companies, Inc., a Delaware corporation, which is the company organized to become the holding company of the Company on the Plan Effective Date.

         "In Force," as used to describe a Policy, means a Policy that is deemed to be in effect based on the Company's records, as determined in accordance with
Section 6.2.

         "IPO" means the initial public offering of Common Stock.

         "IPO Stock Price" means the price per share at which Common Stock is sold to the public in the IPO.

         "Issue Date" means, with respect to any Policy, the date specified in the Policy as the date of issue of the Policy.

         "Other Capital Raising Transaction" means one or more of the following:

         (a)   a public offering of preferred securities;

         (b) a public offering of mandatorily convertible debt or preferred securities;

         (c)   a public offering of convertible debt or preferred securities;

         (d) a public offering of debt securities, commercial paper issuances or bank borrowings; and

         (e) a private placement of Common Stock or other securities of the type described in the preceding clauses (a) through (d), to one or more institutional investors,

in each case which is completed by the Holding Company on the Plan Effective Date, provided that no such securities shall be issued to an affiliate of the Holding Company. The securities offered in any such Other Capital Raising Transaction shall have features substantially similar to those described on Exhibit L.

         "Owner" means, with respect to any Policy, the Person or Persons specified as owner or determined pursuant to Section 6.1 or 6.3 to be the owner of the Policy for the purposes of the Reorganization.

         "Participating Policy" means a Policy that:

         (a) provides for the right to participate in the divisible surplus of the Company if and to the extent that dividends are apportioned on the Policy;

         (b)   does not by its terms provide that it is non-participating; or

         (c) is a supplementary contract, unless the supplementary contract provides by its terms that it is non-participating.

         "Person" means an individual, corporation, limited liability company, joint venture, partnership, association, trust, trustee, unincorporated entity, organization, government (including its departments or agencies) or any similar entity. A Person who is the Owner of a Policy in more than one legal capacity (for instance, a trustee under separate trusts) is deemed to be a separate Person in each such capacity.

         "Phoenix ERISA Plans" means those employee benefit plans maintained by the Company or its subsidiaries that are subject to ERISA.

         "Plan" means this Plan of Reorganization, including all Exhibits to this Plan, as it may be amended from time to time in accordance with Section 10.4.

         "Plan Effective Date" means the effective date of this Plan, when, among other things, the Company will become a stock life insurance company and a wholly-owned subsidiary of the Holding Company. The Plan Effective Date will be determined pursuant to Section 5.2(b).

         "Policy" means:

         (a) a life insurance policy (including, but not limited to, a pure endowment contract), annuity contract or accident and health insurance policy authorized under paragraph (1), (2) or (3) of
               Section 1113(a) of the New York Insurance Law that has been issued, or assumed by merger or assumption reinsurance, by the Company;

         (b) each Certificate issued by the Company in connection with certain group policies or contracts, as described in Sections 6.3(b), 6.3(d) and 6.3(e); and

         (c)   each other interest referred to in Section 6.3.

Each of the Certificates and other interests referred to in clauses (b) and (c) is deemed to be a Policy for purposes of this Plan pursuant to Section 6.3.

         "Policy Credit" means (a) for an individual or joint participating whole life insurance Policy, the crediting of paid-up additions which will increase the cash value and death benefit of the Policy; (b) for supplementary contracts issued under optional modes of settlement or annuities in the course of installment payment without a defined account value and that provide for the payment of additional interest, the crediting of an additional amount in the form of additional interest; (c) for supplementary contracts issued under optional modes of settlement or annuities in the course of installment payment without a defined account value not providing for the payment of additional interest, an increase in the installment payment amount; and (d) for all other individual or joint life Policies and annuities, (i) if the Policy or contract has a defined account value, an increase in the account value, to which the Company will apply no sales, surrender or similar charges, or that will be further increased in value to offset any of these charges, or (ii) if the Policy or contract does not have a defined account value, the crediting of dividends under the Policy or contract.

         "Policyholders' Membership Interests" means all policyholders' rights as members arising prior to the Reorganization under the charter of the Company or otherwise by law. These include the right to vote and to participate in any distribution of surplus in the event that the Company is liquidated. The term "Policyholders' Membership Interests" does not include rights expressly conferred upon the policyholders by their policies or contracts (other than any right to vote), such as the right to any declared policy dividends. All Policyholders' Membership Interests will be extinguished on the Plan Effective Date.

         "Qualifying Policy" means a Participating Policy that is In Force on the Adoption Date and that is owned by an Eligible Policyholder on the Adoption Date.

         "Reorganization" means the conversion of the Company from a mutual life insurance company to a stock life insurance company under Section 7312.

         "SEC" means the United States Securities and Exchange Commission.

         "Section 7312" means Section 7312 of the New York Insurance Law, as amended.

         "Securities Act" means the Securities Act of 1933, as amended.

         "State" means any state, territory or insular possession of the United States of America and the District of Columbia.

         "Statement Date" means December 31, 1999.

         "Superintendent" means the Superintendent of Insurance of the State of New York, or any governmental officer, body or authority that succeeds the Superintendent as the primary regulator of the Company's insurance business under applicable law.

         "Total Capital Raised" means the total gross proceeds raised in the IPO and in Other Capital Raising Transactions at the time of the IPO.

         "Variable Equity Share" of an Eligible Policyholder means the proportion of the Aggregate Variable Component that is allocated to that Eligible Policyholder, as more fully described in Section 7.2(a)(i).

                                  ARTICLE III

                             FORM OF REORGANIZATION

         3.1 Method of Reorganization. This Plan provides that:

         (a) the Policyholders' Membership Interests will be extinguished, and the Eligible Policyholders will receive in return consideration in the form of shares of Common Stock, cash or Policy Credits, in each case in proportion to the Eligible Policyholders' respective allocations of Allocable Common Shares;

         (b) the Closed Block Business shall consist primarily of participating business and shall be operated by the Company as a closed block, which closed block, insofar as policyholder dividend purposes are concerned, shall be operated by the Company for the exclusive benefit of the Policies included therein;

         (c) all Participating Policies will continue to be Participating Policies in accordance with their terms;

         (d) the Holding Company will conduct the IPO and encourage and assist in the establishment of a public market for shares of Common Stock in conjunction with the IPO;

         (e) subject to the provisions hereof, the Holding Company may conduct one or more Other Capital Raising Transactions;

         (f) certain Eligible Policyholders who receive shares of Common Stock will have an opportunity, pursuant to Section 7.3(h), to purchase or sell such shares at market values without brokerage commissions or similar expenses; and

         (g) subject to the provisions hereof, the Company may transfer the capital stock of certain of its subsidiaries to the Holding Company in exchange for cash as set forth in Section 5.2(h).

         3.2 Basis for Choice of Method. The Reorganization will take place under method 4, as described in Section 7312(d)(4). The Board has determined that this is the most appropriate method of reorganization under Section 7312(d) for the Company to achieve the purposes of the Reorganization described in
Article I. In making this determination, the Board considered, among other things, that:

         (a) the method described in Section 7312(d)(3) is available only to insurers having less than $50 million of surplus;

         (b) the method described in Section 7312(d)(2) does not provide for Eligible Policyholders to receive consideration in the form and manner provided in this Plan; and

         (c) the method described in Section 7312(d)(1) does not clearly provide for raising permanent equity capital in a manner provided in this Plan.

The Board has also determined that the flexibility of method 4 allows the Company to design a plan of reorganization that is best suited to providing the Company's policyholders with a fair and equitable result.

                                   ARTICLE IV

                         PROPOSED CHARTER OF THE COMPANY

           The form of the Company's amended and restated charter as proposed to be in effect at the Effective Time is set forth in Exhibit E.


                                   ARTICLE V

                       MANNER AND BASIS OF REORGANIZATION

         5.1 Subsidiary of Holding Company, Certificate of Incorporation and By-Laws. On the Adoption Date, the Holding Company is a wholly-owned subsidiary of the Company. On or prior to the Plan Effective Date, the certificate of incorporation of the Holding Company shall be amended and restated so that at the Effective Time: (a) the certificate of incorporation shall be in the form of Exhibit F and shall, among other things, authorize issuance of at least the number of shares of Common Stock that is sufficient to meet the requirements of this Plan and the number of shares of preferred stock, if any, to be issued in any Other Capital Raising Transaction; and (b) the by-laws of the Holding Company shall be in the form of Exhibit G. At the Effective Time, the Company shall become a wholly-owned subsidiary of the Holding Company as a result of the transactions described in Section 5.2.

         5.2 Effectiveness of Plan.

         (a) After the Eligible Policyholders and the Superintendent have approved this Plan pursuant to Section 7312, the Company shall file a copy of this Plan, endorsed with the Superintendent's approval, in the office of the Superintendent. The Company shall also file a copy certified by the Superintendent in the office of the Clerk of Rensselaer County as required by
Section 7312(l). The Plan Effective Date shall not occur unless the requirements of this Section 5.2(a) have been met.

         (b) The Plan Effective Date shall be the date on which the closing of the IPO, and one or more Other Capital Raising Transactions, if any, occurs. The Plan Effective Date shall not be later than the first anniversary of the date this Plan is approved by the Superintendent pursuant to Section 7312(j), provided that such one-year period may be extended upon approval of the Superintendent for one or more additional periods if requested by the Board. This Plan shall be deemed to have become effective at the Effective Time.

         (c) The Holding Company shall make an initial public offering of its Common Stock in the IPO and may also raise capital through one or more Other Capital Raising Transactions. The gross proceeds raised in all such Other Capital Raising Transactions including amounts from any underwriter's overallotment options shall not in aggregate exceed 20% of the Total Capital Raised. Written notice of the type and approximate amount of Other Capital Raising Transactions, if any, in which the Holding Company proposes to engage will be provided to the Superintendent at least 25 business days prior to the earlier of the distribution of any preliminary prospectus or preliminary offering memorandum, or commencement of the roadshow, relating to any Other Capital Raising Transaction. The Superintendent will review and approve or disapprove of the Holding Company proceeding with that type and approximate amount of Other Capital Raising Transaction within 15 business days of such notice. Thereafter, provided the Superintendent has approved proceeding with that type and approximate amount of Other Capital Raising Transaction, the Holding Company will provide written notice at least 10 business days prior to the earlier of the distribution of any preliminary prospectus or preliminary offering memorandum, or commencement of the roadshow, relating to such Other Capital Raising Transaction, of the approximate amount and the expected range of the offering price, interest or dividend rate, conversion or redemption price and other relevant terms of such Other Capital Raising Transaction. The Holding Company shall not proceed with any offering relating to any Other Capital Raising Transaction without the express written approval of the Superintendent.

         (d) At the Effective Time:

                  (i) the Company shall by operation of Section 7312 become a stock life insurance company;

                  (ii) the Company's charter and by-laws without further act or deed shall be amended and restated as set forth in Exhibits E and H, respectively; and

                  (iii) the Policyholders' Membership Interests shall be extinguished and Eligible Policyholders shall be entitled to receive, in exchange for their Policyholders' Membership Interests, shares of Common Stock, cash or Policy Credits, as provided in this Plan.

         (e) On the Plan Effective Date:

                  (i) the Company shall issue ten thousand shares of its common stock, par value $1,000 per share, to the Holding Company;

                  (ii) the Company shall surrender to the Holding Company, and the Holding Company shall cancel, all of the remaining shares of capital stock previously issued by the Holding Company to the Company; and

                  (iii) the Holding Company shall complete the closings, and receive the net proceeds, of the sale of shares of Common Stock in the IPO and of any Other Capital Raising Transactions.

         (f) In connection with the IPO, the Holding Company shall arrange for the listing of the Common Stock on a national securities exchange and shall use its best efforts to maintain the listing for so long as the Holding Company is a publicly traded company. This listing, and the efforts by the Holding Company to maintain this listing, shall satisfy any duty the Company or the Holding Company may have to encourage and assist in the establishment of a public market for shares of Common Stock. Neither the Company nor the Holding Company shall have any obligation to provide a procedure for the disposition of shares of Common Stock, except as expressly stated in this Plan.

         (g) The Company and the Holding Company shall use their best efforts to ensure that the managing underwriters for the IPO and any Other Capital Raising Transactions conduct the offering processes in a manner that is generally consistent with customary practices for similar offerings. The Company and the Holding Company shall allow the Superintendent and his financial advisors reasonable access to permit them to observe the offering processes. Special pricing committees of the boards of directors of the Company and the Holding Company shall determine the price of Common Stock offered in the IPO and of any securities offered in any Other Capital Raising Transaction, which determinations must be ratified by the boards of directors of the Company and the Holding Company on or prior to the Plan Effective Date. A majority of each of these board committees shall consist of directors who are not officers or employees of the Company or the Holding Company or any affiliate, and no employees, officers or directors of or legal counsel to any of the underwriters for the IPO or any Other Capital Raising Transaction shall serve on such committees. Neither the Company nor the Holding Company will enter into an underwriting agreement for the IPO or any Other Capital Raising Transaction if it is notified that the Superintendent has not received confirmation from its financial advisors to the effect that the Company, the Holding Company and the underwriters for the offerings have complied in all material respects with the requirements of this Section 5.2(g). The underwriting agreements and any amendments thereto shall contain terms and provisions that are acceptable to the Superintendent. The Company shall provide the Superintendent with a letter, dated the date of the signing of the underwriting agreements, representing that as of that date it has complied with the foregoing requirements as to the conduct of the IPO and of any Other Capital Raising Transaction and that it will continue to do so. On the Plan Effective Date, the Company will provide the Superintendent with a letter confirming these representations as of that date. The final terms of the IPO and of any Other Capital Raising Transaction shall be subject to the Superintendent's approval.

         (h) The Company may transfer at fair market value as of the Plan Effective Date to the Holding Company or to a wholly-owned subsidiary of the Holding Company all of the common stock of Phoenix Investment Partners, Ltd., W.S. Griffith, Inc., PHL Associates, Inc., Main Street Management Company and/or Phoenix Charter Oak Trust Company held directly or indirectly by the Company on the Plan Effective Date. The Company may, at its discretion, accomplish any such transfer by transferring all of the common stock of the direct parent company of any such subsidiary, provided that, at the time of transfer, such direct parent company has no assets other than the common stock of one or more of such subsidiaries. The Company shall notify the Superintendent in writing at least fifteen business days prior to the Plan Effective Date of the proposed material terms of any transfer under this Section 5.2(h) including, without limitation, the consideration to be paid therefor and the creation, modification, continuation, redemption or retirement of any interaffiliate indebtedness or other interaffiliate obligations. The final terms of any such transfer shall be subject to the prior approval of the Superintendent.

         (i) Proceeds of the IPO and any Other Capital Raising Transactions, net of underwriting commissions and related expenses, shall be used in the following order of priority:

                  (i) the Holding Company shall contribute to the Company an amount equal to the amount paid by the Company to fund the payment of cash and crediting of Policy Credits pursuant to Section 7.3;

                  (ii) the Holding Company shall contribute to the Company an amount equal to the amount of the fees and expenses incurred by the Company in connection with the Reorganization, including those required by the undertaking delivered by the Company and the Holding Company to the Superintendent in accordance with Section 7312(p);

                  (iii) the Holding Company shall contribute or cause to be contributed to the Company, as consideration for the shares of common stock, if any, of Phoenix Investment Partners, Ltd., W.S. Griffith, Inc., PHL Associates, Inc., Main Street Management Company and/or Phoenix Charter Oak Trust Company transferred by the Company to the Holding Company pursuant to Section 5.2(h) above, an amount equal to the aggregate fair market value of such transferred shares as of the Plan Effective Date; and

                  (iv) the Holding Company shall promptly contribute to the Company any remaining proceeds to be used for general corporate purposes of the Company.

The Total Capital Raised, net of underwriting commissions and related expenses, shall be not less than the aggregate amount that the Holding Company is required to pay, or to fund the paying or crediting by the Company of, the amounts set forth in Sections 5.2(i)(i), (i)(ii) and (i)(iii).

         (j) As soon as reasonably practicable following the Plan Effective Date, but in any event no more than 45 days following the Plan Effective Date, unless the Superintendent approves a later date, the Company shall:

                  (i) credit Policy Credits to the Eligible Policyholders that are required to receive Policy Credits under this Plan; and

                  (ii) pay cash to the Eligible Policyholders that are to receive cash as consideration under this Plan.

The Company shall send to each Eligible Policyholder receiving Policy Credits or cash payments (at the time of the notice of crediting of Policy Credits or the payment of cash, as the case may be) a notice of how the amount of such credits and payments was derived from that Eligible Policyholder's allocation of Allocable Common Shares.

         (k) As soon as reasonably practicable following the Plan Effective Date, but in any event no more than 45 days after the Plan Effective Date, the Holding Company shall issue to each Eligible Policyholder the shares of Common Stock allocated to such

Eligible Policyholder for which such Eligible Policyholder will not receive consideration from the Company in the form of cash or Policy Credits. Such shares of Common Stock will be issued in book-entry form as uncertificated shares, except that stock certificates will thereafter be issued to any Eligible Policyholder who requests stock certificates representing his or her shares. An appropriate notice shall be sent to each Eligible Policyholder to whom uncertificated shares of Common Stock are issued. The Company shall use its best efforts to enable Eligible Policyholders who are to receive Common Stock under this Plan to sell their shares of Common Stock beginning on the twentieth day after the Plan Effective Date.

         5.3 Continuation of Corporate Existence; Company Name. Upon the reorganization of the Company under the terms of this Plan and Section 7312, (a) the Company's corporate existence as a stock life insurance company shall be a continuation of its corporate existence as a mutual life insurance company, and
(b) subject to the approval of the Superintendent, the Company's name shall be "Phoenix Life Insurance Company."

         5.4 Notice of Hearing.

         (a) As soon as practicable following the Adoption Date, but in any event not less than 30 days before the Superintendent's public hearing pursuant to Section 7312(i), the Company shall complete the mailing of notice of such hearing by first class mail to all Eligible Policyholders. However, if, after a reasonable effort to locate an Eligible Policyholder, the Company has a reasonable belief that the most recent mailing address of that Eligible Policyholder shown on the records of the Company is an address at which mail to the Eligible Policyholder is undeliverable, then the Company need not mail the notice to that Eligible Policyholder. The notice of hearing shall set forth the date, time, place and purpose of the Superintendent's public hearing. The notice of hearing shall be accompanied or preceded by information about the hearing, including a copy of this Plan and a summary of its Exhibits, a summary of this Plan and any other explanatory information that the Superintendent approves or requires. Beginning on the date that the first notice is mailed pursuant to this
Section 5.4(a) and continuing until the Plan Effective Date, the Company shall also make available at its statutory home office located at 10 Krey Blvd., East Greenbush, New York during regular business hours and on its internet web site copies of the notice of hearing, this Plan and its Exhibits, including, but not limited to, the Actuarial Contribution Memorandum and the Closed Block Memorandum, each in its entirety, for inspection by Eligible Policyholders and the general public.

         (b) The Company shall publish the date, time, place and purpose of the Superintendent's public hearing in three newspapers of general circulation, one in New York County and two in other cities approved by the Superintendent. The newspaper publications shall be made not less than 15 days nor more than 60 days before the hearing, and shall be in a form approved by the Superintendent. The notice shall also include an address and telephone number at which any Eligible Policyholder who believes that its current address is not on record with the Company may contact the Company and supply its address.

         5.5 Notice of Vote.

         (a) As soon as practicable following the Adoption Date, but in any event not less than 30 days before the vote by Eligible Policyholders pursuant to Section 7312(k), the Company shall complete the mailing of notice of the vote by first class mail to all Eligible Policyholders. However, if, after a reasonable effort to locate an Eligible Policyholder, the Company has a reasonable belief that the most recent mailing address of that Eligible Policyholder shown on the records of the Company is an address at which mail to that Eligible Policyholder is undeliverable, then the Company need not mail the notice to that Eligible Policyholder. The notice of vote shall set forth the date, time, place and purpose of the vote. The notice may be combined with the notice of the Superintendent's public hearing referred to in Section 5.4 or such other communications as the Superintendent may approve.

         (b) The notice of vote shall be accompanied or preceded by information about the vote, including a copy of this Plan and a summary of its Exhibits, and any other explanatory information that the Superintendent approves or requires. The notice of vote shall also be accompanied by a form of ballot and, if applicable, a card on which an Eligible Policyholder may indicate a preference to receive cash as consideration under the Plan, if that option is available to that Eligible Policyholder. Beginning on the date that the first notice is mailed pursuant to this Section 5.5(b) and continuing until the Plan Effective Date, the Company shall also make available at its statutory home office located at 10 Krey Blvd., East Greenbush, New York during regular business hours and on its internet web site copies of the notice of vote, this Plan and its Exhibits, including, but not limited to, the Actuarial Contribution Memorandum and the Closed Block Memorandum, each in its entirety, for inspection by Eligible Policyholders and the general public.

         5.6 Policyholder Vote.

         (a) The Company shall hold a vote on the proposal to approve this Plan on the date and at the time and place specified in the notice of vote. If this Plan is approved by at least two-thirds of the votes validly cast, the Company shall promptly submit the appropriate documents and certifications to the Superintendent pursuant to Section 7312(k)(11).

         (b) Each Eligible Policyholder shall be entitled to one vote, in accordance with Section 7312(k), irrespective of the number or amount of Policies owned by the Eligible Policyholder.

         (c) Eligible Policyholders shall cast their votes pursuant to rules established by the Superintendent.

         5.7 Tax Considerations. This Plan shall not become effective unless, on or prior to the Plan Effective Date, the following conditions shall have been met:

         (a) The Company shall have received a favorable opinion of Debevoise & Plimpton, special counsel to the Company, or other nationally-recognized independent tax counsel to the Company, dated as of the Plan Effective Date, addressed to the Board and in form and substance satisfactory to the Company, substantially to the effect that:

                  (i) Policies issued by the Company prior to the Plan Effective Date will not be deemed newly issued, issued in exchange for existing policies or newly purchased for any material federal income tax purpose as a result of the consummation of this Plan;

                  (ii) With respect to any Policy described in Section 7.3(b), the consummation of this Plan, including the crediting of consideration in the form of Policy Credits to such Policy pursuant to Section 7.3, will not:

                           (A) result in any transaction that constitutes a
                  distribution to the employee or beneficiary of the arrangement under Section 72 or 403(b)(11) of the Code, or a designated distribution that is subject to withholding under Section 3405(e)(1)(A) of the Code;

                           (B) adversely affect the favorable tax status of any
                  such Policy which qualifies as a "tax sheltered annuity" or an "individual retirement annuity" within the meaning of Section 403(b), 408(b) or 408A of the Code or give rise to a prohibited transaction, under Section 4975 of the Code, between the individual retirement annuity and the individual for whose benefit it is established, or his of her beneficiary;

                           (C) result in any transaction that requires the
                  imposition of a penalty for a premature distribution under
                  Section 72(t) of the Code or a penalty for excess contributions to certain qualified retirement plans under
                  Section 4973 or 4979 of the Code; or

                           (D) otherwise adversely affect the tax-favored status
                  accorded such Policies under the Code or result in penalties or any other material adverse federal income tax consequences to the holders of such Policies under the Code;

                  (iii) Eligible Policyholders receiving solely Common Stock pursuant to Section 7.3 of this Plan will not recognize income, gain or loss for federal income tax purposes as a result of the consummation of the Plan;

                  (iv) The conversion of the Company from a mutual life insurance company into a stock life insurance company by operation of
         Section 7312 and pursuant to Section 5.2 of this Plan will qualify as a reorganization within the meaning of Section 368(a) of the Code and the Company will be a party to the Reorganization within the meaning of
         Section 368(b) of the Code;

                  (v) The Holding Company will not recognize income, gain or loss for federal income tax purposes as a result of (A) its issuance of Common Stock to Eligible Policyholders; (B) its receipt of shares of common stock of the Company; (C) its cancellation, for no consideration, of its Common Stock previously issued to the Company and held by the Company immediately prior to the Effective Date; or (D) its sale of Common Stock in the IPO for cash, each pursuant to Section 5.2 of this Plan; and

                  (vi) The summary of federal income tax consequences contained in the material provided to Eligible Policyholders pursuant to Section
         5.4 of the Plan, to the extent it describes matters of law or legal conclusions, is, subject to the limitations and assumptions set forth therein, an accurate summary of the material federal income tax consequences to Eligible Policyholders, the Company and its affiliates of the consummation of this Plan under the Federal Income Tax Law in effect on the date of the commencement of the mailing of such information to Eligible Policyholders and remains accurate under the Federal Income Tax Law in effect as of the Plan Effective Date, except for any developments between the date of such mailing and the Plan Effective Date (A) the principal federal income tax consequences of which are, in the opinion of such counsel, accurately described in all material respects in the information provided to Eligible Policyholders or (B) that the Board has determined are not materially adverse to the interests of Eligible Policyholders;

         (b) A copy of the opinion described in this Section 5.7 shall be delivered on or prior to the Plan Effective Date to the Superintendent, together with a statement that the Superintendent shall be entitled to rely upon such opinions as though they were addressed to him in connection with his review of the Plan pursuant to Section 7312.

         5.8 Other Opinions.

         (a) The Company shall have received an opinion of Morgan Stanley & Co., Incorporated, or another nationally-recognized financial advisor, as to the fairness from a financial point of view to the policyholders of the Company who are Eligible Policyholders, taken as a group, of the exchange of the aggregate Policyholders' Membership Interests for shares of Common Stock, cash or Policy Credits in accordance with this Plan, which opinion shall be confirmed as of the Plan Effective Date.

         (b) The Company shall have received an opinion of Mark A. Davis and Duncan Briggs, a principal and a consulting actuary, respectively, with the firm Tillinghast-Towers Perrin, as to certain actuarial matters relating to the allocation of policyholder consideration under this Plan and to the Closed Block, which opinion shall be confirmed as of the Plan Effective Date. The Superintendent shall be entitled to rely upon such actuarial opinion as though it were addressed to him in connection with his review of this Plan pursuant to
Section 7312.

         (c) Copies of the opinions described in Sections 5.8(a) and (b) that are rendered in writing to the Board on the Adoption Date and thereafter to and including the Plan Effective Date relating to this Plan, the IPO and any Other Capital Raising Transaction shall be delivered on or prior to the Plan Effective Date to the Superintendent.

                                   ARTICLE VI

                       POLICY OWNERSHIP AND IN FORCE DATES

         6.1 Determination of Ownership. Unless otherwise stated in this Article VI, the Company shall determine the Owner of any Policy as of any date on the basis of its records as of such date in accordance with the following provisions:

         (a) The Owner of a Policy that is an individual insurance policy or annuity contract (including each Certificate or participation interest deemed to be a Policy pursuant to Section 6.3(b), 6.3(d) or (e)) shall be the Person specified in the Policy as the owner or contract holder unless no owner or contract holder is so specified, in which case:

                  (i) the Owner of a Policy that is an individual policy of life insurance or of accident and health insurance shall be deemed to be the Person insured, if the Policy was issued upon the application of such Person, or the Person who effectuated the Policy, if the Policy was issued on the application of a Person other than the Person insured; and

                  (ii) the Owner of a Policy that is an individual annuity or pure endowment contract shall be deemed to be the Person to whom the Policy is payable by its terms, exclusive of any beneficiaries, contingent owners or contingent payees.

         (b) Except as otherwise provided in Section 6.3, the Owner of a Policy that is a group insurance policy or a group annuity contract shall be the Person or Persons specified in the group or master policy or contract as the policy or contract holder unless no policy or contract holder is so specified, in which case the Owner shall be the Person or Persons to whom or in whose name the group or master policy or contract shall have been issued and held or deemed to have been issued, as shown on the Company's records.

         (c) Notwithstanding Sections 6.1(a) and (b), the Owner of a Policy that has been assigned to another Person by an assignment of ownership thereof absolute on its face and filed with the Company in accordance with the provisions of the Policy and the Company's rules with respect to the assignment of the Policy in effect at the time of such assignment shall be the assignee of such Policy as shown on the records of the Company. Unless an assignment satisfies the requirements specified for such an assignment in this subsection
(c), the determination of the Owner of a Policy shall be made without giving effect to the assignment.

         (d) In no event may there be more than one Owner of a Policy, although more than one Person may constitute a single Owner. When one Policy has more than one Person specified as the Owner or more than one Person who would be treated as an Owner under this Section 6.1, all of these Persons shall be deemed, collectively, to be the single Owner of the Policy.

         (e) Except as otherwise set forth in this Article VI, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in the Policy.

         (f) Subject to Section 6.1(i), the determination of the identity of the Owner of a Policy, including, but not limited to, such determination in any situation not expressly covered by the foregoing provisions of this Section 6.1, shall be made in good faith by the Company on the basis of its records, and, except for administrative errors, the Company shall not have any obligation to examine or consider any other facts or circumstances.

         (g) The mailing address of an Owner as of any date for purposes of this Plan shall be the Owner's most recent address as shown on the records of the Company.

         (h) If the Owner of a Policy as determined under Article VI has died, then the Owner shall be deemed to be the estate or other successor of the Owner.

         (i) Any dispute as to the identity of the Owner of a Policy or the right to vote or receive consideration shall be resolved in accordance with procedures acceptable to the Superintendent and, if applicable, Section 7312(k)(4).

         6.2 In Force Dates.

         (a) Except as otherwise provided in Section 6.3, a Policy shall be deemed to be In Force on any date if (x) as shown on the Company's records on such date, the Issue Date of such Policy is on or prior to that date, and as of that date the required premium, if any, has been received at the Company's administrative office located at 10 Krey Blvd., East Greenbush, New York and (y) the Policy, as shown on the Company's records on that date, has not matured by death or otherwise been surrendered or otherwise terminated. With respect to clause (y), the following special rules shall also apply:

                  (i) a Policy that is a life insurance policy shall be deemed to be In Force after lapse for nonpayment of premiums during any applicable grace period, or other similar period however denominated in such Policy, and, if applicable, for so long as it continues as reduced paid-up insurance or as extended term insurance, on the records of the Company;

                  (ii) a Policy that has been reinstated after not being In Force shall be deemed to be In Force on the date of reinstatement of the reinstated Policy, as shown on the records of the Company, without regard to any prior period during which the Policy was In Force;

                  (iii) a Policy that is a group annuity contract shall not be deemed In Force on any date if on that date the Company has no monies on deposit with respect to such Policy and the Company has no obligations under any individual annuity Certificate issued with respect to such Policy;

                  (iv) a group Policy shall not be deemed to be In Force on any date if on that date the Policy has terminated and the Company's only obligations with respect to such Policy either are (A) to disabled Certificate holders who, in accordance with the terms of the Policy, are eligible for and are receiving benefits or coverage under the Policy, or (B) for unpaid claims incurred under the Policy prior to its termination; and

                  (v) an individual Policy shall not be deemed to be In Force on any date if on that date the Policy has terminated and the Company's only obligations with respect to such Policy are for unpaid claims incurred under the Policy prior to its termination.

         (b) A Policy shall not be deemed to be In Force until it is issued, or deemed issued on the Company's records, and coverage thereunder is in effect, notwithstanding that temporary insurance upon application for such Policy may be In Force prior to the Issue Date.

         (c) Notwithstanding the fact that a new Policy, such as a supplementary contract, has been issued as a result of the exercise of a right under a predecessor Policy, the new Policy shall be deemed to be In Force in accordance with its Issue Date without regard to the Issue Date of the predecessor Policy. However, if the predecessor Policy is registered under the Securities Act, and the Owner of the Policy received as the settlement option a variable payout annuity covered by the same prospectus as the predecessor Policy, then the variable payout annuity (i) shall be deemed to be In Force in accordance with the Issue Date of the predecessor Policy and (ii) shall be deemed to be a Participating Policy if such payout annuity or such predecessor Policy is or was a Participating Policy.

         (d) A Policy shall not be deemed to have matured by death as of any date unless notice of such death has been received by the Company on or prior to that date, as shown on the Company's records. The date of the surrender or lapse of a Policy shall be as shown on the Company's records.

         6.3 Certain Group Policies and Contracts.

         (a) Except as provided in Sections 6.3(b) and 6.3(d), each employer, association or other entity whose employees, participants or members have coverage under any of the Company's group welfare benefit Policies issued to, or deemed to have been issued on the Company's records to, and held by a trust established by, or on behalf of, the Company or to a trust established by, or on behalf of, two or more employers, shall be deemed to be the Owner of a Policy. The Policy shall be deemed to be In Force as of any date, if the employer or entity has requested and has been approved or deemed approved for participation in the trust or coverage is otherwise in effect under the group Policy, and the trust participation or coverage under the group Policy is in effect as of that date, as shown on the Company's records. The trustee of any such trust shall not be an Eligible Policyholder or an Owner.

         (b) Each Certificate described below shall be deemed to be a Policy, the Owner of which shall be determined in accordance with Section 6.1, and that Certificate shall be deemed to be In Force as of any date if, as shown on the Company's records, the exercise of the paid-up option described below occurs on or prior to that date and the effectiveness of the option has not terminated on or before that date. This rule shall apply only to those Certificates held by persons who have exercised a paid-up option under any of the Company's group universal life insurance Policies. Neither the named policyholder of the group Policy pursuant to which such Certificates were issued nor the Owner pursuant to
Section 6.3(a) shall be an Eligible Policyholder or an Owner with respect to the coverage evidenced by such Certificates.

         (c) Each employer, association or other entity whose employees, participants or members are covered under any of the Company's group annuity contracts, other than those specified in Section 6.3(e), issued to, or deemed to have been issued on the Company's records to, and held by a trust established by, or on behalf of, the Company, shall be deemed to be the Owner of a Policy. The Policy shall be deemed to be In Force as of any date, if the employer, association or entity has requested and been approved or deemed approved for participation in such trust, or coverage is otherwise in effect under the group annuity contract, and the trust participation or coverage under the group annuity contract is in effect as of that date, as shown on the Company's records. The trustee of any such trust shall not be an Eligible Policyholder or an Owner.

         (d) Each Certificate that (x) is issued under any of the Company's group Policies issued to, or deemed to have been issued on the Company's records to, and held by a trust established by, or on behalf of, the Company and (y) does not require affiliation by Certificate holders with any particular employer, voluntary employees' beneficiary association or entity in order to have coverage under the group Policy shall be deemed to be (i) a Policy, the Owner of which shall be determined in accordance with Section 6.1, and (ii) In Force as of any date if, as shown on the Company's records, the Certificate's effective date occurs on or prior to that date and the Certificate has not terminated on or before that date. The trustee of any such trust shall not be an Eligible Policyholder or an Owner.

         (e) Each Certificate that is qualified or is intended to be qualified under Section 408 or 408A of the Code (including Roth Individual Retirement Accounts ("IRAs"), SIMPLE IRAs, SEP IRAs and traditional IRAs), Section 403(b) of the Code (tax-sheltered annuities), or Section 72(s) of the Code (tax deferred annuities) and that is issued under any of the Company's group annuity contracts issued to, or deemed to have been issued on the Company's records to, and held by a trust established by, or on behalf of, the Company shall be deemed to be (i) a Policy, the Owner of which shall be determined in accordance with
Section 6.1; and (ii) In Force as of any date if, as shown on the Company's records, such Certificate's effective date occurs on or prior to such date and such Certificate has not terminated on or before such date. The trustee of any such trust shall not be an Eligible Policyholder or an Owner.

         (f) The Company shall, subject to the approval of the Superintendent, determine ownership and In Force rules for any types of group Policies not specifically covered by Section 6.3, if the Company determines that the general provisions of Sections 6.1 and 6.2 are not applicable. These rules shall be applied in a manner that is consistent with the other provisions of this Article VI.

                                  ARTICLE VII

                     ALLOCATION AND PAYMENT OF CONSIDERATION

         7.1 Allocation of Allocable Common Shares.

         (a) The consideration to be given to Eligible Policyholders in exchange for their Policyholders' Membership Interests shall be shares of Common Stock, cash or Policy Credits. Solely for purposes of calculating the amount of this consideration, each Eligible Policyholder's allocation of Allocable Common Shares shall be determined in accordance with this Article VII and the Actuarial Contribution Memorandum.

         (b) Each Eligible Policyholder shall be paid consideration based on the allocation to the Eligible Policyholder of a number of Allocable Common Shares equal to the sum of:

                  (i) a fixed component of consideration equal to 37 shares of Common Stock (subject to proportional adjustment as provided in Section 10.2) (the "Fixed Component"), regardless of the number of Policies owned by such Eligible Policyholder in the same capacity; and

                  (ii) a variable component of consideration equal to the portion, if any, of the Aggregate Variable Component which is allocated in respect of the Qualifying Policies of which the Eligible Policyholder is the Owner on the Adoption Date.

This sum will be rounded to the nearest whole share (with one-half being rounded upward). The Allocable Common Shares shall be allocated first to provide for the number of shares required for the aggregate Fixed Component allocable to all Eligible Policyholders, and the remainder of the Allocable Common Shares shall constitute the Aggregate Variable Component. The Aggregate Variable Component shall be allocated to determine the Variable Equity Shares in respect of the Qualifying Policies in accordance with Section 7.2 and the Actuarial Contribution Memorandum.

         7.2 Allocation of Aggregate Variable Component.

         (a) The Aggregate Variable Component shall be allocated to each Eligible Policyholder in respect of his Qualifying Policies and shall be determined by multiplying the Variable Equity Share determined in accordance with clause (i) below for each Eligible Policyholder by the number of Allocable Common Shares constituting the Aggregate Variable Component.

                  (i) For the purpose of determining the Variable Equity Shares of Qualifying Policies, negative Actuarial Contributions of Qualifying Policies will be adjusted by setting them to zero, subject to Section 7.2(a)(iii). The Variable

         Equity Share for each Eligible Policyholder shall be equal to the sum of the Actuarial Contributions of all of that Eligible Policyholder's Qualifying Policies, as so adjusted, divided by the sum of the Actuarial Contributions of all Qualifying Policies, as so adjusted.

                  (ii) Based on estimates of the historic and future contributions of Qualifying Policies to the Company's surplus, the Company shall make reasonable determinations of the dollar amount of the Actuarial Contribution, both positive and negative, for each Qualifying Policy, according to the principles, assumptions and methodologies set forth in the Actuarial Contribution Memorandum.

                  (iii) If, for the purposes of determining the dividend scales or experience factors of a Qualifying Policy, the experience of different Policies has been combined together or has been transferred from one to another, regardless of whether the Policy from which such experience has been combined or transferred remains In Force, the experience shall be taken into consideration in determining such Qualifying Policy's Actuarial Contribution, as described in the Actuarial Contribution Memorandum.

                  (iv) Each Actuarial Contribution shall be determined on the basis of the Company's records as of the Statement Date, unless the Qualifying Policy shall have been issued after the Statement Date, in which case the Actuarial Contribution for the Qualifying Policy shall be equivalent to the present value as of the Statement Date of its expected future contribution to the surplus of the Company, as estimated by the Company in accordance with the Actuarial Contribution Memorandum.

         (b) As described in the Actuarial Contribution Memorandum, the Actuarial Contribution will be determined for all Qualifying Policies In Force on the Statement Date as the estimated historic contributions to surplus of such Policies accumulated with interest to the Statement Date plus the estimated future contributions to surplus of such Policies, discounted with interest to the Statement Date. The Actuarial Contribution Memorandum was completed in accordance with the principles set forth in this Section 7.2 and provides further details regarding the provisions of Sections 7.1(a), 7.1.(b), 7.2(a) and 7.2(b).

         7.3 Payment of Consideration.

         (a) Except as otherwise provided in Sections 7.3(b), (c), (d) and (e), each Eligible Policyholder shall receive consideration in the form of shares of Common Stock equal to the number of shares allocated, in the aggregate, to such Eligible Policyholder pursuant to this Plan.

         (b) The Eligible Policyholders described below shall receive consideration in the form of Policy Credits with respect to the Policies described below:

                  (i) each individual Owner of a Policy that is an individual retirement annuity within the meaning of Section 408 or 408A of the Code or a tax sheltered annuity within the meaning of Section 403(b) of the Code;

                  (ii) each Owner of a Policy that is an individual annuity contract that has been issued pursuant to a plan qualified under
         Section 401(a) or 403(a) of the Code directly to the plan participant; and

                  (iii) each Owner of a Policy that is an individual life insurance policy that has been issued pursuant to a plan qualified under Section 401(a) or 403(a) of the Code directly to the plan participant.

If any such Policy has matured by death or otherwise been surrendered or terminated after the Adoption Date but prior to the date on which the Policy Credits would have been credited, however, cash in the amount of the Policy Credits shall be paid in lieu of the Policy Credits to the Person to whom the death benefit, surrender value or other payment at termination was made under such Policy.

         (c) The Eligible Policyholders described below shall receive consideration in the form of cash:

                  (i) each Eligible Policyholder who is not required to receive Policy Credits pursuant to Section 7.3(b) and whose address for mailing purposes is shown on the records of the Company to be located outside the States of the United States of America or with respect to whom the Company, after a reasonable effort to locate such Eligible Policyholder, has a reasonable belief that the most recent address for mailing purposes as shown on the Company's records is an address at which mail to such Eligible Policyholder is undeliverable;

                  (ii) each Eligible Policyholder who is not required to receive Policy Credits pursuant to Section 7.3(b), and with respect to whom the Company determines in good faith to the satisfaction of the Superintendent that it is not reasonably feasible or appropriate to provide consideration in the form of Common Stock; and

                  (iii) each Eligible Policyholder who is allocated equal to or fewer than 60 shares of Common Stock and who has affirmatively expressed, on a form approved by the Superintendent and provided to such Eligible Policyholder, which form has been properly completed and received by the Company prior to a date set by the Company, a preference to receive cash in lieu of Common Stock; provided, however, that the Company may, with the prior approval of the

         Superintendent, pay cash to Eligible Policyholders who are allocated more than 60 shares of Common Stock and who have indicated their preference to receive their compensation in the form of cash provided, further, that the amount available for any such cash payments to such Eligible Policyholders who are allocated more than 60 shares of Common Stock shall be distributed by the Company to such Eligible Policyholders in accordance with the number of shares of Common Stock allocated, beginning with such Eligible Policyholders allocated 61 shares of Common Stock and continuing to the highest level of share allocation possible at which cash preferences can be completely satisfied using such amount of available funds.

         (d) If an Eligible Policyholder that is an Owner of more than one Policy is entitled to receive consideration under this Article VII solely in the form of Policy Credits, then the Fixed Component shall be payable only with respect to one of such Policies, which shall be the Policy with the earliest Issue Date. If an Eligible Policyholder that is an Owner of more than one Policy is entitled to receive consideration under this Article VII both in the form of Policy Credits and in the form of cash or shares of Common Stock, then the Fixed Component shall be payable only with respect to one of the Policies for which cash or shares of Common Stock are payable, which shall be such Policy with the earliest Issue Date.

         (e) If consideration is to be paid or credited to an Eligible Policyholder in cash or Policy Credits pursuant to this Plan, the amount of such consideration shall be equal to the number of Allocable Common Shares allocated to the Eligible Policyholder, as determined in accordance with this Article VII, multiplied by the IPO Stock Price. Payment shall be made by check, net of any applicable withholding tax, or by the crediting of a Policy Credit, as the case may be, in accordance with Section 5.2(j).

         (f) In the event that more than one Person constitutes a single Owner of a Policy, consideration allocated in accordance with this Article VII and the Actuarial Contribution Memorandum shall be distributed jointly to or on behalf of such Persons.

         (g) Any cash consideration that the Company is unable to distribute to any Eligible Policyholder shall be retained by the Company and held in a manner that is consistent with its practices for holding undeliverable or unclaimed funds and in compliance with applicable laws and regulations on behalf of that Eligible Policyholder until it escheats in accordance with applicable laws.

         (h) The Holding Company shall establish a commission-free purchase and sale program which shall begin no sooner than the first business day after the six-month anniversary of the Plan Effective Date and no later than the first business day after the twelve-month anniversary of the Plan Effective Date and shall continue in either case for 90 days (and may be extended if the Board of Directors of the Holding Company determines such extension to be appropriate and in the best interest of the Holding Company and its stockholders). The terms and conditions of such purchase and sale program and any amendments, modifications or supplements thereto shall be subject to the prior approval of the Superintendent. Pursuant to such purchase and sale program, each Eligible Policyholder or other stockholder who holds 99 or fewer shares of Common Stock shall have the opportunity to sell at prevailing market prices all, but not less than all, the shares of Common Stock owned by such stockholder, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. The Company shall concurrently offer each stockholder entitled to participate in the commission-free purchase and sale program the opportunity to purchase that number of shares of Common Stock necessary in order to increase such stockholder's holdings to a 100-share round lot, without paying brokerage commissions, mailing charges, registration fees or other administrative or similar expenses. The commission-free purchase and sale arrangements described herein shall be subject to such limitations as are advisable to obtain appropriate no-action relief from the staff of the SEC.

         7.4 ERISA Plans. The Company has applied to the Department of Labor for an exemption (the "DOL Exemption") from Section 406 of ERISA and Section 4975 of the Code with respect to the receipt of consideration pursuant to this Plan by employee benefit plans subject to the provisions of such sections. Notwithstanding any other provision of this Plan, if such exemption is not received prior to the Plan Effective Date, the Company may delay payment of such consideration to those Eligible Policyholders who are subject to such provisions and place such consideration in an escrow or similar arrangement subject to terms and conditions approved by the Superintendent. Any such escrow or arrangement shall provide for payment of such consideration to Eligible Policyholders not later than the third anniversary of the Plan Effective Date and all costs and expenses of such escrow or arrangement shall be borne by the Holding Company.

                                  ARTICLE VIII

                METHOD OF OPERATION FOR DIVIDEND-PAYING BUSINESS

         8.1 Establishment of the Closed Block.

         (a) The Closed Block Business shall be included in the Closed Block to ensure that the reasonable dividend expectations of policyholders who own Policies included in the Closed Block Business are met. As set forth in the Closed Block Memorandum, assets of the Company shall be allocated to the Closed Block in an amount that produces cash flows which, together with anticipated revenue from the Closed Block Business, are reasonably expected to be sufficient to support the Closed Block Business including, but not limited to, provisions for payment of claims and certain expenses and taxes, and to provide for continuation of dividend scales payable in 2000, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes. Subject to the provisions of this Article VIII, all Participating Policies that are part of the Closed Block Business shall continue to be Participating Policies in accordance with their terms.

         (b) The Closed Block Assets are those of the Company's assets, or portions of the Company's assets, that are allocated to the Closed Block as of the Statement Date. Cash and policy loans, accrued interest and due and deferred premiums shall be allocated to the Closed Block as of the Statement Date, as described in the Closed Block Memorandum. The Closed Block Assets and such cash, policy loans, accrued interest and due and deferred premiums shall be brought forward to the Plan Effective Date in accordance with the principles set forth in Section 8.2. The amount of the Company's assets required to support the Closed Block as of the Statement Date is determined as set forth in the Closed Block Memorandum.

         8.2 Operation of the Closed Block.

         (a) After the Statement Date, insurance and investment cash flows from operations of the Closed Block Business, the Closed Block Assets, the cash allocated to the Closed Block and, as described in the Closed Block Memorandum, all other assets acquired by or allocated to the Closed Block shall be received by or withdrawn from the Closed Block in accordance with the principles set forth in this Section 8.2(a).

                  (i) With respect to insurance cash flows:

                           (A) Cash premiums, cash repayments of policy loans
                  and policy loan interest paid in cash on Closed Block Business, and amounts paid for reinstatement of Closed Block policies into the Closed Block shall be received by the Closed Block. Death, surrender and maturity benefits (including interest allowed for delayed payment of benefits) paid in cash, policy loans taken in cash and dividends paid in cash on Closed Block Business shall be withdrawn from the Closed Block.

                           (B) As described in the Closed Block Memorandum, cash
                  shall be withdrawn from the Closed Block in the amount of state and local premium taxes (including guaranty fund assessments and credits and franchise taxes to the extent measured solely by premiums) paid in cash on premiums received in respect of Closed Block Business. Cash payments shall be withdrawn from or received by the Closed Block for state and local income taxes in accordance with the procedures described in the Closed Block Memorandum. Cash payments with respect to certain reinsurance on Closed Block Business, as described in the Closed Block Memorandum, shall be withdrawn from or received by the Closed Block.

                           (C) Cash payments shall be withdrawn from or received
                  by the Closed Block for federal income taxes in accordance with the procedure described in the Closed Block Memorandum.

                           (D) No cash shall be withdrawn from the Closed Block
                  with respect to expenses, other than as provided in Section 8.2(a)(ii), and the Closed Block shall not be charged for any such expense.

                           (E) With respect to Closed Block Business issued
                  after the Statement Date and prior to the Plan Effective Date, an amount of assets equal to the anticipated present value, as of each Policy's Issue Date, of future premiums, less the anticipated present value of future guaranteed benefits, dividends, state and local premium taxes (including guaranty fund assessments and credits and franchise taxes to the extent measured solely by premiums) and state and local income taxes, reinsurance expenses and provision for federal income taxes, all as set forth in the Closed Block Memorandum, shall be withdrawn from the Closed Block.

                           (F) With respect to Policy Credits provided for
                  Policies included in the Closed Block pursuant to Article VII, after the Plan Effective Date, the Company shall transfer to the Closed Block an amount of assets appropriate to reflect the addition of such Policy Credits, as set forth in the Closed Block Memorandum. For this purpose, cash or other Eligible Investments shall be added to the Closed Block in an amount equal to the statutory liabilities with respect to the Policies in the Closed Block receiving Policy Credits, calculated immediately after adding the Policy Credits, less the statutory liabilities with respect to the same Policies, calculated immediately prior to adding the Policy Credits.

                  (ii) With respect to investment cash flows:

                           (A) Cash received on dispositions of investments
                  shall be net of all reasonable and customary brokerage and other transaction expenses that are deducted in reporting gross proceeds of those sales in the Company's Annual Statement to the Superintendent. Cash payments for equity real estate acquired upon foreclosure of, reasonable and customary operating expenses of, and equity real estate taxes (as reported in the Annual Statement) on, any Closed Block assets that are investments in equity real estate shall be withdrawn from the Closed Block.

                           (B) Cash paid for expenses in acquiring an investment
                  shall be withdrawn from the Closed Block to the extent included in the cost of such investment in the Company's Annual Statement to the Superintendent.

                           (C) Investment management expenses shall not be
                  withdrawn from or charged to the Closed Block.

                  (iii) With respect to additional benefits provided under Closed Block Business in accordance with the Class Action Settlement, shortly after such benefits are credited to Closed Block Business, the Company shall transfer to the Closed Block an amount necessary to provide for such benefits, as set forth in the Closed Block Memorandum. In addition, assets shall be added to the Closed Block in connection with any enhancement to Policies included in the Closed Block made in accordance with any legal or other settlement (other than the Class Action Settlement) entered into after the Statement Date, subject to prior approval of the Superintendent when material in relation to the assets in the Closed Block. Cash or other Eligible Investments shall be added to the Closed Block in an amount equal to the statutory liabilities with respect to the Policies in the Closed Block receiving enhancements, calculated immediately after adding the enhancements, less the statutory liabilities with respect to the same Policies, calculated immediately prior to adding the enhancements.

         (b) After the Statement Date the Company shall not acquire any new investments on behalf of the Closed Block other than "Eligible Investments". Subject to the limitations set forth in this Section 8.2(b) below, Eligible Investments are investments of the same asset classes that are allowed for investments made on behalf of the Company's general account. Currently, these include, but are not limited to, both publicly and privately sourced domestic and foreign securities and assets in the categories of government and government agency securities; corporate bonds; mortgage-backed and other asset-backed securities; and commercial mortgage loans; limited or general partnership interests; common and preferred stock (including through investments in mutual funds and index funds); equity real estate; and other equity interests; as well as all participations, components or other interests in any of such investments. Derivatives, collateralized funding, and securities lending may be used by the Company on behalf of the Closed Block to the extent permitted by the laws applicable to the Company.

         Notwithstanding anything to the contrary set forth above, except in connection with a work-out, restructuring, bankruptcy or other reorganization involving an investment acquired in compliance with this Section 8.2(b), the Closed Block shall not invest, at the time the investment is made, directly or indirectly through a partnership as to which the Company or any Company Affiliate possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such partnership, whether through the ownership of voting securities, by contract (except a commercial contract for goods or non-management services) or otherwise, in (and the following shall not be Eligible Investments) (i) real property, or (ii) debt, common or preferred stock, or other equity issued by the Company or any Company Affiliate. For purposes of this Section 8.2(b), no Person shall be deemed to control a partnership solely by reason of being an officer or employee of such partnership.

                  (i) The Closed Block shall be managed so that, at the time any assets of the Closed Block are acquired, a majority of the resulting Closed Block fixed income portfolio will be investment grade, based on ratings of Moody's Investor Services ("Moody's") or comparable ratings. Equity investments shall be acquired giving consideration to market availability, risk characteristics relative to the Closed Block liabilities and the Company's then current best judgment regarding their relative expected returns.

                  (ii) The Closed Block assets shall be managed in the aggregate to seek a high level of return consistent with the preservation of principal and equity and with the principles of this Section 8.2(b).

                  (iii) The Closed Block assets shall reflect the duration and the ability to take risk consistent with the long-term nature of the Closed Block and the investment objectives outlined in Section 8.2(b)(ii).

                  (iv) The Closed Block assets shall be managed in compliance with the New York Insurance Law and other applicable laws and regulations. Closed Block assets shall be managed in good faith and with that degree of care that an ordinarily prudent individual or entity in a like position would use under similar circumstances. The Closed Block shall also be managed, from the investment perspective, as if it were an independent entity apart from the Company, but subject to all of the New York insurance investment laws applicable to the Company, including, but not limited to, the investment limitations set forth in Sections 1405 and 1410 of the New York Insurance Law (as they may be amended from time to time).

                  (v) Any transfer of Closed Block assets between the Closed Block and non-Closed Block segments of the Company, or within the Closed Block, shall be executed primarily for the purpose of benefiting the Closed Block. Every such transfer shall be executed at market price (adjusted for tax effects) as determined in accordance with the Closed Block Investment Guidelines filed with and approved in advance by the Superintendent.

                  (vi) From time to time, the Closed Block may borrow funds if it is expected to benefit the Closed Block. This borrowing may be made from independent external sources or from the Company or any Company Affiliate. Any borrowing by the Closed Block will be at rates no higher than the best rates at which the Company can borrow from an independent external source for loans with comparable terms and conditions.

                  (vii) The Board shall appoint as the Company's Closed Block actuary, a person who is an officer of the Company and a "qualified actuary" pursuant to Section 4217 of the New York Insurance Law (as it may be amended from time to time).

                  (viii) Each year the Closed Block actuary and an investment officer of the Company shall report to the Board or the committee thereof supervising the operation of the Closed Block on the current year's investment strategy for the Closed Block, provide an overview and assessment of the implementation of the investment strategy and the investment results for the Closed Block in the prior year, distribute a copy of the most recent opinion letter regarding the Closed Block signed by the Closed Block actuary, as described in Section 8.2(b)(ix), and discuss that opinion letter.

                  (ix) The Closed Block actuary shall opine annually with respect to the Closed Block:

                           (A) whether the current investment strategy for the
                  Closed Block is appropriate for the Closed Block Business;

                           (B) whether the investment portfolio and the
                  investment activities for the past statement year were consistent with the investment strategy set out at the beginning of such year or, if not, the reasons that any deviation or change in investment strategy was necessary;

                           (C) with reliance on a written opinion from an
                  investment officer of the Company, whether the Closed Block had fair access to Eligible Investments, and Eligible Investments allocated to the Closed Block during the statement year were allocated on a fair and equitable basis compared to allocations made to business segments of the Company that are not part of the Closed Block Business, were in accordance with the Company's policy, if any, regarding allocation among business segments and any investment activity during the statement year between the Closed Block and non-Closed Block segments of the Company, or within the Closed Block, was made in accordance with the principles set forth in this Section 8.2(b);

                           (D) whether any borrowing during the statement year
                  was made in accordance with the principles set forth in this
                  Section 8.2(b); and

                           (E) whether any investment activity during the
                  statement year between the Closed Block and non-Closed Block segments of the Company, or within the Closed Block, was made in accordance with the principles set forth in this Section 8.2(b) and the Closed Block Investment Guidelines filed with and approved in advance by the Superintendent.

                  (x) The Company shall submit to the Superintendent a copy of the most recent opinion described in Section 8.2(b)(ix) and a copy of the materials presented during the most recent year to the Board or the committee thereof supervising the operation of the Closed Block regarding the Provisions of this Section 8.2(b), by May 1 of the year following the year in which the Plan Effective Date occurs and by May 1 of each year thereafter, for so long as the Superintendent may require.

                  (xi) The Company may amend this Section 8.2(b) at any time with the prior approval of the Superintendent.

         (c) The Company shall not permit any transaction between the Closed Block and any other portion of the Company's general account, any of its separate accounts, or any Company Affiliate which, if entered into between the Company and any Company Affiliate, would under Section 1505 of the New York Insurance Law be subject to the Superintendent's prior approval, or prior notice and nondisapproval, without such prior approval or such prior notice and nondisapproval, as the case may be. For purposes of the preceding sentence, in applying the percentages referred to in Section 1505, references to "the insurer's admitted assets" in Section 1505 shall be deemed to refer to admitted assets of the Closed Block. The Company may amend this Section 8.2(c) at any time with the prior written approval of the Superintendent.

                  (d) (i) Dividends on Closed Block Business shall be apportioned annually by the Board or the committee thereof supervising the operations of the Closed Block in accordance with applicable law and with the objective of minimizing tontine effects and exhausting assets allocated to the Closed Block with the final payment upon termination of the last Policy contained in the Closed Block.

                  (ii) The Company shall submit to the Superintendent periodic reports of the operation of the Closed Block. These reports shall include an opinion of an independent actuary who is a "qualified actuary" pursuant to Section 4217 of the New York Insurance Law (as it may be amended from time to time), and shall be submitted by July 1 of the fifth year following the year in which the Plan Effective Date occurs and by July 1 of each fifth year thereafter for so long as the

         Superintendent may require. The actuary shall opine whether the Company, in setting dividend scales for the Closed Block Business, has acted in accordance with the provisions of this Article VIII.

                  (iii) By July 1 of the year following the year in which the Plan Effective Date occurs and by July 1 of each year thereafter for so long as the Superintendent may require, the Company shall submit to the Superintendent, with respect to the prior calendar year in a form and with detail satisfactory to the Superintendent, reports of Closed Block borrowing and investment transfer activities which were effected with the non-Closed Block segments of the Company.

         (e) The Company shall provide as supplemental Schedules to its Annual Statements for each year commencing with the year in which the Plan Effective Date occurs (i) financial Schedules, consisting of the information required by Annual Statement pages 2, 3, 4 and 5, and (ii) investment Exhibits, consisting of the information required by Annual Statement Exhibits A, B, BA, D and E (or comparable information under financial reporting requirements as they may be established from time to time for the Company as a whole by the Superintendent after the Adoption Date), in each case for the Closed Block. By July 1 of the year subsequent to the year being reported, the Company's independent public accountants shall furnish to the Company, and the Company shall submit to the Superintendent, an opinion on the financial statements of the Company, which opinion shall encompass the foregoing financial Exhibits of the Closed Block. Additionally, the Company shall submit to the Superintendent by July 1 of each year a report, prepared at the Company's request by its independent public accountants, in a form acceptable to the Superintendent, of the results of certain procedures, which procedures shall have been approved by the Superintendent, to test the Company's compliance with Sections 8.2(a) and (f). The reporting obligations provided for in this Section 8.2(e) shall continue for so long as the Superintendent may require.

         (f) No amounts shall be withdrawn from or received by the Closed Block for any taxes, including federal, state or local or foreign taxes, resulting from the operations of the Company or any of its subsidiaries prior to the Statement Date. No asset valuation reserve or any increase or decrease therein, or any similar reserve, shall be charged or credited to the Closed Block.

         (g) None of the assets, including the revenue therefrom, allocated to the Closed Block or acquired by the Closed Block shall revert to the benefit of the stockholders of the Company.

         8.3 Guaranteed Benefits. The Company shall pay all guaranteed benefits for Closed Block Business in accordance with the terms of the Policies contained in the Closed Block Business. To the extent provided in this Article VIII, cash shall be withdrawn from the Closed Block in respect of those benefits. The assets allocated to the Closed Block are the Company's assets and are subject to the same liabilities (in the same priority) as all assets in the Company's general account.

         8.4 Other Participating Policies.

         (a) Participating Policies In Force on the Plan Effective Date that are not included in the Closed Block Business (as identified in Exhibit M) shall continue to be Participating Policies to the extent provided by their terms.

         (b) The classes of individual Participating Policies described in clause (i) below shall be managed in accordance with this subsection (b).

                  (i) The classes shall consist of individual Participating Policies and riders that are In Force on the Plan Effective Date, that have any non-guaranteed elements, that are not included in the Closed Block and that fall within the following categories: (A) life insurance policies, (B) medical insurance policies, (C) annuities, and (D) certain blocks of business acquired from other life insurance companies.

                  (ii) The Company shall establish, for each such Policy class,
         (A) objectives based on: (a) a non-guaranteed element, such as an expense charge, mortality charge or investment margin; (b) a long-term loss ratio; or (c) any other appropriate measure of margin; (B) a basis for measuring deviations from such objectives in (A) above; and (C) a method by which any long-term deviations from such basis shall be reflected in the financial treatment of Policies within such class.

                  (iii) Prior to the Plan Effective Date, the Company shall submit a memorandum to the Superintendent setting forth for each of the above Policy/rider classes the bases and methods described in clause
         (ii) of this Section 8.4(b), which bases and methods shall be subject to the approval of the Superintendent. The Company shall not change such bases and methods except with the prior approval of the Superintendent.

                  (iv) Commencing July 1 of the year following the calendar year in which the Plan Effective Date occurs and continuing for so long as the Superintendent may require, the Company shall submit to the Superintendent by July 1 of each year a report as to its compliance with this Section 8.4(b) with respect to the prior calendar year in a form acceptable to the Superintendent.

         (c) The classes of individual Participating Policies described in clause (i) below shall be managed in accordance with this subsection (c).

                  (i) The classes shall consist of individual Participating Policies that are in Force on the Plan Effective Date, have a currently payable dividend scale and are not included in the Closed Block Business.

                  (ii) Prior to the Plan Effective Date, the Company shall submit a memorandum to the Superintendent setting forth for each of the above Policy classes a method for determining the dividend scales of the contracts identified in clause (i) above, which method shall be subject to the prior approval of the Superintendent. The Company shall not change or adjust such methods except with the prior approval of the Superintendent.

                  (iii) Commencing July 1 of the year following the calendar year in which the Plan Effective Date occurs and continuing for so long as the Superintendent may require, the Company shall submit to the Superintendent by July 1 of each year a report as to its compliance with this Section 8.4(c) with respect to the prior calendar year in a form acceptable to the Superintendent.

                                   ARTICLE IX

                  PLAN OF OPERATION; NEW PARTICIPATING BUSINESS

         9.1 Plan of Operation. The Company's Plan of Operation, including 10-year actuarial projections, is set forth in Exhibit K. The Plan of Operation and projections represent the Company's current estimates and expectations based on the assumptions used in their preparation and may change in the future, subject to any required approvals of the Superintendent.

         9.2 New Participating Business. The Company will apply to the Superintendent for a permit to allow the Company to continue issuing for delivery in the State of New York and elsewhere participating policies and contracts after the Plan Effective Date.

                                   ARTICLE X

                              ADDITIONAL PROVISIONS

         10.1 Acquisition of Securities by Certain Officers, Directors and Employees.

         (a) From the Adoption Date until the Plan Effective Date and thereafter until the fifth anniversary of the Plan Effective Date, no officer, director or employee of the

Company, the Holding Company or any Company Affiliate, including their family members and their spouses, shall directly or indirectly offer to acquire or shall acquire in any manner the beneficial ownership of securities of the Company or the Holding Company, unless the acquisition is made: (i) pursuant to The Phoenix Companies, Inc. Directors Stock Plan and The Phoenix Companies, Inc. Stock Incentive Plan, approved by the Superintendent, copies of which are attached as Exhibits I and J, respectively; (ii) as an Eligible Policyholder pursuant to this Plan (provided that acquisitions pursuant to the commission-free purchase and sale program described in Section 7.3(h) are subject to Sections 10.1(a)(iii) and (iv)) or pursuant to the equity plans or arrangements identified in Exhibit N; (iii) by non-officer employees of the Company, the Holding Company or any Company Affiliate, including their family members and their spouses, pursuant to the commission-free purchase and sale program or from a broker or dealer registered with the SEC at the then quoted prices on the date of purchase; or (iv) by officers or directors of the Company, the Holding Company or any Company Affiliate, including their family members and their spouses, at least two years after the Plan Effective Date from a broker or dealer registered with the SEC at the then quoted prices on the date of purchase.

         (b) For purposes of this Section 10.1,

                  (i) the term "beneficial ownership" with respect to any security, means the sole or shared power to vote, or direct the voting of, such security and/or the sole or shared power to dispose, or direct the disposition, of such security;

                  (ii) the term "securities," includes (a) voting securities of any class or any ownership interest having voting power for the election of directors or management, other than securities having such power only by reason of the happening of a contingency; (b) any certificate or subscription existing prior to the Plan Effective Date; or (c) any security convertible (with or without consideration) into any such security, or carrying any warrant or right to subscribe for or purchase any such security, or any such warrant or right; and

                  (iii) the term "family member," includes a brother, sister, spouse, ancestor or descendant of the officer, director or employee.

         10.2 Adjustment of Share Numbers. In order to effect an IPO Stock Price which the Company and the managing underwriters of the IPO deem appropriate, the Company may adjust the number of shares of Common Stock set forth in the definition of Allocable Common Shares. The Company must receive the prior approval of the Superintendent before making any such adjustment. In the event of such an adjustment, the number of Allocable Common Shares to be allocated to each Eligible Policyholder as the Fixed Component of consideration pursuant to
Section 7.1(i) shall be adjusted proportionately, provided, however, that no such adjustment will be made unless it would result, without any rounding, in such number being a whole number.

         10.3 Notices. If the Company complies substantially and in good faith with the requirements of Section 7312 or the terms of this Plan with respect to the giving of any required notice to policyholders, its failure in any case to give that notice to any Person or Persons entitled to that notice shall not impair the validity of the actions and proceedings taken under Section 7312 or this Plan or entitle the Person or Persons to any injunctive or other equitable relief with respect to that notice.

         10.4 Amendment or Withdrawal of Plan. At any time prior to the Plan Effective Date, the Board may amend or withdraw this Plan in accordance with
Section 7312(f). No amendment made after the public hearing or after the vote of Eligible Policyholders may change this Plan in a manner that the Superintendent determines is materially disadvantageous to any policyholder (as defined in Section 7312(a)(2)) unless a further hearing or vote is conducted as provided by
Section 7312(f). Notwithstanding the foregoing, the commission-free purchase and sale program described in Section 7.3(h) may be amended by the Holding Company at any time. Until the first anniversary of the Plan Effective Date, any such amendment to the commission-free purchase and sale program shall be subject to the prior approval of the Superintendent. If the Superintendent approves such amendment, the Company shall notify the Eligible Policyholders as promptly as practicable following such approval.

         10.5 Costs and Expenses. The Company and the Holding Company have delivered to the Superintendent a written undertaking to pay for costs related to this Plan in compliance with Section 7312(p).

         10.6 Governing Law. The terms of this Plan shall be governed by and construed in accordance with the laws of the State of New York.

         10.7 Corrections. The Company may, until the earlier of the mailings required by Sections 5.4 and 5.5, by an instrument executed by its Chairman of the Board, President or any Executive Vice President, attested by its Secretary or Assistant Secretary under its corporate seal (if required) and submitted to the Superintendent, make such modifications of a non-material nature as are appropriate to correct errors, clarify existing items or make additions to correct manifest omissions in this Plan (including the Exhibits). Subject to the terms of this Plan, the Holding Company may issue additional shares of Common Stock and take any other action it deems appropriate to remedy errors or miscalculations made in connection with this Plan.

         10.8 Compliance. The Company shall use commercially reasonable efforts to monitor the compliance of the stockholders of the Holding Company with the 5% limitation set forth in Section 7312(v) of the New York Insurance Law and shall promptly report any violations thereof to the Superintendent.

         IN WITNESS WHEREOF, Phoenix Home Life Mutual Insurance Company, by authority of its Board of Directors, has caused this amendment and restatement of the Plan to be signed by its President and its corporate seal to be affixed hereto attested by its Secretary as of January 26, 2001.


                                           PHOENIX HOME LIFE MUTUAL INSURANCE
                                           COMPANY


[SEAL]                                     By: /S/ Dona D. Young
                                              ---------------------------------
                                               Dona D. Young
                                               President



ATTEST: /S/ John H. Beers
       ---------------------------
        John H. Beers
        Secretary

                                         Exhibit A to the Plan of Reorganization










                             CLOSED BLOCK MEMORANDUM

                                         Exhibit A to the Plan of Reorganization


                             CLOSED BLOCK MEMORANDUM


The objective of the Closed Block is to provide reasonable assurances to owners of policies therein that, after the Plan Effective Date, assets will be available to maintain the dividend scales in effect for 2000 if the experience underlying such scales continues and to implement appropriate adjustments in future dividend scales if such experience changes. In accordance with Article VIII of the Plan of Reorganization, this memorandum sets forth how Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life") will meet the objective regarding the funding of the Closed Block and how the Closed Block will actually operate after it is established with respect to certain charges.

Phoenix Home Life is a mutual life insurance company domiciled in the State of New York. In 1992, Home Life Insurance Company ("Home Life") merged with and into Phoenix Mutual Life Insurance Company ("Phoenix Mutual") with the Home Life in-force block of business thereby becoming part of Phoenix Home Life. At that time, Phoenix Mutual simultaneously changed its name to Phoenix Home Life Mutual Insurance Company. Subsequently, on December 31, 1997, Phoenix Home Life acquired through assumption reinsurance the individual business of Confederation Life Insurance Company ("CLIC"), the CLIC in-force block of business thereby becoming part of Phoenix Home Life.

This Memorandum sets forth the following with respect to the Closed Block:

I.       Basis for Determining Closed Block Funding as of December 31, 1999

II. Liability Assumptions Used in Determining Closed Block Funding - Phoenix Traditional

III. Liability Assumptions Used in Determining Closed Block Funding - Home Life Traditional

IV. Liability Assumptions Used in Determining Closed Block Funding - CLIC Traditional

V.       Asset Assumptions Used in Determining Closed Block Funding

VI. Basis for Charging Certain Expenses, Premium Taxes, and State and local Income Taxes to the Closed Block After the Closed Block Is Established

VII. Basis for Charging Federal Income Taxes to the Closed Block After the Closed Block Is Established.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


I.       BASIS FOR DETERMINING CLOSED BLOCK FUNDING AS OF DECEMBER 31, 1999

The calculation of Closed Block funding results in an amount of initial assets that produces cash flows which, together with anticipated revenue from Closed Block Business, is reasonably expected to be sufficient to: (a) support such business including provision for payment of death claims, surrender benefits, policy loans, and certain expenses and taxes; and (b) provide for the continuation of dividend scales payable in 2000, if the experience underlying such dividend scales continues, and for appropriate adjustments in such scales if the experience changes.

Phoenix Home Life calculated* the actual assets needed to fund the Closed Block as of December 31, 1999, by:

1. building a model that projects insurance cash flows from the liabilities included in the Closed Block as of December 31, 1999 (including interest on, and increases in, policy loans);

2. selecting a test set of starting assets which consist of fixed-income assets; and

3. projecting the cash flows on these assets together with assets purchased by reinvested cash until the Closed Block liabilities all expire, terminate or otherwise mature.

Steps 2 and 3 were repeated iteratively using different test amounts of starting assets until the value of assets remaining after the last policy has expired, terminated or otherwise matured is approximately zero. The calculation of the amount of Closed Block Assets takes into account the requirement that the assets allocated to the Closed Block be in an amount which together with anticipated revenues from the Closed Block business is expected to be sufficient to support such business including, but not limited to, provisions for payment of claims, specified expenses, and taxes, and to provide for the continuation of dividends, in aggregate, with respect to such policies for the life thereof, based upon the dividend scales payable in 2000, if the experience underlying such scales continues, and for appropriate adjustments in such scales if the experience changes.



--------

* A simplified approach was used to calculate the required assets in respect of certain minor items.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


The following describes the three steps of the calculations listed above.

1.       Insurance Cash Flows

         A complete description of policies included in and excluded from the Closed Block is contained in Exhibit B to the Plan. The Closed Block includes Phoenix Home Life's traditional individual participating ordinary life insurance policies with a current dividend scale, including whole life plans, limited pay plans, endowments, and some term products; policies on single and multiple lives are included in the Closed Block. A small number of dividend paying annuity policies are also included in the Closed Block.

         The model of Phoenix Home Life's Closed Block Business was developed from Phoenix Home Life's policy records. Separate models were developed for three sub-lines of traditional participating life business: (1) Phoenix Traditional, which includes business issued by Phoenix Mutual prior to its merger with Home Life and policies issued by Phoenix Home Life since the merger; (2) Home Life Traditional, which includes business issued by Home Life prior to its merger with Phoenix Mutual; and (3) CLIC Traditional, which includes business issued by Confederation Life that was assumed by Phoenix Home Life on December 31, 1997. These three models are referred to collectively as the "primary models".

         The number of in-force policies in the Closed Block as of December 31, 1999 was approximately 466,000. The primary models consist of several thousand model cells. Model cells are defined by plan, rate book, valuation basis, policy loan interest rate, sex, underwriting basis, issue age, and other factors. The primary models also provide for paid-up dividend additions and dividend accumulations as well as certain riders.

         The model also includes aggregate projections for a number of riders and incidental benefits on Closed Block policies such as premium waiver, accidental death benefit, substandard, etc.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


         The model for in-force business was designed to generate pre-Federal Income Tax insurance cash flows defined as follows:

         (a) Cash premiums, plus policy loan interest paid in cash, plus dividends applied to dividend accumulations, to purchase additional insurance and to reduce premiums, minus

         (b)      benefits paid in cash, and all policyholder dividends, minus

         (c) premium taxes, including state and local income taxes, and minus

         (d) the cash increase (or plus the cash repayment) in policy loans.

         Certain aspects of these items are commented upon below:

         a.       Premiums are Assumed to be Received on a Modal Basis.

                  The assumption of modal premiums means that the model assumes certain modal premiums are deferred. Any difference between the model deferred premium asset and the actual deferred premium asset at the outset is recognized in the final validation of the model. Therefore, the Closed Block is funded in part by the amount of the gross deferred and uncollected premiums (less applicable premium taxes and income taxes, if any, on the difference between the model deferred premium asset and the actual deferred premium asset) on Closed Block Business as of December 31, 1999.

         b.       Benefits

                  "Benefits" include death, withdrawal and maturity benefits plus waived premiums. Benefits are assumed to be evenly distributed throughout the year, and to be paid or applied when incurred.

         c.       Taxes Charged According to Recent and Expected Future
                  Experience.

                  For premium taxes and state and local income taxes, the Closed Block will be charged based on the actual experience of Phoenix Home Life. For these items, the model assumes charges developed from Phoenix Home Life's recent experience.

The following table contains a static validation of the primary models. The validation compares certain model-produced amounts on the model start date (December 31, 1999) with the actual inventoried amount.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


STATIC VALIDATION OF PRIMARY MODELS* AS OF DECEMBER 31, 1999 ($MILLIONS)

                                           MODEL                      ACTUAL                MODEL/ACTUAL
Phoenix Traditional
  Face Amount                             49,855.5                   49,860.0                 100.0%
  Annualized Premiums                        710.3                      703.4                 101.0%
  Statutory                                6,360.4                    6,364.7                  99.9%
Reserves/Liabilities

Home Life Traditional
  Face Amount                              5,768.2                    5,777.0                  99.8%
  Annualized Premiums                         80.8                       83.0                  97.4%
  Statutory                                1,559.9                    1,572.0                  99.2%
Reserves/Liabilities

CLIC Traditional
  Face Amount                              2,271.4                    2,271.4                 100.0%
  Annualized Premium                          30.2                       30.8                  98.0%
  Statutory                                  331.1                      338.2                  97.9%
Reserves/Liabilities

Total
  Face Amount                             57,895.2                   57,908.4                 100.0%
  Annualized Premium                         821.2                      817.2                 100.5%
  Statutory                                8,251.4                    8,274.9                  99.7%
Reserves/Liabilities

* Includes base policies plus additional insurance plus dividend accumulations.

Aggregate methods were used to develop the Closed Block funding required for certain riders and other miscellaneous liabilities not included in the primary models. The following table shows the reserves for these items.

MODEL SUMMARY FOR OTHER BENEFITS AND LIABILITIES ($MILLIONS)

BENEFIT                                                 ACTUAL RESERVES
Extended Term Insurance                                     16.9
Accrued Claims                                              22.6
Due and Unpaid Dividends                                     7.7
Premiums Received in Advance                                11.0
Term Riders                                                 17.5
Waiver of Premium                                           64.6

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


MODEL SUMMARY FOR OTHER BENEFITS AND LIABILITIES ($MILLIONS)

BENEFIT                                                 ACTUAL RESERVES
Accidental Death Benefit                                        1.7
Substandard Extra                                              24.2
Term and Group Conversions                                     17.2

Dividend Accumulation Accrued Interest                          2.4
IPC Reserves                                                    2.5
Deficiency and Other Exhibit 8G Reserves                       18.7
Miscellaneous Reserves                                          4.5
                                                              -----
Total                                                         211.5

The following table summaries the previous two tables.

SUMMARY OF MODEL DATA ($MILLIONS)

                                             MODEL             ACTUAL
                                            RESERVES/         RESERVES/           MODEL/
                                           LIABILITIES       LIABILITIES          ACTUAL
Primary Models                              8,251.4           8,274.9              99.7%
Other Benefits and Liabilities                211.5             211.5             100.0%
                                            -------           -------             -----
Total                                       8,462.9           8,486.4              99.7%

Some policies in the Closed Block may receive policy credits (typically PUAs) in the conversion. Cash will be transferred to the Closed Block to pay for these policy credits. Therefore, since policy credits will be funded by separate cash payments to the Closed Block, policy credits have been ignored in the initial funding calculations.

2.       Closed Block Assets

The assets that support Phoenix Home Life's traditional life insurance business, other than policy-related assets such as policy loans, are held in the general account of Phoenix Home Life. These assets consist primarily of investment grade bonds. The Closed Block will be funded initially with all policy loans (including due or accrued interest) on Closed Block Business, all due and deferred premiums on Closed Block Business, and certain assets from the general account of Phoenix Home Life as determined by the calculations described in this section.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


The balance sheet displayed below shows the assets of the Closed Block assumed for funding as of January 1, 2000.

     JANUARY 1, 2000 CLOSED BLOCK
     BALANCE SHEET ($MILLIONS)
     ----------------------------------------------------
     Bonds                                        4,896.1
     Commercial Mortgages                           377.9
     Cash                                             4.9
     Policy Loans                                 1,409.9
     Accrued Investment Income                       64.7
     Net Due & Deferred Premiums                    163.0
                                                 ---------
     Total Assets                                 6,916.5
     Reserves and Liabilities                     8,479.7
     Surplus (Deficit)                           (1,563.2)
                                                 ---------
     Total Liabilities and Surplus                6,916.5

3.       Asset Cash Flows and Federal Income Taxes

         Projected asset cash flows include coupons (or other forms of interest) and any repayments of principal. A yearly default charge (based on estimated default costs) is assumed for the assets initially funding the Closed Block. Investment cash flow is added to insurance cash flow, and Federal Income Taxes for the period (calculated as discussed below) are subtracted from the cash flow. The net cash flow is then assumed to be reinvested at gross interest rates that underlie the current dividend scale. The reinvestment rates were determined after deducting a provision for estimated default costs.

         The calculation described here was performed iteratively, using various test amounts of assets until the surplus of the Closed Block was approximately zero after the last policy has expired, terminated or otherwise matured.

         Federal Income Taxes in each period were calculated as follows:

         1. The tax basis profit or loss associated with Closed Block activities was calculated. This consists of the statutory income effect of insurance cash flows (adjusted to a tax basis by substituting tax reserves for statutory reserves and excluding dividend apportionment

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


                  liability), investment income on policy loans, investment income on initial Closed Block assets and investment income on reinvestments in the Closed Block.

         2. The tax effect of Section 848 ("DAC tax") was calculated based on life insurance premiums for the insurance cash flow model for 2000 and later. Reversals of this tax, as provided for under current law (including reversals of the 1990 through 1999 DAC tax attributable to Closed Block business) were reflected over the statutory ten-year period.

         3. The tax on (1) and (2) above was calculated as 35% of the tax base.

II. LIABILITY ASSUMPTIONS USED IN DETERMINING CLOSED BLOCK FUNDING - PHOENIX TRADITIONAL

The Phoenix Traditional ordinary business consists of participating permanent and term policies issued from the early 1920s through the present with unit-based guaranteed cash values set in accordance with the Standard Nonforfeiture Law. Both single and multi-life policies are in the in-force population, and a variety of endowments, death benefits and premium payment options have been offered over time. Sex distinctions have been made since 1963, and discounts for nonsmokers have been offered for policies issued since 1965. A small proportion of substandard risks has been insured, generally at higher premium rates.

Premium levels have generally been fixed at issue for most permanent and term plans. Ancillary benefits (e.g., disability waiver, accidental death) with small, fixed premiums and minimal surrender values have also been available with most base life insurance plans. Policyholders may elect to receive dividends in cash, accumulate dividends with interest, apply dividends to reduce premiums or apply them towards the purchase of additional insurance. Term policies generally have a period of time to convert to permanent coverage without providing evidence of insurability. Additional guaranteed insurability rights have been granted to individuals covered under group plans. Policies on nonforfeiture may be converted to dividend-paying reduced paid-up insurance, guaranteed cost extended term insurance ("ETI") or continue as premium paying business through automatic premium loans.

The factors comprising the assumed experience underlying the calculation of Closed Block funding for the Phoenix Traditional business are as follows:

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Mortality

Mortality rates are generally expressed as percentages of the 1975-1980
Basic Mortality Tables. The percentages vary by gender, smoking status and issue era.

For single life policies, the percentages were developed from the most recent mortality study performed by the Company at the time the 2000 dividend scales were set. This study covers experience over the five-year period from 1994 to 1998.


For multi-life contracts, mortality rates were based on a combination of recent experience data and pricing assumptions.

The Phoenix Traditional business includes a block of corporate owned life insurance ("COLI") policies issued between 1997 and 1999 on a guaranteed basis. No credible mortality experience is available for this business. Assumed mortality rates for these policies are based on the reinsurance premium rates charged to Phoenix for this business.

Policy Persistency

The lapse assumptions used in the Closed Block funding are generally based on recent lapse experience for Phoenix Traditional business. The assumptions vary by type of policy and duration since issue.

In general, lapse assumptions for single life policies were developed from a lapse study performed by the Company covering the period 1996 to 1998. The exception to this statement is term insurance plans issued since 1996, for which there is insufficient credible lapse experience data available. The lapse assumptions for these plans are based on pricing assumptions.

Lapse assumptions for multi-life and COLI policies are based on pricing assumptions.

The lapse studies performed by the Company include conversions to reduced paid-up insurance or ETI within the definition of "lapse". For modeling purposes, all lapses are assumed to be paid in cash.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Excess Lapses on Paid-up Additions and Dividend Accumulations

In addition to the lapses/surrenders included in the above descriptions, excess withdrawals on paid-up addition and dividend accumulation balances were assumed, based on recent experience. Such withdrawals are generally made to cover premiums due.

Term Conversions

A policyholder exercising a conversion option under a policy included in the Closed Block will be issued a new policy, assumed to be outside of the Closed Block, and the original term policy will terminate. The lapse assumptions described above do not include a provision for policies lapsing due to the exercise of a conversion option. No additional decrement for term conversions is assumed because these conversions are minimal.

The December 31, 1999 term conversion reserves held on account of additional mortality expected from policies converted prior to January 1, 2000 and converted to policies included in the Closed Block were modeled as a miscellaneous liability as described below.

Policy Loan Utilization

Policy loan utilization rates were developed as of December 31, 1999 from historical data for Phoenix Traditional business. Loan balances were projected as a level percent of total policy cash value including paid-up additions and dividends left to accumulate. Dividend credited interest rates vary by loan interest rate and policy type (certain policies were designed to maximize the loan amount available). Therefore, utilization percentages were calculated separately by loan interest rate and policy type. Variable loan rates charged were projected at 7.61% for 2000 and 7.78% thereafter, consistent with rates in effect on December 31, 1999. Where appropriate, dividends were adjusted based on loan utilization.

Dividends

Dividends reflect the 2000 scale for dividends payable subsequent to January 1, 2000, including terminal dividends.

Terminal dividends are paid on death, surrender and maturity for most Phoenix Traditional single life business and some multi-life business. Pro-rata policy dividends are paid on deaths, but not on surrenders.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Dividend Option Utilization

Dividend option utilization rates vary by product type and issue year and were developed from actual data as of December 31, 1999.

It was assumed that 100% of dividends on paid-up additions are applied to purchase paid-up additions.

Expenses and Taxes (other than Federal Income Tax)
The only expenses considered in the model for the Closed Block are state and local premium and income taxes, which are assumed to equal 1.81% of cash premiums based on recent experience.

Commissions

Commissions will not be charged to the Closed Block and none has been assumed in the funding calculations.

Reserves

Terminal reserves and net premium factors were either input or calculated for each model cell based on the valuation basis and method. Year end reserves are calculated as mean reserves.

Tax Reserves

Terminal tax reserves and net premium factors were either input or calculated for each model cell based on the valuation basis and method. Year-end tax reserves are calculated as mean reserves.

Federal Income Tax

Federal Income Tax was calculated assuming a tax rate of 35% and reflects the difference between statutory reserves and tax reserves as described previously. Changes in dividend apportionment liability were assumed to affect statutory income but not taxable income. Differences between the tax and statutory values on assets in the Closed Block were reflected. The equity tax rate was assumed to be zero.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


In calculating the DAC tax, the following assumptions were made:

a. Dividends used to purchase term or permanent paid-up additions are not treated as premiums for DAC.

b. Dividends applied to dividend accumulations are not treated as premiums for DAC.

c. Dividends used to reduce premiums are treated as deductible for the DAC tax.

The DAC proxy tax was calculated by deferring expenses of 7.7% of life premiums less dividends used to reduce premiums. The DAC amortization period is ten years.

Reinsurance Ceded

Since late 1998, Phoenix Home Life has ceded approximately 80% of the mortality risk on Phoenix Traditional business via a series of first-dollar quota share, yearly renewable term ("YRT") reinsurance treaties. Cash flows associated with these treaties will be charged or credited to the Closed Block. Such cash flows were reflected in the Closed Block funding calculations, generally by assuming a net reinsurance cost equal to a percentage of reinsurance premiums payable.

The Phoenix Traditional business is also subject to excess of retention reinsurance. The projected net cost of this reinsurance was reflected in the Closed Block funding calculations.

Miscellaneous

The vast majority of the Closed Block funding was calculated based on detailed cell based models using the assumptions described above. Alternative methods of funding were developed for other smaller Closed Block liabilities and are summarized below.

-        Aggregate Simplified Models

         Simplified single cell models were developed to calculate Closed Block funding for Waiver of Premium, Accidental Death Benefit and Term Riders. For each of these, recent data were used to develop high level assumptions to estimate insurance cash flows, including the run-off of existing reserve balances. Premium tax and Federal Income Tax were calculated using the assumptions outlined above. Funding amounts were calculated using a discount rate equal to the after-tax reinvestment rate.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


-        Liabilities Funded based on Modeled Funding Ratio

         For some liabilities, funding is expected to be similar to that of the modeled liabilities and was calculated by applying the modeled funding ratio to the liability balance. Such liabilities include:

         - Substandard Reserves

         - Term and Group Conversion Reserves

         - Dividend Accumulation Accrued Interest

         - Miscellaneous Reserves.

-        Liabilities Funded at 100%

         These liabilities include items where cash flow equal to the reserve balance is anticipated to be paid in the near term. This would include:

         - Advance Premiums (reduced or netted with premium tax already paid on these premiums)

         - Dividends Due and Unpaid

         - Uncollected Premiums (net of premium tax and Federal Income Tax)

         - Accrued Claims.

         Extended term insurance policies and a small block of term policies for which there is not a currently payable dividend scale were also funded at 100% of the reserve balance.

-        Liabilities Funded at 0%

         These liabilities include items for which there is no associated cash flow, or the cash flow is reflected elsewhere in the models. Such liabilities include:

         - Immediate Payment of Claim (IPC) Reserves

         - Deficiency Reserves

         - Other Exhibit 8G Reserves.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization



III. LIABILITY ASSUMPTIONS USED IN DETERMINING CLOSED BLOCK FUNDING - HOME LIFE TRADITIONAL

The Home Life Traditional ordinary business consists of participating permanent and term policies issued from the early 1920s through 1992 (the year of the merger between Phoenix Mutual and Home Life) with unit-based guaranteed cash values set in accordance with the Standard Nonforfeiture Law. The in-force population is comprised almost entirely of single life policies, and a variety of endowments, death benefits and premium payment options have been offered over time. Sex distinctions have been made since 1964, and discounts for nonsmokers have been offered since 1969. A small proportion of substandard risks has been insured, generally at higher premium rates.

Premium levels have generally been fixed at issue for most permanent and term plans. Ancillary benefits (e.g., disability waiver, accidental death) with small, fixed premiums and minimal surrender values have also been available with most base life insurance plans. Policyholders may elect to receive dividends in cash, accumulate dividends with interest, apply dividends to reduce premiums or apply them towards the purchase of additional insurance. Term policies generally have a period of time to convert to permanent coverage without providing evidence of insurability. Additional guaranteed insurability rights have been granted to individuals covered under group plans. Policies on nonforfeiture may be converted to dividend-paying reduced paid-up insurance, guaranteed cost extended term insurance ("ETI") or continue as premium paying business through automatic premium loans.

The factors comprising the assumed experience underlying the calculation of Closed Block funding for the Home Life Traditional business are as follows:

Mortality

Mortality rates are expressed as percentages of the 1975-1980 Basic
Mortality Tables. The percentages vary by gender, smoking status and issue era.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Mortality studies of the Home Life Traditional business are unavailable. Closed Block funding assumptions were based on the corresponding Phoenix Traditional assumptions, adjusted to reflect differences in aggregate recent experience between Home Life Traditional and Phoenix Traditional business.

Policy Persistency

The lapse assumptions used for Home Life Traditional business vary by type of policy (permanent versus term) and duration since issue.

The lapse rates are based on assumptions used in an actuarial appraisal of the Home Life business performed at the time of the merger in 1992, adjusted to reflect aggregate recent lapse experience for Home Life Traditional business. Detailed lapse studies of this business are unavailable. All lapses are assumed to be paid in cash.

Excess Lapses on Paid-up Additions and Dividend Accumulations

No excess withdrawals on paid-up addition and dividend accumulation balances were assumed for Home Life Traditional business. The predominant reason for excess withdrawals is to fund premium payments and this activity is not significant for Home Life business.

Term Conversions

A policyholder exercising a conversion option under a policy included in the Closed Block will be issued a new policy, assumed to be outside of the Closed Block, and the original term policy will terminate. The lapse assumptions described above include a provision for policies lapsing due to the exercise of a conversion option. Therefore, no additional decrement for term conversions is required.

The December 31, 1999 term conversion reserves held on account of additional mortality expected from policies converted prior to January 1, 2000 and converted to policies included in the Closed Block were modeled as a miscellaneous liability as described below.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Policy Loan Utilization

Policy loan utilization rates were developed using actual data as of December 31, 1999. Loan balances were projected as a level percent of total policy cash value including paid-up additions and dividends left to accumulate. Dividend credited interest rates vary by loan interest rate.

Therefore, utilization percentages were calculated separately for each loan interest rate. Variable loan rates charged were projected at 7.61% for 2000 and 7.78% thereafter, consistent with rates in effect on December 31, 1999. Where appropriate, dividends are adjusted based on loan utilization.

Dividends

Dividends reflect the 2000 scale for dividends payable subsequent to January 1, 2000, including terminal dividends.

Terminal dividends are paid on death, surrender and maturity for Home Life Traditional business. Pro-rata policy dividends are paid on deaths for policies issued prior to approximately 1948, but not on surrenders or on deaths for policies issued after this date.

Dividend Option Utilization

Dividend option utilization rates vary by product type and issue year and were based on actual data as of December 31, 1999.

It was assumed that 100% of dividends on paid-up additions are applied to purchase paid-up additions.

Expenses and Taxes (other than Federal Income Tax)

The only expenses considered in the model for the Closed Block are state and local premium and income taxes, which are assumed to equal 1.81% of cash premiums based on recent experience.

Commissions

Commissions will not be charged to the Closed Block and none has been assumed in the funding calculations.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Reserves

Terminal reserves and net premium factors were either input or calculated for each model cell based on the valuation basis and method. Year end reserves are calculated as mean reserves.

Tax Reserves

Terminal tax reserves and net premium factors were either input or calculated for each model cell based on the valuation basis and method. Year-end tax reserves are calculated as mean reserves.

Federal Income Tax

Federal Income Tax was calculated assuming a tax rate of 35% and reflects the difference between statutory reserves and tax reserves as described previously. Changes in dividend apportionment liability were assumed to affect statutory income but not taxable income. Differences between the tax and statutory values on assets in the Closed Block were reflected. The equity tax rate was assumed to be zero.

In calculating the DAC tax, the following assumptions were made:

a. Dividends used to purchase term or permanent paid-up additions are not treated as premiums for DAC.

b. Dividends applied to dividend accumulations are not treated as premiums for DAC.

c. Dividends used to reduce premiums are treated as deductible for the DAC tax.

The DAC proxy tax was calculated by deferring expenses of 7.7% of life premiums less dividends used to reduce premiums. The DAC amortization period is ten years.

Reinsurance Ceded

A small amount of excess reinsurance applies to Home Life Traditional business. The projected net cost of this reinsurance was reflected in the Closed Block funding calculations.

The first-dollar quota share reinsurance treaties that cover Phoenix Traditional and CLIC Traditional business do not cover the Home Life Traditional business.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Miscellaneous

The vast majority of the Closed Block funding was calculated based on detailed cell based models using the assumptions described above. Alternative methods of funding were developed for other smaller Closed Block liabilities and are summarized below.

-        Aggregate Simplified Models

         Simplified single cell models were developed to calculate Closed Block funding for Waiver of Premium, Accidental Death Benefit and Term Riders. For each of these, recent data were used to develop high level assumptions to estimate insurance cash flows, including the runoff of existing reserve balances. Premium tax and Federal Income Tax were calculated using the assumptions outlined above. Funding amounts were calculated using a discount rate equal to the after-tax reinvestment rate.

-        Liabilities Funded based on Modeled Funding Ratio

         For some liabilities, funding is expected to be similar to that of the modeled liabilities and was calculated by applying the modeled funding ratio to the liability balance. Such liabilities include:

         - Substandard Reserves

         - Term and Group Conversion Reserves

         - Dividend Accumulation Accrued Interest

         - Miscellaneous Reserves.

-        Liabilities Funded at 100%

         These liabilities include items where cash flow equal to the reserve balance is anticipated to be paid in the near term. This would include:

         - Advance Premiums (reduced or netted with premium tax already paid on these premiums)

         - Dividends Due and Unpaid

         - Uncollected Premiums (net of premium tax and Federal Income Tax)

         - Accrued Claims.

         Extended term insurance policies were also funded at 100% of the reserve balance.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


-        Liabilities Funded at 0%

         These liabilities include items for which there is no associated cash flow, or the cash flow is reflected elsewhere in the models. Such liabilities include:

         - Immediate Payment of Claim (IPC) Reserves

         - Deficiency Reserves

         - Other Exhibit 8G Reserves.

IV. LIABILITY ASSUMPTIONS USED IN DETERMINING CLOSED BLOCK FUNDING - CLIC TRADITIONAL

The CLIC Traditional ordinary business consists of participating permanent and term policies assumed by Phoenix Home Life on December 31, 1997. At the time of acquisition, CLIC single life, traditional, dividend-paying policies were converted to a Phoenix Home Life interest sensitive whole life policy form. Since this contract does not pay dividends, these policies are excluded from the Closed Block. The majority of multi-life CLIC traditional, dividend-paying policies were converted to a Phoenix Home Life traditional, dividend-paying policy form. These policies are included in the Closed Block. A small number (approximately 50) of the CLIC multi-life policyholders declined to convert to the Phoenix multi-life, dividend-paying policy form and their policies continue to be based on the structure of the original CLIC policies. However, there is no expectation that dividends will be paid in the future for these policies. The non-converting policies are included in the Closed Block for administrative convenience.

The factors comprising the assumed experience underlying the calculation of Closed Block funding for the CLIC Traditional business are as follows:

Mortality

Mortality rates are expressed as percentages of the 1975-1980 Basic
Mortality Tables. The percentages vary by policy type, smoking status and issue era.

The percentages were developed from aggregate experience for CLIC business over the period 1995 to 1999.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Policy Persistency

The ultimate lapse assumptions used for CLIC Traditional business are the assumptions used by Phoenix Home Life in setting the current dividend scales. These rates vary by policy type (permanent versus term), but not by policy duration. The rates are based on those used by Phoenix Home Life to price the CLIC acquisition.

Prior to Phoenix Home Life's acquisition of this business, a moratorium on surrenders had been in effect for over three years. The moratorium continued for six months following the acquisition and was then lifted. Phoenix Home Life anticipated that lapse rates would be temporarily high for a period following expiry of the moratorium. Actual lapse experience during the second half of 1998 and 1999 was significantly higher than implied by the ultimate lapse assumptions. The lapse rates used for Closed Block funding are based on the assumption that lapse experience will improve from the levels observed in 1998 and 1999 to the ultimate rates over the period 2000 to 2003.

Excess Lapses on Paid-up Additions and Dividend Accumulations

In addition to the lapses/surrenders included in the above descriptions, excess withdrawals on paid-up addition balances were assumed, based on recent experience. There are virtually no dividend accumulation balances attached to CLIC Traditional policies, therefore no excess dividend accumulation lapse assumption was required.

Term Conversions

The lapse assumptions for CLIC Term business are based on the original appraisal work. There is no explicit provision for policies lapsing due to the exercise of a conversion option. However, due to the size of the CLIC Term business, conversions are expected to be minimal.

Policy Loan Utilization

Policy loan utilization rates were developed using actual data as of December 31, 1999. Loan balances were projected as a level percent of total policy cash value including paid-up additions and dividends left to accumulate. Variable loan rates charged were projected at 7.61% for 2000 and 7.78% thereafter, consistent with rates in effect on December 31, 1999.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Dividends

Dividends reflect the 2000 scale for dividends payable subsequent to January 1, 2000.

Terminal dividends are not currently paid for CLIC Traditional business. Pro-rata policy dividends are paid on deaths, but not on surrenders.

Dividend Option Utilization

Dividend option utilization rates vary by product type and were based on actual data as of December 31, 1999.

It was assumed that 100% of dividends on paid-up additions are applied to purchase paid-up additions.

Expenses and Taxes (other than Federal Income Tax)

The only expenses considered in the model for the Closed Block are state and local premium and income taxes, which are assumed to equal 1.81% of cash premiums based on recent experience.

Commissions

Commissions will not be charged to the Closed Block and none has been assumed in the funding calculations.

Reserves

Terminal reserves and net premium factors were either input or calculated for each model cell based on the valuation basis and method. Year end reserves are calculated as mean reserves.

Tax Reserves

Terminal tax reserves and net premium factors were either input or calculated for each model cell based on the valuation basis and method. Year-end tax reserves are calculated as mean reserves.

Federal Income Tax

Federal Income Tax was calculated assuming a tax rate of 35% and reflects the difference between statutory reserves and tax reserves as described previously. Changes in dividend apportionment liability were assumed to affect statutory income but not taxable income.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Differences between the tax and statutory values on assets in the Closed Block were reflected. The equity tax rate was assumed to be zero.

In calculating the DAC tax, the following assumptions were made:

a. Dividends used to purchase term or permanent paid-up additions are not treated as premiums for DAC.

b. Dividends applied to dividend accumulations are not treated as premiums for DAC.

c. Dividends used to reduce premiums are treated as deductible for the DAC tax.

The DAC proxy tax was calculated by deferring expenses of 7.7% of life premiums less dividends used to reduce premiums. The DAC amortization period is ten years.

Reinsurance Ceded

Since January 1, 1998, Phoenix Home Life has ceded approximately 80% of the mortality risk on CLIC Traditional business via a series of quota share, yearly renewable term ("YRT") reinsurance treaties. Cash flows associated with this arrangement will be charged or credited to the Closed Block. Such cash flows were reflected in the Closed Block funding for this business.

The CLIC Traditional business is not subject to any other reinsurance agreements.

Miscellaneous

The vast majority of the Closed Block funding was calculated based on detailed cell based models using the assumptions described above. Alternative methods of funding were developed for other smaller Closed Block liabilities and are summarized below.

-        Aggregate Simplified Models

         Simplified single cell models were developed to calculate Closed Block funding for Waiver of Premium, Accidental Death Benefit and Term Riders. For each of these, recent data was used to develop high level assumptions to estimate insurance cash flows, including the runoff of existing reserve balances. Premium tax and Federal Income Tax were calculated using the assumptions outlined above. Funding amounts were calculated using a discount rate equal to the after-tax reinvestment rate.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


-        Liabilities Funded based on Modeled Funding Ratio

         For some liabilities, funding is expected to be similar to that of the modeled liabilities and is calculated by applying the modeled funding ratio to the liability balance. Such liabilities include:

         - Substandard Reserves

         - Miscellaneous Reserves.

-        Liabilities Funded at 100%

         These liabilities include items where cash flow equal to the reserve balance is anticipated to be paid in the near term. This would include:

         - Advance Premiums (reduced or netted with premium tax already paid on these premiums)

         - Dividends Due and Unpaid

         - Uncollected Premiums (net of premium tax and Federal Income Tax)

         - Accrued Claims.

         The small block of policies that continue to be based on the structure of the original CLIC policies were also funded at 100% of the reserve balance.

-        Liabilities Funded at 0%

         These liabilities include items for which there is no associated cash flow, or the cash flow is reflected elsewhere in the models. Such liabilities include:

         - Immediate Payment of Claim (IPC) Reserves

         - Deficiency Reserves

         - Other Exhibit 8G Reserves.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


V.       ASSET ASSUMPTIONS USED IN DETERMINING CLOSED BLOCK FUNDING

The asset assumptions used in the calculation of Closed Block funding are as follows:

Default Costs

Default costs are assessed by reducing asset investment income each year. Projected default costs for the assets included in the Closed Block as of January 1, 2000 are shown below.


                                                                      APPROX.              ANNUAL DEFAULT
                                               NAIC                    MOODY                   CHARGE
               ASSET                          RATING                   RATING              (BASIS POINTS)
BONDS                                           1                   A and higher                 4
                                                2                       Baa                     20
                                                3                        Ba                    101
COMMERCIAL MORTGAGES                           All                      All                     40

Calls and Prepayments

No calls were projected for public callable bonds, and the overall book yields and coupon rates have been reduced to reflect the cost of the call option. The reduction in yields is reflected by increasing the asset default assumption, from the table above, for all bonds.

Prepayments for mortgage-backed securities were projected using an industry-recognized proprietary prepayment model (CMS Bondedge).

Private placement bonds were treated as noncallable for cash flow modeling purposes because they include make-whole provisions which compensate the investor for early repayment.

Mortgage prepayments were not modeled because most of the commercial mortgages held by Phoenix Home Life include lockout and yield maintenance provisions based on treasury flat discount rates, which compensate the investor for prepayment.

Yield Curve

For the purpose of generating prepayments for mortgage-backed securities, a continuation of the December 31, 1999 yield curve was assumed.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


Investment Expenses

Internal investment management expenses will not be charged to the Closed Block and were not reflected in the Closed Block funding calculations.

Reinvestment Rates

Separate reinvestment rates were developed for the three sub-lines of Closed Block business, as shown below. In each case, the reinvestment rate is the gross investment return rate (net of a provision for defaults) underlying the current dividend scale.

         Sub-line                   Reinvestment Rate
         --------                   -----------------
         Phoenix Traditional              7.626%
         Home Life Traditional            7.690%
         CLIC Traditional                 7.040%

VI. BASIS FOR CHARGING CERTAIN EXPENSES, PREMIUM TAXES, AND STATE AND LOCAL INCOME TAXES AFTER THE CLOSED BLOCK IS ESTABLISHED

Cash shall be withdrawn from the Closed Block for certain charges and taxes in accordance with the following criteria:

Premium Tax

State and local premium tax and franchise tax and any similar tax imposed now or in the future in addition to or in lieu of the existing taxes will be charged to the Closed Block. The Closed Block will also be charged for guaranty assessments and receive any applicable benefit from these guaranty assessment credits against premium tax. The taxes and assessments charged to the Closed Block for each year will be based on the incurred liability for these taxes and assessments reported each year in the Annual Statement. The above taxes will be allocated to the Closed Block using a methodology that reflects the proportion of total premiums contained in the Closed Block.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


State and Local Income Tax

The Closed Block will be charged for all applicable state and local income tax, value-added tax or similar tax imposed now or in the future. The taxes charged to the Closed Block for each year will be based on the incurred liability for these taxes reported each year in the Annual Statement. The above taxes will be allocated to the Closed Block using a methodology that reflects the proportion of total premiums contained in the Closed Block.

Charges with Respect to Closed Block Policies Issued after December 31, 1999

Funding adjustment charges for new policies issued on or after the Closed Block Funding Date (January 1, 2000) but before the Effective Date will be deducted. Such charges shall be as adopted by the Board of Directors of Phoenix Home Life and as approved by the New York Superintendent. The charges will vary by product and will be expressed as a combination of dollars per unit of face amount issued, plus percentage of paid-up addition premium issued.

Funding adjustment charges represent the estimated excess of the present value of premiums over the present value of benefits (including dividends) plus those expenses to be charged to the Closed Block. These are the amounts that would not be necessary to fund for if the business were already in force on January 1, 2000.

Settlements of Class Action Litigation

The Company has settled the class action lawsuit in Michels et al vs. Phoenix Home Life Mutual Insurance Company filed in New York State Supreme Court in Albany, New York in September 1995 ("Michels"). This suit alleged improper sales practices including "Vanishing Premium", "Retirement Claims" and "Replacement Claims". The details of that settlement are contained in the Stipulation of Settlement, as amended, approved by the court on August 6, 1996. The settlement of the Michels case requires various policy enhancements both as part of the General Policy Relief ("GPR") and as part of Alternative Dispute Resolution ("ADR"). Some of the policies awarded this relief will be in the Closed Block.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


The general principle that has been followed in establishing and funding the Closed Block is that the expenses of litigation settlement are not a charge to the Closed Block, and no additional funding has been provided for those expenses. However, for simplicity of accounting, certain amounts should be paid from the Closed Block or added to policies in the Closed Block. For all such relief granted, the Company will pay cash to the Closed Block at the end of each calendar quarter to reflect all relief granted during that quarter, plus interest, so that the Closed Block is made whole. This leaves the Company, rather than the Closed Block, carrying the risk that the cost of settling this litigation may ultimately be more than the current litigation reserves.

Closed Block Policies Receiving Policy Credits

As soon as practical after the Effective Date, the Company will contribute to the Closed Block assets with a value equal to the value of those policy credits, plus interest, expressed in cash terms, granted with respect to Closed Block policies.

Funding Level Adjustments

In the event that, subsequent to the establishment of the Closed Block, errors are discovered in the initial funding calculations, or the data underlying such calculations, such that the amount of initial assets set forth in this Closed Block Memorandum is less than the amount that would had resulted had the errors not occurred, then, as soon as practical after the Effective Date, the Company will contribute to the Closed Block assets with a value equal to the amount of the initial asset shortfall, plus interest.

VII. BASIS FOR CHARGING FEDERAL INCOME TAXES TO THE CLOSED BLOCK, AFTER THE CLOSED BLOCK IS ESTABLISHED

There is no intention that this section will have any impact on the overall tax liabilities of Phoenix Home Life.

A.       Computation of Federal Tax Liability of Closed Block

         A Federal Income Tax liability will be determined for the Closed Block Business as if the Closed Block were a separate insurance company with the same character as Phoenix Home Life under the Internal Revenue Code ("IRC") (having only those items, and amounts, of income, gain, loss and expense as are provided for in the Plan of Reorganization or in Section

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


         III above) filing separate Federal tax returns for each taxable year after the Closed Block Funding Date. Items such as expenses not charged to the Closed Block are ignored for the calculation of tax to be charged to the Closed Block. Both charges for any foreign income taxes and foreign income tax credits against the Federal Income Tax are recognized and allocated. This hypothetical Closed Block tax calculation will be based on the following:

         1. The tax rate will be the applicable maximum corporate income tax rate or rates to which Phoenix Home Life is subject for the year in question on capital gains and other types of income.

         2. Ordinary taxable income (loss) for the Closed Block will be calculated according to then applicable tax law. (Taxable gain currently is approximately the statutory gain from operation after policyholder dividends but excluding any effect of IMR, less (plus) the increase (decrease) in net due and deferred premiums, plus (less) the increase (decrease) in statutory reserves, less (plus) the increase (decrease) in tax reserves calculated under IRC Section 807, plus capitalized policy acquisition expense arising under IRC Section 848 described in
                  (5) below, less amortization of such amounts, plus (less) the increase (decrease) in policyholder dividend liability. Tax reserves are net of due and deferred premiums.)

         3. Taxable realized capital gains (losses) are equal to statutory gains (losses), excluding any effect of IMR, and excluding any non-deductible investment valuation adjustments included in statutory realized gains (losses), and recorded after 1999, plus (less) the basis effect of Investment Adjustments (defined below) occurring subsequent to the assets being placed in the Closed Block.

                  Investment Adjustments shall represent differences between statutory gain from operations and taxable income related to the investments of the Closed Block, including but not limited to, discount and premium adjustments, non-admitted interest, bad debt expense, and the company's share of the corporate dividends received deduction and tax-exempt interest.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


         4. There will be no charge for tax under Section 809 of the Internal Revenue Code. That is, the deduction for dividends paid shall not be limited by Section 809 of the Internal Revenue Code in the separate tax calculation for the Closed Block.

         5. Any tax benefits attributable to assets allocated to the Closed Block (e.g., the dividends received deduction) shall be allocated to the Closed Block in computing the separate return tax liability. If an asset is allocated in part to the Closed Block and in part to the remainder of Phoenix Home Life (or an affiliate of Phoenix Home Life), then the tax benefits attributable to that asset shall be allocated pro rata.

                  Any "intercompany transactions and distributions" between the Closed Block and the "open block" (or any affiliate of Phoenix Home Life) will be recognized in determining the Closed Block separate return tax liability, without regard to consolidated tax return principles and whether or not such transactions are deferred or actually recognized for Federal tax purposes.

                  Section 848 of the Internal Revenue Code (relating to the capitalization of policy acquisition expense) will be taken into account by increasing the Closed Block's taxable income by an amount equal to the "specified policy acquisition expense" under Section 848(c)(1) (determined without regard to any limitation based on the amount of the Closed Block's "general deductions") and allowing an amortization deduction in a corresponding amount ratably over a 120-month period as provided in Section 848(a). In the event of a major change in the Federal taxation of insurance companies or of Phoenix Home Life (e.g., a change from an income tax to a premium tax or value-added tax), the tax charge to the Closed Block will be re-evaluated in a manner that is consistent with the new tax basis and fair to all the policyholders, subject to the approval of the New York Superintendent of Insurance.

         6. In the event that Phoenix Home Life is subject to the alternative minimum tax, alternative taxable income will be computed as described above modified by AMT adjustments and preferences and adjusted current earnings adjustment.

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


B.       Charges to the Closed Block for its Positive Separate Return Tax
         Liability

         The Closed Block will be charged an amount equal to the Closed Block's positive separate return tax liability not later than 90 days after the filing of the consolidated Federal Income Tax return. If payments of estimated Federal Income Tax are at any time required to be made to the Internal Revenue Service, then the Closed Block will be charged the estimated amount of its share (based on the payments which would have been required of the Closed Block on a separate return basis) by the due date for such required payment. The Closed Block will be credited for any excess of prior estimated payments over the final actual payment required for a year.

C.       Credit to Closed Block for Losses and Associated Tax Benefits

         The Closed Block will be credited an amount equal to the reduction in taxes, if any, arising from losses from operations, capital losses and tax credits. The credit for the Closed Block's negative separate return liability will be made whether or not such losses would actually reduce the tax liability of Phoenix Home Life or of any affiliated group of which Phoenix Home Life is a member. The credit for Closed Block net capital loss will be made whether or not such losses would actually reduce the tax liability of Phoenix Home Life or any affiliated group of which Phoenix Home Life is a member. Charges and credits to the Closed Block will be made no later than 90 days after the filing of the consolidated Federal Income Tax return.

         As stated above, the Closed Block will be credited an amount equal to the tax credits allocated to the Closed Block. Tax credits shall be allocated between the Closed Block and the remainder of the Company (or any affiliates) in accordance with the basis giving rise to the tax credits. For example, foreign tax credits shall be allocated in accordance with the assets giving rise to such credits. If the Company is unable to determine the basis giving rise to the credit, then the credit shall be allocated in such other manner as is fair to all of the policyholders.

D.       Audit Adjustments

         Phoenix Home Life may be audited by the Internal Revenue Service, with resulting adjustments to its tax liability that could affect the Closed Block. Phoenix Home Life will allocate the tax expense arising from audits among all policyholders in a fair and reasonable

                                                         Closed Block Memorandum

                                         Exhibit A to the Plan of Reorganization


         manner. Any compromises involving issues that affect the Closed Block policyholders will reasonably and fairly take into account the impact on all policyholders.

         1. In the event of an adjustment to the Federal Income Tax return for Phoenix Home Life for a tax period commencing with or after the Closed Block Funding Date (e.g., arising from an audit by the Internal Revenue Service (the "Service"), an amended return or a claim for refund allowed by the Service), Phoenix Home Life shall recompute the separate return tax liability for the Closed Block pursuant to the procedures set forth in Section A above.

         2. If the adjustments result in an increase in the separate return tax liability for the Closed Block for the tax year in question, the Closed Block shall be charged in an amount equal to the increase in the separate return tax liability on the date that such additional tax liability is paid by Phoenix Home Life to the Service. If the adjustments result in an increase in the separate return tax liability for the Closed Block and include statutory interest, additions to tax, or penalties that are attributable, in whole or in part, to the increase in the separate return tax liability for the Closed Block, the Closed Block shall also be charged for its allocable share of those amounts on the same date that it is charged for the increase in the Federal Income Tax liability. In no event, however, shall the Closed Block be charged for any amounts attributable to taxable periods prior to the Closed Block Funding Date.

         3. In the event that the adjustments to the Federal Income Tax return result in a decrease in the separate return tax liability for the Closed Block, the Closed Block shall be credited in an amount equal to the decrease (together with the allocable portion of any interest refunded with the decrease in tax) on the date that such amount is paid by the Service. In the event that a subsequent adjustment results in a reduction in the amount credited to the Closed Block under this section, such later adjustment shall be charged to the Closed Block in accordance with the procedures set forth in the preceding paragraph. In no event shall the Closed Block be credited for any reduction in Federal Income Tax liability relating to taxable periods prior to the Closed Block Funding Date.

                                                         Closed Block Memorandum

                                        Exhibit B to the Plan of Reorganization


PHOENIX TRADITIONAL

-------------------------------------------------------------------------------

                                             PLAN       DESCRIPTION
WHOLE LIFE/ENDOWMENT                         0300       Endowment at 85
                                             1000       Life 1926
                                             1003       Modified Life
                                             1500       Life 1921
                                             2000       Life
                                             2090       G Family Security
                                             2185       G RET INC at 65 M
                                             2585       G PROT RET INC at 65 M
                                             2590       G PROT RET INC at 70 M
                                             3000       Life
                                             3002       ECON PROT LIFE 1948
                                             3065       Life Paid UP at 65 1948
                                             3067       Life Paid UP at 65 1955
                                             3083       Life RET at 65 Spec
                                             3087       Executive 25 M
                                             3089       Balanced Benefit Life M
                                             3091       Balanced Benefit Life M
                                             3092       Balanced Benefit Life F
                                             3093       Executive Equity Protector M
                                             3094       Executive Equity Protector F
                                             3095       Major Prot Life 25 Min M
                                             3096       Executive Equity Protector M
                                             3097       Major Prot Life 15 Min M
                                             3098       Executive 25 M
                                             3155       Ret Inc at 55 M 1960
                                             3156       Ret Inc at 55 F 1960
                                             3161       Ret Inc at 60 F 1960
                                             3165       Ret Inc at 65 M 1960
                                             3166       Ret Inc at 65 F 1960
                                             3175       Ret Inc at 55 M 1948
                                             3176       Ret Inc at 55 F 1948
                                             3180       Ret Inc at 60 M 1948
                                             3181       Ret Inc at 60 F 1948
                                             3185       Ret Inc at 65 M 1948
                                             3186       Ret Inc at 65 F 1948
                                             3190       Ret Inc at 70 M 1948
                                             3260       Endowment at 60
                                             3265       Endowment at 65
                                             3290       Splt Fnd Ret Plan Bef PR Chg
                                             3360       Endowment at 60
                                             3365       Endowment at 65
                                             3374       Endowment at 74
                                             3375       Endowment at 75
                                             3376       Endowment at 76
                                             3377       Endowment at 77
                                             3378       Endowment at 78
                                             3379       Endowment at 79
                                             3380       Endowment at 80

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


PHOENIX TRADITIONAL

-------------------------------------------------------------------------------

                                             PLAN       DESCRIPTION
                                             3381       Endowment at 81
                                             3382       Endowment at 82
                                             3383       Endowment at 83
                                             3384       Endowment at 84
                                             3385       Endowment at 85
                                             3390       Endowment at 90
                                             3580       PROT RET INC at 60 M
                                             3581       PROT RET INC at 60 F
                                             3583       PROT RET INC OPT RET M
                                             3584       PROT RET INC OPT RET F
                                             3585       PROT RET INC at 65 M
                                             3586       PROT RET INC at 65 F
                                             3587       PROT RET INC M
                                             3588       PROT RET INC F
                                             3590       PROT RET INC at 70 M
                                             3591       PROT RET INC at 70 F
                                             3603       Econ Prot Life 1959
                                             3650       Estate Builder Aft Face Inc
                                             3651       Juv Est Builder Aft Face Inc
                                             3675       Juvenile Life
                                             3684       Juvenile Ret inc at 55 M
                                             3685       Juvenile Ret inc at 55 F
                                             3686       Juvenile Ret inc at 60 M
                                             3687       Juvenile Ret inc at 60 F
                                             3688       Juvenile Ret inc at 65 M
                                             3689       Comprehensive Benefit Life M
                                             3693       Maximum Equity Protector M
                                             3695       Major Protective Life F
                                             3696       Executive Equity Protector F
                                             3697       Major Protective Life 15 Min F
                                             4000       Full Life Paid
                                             4155       Ret INC at 55 REG
                                             4165       Ret INC at 65 REG
                                             4180       Ret INC at 60 SPEC
                                             4185       Ret INC at 65 SPEC
                                             4765       Ret INC ANN at 65
                                             5000       Life
                                             5065       Life Paid up at 65
                                             5175       Ret INC at 55 M
                                             5180       Ret INC at 60 M
                                             5181       Ret INC at 60 F
                                             5185       Ret INC at 65 M
                                             5186       Ret INC at 65 F
                                             5260       Endowment at 60
                                             5265       Endowment at 65
                                             5379       Endowment at 79
                                             5380       Endowment at 80
                                             5385       Endowment at 85

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


PHOENIX TRADITIONAL

-------------------------------------------------------------------------------

                                             PLAN       DESCRIPTION
                                             5581       PROT RET INC at 60 F
                                             5585       PROT RET INC at 65 M
                                             5586       PROT RET INC at 65 F
                                             5590       PROT RET INC at 70 M
                                             5675       Juvenile Life
                                             5684       Juvenile Ret inc at 55 M
                                             5686       Juvenile Ret inc at 60 M
                                             5687       Juvenile Ret inc at 60 F
                                             6000       Life
                                             6090       Family Security
                                             6185       V Ret Inc at 65 M
                                             6365       Endowment at 65
                                             6381       Endowment at 81
                                             6382       Endowment at 82
                                             6385       Endowment at 85
                                             6580       Z Prot Ret Inc at 60 M
                                             6585       Z Prot Ret Inc at 65 M
                                             6590       Z Prot Ret Inc at 70 M
                                             7000       Life
                                             7002       Ordinary Life Special
                                             7065       Life Paid up at 65
                                             7090       Executive Equity Protector
                                             7095       Balanced Benefit Life
                                             7390       Endowment at 90
                                             7500       Prot Ret Inc
                                             7650       Estate Builder Aft Face Inc
                                             7690       Splt Fnd Ret Plan Aft PR Chg
                                             8000       Life
                                             8002       Ordinary Life Special
                                             8065       Life Paid up at 65
                                             8090       Executive Equity Protector
                                             8092       Executive Equity Protector
                                             8094       Balanced Benefit Life
                                             8095       Balanced Benefit Life
                                             8096       Comprehensive Benefit Life
                                             8290       Splt Fnd Ret Plan Bef PR Chg
                                             8390       Endowment at 90
                                             8500       Prot Ret Inc Bef Prem Chg
                                             8501       Prot Ret Inc Aft Prem Chg
                                             8650       Estate Builder Aft Face Inc
                                             8690       Splt Fnd Ret Plan Aft PR Chg
                                             9000       Full Paid Life
                                             9155       Ret Inc at 55 Reg
                                             9160       Ret Inc at 60 Reg
                                             9165       Ret Inc at 65 Reg
                                             9170       Ret Inc at 70 Reg
                                             9185       Ret Inc at 65 Spec
                                             9765       Ret Inc Ann at 65

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


PHOENIX TRADITIONAL

-------------------------------------------------------------------------------

                                             PLAN       DESCRIPTION
                                             A000       Life
                                             A002       Ordinary Life Special
                                             A003       Financial Plan Builder Ult
                                             A030       30 Pay Life
                                             A065       Life Paid up at 65
                                             A080       Economaster 1965
                                             A090       Executive Equity Protector
                                             A091       Maximum Equity Protector
                                             A092       Executive Equity Protector
                                             A094       Balanced Benefit Life
                                             A095       Balanced Benefit Life
                                             A096       Comprehensive Benefit Life
                                             A097       Balanced Exec Prot
                                             A290       Splt Fnd Ret Plan Bef PR Chg
                                             A291       Splt Fnd Ret Guar Iss Bef CG
                                             A292       Splfnd Ret Bef PR Chg R125
                                             A390       Endowment at 90 **
                                             A500       Prot Ret Inc Bef Prem Chg
                                             A501       Prot Ret Inc Aft Prem Chg
                                             A650       Estate Builder Aft Face Inc
                                             A690       Splt Fnd Ret Plan Aft PR Chg
                                             A691       Splt Fnd Ret Guar Iss Aft CG
                                             A692       Splfnd Ret Aft PR Chg R125
                                             B000       Life
                                             B002       Ordinary Life Special
                                             B030       30 Pay Life
                                             B065       Life Paid up at 65
                                             B080       Economaster 1965
                                             B090       Executive Equity Protector
                                             B091       Maximum Equity Protector
                                             B094       Balanced Benefit Life
                                             B095       Balanced Benefit Life
                                             B096       Comprehensive Benefit Life
                                             B290       Splt Fnd Ret Plan Bef PR Chg
                                             B291       Splt Fnd Ret Guar Iss Bef CG
                                             B292       Splfnd Ret Bef PR Chg R125
                                             B390       Endowment at 90 **
                                             B500       Prot Ret Inc Bef Chg
                                             B501       Prot Ret Inc Aft Prem Chg
                                             B650       Estate Builder Aft Face Inc
                                             B690       Splt Fnd Ret Plan Aft PR Chg
                                             B691       Splt Fnd Ret Guar Iss Aft CG
                                             B692       Splfnd Ret Aft PR Chg R125
                                             C145       Pt Ret Inc at 65
                                             C155       Ret Inc at 55 Reg
                                             C160       Ret Inc at 60 Reg
                                             C165       Ret Inc at 65 Reg
                                             C170       Ret Inc at 70 Reg

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


PHOENIX TRADITIONAL

-------------------------------------------------------------------------------

                                             PLAN       DESCRIPTION
                                             C175       Ret Inc at 55 Spec
                                             C180       Ret Inc at 60 Spec
                                             C185       Ret Inc at 65 Spec
                                             D155       Ret Inc at 55 Reg
                                             D160       Ret Inc at 60 Reg
                                             D165       Ret Inc at 65 Reg
                                             D170       Ret Inc at 70 Reg
                                             D175       Ret Inc at 55 Spec
                                             D180       Ret Inc at 60 Spec
                                             D185       Ret Inc at 65 Spec
                                             E000       Life
                                             E002       Ordinary Life Special
                                             E080       Economaster 1965
                                             F000       Life
                                             F002       Ordinary Life Special
                                             F080       Economaster 1965
                                             G000       Fully Paid Up: Life
                                             G002       Ordinary Life Special
                                             G020       20 Pay Life
                                             G030       30 Pay Life
                                             G063       Estate Builder Bef Face Inc
                                             G065       Life Paid up at 65
                                             G070       Section 79 Allocated Balanced Benefit Life
                                             G072       Section 79 Allocated Balanced Benefit Life
                                             G090       Executive Equity Protector
                                             G091       Maximum Equity Protector
                                             G094       Balanced Benefit Life
                                             G095       Balanced Benefit Life
                                             G096       Comprehensive Benefit Life
                                             G260       Endowment at 60 (IRA)
                                             G265       Endowment at 65 (IRA)
                                             G270       Endowment at 70 (IRA)
                                             G365       Full-Paid /Paid-Up Endowment at 65 (IRA)
                                             G370       Full-Paid /Paid-Up Endowment at 70 (IRA)
                                             G650       Estate Builder Aft Face Inc
                                             H000       Life
                                             H020       20 Pay Life
                                             H030       30 Pay Life
                                             H063       Estate Builder Bef Face Inc
                                             H065       Life Paid up at 65
                                             H070       Section 79 Allocated Balanced Benefit Life
                                             H072       Section 79 Allocated Balanced Benefit Life
                                             H090       Executive Equity Protector
                                             H092       Executive Equity Protector
                                             H094       Balanced Benefit Life
                                             H095       Balanced Benefit Life
                                             H096       Comprehensive Benefit Life
                                             H265       Endowment at 65 (IRA)

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


PHOENIX TRADITIONAL

-------------------------------------------------------------------------------

                                             PLAN       DESCRIPTION
                                             H365       Full-Paid /Paid-Up Endowment at 65 (IRA)
                                             H650       Estate Builder Aft Face Inc
                                             J000       Life
                                             J002       Ordinary Life Special
                                             J080       Economaster 1975
                                             K000       Life
                                             K002       Ordinary Life Special
                                             K080       Economaster 1975
                                             L000       RPU: Ord Life Spec (non-pension) NLP/Graded Premium Life 20 - NLP/10 Pay
                                                        Life/20 Pay Life/Life Paid Up At 65
                                             L001       RPU: Whole Life (non-pension) NLP-1980, NJ Std, Simplified Underwriting
                                             L003       FP - 10 Pay Life/20 Pay Life/Life Paid Up At 65
                                             L005       Single Premium Whole Life
                                             L020       20 Pay Life
                                             L063       Estate Builder Bef Increase
                                             L065       Life Paid up at 65
                                             L096       Comprehensive Benefit Life
                                             L165       Ret. Inc. at 65 (pension)
                                             L170       Ret. Inc. at 70 (pension)
                                             L500       Whole Life (non-pension) NJ STD 1980
                                             L502       Ord. Life Spec. (non-pension) NJ STD
                                             L506       Graded Premium Life-20-NJ STD
                                             L550       Whole Life(Pension-under $250,000.00) NJ STD
                                             L551       Whole Life(Pension-$250,000.00 and over) NJ STD
                                             L552       Ord. Life Spec. (pension-$25,000.00 and over) NJ STD
                                             L650       Estate Builder Aft Increase
                                             L765       Ret. Inc. Ann at 65 (pension)
                                             L770       Ret. Inc. Ann at 70 (pension)
                                             L800       Whole Life (non-pension) NLP 1975
                                             L900       Whole Life (non-pension) NJ STD 1975
                                             M000       Whole Life (non-pension) NLP 1980
                                             M001       RPU: Whole Life (non-pension) NLP-1980, NJ Std, Simplified Underwriting
                                             M003       FP - 10 Pay Life/20 Pay Life/Life Paid Up At 65
                                             M005       Single Premium Whole Life
                                             M020       20 Pay Life
                                             M063       Estate Builder Bef Increase
                                             M065       Life Paid up at 65
                                             M096       Comprehensive Benefit Life
                                             M155       Ret. Inc. at 55 (pension)
                                             M165       Ret. Inc. at 65 (pension)
                                             M170       Ret. Inc. at 70 (pension)
                                             M500       Whole Life (non-pension) NJ STD 1980
                                             M502       Ord. Life Spec. (non-pension) NJ STD
                                             M506       Graded Premium Life-20-NJ STD
                                             M550       Whole Life(Pension-under $250,000.00) NJ STD
                                             M551       Whole Life(Pension-$250,000.00 and over) NJ STD

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


PHOENIX TRADITIONAL

-------------------------------------------------------------------------------

                                             PLAN       DESCRIPTION
                                             M650       Estate Builder Aft Increase
                                             M800       Whole Life (non-pension) NLP 1975
                                             M900       Whole Life (non-pension) NJ STD 1975
                                             N000       Economaster RPU
                                             N000       Paid-Up
                                             N053       3 Yr. Modified Premium Life (pension)-NLP
                                             N090       Executive Equity Protector
                                             N094       Balanced Benefit (pension-$250,000.00 and over)
                                             N095       Balanced Benefit (non-pension)
                                             N096       Comprehensive Benefit
                                             N553       3 Yr. Modified Premium Life
                                             N580       Economaster (non-pension) NJSTD
                                             N581       Economaster (pension -$250,000.00 and over) NJSTD
                                             N582       Economaster (pension under $250,000.00) NJSTD
                                             P000       Paid Up
                                             P053       3 Yr. Modified Premium Life (pension)-NLP
                                             P090       Executive Equity Protector
                                             P094       Balanced Benefit (pension-$250,000.00 and over)
                                             P095       Balanced Benefit (non-pension)
                                             P096       Comprehensive Benefit
                                             P553       3 Yr. Modified Premium Life
                                             P580       Economaster (non-pension) NJSTD
                                             P581       Economaster (pension -$250,000.00 and over) NJSTD
                                             S001       WHL RPU 1986
                                             S065       LPX Non Pen NJ STD
                                             S090       EEA = Exec Eq Accum
                                             S091       Exec Eq Accum
                                             S091       Exec Eq Accum - Dow COLI
                                             S500       MLP Non Pen CRVM 1986
                                             S501       MLP2 NP CRVM 1988
                                             S503       WL NP CRVM 1992
                                             S504       GPL 20 NJ Std
                                             S510       WL Suc NP CRVM 94
                                             S551       Pension Life Trust
                                             T001       LPX Non Pen NJ STD
                                             T065       LPX Non Pen NJ STD
                                             T090       EEA = Exec Eq Accum
                                             T091       Exec Eq Accum
                                             T091       Exec Eq Accum - Dow COLI
                                             T500       MLP Non Pen CRVM 1986
                                             T501       MLP2 NP CRVM 1988
                                             T503       WL NP CRVM 1992
                                             T504       GPL 20 NJ Std
                                             T510       WL Suc NP CRVM 94

TERM                                         3465       TERM TO 65 1955
                                             8406       5 Yr Term Conv & Auto Ren
                                             A406       5 Yr Term Conv & Auto Ren

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


PHOENIX TRADITIONAL

-------------------------------------------------------------------------------

                                             PLAN       DESCRIPTION
                                             A407       5 Yr Term Conv , AutoRen 1968
                                             A431       30 Yr Home Prot
                                             A440       5 Yr Term-C&R 50M & Over Ult
                                             A441       5 Yr Term-C&R Under 50M Ult
                                             B406       5 Yr Term Conv & Auto Ren
                                             B407       5 Yr Term Conv , AutoRen 1968
                                             B426       25 Yr Home Prot
                                             B431       30 Yr Home Prot
                                             B440       5 Yr Term-C&R 50M & Over Ult
                                             B441       5 Yr Term-C&R Under 50M Ult
                                             G406       5 Yr Term-C&R Renewable
                                             G421       20 Yr Decreasing Term
                                             G426       25 Yr Decreasing Term
                                             G431       30 Yr Decreasing Term
                                             H406       5 Yr Term-C&R Renewable
                                             H421       20 Yr Decreasing Term
                                             H426       25 Yr Decreasing Term
                                             H431       30 Yr Decreasing Term
                                             L416       15 Yr Decreasing Term
                                             L421       20 Yr Decreasing Term
                                             L421       20 Yr Decreasing Term
                                             L426       25 Yr Decreasing Term
                                             L431       30 Yr Decreasing Term
                                             L470       Ann Ren Term to 70(Conv to earlier of age 65 or 15 years)
                                             L471       Ann Ren Term to 70(Conv to earlier of age 65)
                                             M421       20 Yr Decreasing Term
                                             M421       20 Yr Decreasing Term
                                             M426       25 Yr Decreasing Term
                                             M431       30 Yr Decreasing Term
                                             M470       Ann Ren Term to 70(Conv to earlier of age 65 or 15 years)
                                             M471       Ann Ren Term to 70(Conv to earlier of age 65)
                                             Q406       5-Year Annual Renewable Term, non-convertible NS
                                             Q450       Re-entry Term 100
                                             Q451       Re-entry Term 100 - NS
                                             Q456       Re-entry Term NY - NS
                                             R451       Re-entry Term 100 - NS
                                             R456       Re-entry Term NY - NS
                                             S410       10 Year LT
                                             S420       TLS 10+
                                             S470       Term Life Protector
                                             S471       Term Life Protector XL
                                             S472       Term Life Success ART
                                             S473       Term Life Success ART
                                             T410       10 Year LT
                                             T420       TLS 10+
                                             T470       Term Life Protector
                                             T471       Term Life Protector XC
                                             T472       Term Life Success ART

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


PHOENIX TRADITIONAL

-------------------------------------------------------------------------------

                                             PLAN       DESCRIPTION
                                             T473       Term Life Success ART


MULTI-LIFE                                   Q2**       Survivorship Whole Life
                                             S200       Survivorship Life Protector
                                             S201       Survivorship Life Protector
                                             S203       Survivor Life
                                             S210       Joint Life Protector
                                             S220       Survivorship Legacy

ANNUITIES                                    3755       Ret INC ANN at 55 M 1960
                                             3765       Ret INC ANN at 65 M 1960
                                             3766       Ret INC ANN at 65 F 1960
                                             C735       Pt Ret Inc Ann at 65
                                             C755       Ret Inc Ann at 55
                                             C760       Ret Inc Ann at 60
                                             C765       Ret Inc Ann at 65
                                             C770       Ret Inc Ann at 70
                                             D745       Pt Ret Inc Ann at 65
                                             D755       Ret Inc Ann at 55
                                             D760       Ret Inc Ann at 60
                                             D765       Ret Inc Ann at 65
                                             D770       Ret Inc Ann at 70
                                             M765       Ret. Inc. Ann at 65 (pension)
                                             M770       Ret. Inc. Ann at 70 (pension)

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


HOME LIFE TRADITIONAL

                                                            PLAN                         DESCRIPTION
WHOLE LIFE/ENDOWMENT                                        AA6                          Ordinary Life
                                                            AA7                          Preferred Whole Life
                                                            AA8                          Joint Life
                                                            AA9                          Preferred Modified Life
                                                            AB0                          Life @ 85
                                                            AF0                          Single Premium Life
                                                            AF1                          Paid up Life
                                                            AF2                          Paid up Preferred Life
                                                            AF3                          Paid up Life @ 85
                                                            AM3                          Endowment @ 65
                                                            CF1                          Paid up Life
                                                            DA0                          Whole Life
                                                            DA2                          Modified Life
                                                            DA3                          Increasing Whole Life
                                                            DA4                          Increasing Whole Life Option
                                                            DA5                          Reduced Premium Option Whole value
                                                            DA7                          Preferred Whole Life
                                                            DA9                          Preferred Modified Life
                                                            DB1                          Life Paid Up-@85
                                                            DB2                          Modified Life Paid Up-@85
                                                            DB3                          Life Paid Up-@85 - Return Premium
                                                            DB9                          Family Policy
                                                            DF0                          Single Premium Life
                                                            DF1                          Paid up Life
                                                            DF2                          Paid up Preferred Life
                                                            DF9                          Paid up Life @90
                                                            DG2                          20 Pay Life
                                                            DG3                          30 Pay Life
                                                            DG4                          Preferred Pay Life
                                                            DG5                          Special 20 Pay Life(From LPU @85)
                                                            DG7                          Special 20 Pay Whole Life
                                                            DH1                          Life Paid Up-@60
                                                            DH2                          Life Paid Up-@65
                                                            DH3                          Junior Estate Builder
                                                            DH4                          30 Pay Life Payable @ 90
                                                            DH5                          Increasing Life Paid Up-@65
                                                            DH9                          Junior Estate Builder-return Premium
                                                            DI0                          Paid up Junior Estate Builder
                                                            DM1                          Endowment @ 55
                                                            DM2                          Endowment @ 60
                                                            DM3                          Endowment @ 65
                                                            DO4                          Personal Income@65 Male
                                                            DO5                          Personal Income@65 Female
                                                            EA0                          Whole Life
                                                            EA2                          Modified Life
                                                            EA3                          Increasing Whole Life
                                                            EA4                          Whole Life Level $1250 Option
                                                            EA5                          Reduced Premium Option Whole Life
                                                            EF0                          Single Premium Life
                                                            EF1                          Paid up life
                                                            EG0                          10 Pay life
                                                            EG1                          15 Pay life
                                                            EG2                          20 Pay Life
                                                            EG3                          30 Pay Life
                                                            EH1                          Life Paid Up-@60

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


HOME LIFE TRADITIONAL

                                                            PLAN                         DESCRIPTION
                                                            EH2                          Life Paid Up-@65
                                                            EH3                          Junior Estate Builder
                                                            EJ1                          W.L. Limited Pay option
                                                            EK2                          20 Yr Endowment
                                                            EM2                          Endowment @ 60
                                                            EM3                          Endowment @ 65
                                                            EO2                          Personal Income@60 Female
                                                            EO3                          Personal Income@60 Male
                                                            EO4                          Personal Income@65 Male
                                                            EO5                          Personal Income@65 Female
                                                            EO6                          Personal Income@70 Male
                                                            ERC                          Paid up endowment @ 65
                                                            ERD                          Paid up endowment @ 70
                                                            FA0                          Whole Life
                                                            FAI                          Whole Life
                                                            FB2                          Life Terminating @ 65
                                                            FB3                          Life Terminating @ 70
                                                            FF6                          Paid up whole life
                                                            FFB                          Paid up life terminating @ 65
                                                            FFC                          Paid up life terminating @ 70
                                                            FO4                          Retirement income end @ 65 Male
                                                            FO5                          Retirement income end @ 65 Female
                                                            FO6                          Retirement income end @ 70 Male
                                                            FO7                          Retirement income end @ 70 Female
                                                            FOM                          Retirement income end @ 65 Male
                                                            FON                          Retirement income end @ 65 Female
                                                            FRC                          Paid up Endowment @ 65
                                                            FRD                          Paid up Endowment @ 70
                                                            FRN                          Paid up Endowment @ 61
                                                            HA0                          Whole Life
                                                            HAA                          Whole Life
                                                            HAB                          Whole Life-Medical
                                                            HAI                          Whole Life-Graded Death Benefit
                                                            HAQ                          Whole Life
                                                            HAW                          Whole Life
                                                            HC1                          Economatic Whole Life
                                                            HC2                          Economatic Whole Life after crossover
                                                            HC3                          Graded Premium Whole Life
                                                            HC4                          Executive Whole Life
                                                            HCA                          Executive Whole Life
                                                            HCI                          Executive Whole Life Graded Death
                                                            HCT                          Graded Premium Whole Life(10YR)
                                                            HCU                          Executive Life
                                                            HCW                          Executive Whole Life
                                                            HD1                          Executive Whole Life-Graded Death Benefit
                                                            HD2                          Econ. Whole Life After Crossover
                                                            HD3                          Graded Premium Whole Life
                                                            HD4                          Executive Whole Life
                                                            HDA                          Executive Whole Life
                                                            HDT                          Graded Premium Whole Life(10Yr)-adj
                                                            HDU                          Executive Life-Adj
                                                            HDW                          Executive Adj
                                                            HDZ                          Executive-GDB-Adj
                                                            HE0                          Whole Life
                                                            HEA                          Whole Life

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


HOME LIFE TRADITIONAL

                                                            PLAN                         DESCRIPTION
                                                            HEB                          Whole Life-Medical
                                                            HEI                          Whole Life-Graded Death Ben(Pens)
                                                            HEQ                          Whole Life-Adj
                                                            HEW                          Whole Life-Adj
                                                            HEZ                          Whole Life-Graded Death Ben-Adj
                                                            HF2                          Whole Life
                                                            JA2                          Modified Life
                                                            JAC                          Modified Life
                                                            JAS                          Modified Life
                                                            JAY                          Modified Life
                                                            JE2                          Modified Life
                                                            JEC                          Modified Life
                                                            JES                          Modified Life-ADJ-UniSex
                                                            JEY                          Modified Life-ADJ
                                                            KA3                          Inc Whole Life Paid Up @90
                                                            KC6                          20 YR Graded Premium Life
                                                            KCV                          Graded Premium Whole Life(20-Yr)-Adj
                                                            KD3                          Life Paid Up @ 95 UniSex
                                                            KDG                          Executive Whole Life Gender Based
                                                            KDU                          Executive Whole Life UniSex
                                                            KEG                          Modified Life Gender Base
                                                            KEU                          Modified Life UniSex
                                                            KF2                          20 YR Graded Premium Life
                                                            LEG                          OptiLife Gender Based
                                                            LEU                          OptiLife Basic UniSex


TERM                                                        DC1                          Paid Up Family Term 64 Yrs
                                                            DC2                          Paid Up Family Term 65 Yrs
                                                            DCN                          Paid Up Family Term 25 Yrs
                                                            DCY                          Paid Up Family Term 62 Yrs
                                                            DS7                          Term to 65 from ML @85
                                                            ECY                          Paid up child term 25-years
                                                            ES0                          Mod 5 Yr. Convertible Renewable Term
                                                            ES1                          Mod 10 Yr. Convertible Renewable Term
                                                            ES3                          5 Yr. Convertible Renewable Term
                                                            ES9                          Modified Life Term to 65 Option
                                                            ET0                          Yearly Renewable term to 55
                                                            ET4                          1 Year renewable term for 20 years
                                                            ET8                          YRT 55-inact. Empl after 11/1/72
                                                            EU2                          Decreasing 20 Yr-term
                                                            EU3                          Decreasing 25 Yr-term
                                                            EU4                          Decreasing 30 Yr-term
                                                            EV2                          Decreasing term to 65
                                                            EZT                          Paid up spouse dec term expiring @ 64
                                                            EZU                          Paid up spouse dec term expiring @ 65
                                                            HT0                          Yearly Renewable term to 75
                                                            IT0                          Yearly Renewable term to 75
                                                            IT2                          YRT to 75-Discounted-Non Smok
                                                            ITQ                          Yearly Renewable term to 75
                                                            J30                          ARTN Gender Base
                                                            J34                          M10RTN-Gender Base
                                                            J35                          ARTS-Gender Base
                                                            J39                          M10RTS-Gender Base
                                                            JU0                          YRRT IND Smoker

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


HOME LIFE TRADITIONAL

                                                            PLAN                         DESCRIPTION
                                                            JU1                          YRRT IND Non Smoker
                                                            JUR                          NY YRRT IND Non Smoker
                                                            JUT                          NY YRRT Corp Non Smoker
                                                            JZ0                          ARTN UniSex
                                                            JZ4                          M10RTN UniSex
                                                            JZ5                          Arts UniSex
                                                            JZ9                          M10RTS UniSex
                                                            KT0                          YRT to 75 Gender Based
                                                            KT1                          YRT to 75 Disc-Smok Gender Based
                                                            KT2                          YRT to 75 Disc-NSR Gender Based
                                                            KTQ                          YRT to 75 UniSex
                                                            KTR                          YRT to 75 Disc-Smok UniSex
                                                            KTS                          YRT to 75 Disc-NMK UniSex
                                                            LUQ                          NY YRT Ind Smok UniSex
                                                            LUR                          NY YRT Ind NSR UniSex
                                                            LUT                          NY YRT Corp NSR UniSex

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


CLIC TRADITIONAL


                                    PLAN             DESCRIPTION
TERM                                002              Level Term
                                    002              Annually Decreasing Term
                                    203              Renewable Term
                                    432              Annually Decreasing Term
                                    511              Level Term
                                    512              Annually Decreasing Term
                                    513              Monthly Decreasing Term
                                    522              Level Term
                                    522              Monthly Decreasing Term
                                    522              Annually Decreasing Term
                                    523              Monthly Decreasing Term
                                    531              Level Term
                                    532              Level Term
                                    532              Monthly Decreasing Term
                                    533              Monthly Decreasing Term
                                    542              Level Term
                                    552              Level Term
                                    552              Monthly Decreasing Term
                                    553              Monthly Decreasing Term
                                    561              Level Term
                                    562              Level Term
                                    562              Monthly Decreasing Term
                                    571              Level Term
                                    572              Monthly Decreasing Term
                                    582              Level Term
                                    582              Monthly Decreasing Term
                                    591              Level Term
                                    701              Renewable Term
                                    702              Renewable Term
                                    703              Renewable Term
                                    704              Renewable Term
                                    705              Renewable Term
                                    706              Renewable Term
                                    707              Renewable Term
                                    708              Renewable Term
                                    709              Renewable Term
                                    710              Renewable Term
                                    712              Renewable Term
                                    801              Renewable Term
                                    802              Renewable Term
                                    802              Level Term
                                    803              Renewable Term
                                    804              Renewable Term
                                    805              Renewable Term
                                    806              Renewable Term
                                    810              Renewable Term
                                    811              Renewable Term
                                    812              Level Term
                                    832              Level Term
                                    901              Renewable Term
                                    903              Renewable Term
                                    P03              Renewable Term

                                                           Closed Block Business

                                        Exhibit B to the Plan of Reorganization


CLIC TRADITIONAL


                                    PLAN             DESCRIPTION
MULTI-LIFE                          S220             Survivor Legacy
                                    S240             Joint and Last Survivor
                                    S210             Joint Life Protector

                                                           Closed Block Business

                                         Exhibit C to the Plan of Reorganization


                               CLOSED BLOCK ASSETS

Phoenix has allocated $5,343.6 million of statutory invested assets (including investment income due or accrued) to the Closed Block as of December 31, 1999, consisting of Bonds and Commercial Mortgages.

The total assets of the Closed Block as of December 31, 1999 are (in millions):

              1. Exhibit C Closed Block Assets (including due and accrued interest) ...............    $5,343.60
              2. Gross Premium Due and Unpaid .....................................................         45.7
              3. Policy Loans, including Accrued Interest .........................................      1,409.9
              4. Net Deferred Premiums ............................................................        117.3
                                                                                                       ---------
                    Total .........................................................................    $ 6,916.5
                                                                                                       =========

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
CLI            -ABS1            301965AB5       9798027AA0              1,471,723        1,400,000     1,384,726        8,692
CLI            -ABS1            301965AE9       9798027AA3              1,584,028        1,500,000     1,453,995       29,025
CLI            -ABS1            301965AG4       9798027AA2              2,445,531        2,300,000     2,180,688      243,187
CLI            -ABS1            302471BJ5       9798024AB2              5,038,367        5,000,000     4,722,550       29,792
CLI            -ABS1            55305HAC2       9798121AA2              6,000,000        6,000,000     5,302,500      141,973
CLI            -ABS1            82667XAC3       9799356AA0              2,500,000        2,500,000     2,575,250       13,506
CLI            -CMBS1           045424FK9       9799272AA0             10,162,424       10,000,000     9,257,200       37,889
CLI            -CMBS1           337367AD8       9798296AA0              6,350,235        6,400,000     5,817,440       35,893
CLI            -CMBS1           589929PU6       9798091AA7             10,002,860       10,000,000     9,001,000       56,000
CLI            -CMBS1           61745MJT1       9798321AA0              5,075,600        5,000,000     4,794,500       30,506
CLI            -CMBS1           655356JL8       9798091AA9             24,084,158       23,750,000    21,706,074       92,085
CLI            -CPRN1           07012EAG5       9798153AA0              9,868,313       10,000,000     8,802,900       55,417
CLI            -CPRN1           19624@AA2       9798334AA0              2,510,656        2,510,656     2,094,038        7,487
CLI            -CPRN1           35107@AA4       9798148AA0              2,180,773        2,180,773     1,924,402        6,339
CLI            -CPRN1           39063@AF7       9798092AA0              4,000,000        4,000,000     3,411,400       71,787
CLI            -CPRN1           39063@AF7       9798204AA0              4,000,000        4,000,000     3,411,400       71,787
CLI            -CPRN1           92948#AD0       9798244AA2              4,720,106        4,720,106     4,109,749       95,063
CLI            -CPRN1           Q2107#AA4       9798062AA3              5,000,000        5,000,000     4,278,550      117,653
CLI            -CPRN3           39823#AA7       9798152AA1             10,000,000       10,000,000     8,804,400       87,656
CLI            -CPUC1           047681GT2       9798083AA5              9,967,382       10,000,000     8,917,000       58,333
CLI            -CPUC1           161477AA2       9798047AA1              5,145,911        5,000,000     4,558,000       31,958
CLI            -CPUC1           404398AA7       9799195AA0              6,000,000        6,000,000     5,880,600        1,457
CLI            -CPUC2           69348TAA0       9798119AA4              2,153,209        2,000,000     1,917,600       21,249
CLI            -CPUC2           90329SAC7       9798090AA2              5,392,759        5,000,000     4,822,500       18,378
CLI            -CPUC2           90329SAC7       9798098AA0              5,492,423        5,000,000     4,822,500       18,378
CLI            -CPUN1           03009MBB1       9798086AA3              9,985,765       10,000,000     8,965,000      199,194
CLI            -CPUN1           049164AK2       9798257AA1              9,827,948        9,827,948     8,932,917      360,637
CLI            -CPUN1           212257AU3       9798083AA7              3,044,055        3,000,000     2,815,500       17,125
CLI            -CPUN1           431573AC8       9798085AA2              1,975,606        2,000,000     1,746,000        6,000
CLI            -CPUN1           492279AM6       9798021AA2              2,072,782        1,895,000     1,800,932       51,974
CLI            -CPUN1           592173AE8       9798065AA1             10,658,665       10,000,000     9,339,000      130,000
CLI            -CPUN1           592173AE8       9798078AA0              5,445,692        5,000,000     4,669,500       65,000
CLI            -CPUN1           656531AF7       9798021AA1              3,980,546        4,000,000     3,497,600      123,578
CLI            -CPUN1           672319AL4       9797364AA0              2,330,515        2,250,000     2,155,432        6,980
CLI            -CPUN1           718911EV8       9798075AA4              4,974,564        5,000,000     4,582,900       29,688
CLI            -CPUN1           718911EW6       9798075AA2              4,951,488        5,000,000     4,569,500       28,333
CLI            -CPUN1           7252087N6       9798043AA1              1,996,419        2,000,000     1,765,820       42,333
CLI            -CPUN1           875234BL9       9799084AA0              5,530,000        5,530,000     5,026,660       89,310
CLI            -CPUN2           231021AJ5       9798061AA2              3,478,503        3,500,000     2,993,900       83,125
CLI            -CPUN2           74531EAA0       9798085AA8              2,495,707        2,500,000     2,245,500       51,675
CLI            -CPUN2           74531EAA0       9798085AA9              5,196,209        5,000,000     4,491,000      103,350
CLI            -CPUN2           836205AD6       9798061AB3              2,400,910        2,500,000     2,287,500        4,722
CLI            -CPUN3           593048AX9       9797365AA2              2,363,311        2,000,000     2,380,000       29,389
CLI            -RMBPU1          16162TEY8       9799041AA2              4,642,006        4,731,812     4,237,243       25,631
CLI            -RMBPU1          961691AE2       9798033AA4             10,000,000       10,000,000     9,750,000      137,250
GEN            -ABS1            007136AC8       2099243AB1              5,000,000        5,000,000     4,744,100      140,617
GEN            -ABS1            007136AJ3       2099243AB2              5,000,000        5,000,000     5,110,200      167,200
GEN            -ABS1            023654AU0       2099263AA0              5,000,000        5,000,000     4,886,800      110,139
GEN            -ABS1            040097AA5       2097336AA1             12,500,000       12,500,000    12,014,375       74,056
GEN            -ABS1            040097AG2       2098033AA0              7,500,000        7,500,000     7,094,775       41,010
GEN            -ABS1            04009PAD9       2098328AA1              5,000,000        5,000,000     4,630,950       55,493
GEN            -ABS1            07132XAJ2       2000011AA3              9,000,000        9,000,000     9,047,700       31,525
GEN            -ABS1            09774XAV4       2099040AA1              4,000,000        4,000,000     3,627,840       21,583
GEN            -ABS1            12613QAB2       2099328AA3              5,000,000        5,000,000     4,854,685            0
GEN            -ABS1            12613QAC0       2099328AA4              6,957,000        6,957,000     6,743,942       45,510
GEN            -ABS1            126342DY7       2096337AA1              5,991,963        6,000,000     6,223,800       21,067
GEN            -ABS1            14073MAA2       2098328AA0              9,937,320       10,000,000     9,396,600       59,072
GEN            -ABS1            14073MAA2       2098365AC5              9,943,243       10,000,000     9,396,600       59,072
GEN            -ABS1            195426AB7       2000004AA5              4,451,721        5,000,000     4,577,150       97,072
GEN            -ABS1            22540ACN6       2097266AA1              4,499,087        4,500,000     4,308,750       14,150
GEN            -ABS1            245655AC9       2098176AA1              8,000,000        8,000,000     7,069,920       11,532
GEN            -ABS1            290908AB8       2099144AC1              7,500,000        7,500,000     7,440,675       53,958
GEN            -ABS1            301965AB5       2097163AA0              3,698,469        3,700,000     3,659,633       22,971
GEN            -ABS1            301965AB5       2097163AA1              2,998,759        3,000,000     2,967,270       18,625
GEN            -ABS1            301965AE9       2097164AA1              1,523,164        1,500,000     1,453,995       29,025
GEN            -ABS1            301965AT6       2098148AA0              5,029,429        5,018,000     4,378,205       29,397
GEN            -ABS1            301965BS7       2099284AA4              5,000,275        5,000,000     5,148,435       36,083
GEN            -ABS1            301965BU2       2099284AA5              5,001,722        5,000,000     5,123,435       36,917
GEN            -ABS1            374703AD8       2000004AC9              4,550,314        5,000,000     4,649,050      132,248
GEN            -ABS1            374703AD8       2099061AB3              5,000,000        5,000,000     4,649,050      132,248

CBGROUP        LONGCLASS          CUSIP         AVGLIFE     EFFDUR   YIELD      COUPON
---------------------------------------------------------------------------------------
CLI            -ABS1            301965AB5        11.33       7.33     6.80       7.450
CLI            -ABS1            301965AE9        12.50       7.62     7.06       7.740
CLI            -ABS1            301965AG4        14.08       7.98     7.21       7.930
CLI            -ABS1            302471BJ5        10.50       6.98     7.05       7.150
CLI            -ABS1            55305HAC2        10.17       6.87     6.66       6.655
CLI            -ABS1            82667XAC3        14.92       8.33     8.84       8.840
CLI            -CMBS1           045424FK9        12.42       7.89     6.62       6.321
CLI            -CMBS1           337367AD8        11.58       7.55     6.83       6.730
CLI            -CMBS1           589929PU6        13.08       7.62     6.72       6.720
CLI            -CMBS1           61745MJT1        30.92      11.99     7.20       7.321
CLI            -CMBS1           655356JL8        13.25       8.11     6.82       6.979
CLI            -CPRN1           07012EAG5        15.92       8.22     6.79       6.650
CLI            -CPRN1           19624@AA2        18.83       9.61     6.71       6.710
CLI            -CPRN1           35107@AA4        11.42       6.93     6.54       6.540
CLI            -CPRN1           39063@AF7        13.75       8.08     6.73       6.730
CLI            -CPRN1           39063@AF7        13.75       8.08     6.73       6.730
CLI            -CPRN1           92948#AD0        12.25       7.66     6.84       6.840
CLI            -CPRN1           Q2107#AA4        13.17       7.98     6.94       6.940
CLI            -CPRN3           39823#AA7        10.42       7.01     6.86       6.860
CLI            -CPUC1           047681GT2        28.92       9.24     7.03       7.000
CLI            -CPUC1           161477AA2        26.92       8.64     7.37       7.670
CLI            -CPUC1           404398AA7        31.50      10.46     8.74       8.741
CLI            -CPUC2           69348TAA0        27.42       8.17     7.38       8.315
CLI            -CPUC2           90329SAC7        27.00       8.13     7.28       8.270
CLI            -CPUC2           90329SAC7        27.00       8.13     6.93       8.270
CLI            -CPUN1           03009MBB1        28.25      11.09     7.11       7.100
CLI            -CPUN1           049164AK2        18.00       9.09     7.38       7.380
CLI            -CPUN1           212257AU3        11.42       7.64     6.66       6.850
CLI            -CPUN1           431573AC8        28.00      11.49     6.85       6.750
CLI            -CPUN1           492279AM6        14.67       8.51     6.27       7.260
CLI            -CPUN1           592173AE8        25.83      10.45     7.23       7.800
CLI            -CPUN1           592173AE8        25.83      10.45     7.05       7.800
CLI            -CPUN1           656531AF7        18.08       9.47     6.75       6.700
CLI            -CPUN1           672319AL4        10.00       6.99     6.49       6.980
CLI            -CPUN1           718911EV8        21.92       8.92     7.17       7.125
CLI            -CPUN1           718911EW6        15.92       8.38     6.90       6.800
CLI            -CPUN1           7252087N6        13.17       8.30     6.37       6.350
CLI            -CPUN1           875234BL9         9.75       6.86     6.46       6.460
CLI            -CPUN2           231021AJ5        28.17      10.66     7.18       7.125
CLI            -CPUN2           74531EAA0        27.92      11.33     7.03       7.020
CLI            -CPUN2           74531EAA0        27.92      11.33     6.71       7.020
CLI            -CPUN2           836205AD6        17.50       8.62     8.95       8.500
CLI            -CPUN3           593048AX9        26.42       9.26     9.60      11.500
CLI            -RMBPU1          16162TEY8        12.33       7.38     6.75       6.500
CLI            -RMBPU1          961691AE2        28.08      10.47     8.10       8.100
GEN            -ABS1            007136AC8        11.58       7.30     7.67       7.670
GEN            -ABS1            007136AJ3        11.58       6.96     9.12       9.120
GEN            -ABS1            023654AU0        11.25       6.48     7.93       7.930
GEN            -ABS1            040097AA5         4.42       3.70     6.88       6.880
GEN            -ABS1            040097AG2         4.08       3.41     6.35       6.350
GEN            -ABS1            04009PAD9         5.83       4.66     6.55       6.550
GEN            -ABS1            07132XAJ2        11.08       7.15     9.01       9.007
GEN            -ABS1            09774XAV4         9.50       6.37     6.47       6.475
GEN            -ABS1            12613QAB2        12.33       7.59     7.64       7.645
GEN            -ABS1            12613QAC0        15.17       8.42     7.85       7.850
GEN            -ABS1            126342DY7        11.33       7.03     7.92       7.900
GEN            -ABS1            14073MAA2         8.00       5.72     6.95       6.860
GEN            -ABS1            14073MAA2         8.00       5.72     6.94       6.860
GEN            -ABS1            195426AB7         8.50       6.18     8.78       6.920
GEN            -ABS1            22540ACN6        11.17       7.03     7.08       7.075
GEN            -ABS1            245655AC9         9.92       6.98     6.49       6.487
GEN            -ABS1            290908AB8        11.42       6.97     7.00       7.000
GEN            -ABS1            301965AB5        11.33       7.33     7.46       7.450
GEN            -ABS1            301965AB5        11.33       7.33     7.46       7.450
GEN            -ABS1            301965AE9        12.50       7.62     7.55       7.740
GEN            -ABS1            301965AT6        14.33       8.28     7.00       7.030
GEN            -ABS1            301965BS7        26.42      10.48     8.66       8.660
GEN            -ABS1            301965BU2        26.42      10.27     8.86       8.860
GEN            -ABS1            374703AD8        11.17       7.08     8.84       7.557
GEN            -ABS1            374703AD8        11.17       7.08     7.56       7.557

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -ABS1            393505DG4       2000000136              8,135,058        8,138,382     8,183,957       28,756
GEN            -ABS1            393505DW9       2000000137              9,982,638       10,000,000    10,428,000       38,222
GEN            -ABS1            393505FG2       2095048AB2              5,990,339        6,000,000     6,298,200       23,200
GEN            -ABS1            393505FG2       2095048AB3              7,987,119        8,000,000     8,397,600       30,933
GEN            -ABS1            393505FX5       2095090AA3             11,981,240       12,000,000    12,318,000       44,267
GEN            -ABS1            48202RAD7       2099090AB4              5,000,000        5,000,000     4,647,600       79,800
GEN            -ABS1            559521AA7       2098365AC4              9,998,981       10,000,000     9,211,400      307,561
GEN            -ABS1            589929UG1       2099301AB0              2,462,930        2,500,000     2,456,250       16,354
GEN            -ABS1            589929UG1       2099301AB1              3,829,364        3,887,000     3,818,978       25,427
GEN            -ABS1            638586AB3       2000000148              4,974,743        5,000,000     4,832,500       13,889
GEN            -ABS1            674135EL8       2099029AA6              6,999,368        7,000,000     6,157,809       40,017
GEN            -ABS1            69317AAA8       2098224AA0              4,772,072        4,772,072     4,497,535       80,708
GEN            -ABS1            70556JAC3       2099222AA1              8,501,865       10,000,000     8,428,120       10,500
GEN            -ABS1            73641PAC0       2098363AB2             10,000,000       10,000,000     8,691,300      287,083
GEN            -ABS1            74386QAC5       2098348AA5             10,000,000       10,000,000     8,989,100       42,931
GEN            -ABS1            801041AE4       2098091AC5              2,666,667        2,666,667     2,483,733       75,164
GEN            -ABS1            801041AJ3       2098091AC4              2,333,333        2,333,333     2,186,520       66,943
GEN            -ABS1            80927GAH9       2099098AA3              1,500,000        1,500,000     1,304,685       47,696
GEN            -ABS1            80927GAH9       2099098AA4              3,517,946        3,500,000     3,044,265      111,291
GEN            -ABS1            82667XAC3       2099356AB2              5,000,000        5,000,000     5,150,500       27,011
GEN            -ABS1            85333JBF3       2000000212             13,077,599       13,100,000    13,103,930      229,250
GEN            -ABS1            87235MAA3       2098244AC1             10,000,000       10,000,000     9,339,100       28,267
GEN            -ABS1            87235PAG3       2099197AA3             10,000,000       10,000,000     8,046,800      274,400
GEN            -ABS2            009451AG0       2096075AA8              7,857,763        7,862,982     8,250,627       28,481
GEN            -ABS2            00971PAA7       2098204AA0              8,000,000        8,000,000     7,697,496      148,133
GEN            -ABS2            04009PAX5       2098295AA1              4,000,000        4,000,000     3,897,960       52,867
GEN            -ABS2            25532LAF4       2099144AA5              5,495,916        6,000,000     4,998,750      116,390
GEN            -ABS2            25532LAF4       2099364AC3              1,737,316        2,000,000     1,666,250       38,797
GEN            -ABS2            290908AC6       2000004AA6              2,014,591        2,500,000     2,178,025       21,198
GEN            -ABS2            290908AC6       2099144AC2              2,500,000        2,500,000     2,178,025       21,198
GEN            -ABS2            364811AA7       2099207AA5              3,988,348        4,169,550     4,002,768       66,039
GEN            -ABS2            364816AB4       2099182AB4              5,000,000        5,000,000     5,349,700       24,022
GEN            -ABS2            393505CA8       2096052AD1             10,240,189       10,000,000     8,390,000       34,889
GEN            -ABS2            45578MAC2       2098152AB0              5,000,000        5,000,000     4,637,200       54,988
GEN            -ABS2            48202RAF2       2099090AB5              5,000,000        5,000,000     4,918,600       90,356
GEN            -ABS2            60685WAG0       2098337AA0             10,000,000       10,000,000     8,092,100      263,822
GEN            -ABS2            61745WAP6       2099064AA1              4,996,335        4,998,495     4,201,859       15,329
GEN            -ABS2            801041AA2       2098033AA1              5,000,000        5,000,000     4,793,300      157,082
GEN            -ABS2            81688KAG9       2099245AB5             20,000,000       20,000,000    19,250,000      631,111
GEN            -ABS2            81688KAG9       2099245AB6             15,000,000       15,000,000    14,437,500      470,000
GEN            -ABS2            81688KAG9       2099273AA7              5,000,000        5,000,000     4,812,500      128,889
GEN            -ABS3            71901PAA3       2099102AA0             30,650,000       30,650,000    28,504,500      697,288
GEN            -ABS3            78572DAE5       2099355AA2              6,598,284        7,500,000     6,597,825            0
GEN            -CMBS1           02970KAC1       2000000002              7,792,400        7,695,128     7,618,946       46,812
GEN            -CMBS1           02970KAC1       2096155AA8                939,502          953,168       943,732        5,798
GEN            -CMBS1           02970KAC1       2099277AD3                160,403          160,403       158,815          976
GEN            -CMBS1           02970KAX5       2095213AA7              8,633,012        8,600,000     8,639,560       55,542
GEN            -CMBS1           045424AD0       2095286AA0              5,454,277        5,598,165     5,405,728       35,408
GEN            -CMBS1           045424AS7       2095314AA1             13,090,166       12,900,000    12,712,821       52,919
GEN            -CMBS1           045424AS7       2095314AA2              2,127,346        2,100,000     2,069,529        8,615
GEN            -CMBS1           045424BF4       2096060AA9              4,648,742        4,616,500     4,489,546       17,748
GEN            -CMBS1           045424CB2       2096297AA1              8,085,455        8,000,000     7,856,000       32,889
GEN            -CMBS1           045424CB2       2097115AA0                588,342          590,000       579,380        2,426
GEN            -CMBS1           045424CB2       2099272AA1              2,018,821        2,000,000     1,964,000        8,222
GEN            -CMBS1           045424FK9       2099273AB4              4,977,020        5,000,000     4,628,600       18,944
GEN            -CMBS1           124833AP9       2096025AA6             12,276,775       12,000,000    11,622,720       74,800
GEN            -CMBS1           124833AP9       2099060AA5              2,575,663        2,500,000     2,421,400       15,583
GEN            -CMBS1           124833AP9       2099120AC4                612,952          590,000       571,450        3,678
GEN            -CMBS1           124833AP9       2099182AB7                522,485          525,000       508,494        3,273
GEN            -CMBS1           12613KAB5       2098224AA4              5,248,000        5,248,000     4,752,720       28,252
GEN            -CMBS1           12613KAE9       2098224AA5              2,499,277        2,500,000     2,187,500       13,750
GEN            -CMBS1           126342BL7       2095172AA0             12,699,594       12,591,662    13,079,589       87,932
GEN            -CMBS1           126342BL7       2096320AA0              1,944,099        1,846,777     1,918,340       12,897
GEN            -CMBS1           20226PAA8       2099152AA1                292,865          303,795       286,517        1,706
GEN            -CMBS1           208463AC3       2000000027              7,115,204        6,840,753     6,977,568       29,491
GEN            -CMBS1           208463AC3       2000000028              3,500,923        3,420,377     3,488,784       14,746
GEN            -CMBS1           208463AC3       2000000029              2,827,868        2,736,301     2,791,027       11,797
GEN            -CMBS1           225516AB9       2096232AA0             10,964,135       10,368,085    10,782,808       39,030
GEN            -CMBS1           22660BAB6       2098135AA5              4,626,697        4,750,000     3,970,003       55,417
GEN            -CMBS1           22660BAB6       2098138AA0              5,357,228        5,500,000     4,596,845       64,167


CBGROUP        LONGCLASS          CUSIP         AVGLIFE     EFFDUR   YIELD      COUPON
---------------------------------------------------------------------------------------
GEN            -ABS1            393505DG4         3.92       3.21     7.96       7.950
GEN            -ABS1            393505DW9         3.50       2.42     8.66       8.600
GEN            -ABS1            393505FG2         3.42       2.29     8.76       8.700
GEN            -ABS1            393505FG2         3.42       2.29     8.76       8.700
GEN            -ABS1            393505FX5         3.75       2.89     8.35       8.300
GEN            -ABS1            48202RAD7        11.33       7.21     7.56       7.560
GEN            -ABS1            559521AA7         7.08       5.36     6.67       6.670
GEN            -ABS1            589929UG1        31.92      11.46     7.98       7.850
GEN            -ABS1            589929UG1        31.92      11.46     7.98       7.850
GEN            -ABS1            638586AB3         4.00       3.44     6.39       6.250
GEN            -ABS1            674135EL8        10.25       6.87     6.86       6.860
GEN            -ABS1            69317AAA8        12.75       8.15     6.76       6.765
GEN            -ABS1            70556JAC3         8.67       6.19     8.78       6.300
GEN            -ABS1            73641PAC0        11.00       7.22     6.50       6.500
GEN            -ABS1            74386QAC5        10.92       7.18     7.03       7.025
GEN            -ABS1            801041AE4         6.08       4.71     6.72       6.720
GEN            -ABS1            801041AJ3         6.08       4.70     6.84       6.840
GEN            -ABS1            80927GAH9        10.92       6.82     7.11       7.110
GEN            -ABS1            80927GAH9        10.92       6.82     7.05       7.110
GEN            -ABS1            82667XAC3        14.92       8.33     8.84       8.840
GEN            -ABS1            85333JBF3         6.58       4.99     7.39       7.500
GEN            -ABS1            87235MAA3         5.25       4.31     6.36       6.360
GEN            -ABS1            87235PAG3        11.58       7.62     5.88       5.880
GEN            -ABS2            009451AG0         7.25       5.07     8.16       8.150
GEN            -ABS2            00971PAA7         3.08      -0.03     8.19       7.530
GEN            -ABS2            04009PAX5         5.83       4.53     7.80       7.800
GEN            -ABS2            25532LAF4         9.25       6.29     8.09       6.780
GEN            -ABS2            25532LAF4         9.25       6.29     8.90       6.780
GEN            -ABS2            290908AC6        11.42       7.13    11.32       8.250
GEN            -ABS2            290908AC6        11.42       7.13     8.25       8.250
GEN            -ABS2            364811AA7         2.33       0.23     9.44       7.630
GEN            -ABS2            364816AB4         2.58       2.20    10.81      10.810
GEN            -ABS2            393505CA8         7.42       5.20     7.42       7.850
GEN            -ABS2            45578MAC2        10.33       6.79     7.47       7.470
GEN            -ABS2            48202RAF2        11.33       6.98     8.56       8.560
GEN            -ABS2            60685WAG0        10.67       6.59     7.42       7.420
GEN            -ABS2            61745WAP6         8.92       4.91     6.91       6.900
GEN            -ABS2            801041AA2         6.08       4.62     7.49       7.490
GEN            -ABS2            81688KAG9        11.83       7.34     8.00       8.000
GEN            -ABS2            81688KAG9        11.83       7.34     8.00       8.000
GEN            -ABS2            81688KAG9        11.83       7.34     8.00       8.000
GEN            -ABS3            71901PAA3        11.25      10.69     9.00      14.000
GEN            -ABS3            78572DAE5        41.00      -1.09     0.31       0.000
GEN            -CMBS1           02970KAC1         5.25       4.06     6.89       7.300
GEN            -CMBS1           02970KAC1         5.25       4.06     7.65       7.300
GEN            -CMBS1           02970KAC1         5.25       4.06     7.30       7.300
GEN            -CMBS1           02970KAX5         5.25       4.18     7.66       7.750
GEN            -CMBS1           045424AD0        11.50       7.33     7.93       7.590
GEN            -CMBS1           045424AS7         7.58       5.60     7.13       7.384
GEN            -CMBS1           045424AS7         7.58       5.60     7.16       7.384
GEN            -CMBS1           045424BF4         6.08       4.59     6.78       6.920
GEN            -CMBS1           045424CB2         6.75       5.07     7.20       7.400
GEN            -CMBS1           045424CB2         6.75       5.07     7.45       7.400
GEN            -CMBS1           045424CB2         6.75       5.07     7.22       7.400
GEN            -CMBS1           045424FK9        12.42       7.89     6.89       6.321
GEN            -CMBS1           124833AP9         8.08       5.78     7.10       7.480
GEN            -CMBS1           124833AP9         8.08       5.78     6.99       7.480
GEN            -CMBS1           124833AP9         8.08       5.78     6.85       7.480
GEN            -CMBS1           124833AP9         8.08       5.78     7.56       7.480
GEN            -CMBS1           12613KAB5         9.25       6.53     6.46       6.460
GEN            -CMBS1           12613KAE9        11.17       7.32     6.60       6.600
GEN            -CMBS1           126342BL7         8.67       5.84     8.24       8.380
GEN            -CMBS1           126342BL7         8.67       5.84     7.52       8.380
GEN            -CMBS1           20226PAA8         3.83       3.24     7.87       6.740
GEN            -CMBS1           208463AC3         3.50       2.66     8.21       9.700
GEN            -CMBS1           208463AC3         3.50       2.66     8.81       9.700
GEN            -CMBS1           208463AC3         3.50       2.66     8.45       9.700
GEN            -CMBS1           225516AB9        11.42       6.86     7.68       8.470
GEN            -CMBS1           22660BAB6         8.83       5.94     7.41       7.000
GEN            -CMBS1           22660BAB6         8.83       5.94     7.41       7.000

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CMBS1           22660BAB6       2098138AA1                974,042        1,000,000       835,790       11,667
GEN            -CMBS1           22660CAD0       2099096AA5              9,912,228       10,000,000     9,190,620       54,608
GEN            -CMBS1           23321PLT3       2000000034              3,659,435        3,636,480     3,737,538       24,546
GEN            -CMBS1           23321PLT3       2099201AB1                192,957          189,097       194,352      -25,021
GEN            -CMBS1           23321PLV8       2095207AA6              4,053,538        4,000,000     4,079,240       27,000
GEN            -CMBS1           23321PVJ4       2096002AA2              2,006,715        2,000,000     1,965,700       11,500
GEN            -CMBS1           23321PVK1       2096002AA1              8,039,782        8,000,000     7,690,000       47,000
GEN            -CMBS1           23321PYL6       2096151AA6              7,035,681        7,000,000     6,995,625       44,217
GEN            -CMBS1           23322BDB1       2098342AA3              5,069,793        5,000,000     4,506,000       27,708
GEN            -CMBS1           23322BDB1       2098342AA4              4,089,174        4,000,000     3,604,800       22,167
GEN            -CMBS1           23322BDP0       2098342AA5              1,872,060        1,846,000     1,707,236       10,615
GEN            -CMBS1           23322BGE2       2099281AB0             13,549,302       13,489,000    13,383,610       88,016
GEN            -CMBS1           251562AE4       2098120AA3              5,042,609        5,000,000     4,626,450       28,588
GEN            -CMBS1           268617AE7       2098299AA1              9,813,151       10,000,000     8,934,370       30,400
GEN            -CMBS1           31359PDH6       2097114AA0             15,254,419       15,253,447    14,901,550       93,423
GEN            -CMBS1           31359PDH6       2097114AA1              5,505,801        5,516,663     5,389,394       33,788
GEN            -CMBS1           33735PAJ6       2099037AA3             10,135,817       10,000,000     9,046,750       54,118
GEN            -CMBS1           337367AD8       2098148AA2              3,999,128        4,000,000     3,635,900       22,433
GEN            -CMBS1           361849EB4       2098299AA0              9,854,879       10,000,000     9,160,500       54,167
GEN            -CMBS1           36208GX86       2098245AB4              2,612,874        2,630,011     2,542,063       28,053
GEN            -CMBS1           36208GX86       2098301AA0                135,976          136,927       132,348          730
GEN            -CMBS1           36208GX86       2098334AB0                158,299          159,438       154,106          850
GEN            -CMBS1           36208GX86       2098362AA3                222,863          224,528       217,020        1,197
GEN            -CMBS1           36208GX86       2099019AA4                580,042          584,534       564,987        3,118
GEN            -CMBS1           36208GX86       2099055AA4                749,832          755,837       730,562        4,031
GEN            -CMBS1           36208GX86       2099075AA5                854,721          861,886       833,065        4,597
GEN            -CMBS1           36208GX86       2099116AA2                790,026          796,916       770,267        4,250
GEN            -CMBS1           36208GX86       2099145AA0              1,357,110        1,369,429     1,323,635        7,304
GEN            -CMBS1           36208GX86       2099174AA9                990,458          999,892       966,456        5,333
GEN            -CMBS1           36208GX86       2099190AA3                901,572          910,577       880,127        4,856
GEN            -CMBS1           36208GX86       2099238AC6                846,541          855,447       826,841        4,562
GEN            -CMBS1           36208GX86       2099272AA4                834,430          843,671       815,459        4,500
GEN            -CMBS1           36208GX86       2099292AB8                623,781          631,076       609,973        3,366
GEN            -CMBS1           36208GX86       2099323AA7                869,076          879,890       850,466        4,693
GEN            -CMBS1           36208GX86       2099350AA0                336,221          340,683       329,291        1,817
GEN            -CMBS1           36208GYA0       2098245AB8              1,572,744        1,570,081     1,534,754       34,908
GEN            -CMBS1           36208GYA0       2098349AA5                365,466          364,740       356,533        2,027
GEN            -CMBS1           36208GYA0       2099019AA2                186,975          186,587       182,389        1,037
GEN            -CMBS1           36208GYA0       2099055AA5                462,224          461,223       450,845        2,564
GEN            -CMBS1           36208GYA0       2099075AA4                681,931          680,366       665,058        3,782
GEN            -CMBS1           36208GYA0       2099116AA3                694,757          693,079       677,485        3,852
GEN            -CMBS1           36208GYA0       2099145AA1                499,719          498,448       487,233        2,771
GEN            -CMBS1           36208GYA0       2099174AB0                293,356          292,561       285,978        1,626
GEN            -CMBS1           36208GYA0       2099190AA4                355,108          354,082       346,115        1,968
GEN            -CMBS1           36208GYA0       2099238AC5                634,768          632,800       618,562        3,517
GEN            -CMBS1           36208GYA0       2099272AA3                615,633          613,582       599,776        3,410
GEN            -CMBS1           36208GYA0       2099292AB9                405,882          404,421       395,322        2,248
GEN            -CMBS1           36208GYA0       2099323AA4                815,326          812,113       793,840        4,514
GEN            -CMBS1           36208GYA0       2099350AA1                647,938          645,125       630,610        3,586
GEN            -CMBS1           36208HBB1       2098274AA4                 79,458           79,714        78,917          423
GEN            -CMBS1           36208HBB1       2098357AB0                 94,834           95,140        94,189          505
GEN            -CMBS1           36208HBB1       2099035AA2                139,002          139,450       138,056          741
GEN            -CMBS1           36208HBB1       2099067AA5                216,548          217,247       215,075        1,154
GEN            -CMBS1           36208HBB1       2099083AA4                102,248          102,578       101,552          545
GEN            -CMBS1           36208HBB1       2099116AA5                163,036          163,609       161,973          869
GEN            -CMBS1           36208HBB1       2099146AB6                339,770          341,078       337,667        1,812
GEN            -CMBS1           36208HBB1       2099182AB6                187,173          187,982       186,102          999
GEN            -CMBS1           36208HBB1       2099211AC3                265,026          266,325       263,662        1,415
GEN            -CMBS1           36208HBB1       2099242AB9                152,357          153,217       151,685          814
GEN            -CMBS1           36208HBB1       2099302AA6                357,680          360,563       356,957        1,915
GEN            -CMBS1           36208HBB1       2099334AC3                126,142          127,457       126,182          677
GEN            -CMBS1           36208LD46       2098306AA7              1,024,179        1,019,175       997,518        5,690
GEN            -CMBS1           36208LD46       2098320AA1                118,278          117,694       115,193          657
GEN            -CMBS1           36208LD46       2098341AA7                209,342          208,288       203,862        1,163
GEN            -CMBS1           36208LD46       2099018AA0                270,815          269,409       263,684        1,504
GEN            -CMBS1           36208LD46       2099046AA3                145,308          144,528       141,457          807
GEN            -CMBS1           36208LD46       2099069AA1                268,638          267,156       261,479        1,492
GEN            -CMBS1           36208LD46       2099090AB1                338,105          336,188       329,044        1,877
GEN            -CMBS1           36208LD46       2099130AA2                955,165          949,578       929,399        5,302
GEN            -CMBS1           36208LD46       2099160AA4                862,361          857,153       838,938        4,786

CBGROUP        LONGCLASS          CUSIP          AVGLIFE     EFFDUR   YIELD      COUPON
---------------------------------------------------------------------------------------
GEN            -CMBS1           22660BAB6          8.83       5.94     7.41       7.000
GEN            -CMBS1           22660CAD0          8.17       5.98     6.69       6.553
GEN            -CMBS1           23321PLT3          4.00       3.32     7.91       8.100
GEN            -CMBS1           23321PLT3          4.00       3.32     7.49       8.100
GEN            -CMBS1           23321PLV8          4.42       3.61     7.74       8.100
GEN            -CMBS1           23321PVJ4          5.92       4.66     6.83       6.900
GEN            -CMBS1           23321PVK1          6.00       4.71     6.95       7.050
GEN            -CMBS1           23321PYL6          6.08       4.73     7.48       7.580
GEN            -CMBS1           23322BDB1          8.83       6.30     6.44       6.650
GEN            -CMBS1           23322BDB1          8.83       6.30     6.32       6.650
GEN            -CMBS1           23322BDP0          8.83       6.27     6.69       6.900
GEN            -CMBS1           23322BGE2          9.75       6.55     7.76       7.830
GEN            -CMBS1           251562AE4          8.17       5.94     6.73       6.861
GEN            -CMBS1           268617AE7         13.00       7.99     7.06       6.840
GEN            -CMBS1           31359PDH6          9.00       6.31     7.35       7.350
GEN            -CMBS1           31359PDH6          9.00       6.31     7.38       7.350
GEN            -CMBS1           33735PAJ6         10.83      10.74     6.32       6.494
GEN            -CMBS1           337367AD8         11.58       7.55     6.73       6.730
GEN            -CMBS1           361849EB4          8.67       6.22     6.72       6.500
GEN            -CMBS1           36208GX86         12.08       5.86     6.96       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.00       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.02       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.04       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.07       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.09       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.12       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.15       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.18       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.22       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.26       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.30       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.35       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.40       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.47       6.400
GEN            -CMBS1           36208GX86         12.08       5.86     7.54       6.400
GEN            -CMBS1           36208GYA0         12.83       5.86     6.45       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.41       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.40       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.39       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.37       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.36       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.34       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.32       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.29       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.27       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.24       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.20       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.16       6.670
GEN            -CMBS1           36208GYA0         12.83       5.86     6.10       6.670
GEN            -CMBS1           36208HBB1         11.92       5.63     7.93       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63     7.94       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63     7.94       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63     7.94       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63     7.94       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63     8.08       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63     8.24       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63     8.47       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63     8.75       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63     9.10       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63    10.27       6.375
GEN            -CMBS1           36208HBB1         11.92       5.63    11.41       6.375
GEN            -CMBS1           36208LD46         12.83       5.94     6.40       6.700
GEN            -CMBS1           36208LD46         12.83       5.94     6.39       6.700
GEN            -CMBS1           36208LD46         12.83       5.94     6.39       6.700
GEN            -CMBS1           36208LD46         12.83       5.94     6.38       6.700
GEN            -CMBS1           36208LD46         12.83       5.94     6.37       6.700
GEN            -CMBS1           36208LD46         12.83       5.94     6.36       6.700
GEN            -CMBS1           36208LD46         12.83       5.94     6.35       6.700
GEN            -CMBS1           36208LD46         12.83       5.94     6.34       6.700
GEN            -CMBS1           36208LD46         12.83       5.94     6.32       6.700

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CMBS1           36208LD46       2099190AA2                875,947          870,459       851,962        4,860
GEN            -CMBS1           36208LD46       2099221AA1                913,428          907,503       888,219        5,067
GEN            -CMBS1           36208LD46       2099251AA4                514,662          511,187       500,324        2,854
GEN            -CMBS1           36208LD46       2099279AA1                503,824          500,286       489,655        2,793
GEN            -CMBS1           36208LD46       2099320AD3                826,141          820,055       802,629        4,579
GEN            -CMBS1           36208LD46       2099341AA7                161,434          160,203       156,799          894
GEN            -CMBS1           36209JZR5       2099004AB4              2,235,237        2,222,725     2,179,671       12,503
GEN            -CMBS1           36209JZR5       2099061AA6                136,177          135,359       132,737          761
GEN            -CMBS1           36209JZR5       2099089AB1                692,141          687,805       674,482        3,869
GEN            -CMBS1           36209JZR5       2099120AC6                674,163          669,765       656,792        3,767
GEN            -CMBS1           36209JZR5       2099146AB3                813,095          807,623       791,979        4,543
GEN            -CMBS1           36209JZR5       2099176AA0                825,310          819,471       803,598        4,610
GEN            -CMBS1           36209JZR5       2099209AD0              1,279,756        1,270,223     1,245,619        7,145
GEN            -CMBS1           36209JZR5       2099242AC1                620,086          615,216       603,299        3,461
GEN            -CMBS1           36209JZR5       2099271AA6                803,512          796,943       781,506        4,483
GEN            -CMBS1           36209JZR5       2099301AA9                830,920          823,674       807,719        4,633
GEN            -CMBS1           36209JZR5       2099328AA7                602,951          597,395       585,823        3,360
GEN            -CMBS1           36209JZR5       2099355AB2                960,919          951,569       933,137        5,353
GEN            -CMBS1           36209VDC5       2099055AB0                749,702          748,598       728,244        4,086
GEN            -CMBS1           36209VDC5       2099085AA7                503,335          502,563       488,898        2,743
GEN            -CMBS1           36209VDC5       2099118AA0                436,814          436,116       424,258        2,380
GEN            -CMBS1           36209VDC5       2099147AG9                 42,691           42,620        41,461          233
GEN            -CMBS1           36209VDC5       2099197AA2                291,296          290,772       282,866        1,587
GEN            -CMBS1           36209VDC5       2099237AA1                526,934          525,915       511,615        2,871
GEN            -CMBS1           36209VDC5       2099308AA8                809,339          807,553       785,596        4,408
GEN            -CMBS1           36209VDC5       2099322AD6                299,397          298,718       290,596        1,631
GEN            -CMBS1           36209VDC5       2099349AA0                563,046          561,690       546,418        3,066
GEN            -CMBS1           36210CKV4       2099242AB8                172,737          173,529       173,475        2,097
GEN            -CMBS1           36210CKV4       2099308AA7                232,074          233,211       233,139        1,409
GEN            -CMBS1           36210CKV4       2099347AA9                181,118          182,060       182,004        1,100
GEN            -CMBS1           36210FH58       2099180AC8                478,045          478,045       472,667        2,769
GEN            -CMBS1           36210FH58       2099209AD1                112,146          112,146       110,884          650
GEN            -CMBS1           36210FH58       2099266AA4                616,023          611,671       604,790        3,543
GEN            -CMBS1           36210FH58       2099301AA7                915,223          908,386       898,167        5,261
GEN            -CMBS1           36210FH58       2099328AA1                651,425          646,280       639,009        3,743
GEN            -CMBS1           36211EWR5       2099363AB2              6,012,188        6,000,000     5,802,852       34,875
GEN            -CMBS1           36228CDG5       2099018AA2             10,141,273       10,000,000     9,231,250       56,083
GEN            -CMBS1           437146A*4       2000000138                165,939          166,343       170,726        1,173
GEN            -CMBS1           44108PAR4       2099224AA0             10,000,020       10,000,000     9,881,250       64,417
GEN            -CMBS1           45254NAS6       2098301AA1             15,672,588       15,889,000    14,831,380       89,243
GEN            -CMBS1           501773BD6       2098076AA0             10,904,658       10,890,000    10,148,500       60,621
GEN            -CMBS1           502173AM9       2096089AB6              8,716,759        8,718,000     8,282,100       54,052
GEN            -CMBS1           54714@9B0       2099061AA5                729,973          722,783       650,505        2,820
GEN            -CMBS1           54714@9B0       2099153AC5                206,649          204,613       184,152          791
GEN            -CMBS1           54714@9B0       2099153AC6                300,656          297,691       267,922        2,606
GEN            -CMBS1           54714@9B0       2099153AC8                936,583          927,347       834,612        8,117
GEN            -CMBS1           54714@9B0       2099167AA1                754,026          746,586       671,927        6,535
GEN            -CMBS1           54714@9B0       2099204AA2                481,906          477,148       429,433        4,176
GEN            -CMBS1           54714@9B0       2099224AA2                642,449          636,103       572,493        5,568
GEN            -CMBS1           54714@9B0       2099266AA0                573,420          567,752       510,977        4,969
GEN            -CMBS1           54714@9B0       2099295AA1                631,091          624,850       562,365        5,469
GEN            -CMBS1           54714@9B0       2099327AB0                483,708          478,922       431,030        1,458
GEN            -CMBS1           54714@9B0       2099357AA2                202,442          200,438       180,394          343
GEN            -CMBS1           589929LN6       2096092AA2              7,951,429        8,000,000     7,797,496       49,467
GEN            -CMBS1           589929MG0       2098341AA6              5,184,609        5,000,000     4,750,000       29,000
GEN            -CMBS1           589929MG0       2098365AB5              5,104,075        5,000,000     4,750,000       29,000
GEN            -CMBS1           597706AD2       2096275AB1              4,029,757        4,000,000     4,022,480       25,797
GEN            -CMBS1           61745MEE9       2098005AA0                229,146          229,000       217,951        1,305
GEN            -CMBS1           61745MJS3       2098321AA1              5,065,030        5,000,000     4,807,050       27,974
GEN            -CMBS1           61745MJT1       2098321AA0              5,075,600        5,000,000     4,794,500       30,506
GEN            -CMBS1           61910DBK7       2096184AF4              5,037,042        5,000,000     5,105,000       32,917
GEN            -CMBS1           61910DDE9       2098301AA3             14,673,950       14,528,864    13,736,605       83,311
GEN            -CMBS1           61910DFN7       2098365AC7             10,138,323       10,000,000     9,231,250       24,512
GEN            -CMBS1           63859CAE3       2096129AA0              9,912,429       10,000,000     9,843,750       64,083
GEN            -CMBS1           63859CBL6       2098322AA7             10,091,714       10,000,000     9,484,630       58,683
GEN            -CMBS1           71912PAM4       2000000155              7,048,437        7,048,437     6,343,593       34,804
GEN            -CMBS1           74436JCY1       2096002AA0              8,935,672        8,892,000     8,452,958       53,093
GEN            -CMBS1           74436JDQ7       2098240AA2             10,121,933       10,000,000     9,190,620       56,183
GEN            -CMBS1           863572DV2       2000000213              8,136,934        8,500,000     8,299,655       26,633
GEN            -CMBS1           863572GT4       2095334AA6                877,058          888,897       888,897        5,185

CBGROUP        LONGCLASS          CUSIP         AVGLIFE     EFFDUR   YIELD      COUPON
--------------------------------------------------------------------------------------
GEN            -CMBS1           36208LD46        12.83       5.94     6.31       6.700
GEN            -CMBS1           36208LD46        12.83       5.94     6.30       6.700
GEN            -CMBS1           36208LD46        12.83       5.94     6.28       6.700
GEN            -CMBS1           36208LD46        12.83       5.94     6.26       6.700
GEN            -CMBS1           36208LD46        12.83       5.94     6.24       6.700
GEN            -CMBS1           36208LD46        12.83       5.94     6.22       6.700
GEN            -CMBS1           36209JZR5        12.75       5.94     6.27       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     6.23       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     6.21       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     6.18       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     6.17       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     6.14       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     6.10       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     6.07       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     6.04       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     5.99       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     5.95       6.750
GEN            -CMBS1           36209JZR5        12.75       5.94     5.91       6.750
GEN            -CMBS1           36209VDC5        12.58       5.90     6.41       6.550
GEN            -CMBS1           36209VDC5        12.58       5.90     6.41       6.550
GEN            -CMBS1           36209VDC5        12.58       5.90     6.40       6.550
GEN            -CMBS1           36209VDC5        12.58       5.90     6.40       6.550
GEN            -CMBS1           36209VDC5        12.58       5.90     6.38       6.550
GEN            -CMBS1           36209VDC5        12.58       5.90     6.37       6.550
GEN            -CMBS1           36209VDC5        12.58       5.90     6.35       6.550
GEN            -CMBS1           36209VDC5        12.58       5.90     6.34       6.550
GEN            -CMBS1           36209VDC5        12.58       5.90     6.33       6.550
GEN            -CMBS1           36210CKV4         9.50       4.85     7.55       7.250
GEN            -CMBS1           36210CKV4         9.50       4.85     7.57       7.250
GEN            -CMBS1           36210CKV4         9.50       4.85     7.59       7.250
GEN            -CMBS1           36210FH58        11.42       5.55     6.95       6.950
GEN            -CMBS1           36210FH58        11.42       5.55     6.95       6.950
GEN            -CMBS1           36210FH58        11.42       5.55     6.41       6.950
GEN            -CMBS1           36210FH58        11.42       5.55     6.38       6.950
GEN            -CMBS1           36210FH58        11.42       5.55     6.34       6.950
GEN            -CMBS1           36211EWR5         7.67       4.24     7.73       7.750
GEN            -CMBS1           36228CDG5         8.92       6.42     6.52       6.730
GEN            -CMBS1           437146A*4         2.00       1.77     8.60       8.465
GEN            -CMBS1           44108PAR4         9.58       6.48     7.73       7.730
GEN            -CMBS1           45254NAS6         8.33       6.09     6.96       6.740
GEN            -CMBS1           501773BD6         8.08       5.92     6.66       6.680
GEN            -CMBS1           502173AM9         6.08       4.67     7.44       7.440
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           54714@9B0        12.00       8.03     6.78       6.850
GEN            -CMBS1           589929LN6         6.33       4.86     7.54       7.420
GEN            -CMBS1           589929MG0         6.92       5.23     6.29       6.960
GEN            -CMBS1           589929MG0         6.92       5.23     6.58       6.960
GEN            -CMBS1           597706AD2         6.67       5.05     7.59       7.739
GEN            -CMBS1           61745MEE9         6.67       5.09     6.83       6.840
GEN            -CMBS1           61745MJS3         8.58       6.22     6.50       6.922
GEN            -CMBS1           61745MJT1        30.92      11.99     7.20       7.321
GEN            -CMBS1           61910DBK7         6.17       4.74     7.75       7.900
GEN            -CMBS1           61910DDE9         7.83       5.80     6.72       6.881
GEN            -CMBS1           61910DFN7         8.58       6.14     6.58       6.788
GEN            -CMBS1           63859CAE3         6.08       4.65     7.87       7.690
GEN            -CMBS1           63859CBL6         8.58       6.12     6.90       7.042
GEN            -CMBS1           71912PAM4         2.58       2.55     7.81      11.110
GEN            -CMBS1           74436JCY1         9.25       6.48     7.09       7.165
GEN            -CMBS1           74436JDQ7         9.67       6.69     6.45       6.742
GEN            -CMBS1           863572DV2         2.92       2.55     8.74       7.050
GEN            -CMBS1           863572GT4         2.58       2.31     7.60       7.000

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CMBS2           226604AB2       2099364AC5              3,636,095        3,821,000     3,613,825       24,072
GEN            -CMBS2           22660BAC4       2099070AA3              7,955,818       10,000,000     7,450,000      116,667
GEN            -CMBS2           337367AE6       2098148AA1              2,422,975        2,500,000     2,162,243       14,121
GEN            -CMBS2           337367AE6       2098152AA8              1,951,548        2,000,000     1,729,794       11,297
GEN            -CMBS2           501773BE4       2098147AA3              3,003,392        3,000,000     2,691,561       17,450
GEN            -CMBS2           501773BE4       2099055AA7             10,597,687       10,710,000     9,608,872       62,297
GEN            -CMBS2           501773CE3       2099061AA2              4,772,444        5,000,000     4,372,000       27,083
GEN            -CMBS2           501773CE3       2099119AC8                141,903          150,000       131,160          813
GEN            -CMBS2           617059FF2       2099180AC9              2,372,835        2,500,000     2,290,550       14,858
GEN            -CMBS2           617059GK0       2099223AA2              4,712,071        5,000,000     4,674,550       31,972
GEN            -CMBS2           617059GN4       2099223AA1              2,710,623        3,000,000     2,680,170       19,183
GEN            -CMBS2           69574EAR1       2099204AA1              4,293,221        4,476,000     4,066,580       26,670
GEN            -CMBS2           863572PW7       2099364AC2              4,600,721        5,000,000     4,609,375       20,854
GEN            -CMBS3           23322BCQ9       2099032AC3              4,123,922        5,200,000     3,630,250       91,951
GEN            -CMBS3           61745MLF8       2099085AA5              8,007,654       10,742,000     7,455,614       57,022
GEN            -CMBS3           74436JEK9       2099091AA5              7,950,546       10,451,500     7,211,535       52,902
GEN            -CMBS3           78400EAK7       2099200AA2              5,371,843        6,000,000     5,493,750        6,952
GEN            -CMBS3           78400EAK7       2099312AA0              3,931,681        4,275,000     3,914,297        4,953
GEN            -CPRN1           003708AB0       2096121AA2             13,000,000       13,000,000    11,967,800       41,947
GEN            -CPRN1           046003*X9       1010000028                750,000          750,000       840,413       34,156
GEN            -CPRN1           06048@AA7       2000004AC8              1,428,767        1,432,744     1,500,226        8,823
GEN            -CPRN1           07302#AA4       2097161AA1              1,970,526        1,970,526     1,901,597        6,638
GEN            -CPRN1           07428#AA3       2097365AA1              2,438,382        2,438,382     2,304,002        8,020
GEN            -CPRN1           124733AA4       2098008AA0              6,561,907        6,292,195     5,997,154       41,214
GEN            -CPRN1           124733AA4       2098012AA0              3,503,392        3,146,098     2,998,577       20,607
GEN            -CPRN1           12545@AA3       2099277AD2              2,327,456        2,327,456     2,168,467        5,092
GEN            -CPRN1           12545@AA3       2099328AA2                  6,336            6,336         5,903           14
GEN            -CPRN1           12573@AB6       209MAN1009              2,065,581        2,065,581     1,936,627       23,552
GEN            -CPRN1           12573@AB6       209MAN1010              1,032,914        1,032,914       968,430       11,778
GEN            -CPRN1           12573@AB6       209MAN1011              1,136,032        1,136,032     1,065,110       12,953
GEN            -CPRN1           12573@AB6       209MAN1012              1,859,098        1,859,098     1,743,034       21,198
GEN            -CPRN1           12573@AB6       209MAN1013              1,342,764        1,342,764     1,258,935       15,310
GEN            -CPRN1           12573@AB6       209MAN1014                826,183          826,183       774,605        9,420
GEN            -CPRN1           12573@AB6       209MAN1015              2,272,313        2,272,313     2,130,452       25,909
GEN            -CPRN1           12573@AB6       209MAN1016              1,394,323        1,394,323     1,307,276       15,898
GEN            -CPRN1           12573@AB6       209MAN1017              2,850,616        2,850,616     2,672,652       32,503
GEN            -CPRN1           12573@AB6       209MAN1050              1,445,882        1,445,882     1,355,616       16,486
GEN            -CPRN1           12581@AA8       2099264AA0              1,795,626        1,795,626     1,606,654        3,896
GEN            -CPRN1           12644@AA3       2099179AA2             14,678,948       14,678,948    12,290,242      291,312
GEN            -CPRN1           12644@AB1       2099179AA3              7,175,000        7,175,000     6,656,391      103,910
GEN            -CPRN1           141781G#5       2010000050              7,000,000        7,000,000     6,397,370        1,416
GEN            -CPRN1           141781J#2       2098244AC9             14,531,250       14,531,250    11,778,450      109,558
GEN            -CPRN1           16552#AA2       2098364AA0              2,142,422        2,142,422     1,954,831        2,446
GEN            -CPRN1           171489AB3       1010000051              3,205,038        3,265,000     3,159,149       -3,754
GEN            -CPRN1           19089#AA8       2098204AA5              2,003,466        2,003,466     1,769,401        4,163
GEN            -CPRN1           21215#AA1       2096093AA2             18,887,252       18,887,252    17,694,522      387,118
GEN            -CPRN1           23338*AB1       2098057AA6              5,850,209        5,850,209     5,351,420      191,610
GEN            -CPRN1           257661A*9       2096304AB0             10,000,000       10,000,000    10,476,400      122,411
GEN            -CPRN1           26908@AA4       2099179AA6              9,008,377        9,008,377     8,396,708       52,924
GEN            -CPRN1           29102*AA4       1410000072                185,150          185,150       201,591        9,072
GEN            -CPRN1           29374#AA1       2095242AA6              3,119,914        3,119,914     3,066,657      194,057
GEN            -CPRN1           29374#AB9       2095361AA7              1,853,997        1,853,997     1,779,077       98,849
GEN            -CPRN1           29374#AC7       2097062AA3              2,309,643        2,309,643     2,305,624      155,208
GEN            -CPRN1           29374#AC7       2097092AA4                 29,050           29,050        28,999       -1,033
GEN            -CPRN1           29374#AD5       2096337AA4              4,891,426        4,891,426     4,778,972      297,888
GEN            -CPRN1           30218PAA7       2099182AB2              5,677,142        5,677,142     5,452,497       17,434
GEN            -CPRN1           30218PAA7       2099273AC0              3,879,696        3,879,696     3,726,176       11,914
GEN            -CPRN1           33632*TG2       2098313AA1              9,653,615        9,432,884     7,659,313      302,501
GEN            -CPRN1           362250AA0       2097216AA5              8,041,568        8,041,568     7,201,867      223,591
GEN            -CPRN1           39053#AA8       2097365AA9              1,651,681        1,651,681     1,386,354       12,993
GEN            -CPRN1           39063*AB8       1010000221              1,407,965        1,407,965     1,469,521       29,159
GEN            -CPRN1           39063*AB8       1010000222              1,009,445        1,007,178     1,051,211       20,859
GEN            -CPRN1           40453*AA6       2096155AB6             19,741,746       19,741,746    19,474,838      130,789
GEN            -CPRN1           414763AX0       2010000362              8,960,000        8,960,000     8,076,992      104,533
GEN            -CPRN1           416532AB5       1010000229              4,700,000        4,700,000     4,880,292      132,383
GEN            -CPRN1           45103FAA5       2099336AB5             10,000,000       10,000,000    11,123,100       72,750
GEN            -CPRN1           45103FAA5       2099336AB7                 80,833           80,833        89,912          588
GEN            -CPRN1           45103FAA5       2099343AA6                 81,487           81,487        90,639          593
GEN            -CPRN1           45290#AF7       2010000369             12,092,928       11,000,000    11,237,160      438,121
GEN            -CPRN1           47909#AA7       2097216AA6              2,031,626        2,031,626     1,883,236        6,411

CBGROUP        LONGCLASS          CUSIP          AVGLIFE     EFFDUR   YIELD      COUPON
---------------------------------------------------------------------------------------
GEN            -CMBS2           226604AB2         33.50      11.65     7.98       7.560
GEN            -CMBS2           22660BAC4         11.83       6.95     9.94       7.000
GEN            -CMBS2           337367AE6         13.00       7.95     7.14       6.778
GEN            -CMBS2           337367AE6         13.00       7.95     7.06       6.778
GEN            -CMBS2           501773BE4         10.00       6.69     6.96       6.980
GEN            -CMBS2           501773BE4         10.00       6.69     7.13       6.980
GEN            -CMBS2           501773CE3          9.00       6.34     7.19       6.500
GEN            -CMBS2           501773CE3          9.00       6.34     7.33       6.500
GEN            -CMBS2           617059FF2         35.83       6.28     7.56       7.132
GEN            -CMBS2           617059GK0          9.50       6.34     8.57       7.673
GEN            -CMBS2           617059GN4          9.58       6.28     9.20       7.673
GEN            -CMBS2           69574EAR1          9.58       6.52     7.76       7.150
GEN            -CMBS2           863572PW7         10.00       6.68     8.34       7.150
GEN            -CMBS3           23322BCQ9         13.00       6.98    10.00       7.150
GEN            -CMBS3           61745MLF8          9.58       6.25    10.64       6.370
GEN            -CMBS3           74436JEK9         10.17       6.61     9.82       6.074
GEN            -CMBS3           78400EAK7          3.33      -0.11     9.66       5.642
GEN            -CMBS3           78400EAK7          3.33      -0.11     8.75       5.642
GEN            -CPRN1           003708AB0         11.50       7.47     7.26       7.260
GEN            -CPRN1           046003*X9          4.58       3.50    10.93      10.930
GEN            -CPRN1           06048@AA7          3.00       2.55     7.50       7.390
GEN            -CPRN1           07302#AA4         10.42       6.42     7.58       7.580
GEN            -CPRN1           07428#AA3         10.92       6.59     7.40       7.400
GEN            -CPRN1           124733AA4         14.92       8.47     7.28       7.860
GEN            -CPRN1           124733AA4         14.92       8.47     6.40       7.860
GEN            -CPRN1           12545@AA3         10.33       6.20     7.16       7.160
GEN            -CPRN1           12545@AA3         10.33       6.20     7.16       7.160
GEN            -CPRN1           12573@AB6          9.83       6.45     0.00       7.330
GEN            -CPRN1           12573@AB6          9.83       6.45     0.00       7.330
GEN            -CPRN1           12573@AB6          9.83       6.45     0.00       7.330
GEN            -CPRN1           12573@AB6          9.83       6.45     7.33       7.330
GEN            -CPRN1           12573@AB6          9.83       6.45     0.00       7.330
GEN            -CPRN1           12573@AB6          9.83       6.45     7.33       7.330
GEN            -CPRN1           12573@AB6          9.83       6.45     0.00       7.330
GEN            -CPRN1           12573@AB6          9.83       6.45     7.33       7.330
GEN            -CPRN1           12573@AB6          9.83       6.45     7.33       7.330
GEN            -CPRN1           12573@AB6          9.83       6.45     7.33       7.330
GEN            -CPRN1           12581@AA8         14.08       7.60     7.10       7.100
GEN            -CPRN1           12644@AA3         18.75       9.52     6.74       6.740
GEN            -CPRN1           12644@AB1          7.92       5.54     6.86       6.860
GEN            -CPRN1           141781G#5         14.00       7.87     7.28       7.280
GEN            -CPRN1           141781J#2         18.67       9.40     4.70       6.620
GEN            -CPRN1           16552#AA2         10.00       6.14     6.85       6.850
GEN            -CPRN1           171489AB3          8.00       5.79     8.61       7.750
GEN            -CPRN1           19089#AA8         12.33       7.07     6.80       6.800
GEN            -CPRN1           21215#AA1          7.17       5.00     6.96       6.961
GEN            -CPRN1           23338*AB1         11.25       6.62     7.10       7.103
GEN            -CPRN1           257661A*9          3.83       3.10     9.58       9.580
GEN            -CPRN1           26908@AA4         10.25       6.40     7.05       7.050
GEN            -CPRN1           29102*AA4          8.50       5.58     9.80       9.800
GEN            -CPRN1           29374#AA1          4.17       3.41     7.24       7.240
GEN            -CPRN1           29374#AB9          4.17       3.45     6.57       6.570
GEN            -CPRN1           29374#AC7          4.17       3.39     7.68       7.680
GEN            -CPRN1           29374#AC7          4.17       3.39     7.68       7.680
GEN            -CPRN1           29374#AD5          4.17       3.42     6.96       6.960
GEN            -CPRN1           30218PAA7          8.08       5.41     7.37       7.370
GEN            -CPRN1           30218PAA7          8.08       5.41     7.37       7.370
GEN            -CPRN1           33632*TG2         18.00       9.19     6.26       6.597
GEN            -CPRN1           362250AA0         18.67       9.26     7.36       7.360
GEN            -CPRN1           39053#AA8         18.08       9.14     6.90       6.900
GEN            -CPRN1           39063*AB8          2.33       1.98     9.81       9.810
GEN            -CPRN1           39063*AB8          2.33       1.98     9.67       9.810
GEN            -CPRN1           40453*AA6         18.75       8.73     7.95       7.950
GEN            -CPRN1           414763AX0         13.83       8.35     7.00       7.000
GEN            -CPRN1           416532AB5          7.17       5.21     8.45       8.450
GEN            -CPRN1           45103FAA5         11.67       6.97     9.70       9.700
GEN            -CPRN1           45103FAA5         11.67       6.97     9.70       9.700
GEN            -CPRN1           45103FAA5         11.67       6.97     9.70       9.700
GEN            -CPRN1           45290#AF7          7.58       5.28     6.97       8.690
GEN            -CPRN1           47909#AA7         10.50       6.46     7.10       7.100

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CPRN1           48250*AA4       2097365AA7              1,805,856        1,805,856     1,515,763        3,807
GEN            -CPRN1           49889#AC3       2097329AA1              5,000,000        5,000,000     4,447,200       61,678
GEN            -CPRN1           49889#AH2       2098307AB9              5,000,000        5,000,000     4,257,850       58,204
GEN            -CPRN1           501673AA5       2099120AC2              5,500,000        5,500,000     5,257,615       18,715
GEN            -CPRN1           50188*AA7       2099179AA4             10,000,000       10,000,000     9,055,700       21,114
GEN            -CPRN1           52465#AK1       2099201AB0              5,476,348        5,476,348     5,060,638       32,949
GEN            -CPRN1           52675*AA3       109MAN1052              7,859,958        7,859,958     8,098,271       86,674
GEN            -CPRN1           53226LAA8       2099182AB1              3,303,105        3,303,105     3,019,203       11,496
GEN            -CPRN1           55271QAC2       2098244AC8              3,781,718        3,781,718     3,267,253          730
GEN            -CPRN1           55271QAE8       2099005AC0              3,105,000        3,105,000     2,678,063          524
GEN            -CPRN1           56962#AA2       2098264AA2              2,621,957        2,621,957     2,302,813        7,493
GEN            -CPRN1           58528#AK3       209MAN1040              3,104,669        3,104,669     3,164,278       65,586
GEN            -CPRN1           58528#AN7       209MAN1041              2,919,089        2,919,089     2,975,135       61,666
GEN            -CPRN1           58528#AR8       209MAN1042              3,012,305        3,012,305     3,070,141       63,635
GEN            -CPRN1           58528#BD8       2010000382              2,860,000        2,860,000     2,779,806       83,059
GEN            -CPRN1           58528#BG1       2010000383              3,810,000        3,810,000     3,703,168      110,649
GEN            -CPRN1           58528#BK2       2010000384              3,170,000        3,170,000     3,081,113       92,062
GEN            -CPRN1           61744#AB5       2010000396             20,000,000       20,000,000    20,431,799      567,333
GEN            -CPRN1           62938*AA5       2010000398              8,500,000        8,500,000     8,724,655       90,147
GEN            -CPRN1           64907*AE0       2010000403              2,340,000        2,340,000     2,202,408       12,578
GEN            -CPRN1           68259@AA1       2000005AA7              8,681,983        8,681,983     8,546,544       17,538
GEN            -CPRN1           71257#AA5       2010000419                300,000          300,000       282,360        1,613
GEN            -CPRN1           71715#AA1       2098303AA1              2,101,768        2,101,768     1,904,664        2,368
GEN            -CPRN1           71715*AA5       2098329AA6              2,280,542        2,280,542     2,066,672        2,554
GEN            -CPRN1           71716#AA0       2099215AA3              1,747,098        1,747,098     1,660,285        2,254
GEN            -CPRN1           71716@AA2       2099215AA2              2,602,800        2,602,800     2,474,117        6,156
GEN            -CPRN1           72633#AA8       2098264AA3              3,620,742        3,620,742     3,176,767       10,347
GEN            -CPRN1           74042#AA9       10MAN10020              2,960,521        2,869,236     2,957,493      128,685
GEN            -CPRN1           74042#AA9       10MAN10021                101,159          101,159       104,271        4,537
GEN            -CPRN1           74042#AA9       10MAN10022                129,400          129,400       133,380        5,804
GEN            -CPRN1           74042#AA9       10MAN10023                 65,242           65,242        67,249        2,926
GEN            -CPRN1           762324AB7       1410000134              1,000,000        1,000,000       849,770       20,833
GEN            -CPRN1           768901KX7       2000011AA0                 21,001           21,001        20,025           71
GEN            -CPRN1           768901KX7       2000011AA1                 82,977           82,977        79,118          280
GEN            -CPRN1           768901KX7       2099131AA6              2,165,473        2,165,473     2,064,778        7,305
GEN            -CPRN1           77640#AA8       2098307AC0              3,483,336        3,483,336     3,059,274        9,986
GEN            -CPRN1           78400#AA6       2000012AA0              2,374,476        2,374,476     2,175,447       15,058
GEN            -CPRN1           784010AA8       2098363AB3              4,997,445        5,000,000     4,799,400      173,750
GEN            -CPRN1           86175#AA2       2097294AA1              4,507,145        4,507,145     3,981,116       82,258
GEN            -CPRN1           870849AA4       2098005AA4             14,576,697       14,576,697    12,300,109       60,040
GEN            -CPRN1           87656#AA8       2098146AA1              1,674,094        1,674,094     1,487,148        1,897
GEN            -CPRN1           87656@AA0       2099050AA8              2,260,327        2,260,327     2,072,177        2,588
GEN            -CPRN1           879383AA5       2098348AA8              8,998,002        9,000,000     8,516,790       29,920
GEN            -CPRN1           90390FAA3       2099152AB1              9,550,000        9,550,000     8,743,503       86,274
GEN            -CPRN1           91024@AA7       2000004AD1                960,644          948,141       964,989        6,645
GEN            -CPRN1           912029AA3       2099124AA4             17,635,000       17,635,000    18,104,091       52,043
GEN            -CPRN1           912029AC9       2000005AA8              6,330,000        6,330,000     6,015,399       41,462
GEN            -CPRN1           92948#AG3       2000004AC7              3,773,750        4,368,289     3,851,258        6,184
GEN            -CPRN1           94766@AA3       2098264AA1              2,621,959        2,621,959     2,302,814        7,493
GEN            -CPRN1           95976*AC4       2010000491                660,000          660,000       621,192        3,548
GEN            -CPRN1           97112*AA9       2098294AA5              4,190,647        4,190,647     3,646,031       12,237
GEN            -CPRN1           97180*JW9       1010000362                574,638          574,638       613,064       15,134
GEN            -CPRN1           97180*JX7       1010000363                551,349          551,349       587,319       14,520
GEN            -CPRN1           97180*JY5       1010000364                876,194          876,194       947,061       43,722
GEN            -CPRN1           97180*JZ2       1010000365                591,600          591,600       641,844       29,521
GEN            -CPRN1           97180*KA5       1010000366                934,316          934,316     1,012,686       24,606
GEN            -CPRN1           97180*KH0       1010000368                198,545          198,545       215,198        5,229
GEN            -CPRN1           97180*KH0       1010000369                702,845          702,845       761,799       18,510
GEN            -CPRN1           97180*KH0       1010000370                720,769          720,769       781,227       18,982
GEN            -CPRN1           97180*KH0       1010000371                326,506          326,506       353,893        8,599
GEN            -CPRN1           97180*LV8       1010000373                298,576          298,576       321,154          414
GEN            -CPRN1           97180*LX4       1010000374                213,914          213,914       228,920          297
GEN            -CPRN1           97180*LZ9       1010000375                452,369          452,369       486,577          627
GEN            -CPRN1           97180*QU5       1010000376              6,000,000        6,000,000     6,364,740      143,040
GEN            -CPRN1           97180*XL7       2095109AC1                403,777          403,777       390,307        1,915
GEN            -CPRN1           97180*XN3       2095109AA2              2,465,116        2,465,116     2,382,880       11,689
GEN            -CPRN1           97180*XP8       2095110AA7                256,355          256,355       246,911        1,216
GEN            -CPRN1           97180*XQ6       2095111AA7                 54,429           54,429        50,752          271
GEN            -CPRN1           97180*XS2       2095116AB8                247,260          247,260       230,555        1,232
GEN            -CPRN1           97180*XT0       2095111AA0                 32,375           32,375        29,974          161

CBGROUP        LONGCLASS          CUSIP         AVGLIFE     EFFDUR   YIELD      COUPON
--------------------------------------------------------------------------------------
GEN            -CPRN1           48250*AA4        18.08       9.14     6.90       6.900
GEN            -CPRN1           49889#AC3        11.83       7.44     7.28       7.280
GEN            -CPRN1           49889#AH2        12.83       7.88     6.87       6.870
GEN            -CPRN1           501673AA5         9.92       6.17     7.66       7.656
GEN            -CPRN1           50188*AA7         9.50       6.47     6.91       6.910
GEN            -CPRN1           52465#AK1        10.75       6.33     7.22       7.220
GEN            -CPRN1           52675*AA3         6.50       4.66     8.63       8.630
GEN            -CPRN1           53226LAA8        11.92       7.06     7.37       7.370
GEN            -CPRN1           55271QAC2        14.50       8.57     3.14       6.950
GEN            -CPRN1           55271QAE8         9.17       6.25     6.08       6.080
GEN            -CPRN1           56962#AA2        11.08       6.74     6.43       6.430
GEN            -CPRN1           58528#AK3         3.25       2.67     8.45       8.450
GEN            -CPRN1           58528#AN7         3.25       2.67     8.45       8.450
GEN            -CPRN1           58528#AR8         3.25       2.67     8.45       8.450
GEN            -CPRN1           58528#BD8         3.58       3.02     6.97       6.970
GEN            -CPRN1           58528#BG1         3.58       3.02     6.97       6.970
GEN            -CPRN1           58528#BK2         3.58       3.02     6.97       6.970
GEN            -CPRN1           61744#AB5         5.17       4.03     8.51       8.510
GEN            -CPRN1           62938*AA5         4.67       3.62     8.30       8.300
GEN            -CPRN1           64907*AE0         4.58       3.55     6.45       6.450
GEN            -CPRN1           68259@AA1        21.67       9.44     8.08       8.080
GEN            -CPRN1           71257#AA5         4.58       3.55     6.45       6.450
GEN            -CPRN1           71715#AA1        10.08       6.18     6.76       6.760
GEN            -CPRN1           71715*AA5         9.92       6.09     6.72       6.720
GEN            -CPRN1           71716#AA0        12.58       7.07     7.74       7.740
GEN            -CPRN1           71716@AA2        12.50       7.04     7.74       7.740
GEN            -CPRN1           72633#AA8        11.25       6.78     6.43       6.430
GEN            -CPRN1           74042#AA9        11.00       6.69     8.05       8.970
GEN            -CPRN1           74042#AA9        11.00       6.69     8.97       8.970
GEN            -CPRN1           74042#AA9        11.00       6.69     8.97       8.970
GEN            -CPRN1           74042#AA9        11.00       6.69     8.97       8.970
GEN            -CPRN1           762324AB7         6.08       4.92     5.00       5.000
GEN            -CPRN1           768901KX7        20.50      19.62     7.59       7.590
GEN            -CPRN1           768901KX7        20.50      19.62     7.59       7.590
GEN            -CPRN1           768901KX7        20.50      19.62     7.59       7.590
GEN            -CPRN1           77640#AA8        11.25       6.80     6.45       6.450
GEN            -CPRN1           78400#AA6        18.17       9.06     7.61       7.610
GEN            -CPRN1           784010AA8         6.83       4.81     6.96       6.950
GEN            -CPRN1           86175#AA2        26.67      10.38     7.45       7.452
GEN            -CPRN1           870849AA4        17.42       9.42     6.74       6.740
GEN            -CPRN1           87656#AA8        11.58       6.82     6.80       6.800
GEN            -CPRN1           87656@AA0         9.67       5.94     6.87       6.870
GEN            -CPRN1           879383AA5         9.00       6.33     7.48       7.480
GEN            -CPRN1           90390FAA3        10.75       6.73     7.07       7.070
GEN            -CPRN1           91024@AA7         3.00       2.53     7.88       8.410
GEN            -CPRN1           912029AA3         7.67       5.86     6.64       6.640
GEN            -CPRN1           912029AC9        13.58       7.99     7.86       7.860
GEN            -CPRN1           92948#AG3        19.83       9.03     8.95       7.280
GEN            -CPRN1           94766@AA3        11.08       6.74     6.43       6.430
GEN            -CPRN1           95976*AC4         4.58       3.55     6.45       6.450
GEN            -CPRN1           97112*AA9        13.50       7.61     6.57       6.570
GEN            -CPRN1           97180*JW9         4.00       3.15     9.98       9.980
GEN            -CPRN1           97180*JX7         3.83       3.06     9.98       9.980
GEN            -CPRN1           97180*JY5         5.00       3.77     9.98       9.980
GEN            -CPRN1           97180*JZ2         6.00       4.33     9.98       9.980
GEN            -CPRN1           97180*KA5         5.25       4.00     9.98       9.980
GEN            -CPRN1           97180*KH0         5.25       4.00     9.98       9.980
GEN            -CPRN1           97180*KH0         5.25       4.00     9.98       9.980
GEN            -CPRN1           97180*KH0         5.25       4.00     9.98       9.980
GEN            -CPRN1           97180*KH0         5.25       4.00     9.98       9.980
GEN            -CPRN1           97180*LV8         4.50       3.61     9.98       9.980
GEN            -CPRN1           97180*LX4         4.25       3.37     9.98       9.980
GEN            -CPRN1           97180*LZ9         4.50       3.61     9.98       9.980
GEN            -CPRN1           97180*QU5        13.25       7.69     8.94       8.940
GEN            -CPRN1           97180*XL7         2.00       1.80     5.69       5.690
GEN            -CPRN1           97180*XN3         2.00       1.80     5.69       5.690
GEN            -CPRN1           97180*XP8         2.00       1.79     5.69       5.690
GEN            -CPRN1           97180*XQ6         4.58       3.55     5.98       5.980
GEN            -CPRN1           97180*XS2         4.58       3.55     5.98       5.980
GEN            -CPRN1           97180*XT0         4.58       3.53     5.98       5.980

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CPRN1           97181#DZ3       2097364AA0              1,164,654        1,164,654     1,093,482        6,726
GEN            -CPRN1           97789#AA7       2096284AA4             15,206,951       15,206,951    14,291,340      549,748
GEN            -CPRN1           B1718@AB3       2010000001             20,000,000       20,000,000    20,006,599      561,978
GEN            -CPRN1           Q2107#AA4       2098062AA0              7,000,000        7,000,000     5,989,970      164,714
GEN            -CPRN1                    WALMART BONDS                 16,193,878       16,193,878    16,193,878            0
GEN            -CPRN2           007566A*3       2097003AC7              8,000,000        8,000,000     8,016,640        1,767
GEN            -CPRN2           00821#AA1       1010000012              2,766,666        2,766,666     2,881,870       21,396
GEN            -CPRN2           02460#AA3       2094339AA1             14,285,714       14,285,714    14,384,000      195,000
GEN            -CPRN2           02913#AA6       2095216AA9             12,440,365       12,440,365    12,037,919      235,123
GEN            -CPRN2           03968@AA0       2097365AA2              3,000,000        3,000,000     2,902,980        9,800
GEN            -CPRN2           045650D@4       2095242AA0              5,000,000        5,000,000     4,764,150      152,678
GEN            -CPRN2           091250A*1       2010000036             10,000,000       10,000,000     9,348,100       44,578
GEN            -CPRN2           12489@AA1       2095270AA1                409,960          409,960       398,830        2,651
GEN            -CPRN2           12490#AA6       2095270AA6                362,879          362,879       353,026        2,347
GEN            -CPRN2           12490*AA0       2095270AA7                292,257          292,257       284,322        1,890
GEN            -CPRN2           12490@AA8       2095270AA8                927,855          927,855       902,663        6,000
GEN            -CPRN2           12491#AA5       2095270AA9                374,649          374,649       364,477        2,423
GEN            -CPRN2           12491@AA7       2095270AB0              1,940,103        1,940,103     1,887,429       12,546
GEN            -CPRN2           12619*AA6       2098006AA0              5,600,000        5,600,000     5,234,880       13,851
GEN            -CPRN2           16937#AB6       2000004AA8              2,733,947        3,000,000     2,782,740       61,349
GEN            -CPRN2           16937#AB6       2097336AA2              1,402,941        1,402,941     1,301,340       28,690
GEN            -CPRN2           16937#AB6       2098062AA4                344,118          344,118       319,197        7,037
GEN            -CPRN2           16937#AB6       2098152AB1                264,706          264,706       245,536        5,413
GEN            -CPRN2           16937#AB6       2098247AA1                979,412          979,412       908,483       20,029
GEN            -CPRN2           16937#AB6       2098335AA4              6,008,824        6,008,824     5,573,665      122,879
GEN            -CPRN2           20029#AC5       2099160AA3             10,000,000       10,000,000     9,100,900       92,000
GEN            -CPRN2           21685FA*5       2095004AA9              8,333,333        8,333,333     8,460,999       90,829
GEN            -CPRN2           21923#AA4       2097002AB1              6,600,000        6,600,000     6,238,650        1,381
GEN            -CPRN2           21923#AA4       2099179AA5              5,979,699        6,000,000     5,671,500        1,255
GEN            -CPRN2           28088@AD6       2099267AA2              6,000,000        6,000,000     5,939,760       44,653
GEN            -CPRN2           315293B*0       2098240AA0             10,000,000       10,000,000     8,950,600      301,667
GEN            -CPRN2           36218#AA6       2096346AA1              9,248,093        9,248,093     8,148,680      230,894
GEN            -CPRN2           39839#AA9       2099074AA0              2,500,000        2,500,000     2,411,525       60,739
GEN            -CPRN2           39840*AA0       2010000358             12,500,000       12,500,000    12,552,500      348,715
GEN            -CPRN2           408859A*7       2098173AB2             10,000,000       10,000,000     9,132,500      350,542
GEN            -CPRN2           42726#AA9       2096184AE7              5,000,000        5,000,000     4,914,450        1,188
GEN            -CPRN2           429060A*7       2097106AA0              7,500,000        7,500,000     7,073,025      133,313
GEN            -CPRN2           44575*AA1       209MAN1036              4,157,079        4,157,079     4,338,660       85,303
GEN            -CPRN2           459668A@8       2096326AA1              7,000,000        7,000,000     6,801,550       76,467
GEN            -CPRN2           462622B@9       2010000372             11,000,000       11,000,000    10,455,060      201,300
GEN            -CPRN2           48003#AC6       2000004AB0              3,942,884        4,000,000     3,999,560      109,067
GEN            -CPRN2           50164*AA5       209MAN1037              3,387,264        3,387,264     3,303,971       21,933
GEN            -CPRN2           50165#AE2       2096061AA0              8,441,945        8,441,945     8,019,172       50,511
GEN            -CPRN2           50214#AA1       2095093AA2             28,380,720       28,380,720    30,763,280    1,303,432
GEN            -CPRN2           525392AA4       2000006AA0              8,000,000        8,000,000     8,290,400       27,813
GEN            -CPRN2           553045A*6       2097003AB4              5,000,000        5,000,000     4,871,600       28,506
GEN            -CPRN2           56615*AR0       2098342AA6              5,000,000        5,000,000     4,655,500       43,828
GEN            -CPRN2           56615*AX7       2099182AA9              2,000,000        2,000,000     1,956,240       80,181
GEN            -CPRN2           59560#AA2       2097286AA6              9,000,000        9,000,000     8,591,400       66,555
GEN            -CPRN2           60400#AB2       2097246AB2             15,000,000       15,000,000    14,302,950      386,000
GEN            -CPRN2           612085C@7       1410000110              1,457,325        1,457,325     1,507,530          372
GEN            -CPRN2           61220#AA0       209MAN1043              3,564,452        3,564,452     3,718,187       14,448
GEN            -CPRN2           64038#AB4       2010000402             10,000,000       10,000,000    10,136,800      218,653
GEN            -CPRN2           65488BAA7       2098177AA4              4,812,500        4,812,500     4,196,404       28,674
GEN            -CPRN2           66939#AA1       2010000409              2,972,892        2,972,892     3,030,864      112,593
GEN            -CPRN2           68633#AC2       2010000414              4,285,714        4,285,714     4,340,485        1,011
GEN            -CPRN2           68633#AJ7       2010000415              2,285,714        2,285,714     2,223,634       16,244
GEN            -CPRN2           69347#AD5       2097329AA0              6,145,030        6,145,030     4,865,389      212,232
GEN            -CPRN2           716600H#1       2099091AA2              3,000,000        3,000,000     2,944,110       57,075
GEN            -CPRN2           716600H@3       2099091AA3              2,000,000        2,000,000     1,980,520       37,800
GEN            -CPRN2           716600J*3       2099091AA1              4,000,000        4,000,000     3,917,880       77,100
GEN            -CPRN2           716600J@1       2099091AA0              3,000,000        3,000,000     2,920,440       58,650
GEN            -CPRN2           74730*AH5       2095276AA0             10,000,000       10,000,000     9,146,800      252,000
GEN            -CPRN2           75867@AA0       2099337AA4              3,000,000        3,000,000     3,067,140       22,863
GEN            -CPRN2           77519@AB6       2096064AA6             10,000,000       10,000,000     9,325,800      235,528
GEN            -CPRN2           779268C*0       2010000442              2,857,143        2,857,143     2,800,771        8,813
GEN            -CPRN2           78070#AA5       209MAN1045              6,773,844        6,773,844     6,607,411       43,861
GEN            -CPRN2           78393@AA7       2099182AA8              5,000,000        5,000,000     4,636,650       16,089
GEN            -CPRN2           816074B@6       2099061AB2             10,000,000       10,000,000     9,265,900      275,022
GEN            -CPRN2           82048@AQ3       2010000446              8,266,092        8,266,092     7,957,518        1,825

CBGROUP        LONGCLASS          CUSIP           AVGLIFE     EFFDUR   YIELD      COUPON
----------------------------------------------------------------------------------------
GEN            -CPRN1           97181#DZ3           7.50       5.16     6.93       6.930
GEN            -CPRN1           97789#AA7          19.00       9.50     7.84       7.840
GEN            -CPRN1           B1718@AB3           9.67       6.37     8.36       8.360
GEN            -CPRN1           Q2107#AA4          13.17       7.98     6.94       6.940
GEN            -CPRN1              WALMART BONDS    9.67       9.10     7.50       7.500
GEN            -CPRN2           007566A*3           2.50       2.19     7.95       7.950
GEN            -CPRN2           00821#AA1           3.42       2.73     9.28       9.280
GEN            -CPRN2           02460#AA3           2.83       2.40     8.19       8.190
GEN            -CPRN2           02913#AA6           6.00       4.29     7.56       7.560
GEN            -CPRN2           03968@AA0           5.00       3.93     7.35       7.350
GEN            -CPRN2           045650D@4           5.58       4.34     7.28       7.280
GEN            -CPRN2           091250A*1           4.00       3.25    38.90       7.280
GEN            -CPRN2           12489@AA1           7.50       5.07     7.76       7.760
GEN            -CPRN2           12490#AA6           7.50       5.07     7.76       7.760
GEN            -CPRN2           12490*AA0           7.50       5.07     7.76       7.760
GEN            -CPRN2           12490@AA8           7.50       5.07     7.76       7.760
GEN            -CPRN2           12491#AA5           7.50       5.07     7.76       7.760
GEN            -CPRN2           12491@AA7           7.50       5.07     7.76       7.760
GEN            -CPRN2           12619*AA6           8.00       5.82     7.42       7.420
GEN            -CPRN2           16937#AB6          17.75       8.82     9.34       8.090
GEN            -CPRN2           16937#AB6          17.75       8.82     7.99       8.090
GEN            -CPRN2           16937#AB6          17.75       8.82     7.99       8.090
GEN            -CPRN2           16937#AB6          17.75       8.82     7.99       8.090
GEN            -CPRN2           16937#AB6          17.75       8.82     7.98       8.090
GEN            -CPRN2           16937#AB6          17.75       8.82     7.98       8.090
GEN            -CPRN2           20029#AC5           9.42       6.29     7.20       7.200
GEN            -CPRN2           21685FA*5           2.83       2.43     8.53       8.530
GEN            -CPRN2           21923#AA4           7.50       5.44     7.53       7.530
GEN            -CPRN2           21923#AA4           7.50       5.44     7.59       7.530
GEN            -CPRN2           28088@AD6           5.33       4.09     7.88       7.880
GEN            -CPRN2           315293B*0          10.58       6.84     7.24       7.240
GEN            -CPRN2           36218#AA6          16.17       8.56     7.49       7.490
GEN            -CPRN2           39839#AA9           2.92       2.31     7.54       7.540
GEN            -CPRN2           39840*AA0           5.17       3.82     8.30       8.300
GEN            -CPRN2           408859A*7           8.00       5.69     7.05       7.050
GEN            -CPRN2           42726#AA9          11.50       7.19     8.55       8.550
GEN            -CPRN2           429060A*7           7.25       5.16     7.11       7.110
GEN            -CPRN2           44575*AA1           4.42       3.36     9.12       9.120
GEN            -CPRN2           459668A@8           4.75       3.71     7.42       7.420
GEN            -CPRN2           462622B@9           6.25       4.69     7.32       7.320
GEN            -CPRN2           48003#AC6           4.75       3.60     8.57       8.180
GEN            -CPRN2           50164*AA5           7.00       4.69     7.77       7.770
GEN            -CPRN2           50165#AE2           6.42       4.57     7.18       7.180
GEN            -CPRN2           50214#AA1          11.58       6.70     9.96       9.960
GEN            -CPRN2           525392AA4           4.75       3.77     8.94       8.940
GEN            -CPRN2           553045A*6           3.92       3.19     7.33       7.330
GEN            -CPRN2           56615*AR0           5.92       4.65     6.86       6.860
GEN            -CPRN2           56615*AX7           6.50       4.94     7.93       7.930
GEN            -CPRN2           59560#AA2           8.67       5.95     7.83       7.830
GEN            -CPRN2           60400#AB2           7.67       5.45     7.73       7.720
GEN            -CPRN2           612085C@7           3.17       2.68     9.20       9.200
GEN            -CPRN2           61220#AA0           4.25       3.34     9.12       9.120
GEN            -CPRN2           64038#AB4           6.92       5.01     8.65       8.650
GEN            -CPRN2           65488BAA7          14.08       7.59     5.36       7.150
GEN            -CPRN2           66939#AA1           2.00       1.68     8.97       8.970
GEN            -CPRN2           68633#AC2           2.00       1.79     8.49       8.490
GEN            -CPRN2           68633#AJ7           2.42       2.11     6.56       6.560
GEN            -CPRN2           69347#AD5          12.83       7.39     7.49       7.490
GEN            -CPRN2           716600H#1           4.25       3.50     7.61       7.610
GEN            -CPRN2           716600H@3           3.25       2.78     7.56       7.560
GEN            -CPRN2           716600J*3           5.25       4.15     7.71       7.710
GEN            -CPRN2           716600J@1           6.25       4.75     7.82       7.820
GEN            -CPRN2           74730*AH5          11.17       6.89     7.56       7.560
GEN            -CPRN2           75867@AA0           5.92       4.48     8.85       8.850
GEN            -CPRN2           77519@AB6           6.17       4.76     6.95       6.950
GEN            -CPRN2           779268C*0           2.50       2.16     6.94       6.940
GEN            -CPRN2           78070#AA5           7.00       4.69     7.77       7.770
GEN            -CPRN2           78393@AA7          10.50       6.20     7.24       7.240
GEN            -CPRN2           816074B@6           5.58       4.13     7.28       7.280
GEN            -CPRN2           82048@AQ3           8.75       5.78     7.79       7.950

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CPRN2           82048@AQ3       2094334AA5              1,250,229        1,250,229     1,203,558          276
GEN            -CPRN2           83272*AB3       2010000447              5,500,000        5,500,000     5,303,320       99,032
GEN            -CPRN2           84363*AF2       1010000326              2,968,000        2,968,000     3,267,857       14,114
GEN            -CPRN2           861906AB1       2010000452              7,000,000        7,000,000     6,762,770      244,703
GEN            -CPRN2           86211#AC4       1010000330              3,500,000        3,500,000     3,698,835       44,678
GEN            -CPRN2           86448#AA3       2096075AA7             10,000,000       10,000,000     9,571,000        2,094
GEN            -CPRN2           89626*AB3       2094362AA6             10,000,000       10,000,000    10,457,200        2,725
GEN            -CPRN2           89677*AB1       2000004AC5              2,917,688        3,000,000     2,945,160       58,240
GEN            -CPRN2           89677*AB1       2097330AA3              6,000,000        6,000,000     5,890,320      116,480
GEN            -CPRN2           89677*AC9       2098274AA7             10,000,000       10,000,000     9,743,000      205,817
GEN            -CPRN2           89677@AP8       2010000004              7,200,000        7,200,000     7,674,624      230,728
GEN            -CPRN2           89903#AA5       2095346AA3              7,703,711        7,703,711     7,515,663       43,333
GEN            -CPRN2           901857AB8       2099302AA4             10,000,000       10,000,000    10,020,100      193,900
GEN            -CPRN2           92948#AH1       2000004AD2              3,687,982        4,045,361     3,669,668      102,851
GEN            -CPRN2           93105*AF6       2010000488             10,714,286       10,714,286    10,599,001       34,762
GEN            -CPRN2           957090A#0       2096057AB1             14,000,000       14,000,000    13,761,580      414,750
GEN            -CPRN2           96787*AC1       2099267AA0              5,000,000        5,000,000     4,873,550      135,333
GEN            -CPRN2           96787*AD9       2099267AA1              5,000,000        5,000,000     4,862,850      136,667
GEN            -CPRN2           97180*VL9       209MAN1047              6,712,599        6,712,599     6,375,223      241,312
GEN            -CPRN2           97180*VL9       209MAN1048                971,790          971,790       922,948       34,935
GEN            -CPRN2           97180*XM5       2095108AB0                827,683          827,683       797,191        3,925
GEN            -CPRN2           97180*XR4       2095116AB0                 57,116           57,116        52,881          285
GEN            -CPRN2           97181#AT0       2095010AA0              9,965,216        9,965,216    10,330,840        5,055
GEN            -CPRN2           97181#AV5       2095055AA2              2,189,377        2,189,377     2,269,464       76,069
GEN            -CPRN2           97181#BD4       2095093AA1              2,434,326        2,434,326     2,524,225       56,798
GEN            -CPRN2           97181#BJ1       2095166AA0              2,903,928        2,903,928     3,012,999       22,094
GEN            -CPRN2           97181#EA7       2097365AA0              1,593,437        1,593,437     1,362,484        9,202
GEN            -CPRN2           97181#EB5       2097363AA5              4,204,342        4,204,342     3,947,415       24,280
GEN            -CPRN2           97181#EC3       2097363AB1                128,880          128,880       119,765          744
GEN            -CPRN2           F3994@AA2       2094364AA2             16,000,000       16,000,000    16,278,560       42,827
GEN            -CPRN2           F5460#AC6       2099167AA0             10,000,000       10,000,000     9,678,900       77,100
GEN            -CPRN2           G0127#AD9       209MAN1057             15,000,000       15,000,000    14,932,800       83,025
GEN            -CPRN2           G1612*AB7       2010000003             20,000,000       20,000,000    19,056,400      418,100
GEN            -CPRN2           G3782#AD9       2096151AA2              5,000,000        5,000,000     4,805,150       60,981
GEN            -CPRN2           G3782#AG2       2097212AA7              5,000,000        5,000,000     4,724,900      166,729
GEN            -CPRN2           G8344#AA5       2097209AA4             10,000,000       10,000,000     9,563,100      346,139
GEN            -CPRN2           N6216@AB6       2010000007             10,000,000       10,000,000     9,565,400       56,583
GEN            -CPRN2           N8327*AB0       2010000008              4,500,000        4,500,000     4,339,080       81,026
GEN            -CPRN2           P4564#AC3       2097183AA7             10,000,000       10,000,000     9,922,600       13,983
GEN            -CPRN2           V8615#AA0       2096228AA3             10,000,000       10,000,000    10,121,300       73,022
GEN            -CPRN2           V8615#AD4       2098181AA2              5,000,000        5,000,000     4,672,150       12,567
GEN            -CPRN3           207633@K5       2000004AA9              3,733,541        3,617,468     3,691,771       31,171
GEN            -CPRN3           207633@L3       1010000056              1,172,300        1,172,337     1,196,616       10,102
GEN            -CPRN3           207633@L3       1010000057              1,172,124        1,172,103     1,196,377       10,100
GEN            -CPRN3           207633@L3       1010000058                167,910          161,881       165,233        1,395
GEN            -CPRN3           207633@L3       1010000059                501,496          483,488       493,501        4,166
GEN            -CPRN3           207633@L3       1410000049              1,332,562        1,332,562     1,360,160       11,482
GEN            -CPRN3           207633@L3       1410000050              1,684,822        1,684,822     1,719,714       14,518
GEN            -CPRN3           23327@AA4       2098294AA6              5,000,000        5,000,000     4,662,100       91,225
GEN            -CPRN3           E7846#AA2       2097308AB1             10,000,000       10,000,000     9,927,400      200,250
GEN            -CPRN3           P1511#AB5       2000004AD3              3,925,277        4,000,000     3,976,320        2,930
GEN            -CPRN3           P1511#AB5       2096002AA4              4,000,000        4,000,000     3,976,320        2,930
GEN            -CPRN3           P9032#AB8       2098138AA6                220,038          220,038       211,657       35,679
GEN            -CPRN3           P9032#AC6       2098139AA0                209,003          209,003       192,632       33,890
GEN            -CPRN3           P9032#AD4       2098139AA1                197,115          197,115       173,426       31,962
GEN            -CPRN3           P9032#AE2       2098139AA6                187,366          187,366       157,502       30,381
GEN            -CPRN3           P9032#AF9       2098139AA7                176,689          176,689       142,127       28,650
GEN            -CPRN3           P9032#AG7       2098140AA0                167,798          167,798       129,008       27,208
GEN            -CPRN3           P9032#AH5       2098141AA0                158,217          158,217       115,152       25,655
GEN            -CPRN3           P9032#AJ1       2098141AA1                150,110          150,110       104,195       24,340
GEN            -CPRN3           P9032#AK8       2098142AA3                141,638          141,638        93,773       22,966
GEN            -CPRN3           P9032#AL6       2098279AA5                134,102          134,102        84,605       21,745
GEN            -CPRN3           P9032#AM4       2098286AA6                126,413          126,413        74,954       20,498
GEN            -CPRN3           P9032#AN2       2098286AA4                119,678          119,678        67,590       19,406
GEN            -CPRN3           P9032#AP7       2098286AA3                112,799          112,799        60,718       18,290
GEN            -CPRN3           P9032#AQ5       2098286AA2                106,662          106,662        54,673       17,295
GEN            -CPRN3           P9032#AR3       2098286AA1                100,517          100,517        48,393       16,299
GEN            -CPRN3           P9032#AS1       2098286AA0                 94,926           94,926        43,460       15,392
GEN            -CPRN3           P9032#AT9       2098279AA4                 89,450           89,450        38,959       14,504
GEN            -CPRN3           P9032#AU6       2098286AA5                 84,331           84,331        34,917       13,674

CBGROUP        LONGCLASS          CUSIP          AVGLIFE     EFFDUR   YIELD      COUPON
---------------------------------------------------------------------------------------
GEN            -CPRN2           82048@AQ3          8.75       5.78     7.89       7.950
GEN            -CPRN2           83272*AB3          3.75       3.16     6.97       6.970
GEN            -CPRN2           84363*AF2          5.00       3.85    10.70      10.700
GEN            -CPRN2           861906AB1          4.00       3.29     7.11       7.110
GEN            -CPRN2           86211#AC4          3.42       2.73     9.99       9.990
GEN            -CPRN2           86448#AA3          7.00       5.09     7.54       7.540
GEN            -CPRN2           89626*AB3          2.75       2.34     9.81       9.810
GEN            -CPRN2           89677*AB1          4.75       3.72     8.41       7.680
GEN            -CPRN2           89677*AB1          4.75       3.72     7.68       7.680
GEN            -CPRN2           89677*AC9          3.25       2.72     6.99       6.990
GEN            -CPRN2           89677@AP8          5.00       3.94     7.64       7.640
GEN            -CPRN2           89903#AA5         10.00       6.41     8.10       8.100
GEN            -CPRN2           901857AB8         29.75      10.72     8.31       8.310
GEN            -CPRN2           92948#AH1          8.92       5.58     7.85       6.730
GEN            -CPRN2           93105*AF6          2.25       1.89     7.30       7.300
GEN            -CPRN2           957090A#0          3.08       2.51     7.11       7.110
GEN            -CPRN2           96787*AC1          7.67       5.50     8.12       8.120
GEN            -CPRN2           96787*AD9          9.67       6.43     8.20       8.200
GEN            -CPRN2           97180*VL9          6.00       4.26     7.23       7.230
GEN            -CPRN2           97180*VL9          6.00       4.26     7.23       7.230
GEN            -CPRN2           97180*XM5          2.00       1.79     5.69       5.690
GEN            -CPRN2           97180*XR4          4.58       3.53     5.98       5.980
GEN            -CPRN2           97181#AT0          7.08       4.98     9.13       9.130
GEN            -CPRN2           97181#AV5          7.17       4.86     9.13       9.130
GEN            -CPRN2           97181#BD4          7.25       4.97     9.13       9.130
GEN            -CPRN2           97181#BJ1          7.42       5.14     9.13       9.130
GEN            -CPRN2           97181#EA7         12.92       7.96     6.93       6.930
GEN            -CPRN2           97181#EB5          7.50       5.16     6.93       6.930
GEN            -CPRN2           97181#EC3          7.50       5.13     6.93       6.930
GEN            -CPRN2           F3994@AA2          2.00       1.78     8.76       8.760
GEN            -CPRN2           F5460#AC6          6.42       4.80     7.71       7.710
GEN            -CPRN2           G0127#AD9          7.25       5.22    49.92       8.320
GEN            -CPRN2           G1612*AB7          4.17       3.49     6.78       6.780
GEN            -CPRN2           G3782#AD9          6.33       4.86     7.57       7.570
GEN            -CPRN2           G3782#AG2          7.58       5.41     7.55       7.550
GEN            -CPRN2           G8344#AA5          5.50       4.23     7.33       7.330
GEN            -CPRN2           N6216@AB6          3.92       3.28     6.44       6.790
GEN            -CPRN2           N8327*AB0          3.75       3.16     6.97       6.970
GEN            -CPRN2           P4564#AC3          9.50       6.28     8.39       8.390
GEN            -CPRN2           V8615#AA0          4.67       3.65     8.29       8.480
GEN            -CPRN2           V8615#AD4          6.50       4.93     6.96       6.960
GEN            -CPRN3           207633@K5          7.83       5.23     9.75      10.340
GEN            -CPRN3           207633@L3          7.92       5.31    10.34      10.340
GEN            -CPRN3           207633@L3          7.92       5.31    10.34      10.340
GEN            -CPRN3           207633@L3          7.92       5.31     9.67      10.340
GEN            -CPRN3           207633@L3          7.92       5.31     9.67      10.340
GEN            -CPRN3           207633@L3          7.92       5.31    10.34      10.340
GEN            -CPRN3           207633@L3          7.92       5.31    10.34      10.340
GEN            -CPRN3           23327@AA4          9.00       5.79     7.38       7.380
GEN            -CPRN3           E7846#AA2          5.33       4.14     7.95       8.010
GEN            -CPRN3           P1511#AB5          2.08       1.88     9.80       8.540
GEN            -CPRN3           P1511#AB5          2.08       1.88     8.79       8.540
GEN            -CPRN3           P9032#AB8          0.50       0.48     7.94       7.942
GEN            -CPRN3           P9032#AC6          1.00       0.96     7.94       7.942
GEN            -CPRN3           P9032#AD4          1.50       1.44     7.94       7.942
GEN            -CPRN3           P9032#AE2          2.00       1.92     7.94       7.942
GEN            -CPRN3           P9032#AF9          2.50       2.40     7.94       7.942
GEN            -CPRN3           P9032#AG7          3.00       2.87     7.94       7.942
GEN            -CPRN3           P9032#AH5          3.50       3.35     7.94       7.942
GEN            -CPRN3           P9032#AJ1          4.00       3.82     7.94       7.942
GEN            -CPRN3           P9032#AK8          4.50       4.30     7.94       7.942
GEN            -CPRN3           P9032#AL6          5.00       4.78     7.94       7.942
GEN            -CPRN3           P9032#AM4          5.50       5.25     7.94       7.942
GEN            -CPRN3           P9032#AN2          6.00       5.72     7.94       7.942
GEN            -CPRN3           P9032#AP7          6.50       6.20     7.94       7.942
GEN            -CPRN3           P9032#AQ5          7.00       6.67     7.94       7.942
GEN            -CPRN3           P9032#AR3          7.50       7.14     7.94       7.942
GEN            -CPRN3           P9032#AS1          8.00       7.62     7.94       7.942
GEN            -CPRN3           P9032#AT9          8.50       8.09     7.94       7.942
GEN            -CPRN3           P9032#AU6          9.00       8.57     7.94       7.942

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CPRN3           P9032#AV4       2098278AA0                 77,385           77,385        30,481       12,548
GEN            -CPUC1           017348AP8       2095255AA1              6,045,000        6,045,000     5,935,888      153,342
GEN            -CPUC1           0183394P3       2096018AA1              4,222,148        4,250,000     3,921,603       37,471
GEN            -CPUC1           03255LAM1       2097043AA2             10,904,304       11,130,000    10,679,680      273,613
GEN            -CPUC1           03255LAM1       2098244AA7                287,001          270,000       259,076        6,638
GEN            -CPUC1           047681GT2       2097328AA8              4,953,898        5,000,000     4,458,500       29,167
GEN            -CPUC1           161477AA2       2098047AA0              5,145,911        5,000,000     4,558,000       31,958
GEN            -CPUC1           167592KR4       2095198AA5                682,641          750,000       650,093       18,750
GEN            -CPUC1           200339AD1       2010000068              6,964,553        7,000,000     6,446,300       41,563
GEN            -CPUC1           200339AD1       2010000069              2,984,808        3,000,000     2,762,700       17,813
GEN            -CPUC1           200339AD1       2010000070              2,317,917        2,600,000     2,394,340       15,438
GEN            -CPUC1           200339AD1       2010000071              4,473,596        5,000,000     4,604,500       29,688
GEN            -CPUC1           20774HUQ5       2096361AA3              8,295,290        8,385,000     8,058,824      308,149
GEN            -CPUC1           26156FAA1       2099146AA1              5,000,000        5,000,000     4,716,000      204,907
GEN            -CPUC1           337363AE5       2097318AA2              5,192,581        5,000,000     4,668,000       33,500
GEN            -CPUC1           404398AA7       2099195AA6              4,000,000        4,000,000     3,920,400          971
GEN            -CPUC1           452001TZ3       2097175AA1              4,665,000        4,665,000     4,454,562      182,868
GEN            -CPUC1           452001TZ3       2099119AC1                150,310          140,000       133,685        5,488
GEN            -CPUC1           4520102G5       2010000366             16,790,000       16,790,000    16,390,398      119,489
GEN            -CPUC1           593240BD5       2095048AA9             13,041,444       13,075,000    13,767,452      372,638
GEN            -CPUC1           62874HAA3       2097318AA1              5,303,311        5,000,000     4,836,000       87,083
GEN            -CPUC1           6522327P8       2096025AA5              2,095,901        2,100,000     1,946,826       67,783
GEN            -CPUC1           694665AC4       1410000123              4,700,640        5,616,000     5,273,986       81,900
GEN            -CPUC1           718937AB1       2098189AA2              6,000,000        6,000,000     5,509,440       33,500
GEN            -CPUC1           725302AL7       2095037AA8              3,245,000        3,245,000     3,443,724       93,564
GEN            -CPUC1           725302AM5       2095037AA9              3,650,000        3,650,000     3,891,484      105,850
GEN            -CPUC1           725302AN3       2095037AB0              2,000,000        2,000,000     2,134,880       58,667
GEN            -CPUC1           725302AQ6       2095037AB1              4,755,000        4,755,000     5,079,053      141,382
GEN            -CPUC1           8126254D0       2010000445             11,120,000       11,120,000    10,947,417      207,666
GEN            -CPUC1           86959CAA1       2097073AA1             14,701,800       15,000,000    13,990,651      338,438
GEN            -CPUC1           914451AL3       2096072AD7              2,783,530        2,790,000     2,681,357       51,615
GEN            -CPUC1           914451AL3       2098089AA7                 89,018           85,000        81,690        1,573
GEN            -CPUC1           914451AM1       2096072AD6                729,208          730,000       685,514       13,961
GEN            -CPUC1           914451AM1       2096255AA0                 57,044           60,000        56,344        1,148
GEN            -CPUC1           914451AM1       2099119AC5                 47,434           45,000        42,258          861
GEN            -CPUC1           92977EAA3       2099046AA0              5,562,599        5,000,000     4,711,500       33,188
GEN            -CPUC2           32055JAJ4       2095108AA7              9,910,679       10,000,000     9,680,000      199,063
GEN            -CPUC3           03672NAC4       2098058AA1              4,955,568        5,050,000     4,487,430      189,375
GEN            -CPUC3           11815HAB0       2098232AA2              2,035,217        2,000,000     1,960,000        7,556
GEN            -CPUC3           11815HAB0       2098349AA3              1,030,809        1,000,000       980,000        3,778
GEN            -CPUC3           442488AE2       2099123AC1              4,000,000        4,000,000     3,860,000       60,833
GEN            -CPUC3           45245EAE9       2098341AA8              2,700,000        2,700,000     2,538,000       17,719
GEN            -CPUC3           45245EAE9       2098343AA2              2,826,044        2,800,000     2,632,000       18,375
GEN            -CPUC3           45245EAE9       2099119AD0                 24,828           25,000        23,500          164
GEN            -CPUC3           74925LAF7       2099214AA8              1,282,401        1,250,000     1,353,125       41,866
GEN            -CPUC3           74925LAF7       2099214AA9              1,285,343        1,250,000     1,353,125       41,866
GEN            -CPUC3           74925LAF7       2099214AB0              2,500,000        2,500,000     2,706,250       83,733
GEN            -CPUN1           00104PAC3       2097349AA1             15,000,000       15,000,000    14,011,501      465,063
GEN            -CPUN1           001957AV1       2099348AB3              6,504,250        7,000,000     6,370,700      123,667
GEN            -CPUN1           00949TAA8       2096282AA2              4,050,036        4,000,000     3,993,600      138,333
GEN            -CPUN1           010869BZ7       2099036AA8              4,982,922        5,000,000     4,285,550       81,250
GEN            -CPUN1           02913LCU7       2099327AA0              7,464,157        7,500,000     7,348,500       47,630
GEN            -CPUN1           046003JS9       2099349AA2              5,788,280        6,000,000     5,724,600       57,500
GEN            -CPUN1           049164AK2       2098257AA1              4,913,974        4,913,974     4,466,458      180,318
GEN            -CPUN1           055450AE0       2010000033              4,981,591        5,000,000     4,317,000       56,250
GEN            -CPUN1           055450AE0       2010000034              4,981,591        5,000,000     4,317,000       56,250
GEN            -CPUN1           05965FAA6       2098302AB8              4,979,671        5,000,000     4,722,000       54,167
GEN            -CPUN1           066748AB0       1010000032              8,037,185        8,000,000     8,208,000       29,689
GEN            -CPUN1           126410BQ1       1495276AA2              3,307,317        3,307,317     3,435,971       92,715
GEN            -CPUN1           134429AJ8       2099349AA6              5,033,748        5,000,000     4,922,500       72,833
GEN            -CPUN1           135087WN0       2098245AA6                104,402          105,000       101,753        4,594
GEN            -CPUN1           136375BC5       2096268AA4              9,904,808        9,904,808     9,708,692      778,133
GEN            -CPUN1           166751AF4       2099347AA2              7,523,524        7,530,000     7,428,345      108,087
GEN            -CPUN1           167592PK4       2096303AA8              2,250,000        2,250,000     2,209,298       79,875
GEN            -CPUN1           191219BG8       2099348AB4              7,028,964        7,000,000     6,871,200      137,156
GEN            -CPUN1           210805AS6       2098345AA0              2,789,849        2,789,849     2,818,027       59,039
GEN            -CPUN1           212257AU3       2097338AA5              4,076,280        4,000,000     3,754,000       22,833
GEN            -CPUN1           24820RAA6       2010000083              9,965,787       10,000,000    10,006,400       48,125
GEN            -CPUN1           24919PDV3       2097195AA0              3,790,000        3,790,000     3,575,410       11,623
GEN            -CPUN1           24919PDW1       2097195AA2              5,500,000        5,500,000     5,175,060       16,964

CBGROUP        LONGCLASS          CUSIP          AVGLIFE     EFFDUR   YIELD      COUPON
---------------------------------------------------------------------------------------
GEN            -CPRN3           P9032#AV4          9.50       9.05     7.94       7.942
GEN            -CPUC1           017348AP8         15.67       6.81     7.61       7.610
GEN            -CPUC1           0183394P3         14.92       7.81     6.97       6.900
GEN            -CPUC1           03255LAM1         20.67       8.14     7.57       7.375
GEN            -CPUC1           03255LAM1         20.67       8.14     6.49       7.375
GEN            -CPUC1           047681GT2         28.92       9.24     7.08       7.000
GEN            -CPUC1           161477AA2         26.92       8.64     7.37       7.670
GEN            -CPUC1           167592KR4         18.00       9.07     5.81       5.000
GEN            -CPUC1           200339AD1         13.92       7.70     7.18       7.125
GEN            -CPUC1           200339AD1         13.92       7.70     7.18       7.125
GEN            -CPUC1           200339AD1         13.92       7.70     8.47       7.125
GEN            -CPUC1           200339AD1         13.92       7.70     8.42       7.125
GEN            -CPUC1           20774HUQ5         17.50       7.73     7.46       7.350
GEN            -CPUC1           26156FAA1         31.50      10.76     8.15       8.151
GEN            -CPUC1           337363AE5         26.92       8.35     7.63       8.040
GEN            -CPUC1           404398AA7         31.50      10.46     8.74       8.741
GEN            -CPUC1           452001TZ3         24.50       8.24     7.84       7.840
GEN            -CPUC1           452001TZ3         24.50       8.24     6.78       7.840
GEN            -CPUC1           4520102G5         14.92       6.48     8.54       8.540
GEN            -CPUC1           593240BD5          5.67       6.12     8.58       8.550
GEN            -CPUC1           62874HAA3         27.33       8.07     7.56       8.250
GEN            -CPUC1           6522327P8         16.08       7.62     7.02       7.000
GEN            -CPUC1           694665AC4          2.67       2.41    11.65       4.375
GEN            -CPUC1           718937AB1         13.17       8.31     6.70       6.700
GEN            -CPUC1           725302AL7          6.67       4.79     8.65       8.650
GEN            -CPUC1           725302AM5          5.67       4.99     8.70       8.700
GEN            -CPUC1           725302AN3          5.67       5.16     8.80       8.800
GEN            -CPUC1           725302AQ6          5.67       5.45     8.92       8.920
GEN            -CPUC1           8126254D0          9.75       5.83     7.47       7.470
GEN            -CPUC1           86959CAA1         49.25      12.57     6.46       7.125
GEN            -CPUC1           914451AL3         11.25       6.57     7.43       7.400
GEN            -CPUC1           914451AL3         11.25       6.57     6.65       7.400
GEN            -CPUC1           914451AM1         20.25       7.89     7.66       7.650
GEN            -CPUC1           914451AM1         20.25       7.89     8.15       7.650
GEN            -CPUC1           914451AM1         20.25       7.89     6.78       7.650
GEN            -CPUC1           92977EAA3         27.42      10.59     6.46       7.965
GEN            -CPUC2           32055JAJ4          8.25       5.82     8.03       7.875
GEN            -CPUC3           03672NAC4          7.58       5.02     9.35       9.000
GEN            -CPUC3           11815HAB0          6.00       4.56     7.97       8.500
GEN            -CPUC3           11815HAB0          6.00       4.56     7.58       8.500
GEN            -CPUC3           442488AE2          9.33       5.50     9.13       9.125
GEN            -CPUC3           45245EAE9          5.92       4.56     7.88       7.875
GEN            -CPUC3           45245EAE9          5.92       4.56     7.64       7.875
GEN            -CPUC3           45245EAE9          5.92       4.56     8.02       7.875
GEN            -CPUC3           74925LAF7          9.25       4.57    10.85      11.375
GEN            -CPUC3           74925LAF7          9.25       4.57    10.80      11.375
GEN            -CPUC3           74925LAF7          9.25       4.57    11.38      11.375
GEN            -CPUN1           00104PAC3         27.08      10.01     8.21       8.207
GEN            -CPUN1           001957AV1          9.25       6.53     7.06       6.000
GEN            -CPUN1           00949TAA8          6.58       4.92     7.26       7.500
GEN            -CPUN1           010869BZ7         17.83       9.62     6.53       6.500
GEN            -CPUN1           02913LCU7         11.92       7.74     7.44       7.375
GEN            -CPUN1           046003JS9          3.83       3.34     6.81       5.750
GEN            -CPUN1           049164AK2         18.00       9.09     7.38       7.380
GEN            -CPUN1           055450AE0         13.83       8.35     6.79       6.750
GEN            -CPUN1           055450AE0         13.83       8.35     6.79       6.750
GEN            -CPUN1           05965FAA6          5.83       4.68     6.59       6.500
GEN            -CPUN1           066748AB0          7.50       5.49     8.27       8.350
GEN            -CPUN1           126410BQ1          6.17       4.66     8.41       8.410
GEN            -CPUN1           134429AJ8          6.83       5.26     6.77       6.900
GEN            -CPUN1           135087WN0          3.67       3.22     5.42       5.250
GEN            -CPUN1           136375BC5         14.00       8.00     7.90       7.900
GEN            -CPUN1           166751AF4          4.75       3.97     6.65       6.625
GEN            -CPUN1           167592PK4          6.00       4.63     7.10       7.100
GEN            -CPUN1           191219BG8          9.75       6.78     7.07       7.125
GEN            -CPUN1           210805AS6         14.50       7.92     8.56       8.560
GEN            -CPUN1           212257AU3         11.42       7.64     6.61       6.850
GEN            -CPUN1           24820RAA6         22.92      10.50     7.91       7.875
GEN            -CPUN1           24919PDV3         12.00       7.88     6.90       6.900
GEN            -CPUN1           24919PDW1         13.00       8.26     6.94       6.940

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CPUN1           263534BH1       2099347AA3              5,002,729        5,000,000     4,937,000       66,563
GEN            -CPUN1           3134A0TG7       2099323AE4              9,696,609       10,000,000     9,512,500      267,750
GEN            -CPUN1           3134A0TG7       2099326AA9              9,698,865       10,000,000     9,512,500      267,750
GEN            -CPUN1           320500AA9       2010000105              1,055,993        1,100,000     1,085,480        6,353
GEN            -CPUN1           337434NR1       2010000110              5,000,000        5,000,000     5,028,500      159,375
GEN            -CPUN1           337434NR1       2010000111              2,000,000        2,000,000     2,011,400       63,750
GEN            -CPUN1           343254AC2       2097213AA5             10,989,731       11,000,000    10,326,800      263,725
GEN            -CPUN1           343254AJ7       2099105AA3              5,128,421        5,000,000     4,652,500      124,688
GEN            -CPUN1           345370BQ2       2099347AA1              5,022,966        5,000,000     4,882,500       90,625
GEN            -CPUN1           345397RS4       2099349AA3              4,985,985        5,000,000     4,936,500      100,979
GEN            -CPUN1           345397RS4       2099349AA4              4,986,084        5,000,000     4,936,500      100,979
GEN            -CPUN1           40415EAA2       2099279AA2              5,019,870        5,000,000     4,756,250       96,372
GEN            -CPUN1           431294AA5       2099153AD0             10,000,000       10,000,000     9,406,250      132,708
GEN            -CPUN1           431294AA5       2099153AD1             22,000,000       22,000,000    20,693,750      291,958
GEN            -CPUN1           431573AC8       2097343AA1              4,960,133        5,000,000     4,365,000       15,000
GEN            -CPUN1           45920QCG7       2099347AA7              4,791,269        5,000,000     4,742,000       61,719
GEN            -CPUN1           477122AQ8       2096144AA0              7,175,249        7,175,249     7,087,137       98,480
GEN            -CPUN1           494393AA9       2099063AC3                551,000          551,000       597,449       24,137
GEN            -CPUN1           574754AA5       2097266AA2              3,800,000        3,800,000     3,586,896       87,527
GEN            -CPUN1           574754AA5       2099341AA6              4,869,093        5,100,000     4,813,992      117,470
GEN            -CPUN1           574754AB3       2098322AA5              3,997,332        4,000,000     3,635,480       87,600
GEN            -CPUN1           574754AB3       2099119AC7                 70,254           70,000        63,621        1,533
GEN            -CPUN1           58501WBN0       2098323AA1              9,752,896        9,752,896     8,698,998      235,288
GEN            -CPUN1           63859DAA9       2097345AA0              3,000,000        3,000,000     2,921,580      217,679
GEN            -CPUN1           63859DAA9       2099047AA2              5,213,009        5,000,000     4,869,300      362,798
GEN            -CPUN1           645913AA2       2097178AB0                500,000          500,000       478,490       14,025
GEN            -CPUN1           645913AA2       2097178AB1              5,754,000        5,754,000     5,506,463      161,400
GEN            -CPUN1           649716CU9       2098103AA1              2,491,238        2,500,000     2,267,450       26,042
GEN            -CPUN1           649716NV5       2099344AB2              7,531,557        7,620,000     7,456,932       96,308
GEN            -CPUN1           656531AJ9       2099018AA9              5,000,000        5,000,000     4,466,500      164,847
GEN            -CPUN1           667294AJ1       2099047AA3              4,962,429        4,962,429     4,628,954      152,181
GEN            -CPUN1           667294AQ5       2099341AA8              1,500,000        1,500,000     1,487,070        7,274
GEN            -CPUN1           667294AQ5       2099343AB1              3,552,259        3,500,000     3,469,830       16,972
GEN            -CPUN1           66765RAF3       2099347AA0              4,937,207        5,000,000     4,889,000       26,667
GEN            -CPUN1           683078FY0       2010000413              2,992,024        3,000,000     2,991,900       56,496
GEN            -CPUN1           683078FY0       2095110AA5              1,994,683        2,000,000     1,994,600       37,664
GEN            -CPUN1           71345LEA2       2099347AA4              4,872,354        5,000,000     4,831,000      143,750
GEN            -CPUN1           7252087R7       2098043AA1              6,972,130        7,000,000     6,133,470      151,667
GEN            -CPUN1           742718BM0       2099348AB5              7,017,657        7,000,000     6,846,700      140,365
GEN            -CPUN1           744593AC8       2098047AA2             14,361,615       14,237,916    12,838,044       76,114
GEN            -CPUN1           78004VAA1       2099272AA6              7,384,466        7,500,000     7,497,750      167,813
GEN            -CPUN1           78004VAA1       2099281AA9              2,459,387        2,500,000     2,499,250       55,938
GEN            -CPUN1           786106ED2       2095180AA0             18,931,782       19,000,000    18,219,100      493,472
GEN            -CPUN1           797652YU2       2096330AA1              5,194,049        5,350,000     4,952,923       61,302
GEN            -CPUN1           802595AV0       2096332AA2              2,505,000        2,505,000     2,427,445       45,842
GEN            -CPUN1           80311TAZ5       2099349AA1              5,148,539        5,000,000     5,114,500      119,986
GEN            -CPUN1           809877AP8       2096032AA8              1,209,000        1,209,000     1,351,904       52,961
GEN            -CPUN1           85228TAD5       2096275AA6              1,585,000        1,585,000     1,594,082       58,328
GEN            -CPUN1           85228TAE3       2096275AA4              1,000,000        1,000,000     1,007,900       37,250
GEN            -CPUN1           85228TAJ2       2096275AA5              8,000,000        8,000,000     8,006,080      304,000
GEN            -CPUN1           870845AC8       2098031AA1              5,483,336        5,000,000     4,850,000      129,167
GEN            -CPUN1           90332UAA1       2098348AA4              9,194,073        9,194,073     8,248,462      264,164
GEN            -CPUN1           911546WA3       2096045AB3              4,757,344        4,757,344     4,334,416       67,893
GEN            -CPUN1           911546WA3       2096045AB4              1,839,664        1,834,771     1,671,660       26,184
GEN            -CPUN1           911546WA3       2096052AC0              4,272,257        4,322,115     3,937,879       61,681
GEN            -CPUN1           931142BE2       2099347AA5              4,982,408        5,000,000     4,868,000      134,635
GEN            -CPUN1           961548AR5       2097021AA2              5,000,000        5,000,000     4,641,050      176,836
GEN            -CPUN1           962166AR5       2099355AA3                483,170          500,000       478,050       18,125
GEN            -CPUN1           981469AA7       2096332AA0              7,000,000        7,000,000     6,547,800       40,542
GEN            -CPUN1           98155KAH5       2098224AA3              3,993,246        4,000,000     3,838,000       96,711
GEN            -CPUN2           023589AC8       2097295AA2              6,000,000        6,000,000     5,934,360       90,377
GEN            -CPUN2           05965LAA3       2099074AA1              4,327,911        5,000,000     4,453,000      158,472
GEN            -CPUN2           06670QAY4       2010000035             10,102,297       10,000,000     9,807,000       30,222
GEN            -CPUN2           126408BK8       2097129AA2              4,993,950        5,000,000     4,911,000       62,083
GEN            -CPUN2           151313AD5       2098348AA0              4,992,994        5,000,000     4,951,500       32,292
GEN            -CPUN2           156686AL1       2098019AA1              4,993,754        5,000,000     4,550,000      145,250
GEN            -CPUN2           202795EC0       1410000048              3,018,142        3,000,000     3,064,200       61,875
GEN            -CPUN2           202795EL0       2098077AA0              4,152,771        3,750,000     3,855,000       66,302
GEN            -CPUN2           204449AC6       2099018AA4              4,993,747        5,000,000     4,895,500      209,375
GEN            -CPUN2           20448TAA2       2010000073              3,627,587        3,900,000     3,621,150       18,376

CBGROUP        LONGCLASS          CUSIP         AVGLIFE     EFFDUR   YIELD      COUPON
--------------------------------------------------------------------------------------
GEN            -CPUN1           263534BH1         4.83       3.99     6.74       6.750
GEN            -CPUN1           3134A0TG7         6.08       4.84     6.57       5.950
GEN            -CPUN1           3134A0TG7         6.08       4.84     6.56       5.950
GEN            -CPUN1           320500AA9         3.92       3.35     8.14       6.930
GEN            -CPUN1           337434NR1         3.58       3.00     7.65       7.650
GEN            -CPUN1           337434NR1         3.58       3.00     7.65       7.650
GEN            -CPUN1           343254AC2         7.67       5.65     6.87       6.850
GEN            -CPUN1           343254AJ7        19.17       9.77     6.88       7.125
GEN            -CPUN1           345370BQ2         8.75       6.25     7.18       7.250
GEN            -CPUN1           345397RS4         2.67       2.38     6.67       6.550
GEN            -CPUN1           345397RS4         2.67       2.38     6.66       6.550
GEN            -CPUN1           40415EAA2        22.67      10.11     7.59       7.625
GEN            -CPUN1           431294AA5        14.33       9.73     5.25       5.250
GEN            -CPUN1           431294AA5        14.33       9.73     5.25       5.250
GEN            -CPUN1           431573AC8        28.00      11.49     6.81       6.750
GEN            -CPUN1           45920QCG7         4.25       3.68     6.76       5.625
GEN            -CPUN1           477122AQ8        15.33       8.46     8.23       8.235
GEN            -CPUN1           494393AA9         3.75       2.96     9.50       9.500
GEN            -CPUN1           574754AA5        12.67       8.01     6.91       6.910
GEN            -CPUN1           574754AA5        12.67       8.01     7.47       6.910
GEN            -CPUN1           574754AB3        13.67       8.45     6.58       6.570
GEN            -CPUN1           574754AB3        13.67       8.45     6.53       6.570
GEN            -CPUN1           58501WBN0        18.92      10.28     6.39       6.386
GEN            -CPUN1           63859DAA9        11.00       7.12     7.44       7.442
GEN            -CPUN1           63859DAA9        11.00       7.12     6.56       7.442
GEN            -CPUN1           645913AA2        29.17      11.20     7.43       7.425
GEN            -CPUN1           645913AA2        29.17      11.20     7.43       7.425
GEN            -CPUN1           649716CU9         9.33       6.75     6.30       6.250
GEN            -CPUN1           649716NV5         3.67       3.09     6.87       6.500
GEN            -CPUN1           656531AJ9        29.08      10.53     7.15       7.150
GEN            -CPUN1           667294AJ1        12.17       6.89     7.36       7.360
GEN            -CPUN1           667294AQ5        19.25       7.71     7.93       7.935
GEN            -CPUN1           667294AQ5        19.25       7.71     7.78       7.935
GEN            -CPUN1           66765RAF3         3.50       3.08     6.81       6.400
GEN            -CPUN1           683078FY0        13.25       8.17     7.48       7.450
GEN            -CPUN1           683078FY0        13.25       8.17     7.48       7.450
GEN            -CPUN1           71345LEA2         3.00       2.63     6.70       5.750
GEN            -CPUN1           7252087R7        16.17       9.21     6.54       6.500
GEN            -CPUN1           742718BM0         9.75       6.85     6.84       6.875
GEN            -CPUN1           744593AC8        11.17       7.02     6.33       6.415
GEN            -CPUN1           78004VAA1        29.83      10.16     9.10       8.950
GEN            -CPUN1           78004VAA1        29.83      10.16     9.11       8.950
GEN            -CPUN1           786106ED2         8.67       6.19     6.93       6.875
GEN            -CPUN1           797652YU2        16.33       7.94     7.18       6.875
GEN            -CPUN1           802595AV0        15.75       7.49     7.32       7.320
GEN            -CPUN1           80311TAZ5         2.00       1.78     6.54       8.150
GEN            -CPUN1           809877AP8         6.75       4.57     9.50       9.500
GEN            -CPUN1           85228TAD5         4.50       3.65     7.36       7.360
GEN            -CPUN1           85228TAE3         5.50       4.30     7.45       7.450
GEN            -CPUN1           85228TAJ2        11.50       6.26     7.60       7.600
GEN            -CPUN1           870845AC8        26.67      10.72     6.95       7.750
GEN            -CPUN1           90332UAA1        11.75       6.80     6.85       6.850
GEN            -CPUN1           911546WA3         8.33       6.04     6.76       6.760
GEN            -CPUN1           911546WA3         8.33       6.04     6.72       6.760
GEN            -CPUN1           911546WA3         8.33       6.04     6.95       6.760
GEN            -CPUN1           931142BE2         9.58       6.72     6.93       6.875
GEN            -CPUN1           961548AR5        27.08      10.42     7.67       7.670
GEN            -CPUN1           962166AR5        13.50       8.08     7.65       7.250
GEN            -CPUN1           981469AA7        13.67       8.33     6.95       6.950
GEN            -CPUN1           98155KAH5         5.67       4.51     6.44       6.400
GEN            -CPUN2           023589AC8         2.83       2.45     7.14       7.135
GEN            -CPUN2           05965LAA3         7.58       5.43     9.54       7.000
GEN            -CPUN2           06670QAY4         3.58       3.05     6.48       6.800
GEN            -CPUN2           126408BK8         7.33       5.48     7.47       7.450
GEN            -CPUN2           151313AD5         3.92       3.30     7.79       7.750
GEN            -CPUN2           156686AL1         8.08       5.91     6.32       6.300
GEN            -CPUN2           202795EC0         6.75       5.03     8.13       8.250
GEN            -CPUN2           202795EL0         6.83       5.05     6.40       8.375
GEN            -CPUN2           204449AC6         6.00       4.43     8.40       8.375
GEN            -CPUN2           20448TAA2         3.92       3.29     9.54       7.375

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CPUN2           20448TAA2       2010000074                237,541          255,000       236,767        1,202
GEN            -CPUN2           211177AM2       2096066AC4              5,286,948        5,000,000     5,132,500       53,028
GEN            -CPUN2           211177AM2       2096066AC5              5,278,256        5,000,000     5,132,500       53,028
GEN            -CPUN2           211177AM2       2096095AA0              5,187,535        5,000,000     5,132,500       53,028
GEN            -CPUN2           224044AM9       2098208AA7              1,996,981        2,000,000     1,841,400       53,333
GEN            -CPUN2           224044AM9       2098208AA8              4,493,207        4,500,000     4,143,150      120,000
GEN            -CPUN2           26882XAB1       2094349AA0              6,990,923        7,000,000     7,376,600       28,389
GEN            -CPUN2           26882XAB1       2094349AA2              1,749,300        1,750,000     1,844,150        7,097
GEN            -CPUN2           26882XAB1       2094362AA0              1,000,540        1,000,000     1,053,800        4,056
GEN            -CPUN2           30239XAB3       2096152AA7             11,956,743       12,000,000    11,504,520       78,750
GEN            -CPUN2           31331FAS0       2096302AA4              2,311,497        2,311,497     2,220,008       71,649
GEN            -CPUN2           338922AD9       2097083AA5             11,958,570       12,000,000    10,864,800      254,625
GEN            -CPUN2           362320AS2       1410000080              2,748,493        2,700,000     2,850,390       20,475
GEN            -CPUN2           368907AC5       2096242AA8              6,421,717        6,421,717     6,284,934      164,556
GEN            -CPUN2           368907AC5       2096242AA9                716,090          727,389       711,895       18,639
GEN            -CPUN2           452454AB7       2010000367              3,975,394        4,000,000     3,724,000       12,444
GEN            -CPUN2           452454AB7       2010000368              5,963,091        6,000,000     5,586,000       18,667
GEN            -CPUN2           453144AA5       2099090AA0              3,489,724        3,500,000     3,147,900       62,344
GEN            -CPUN2           488044AB4       2097301AA1              4,947,068        5,000,000     4,605,500       80,486
GEN            -CPUN2           500631AC0       2099035AA5              4,759,010        5,000,000     4,741,000       26,563
GEN            -CPUN2           500631AC0       2099047AB0              4,682,198        5,000,000     4,741,000       26,563
GEN            -CPUN2           564759AB4       209MAN6012              4,989,345        5,000,000     5,108,000       33,854
GEN            -CPUN2           581557AT2       2098181AB1              4,989,851        5,000,000     4,303,000      106,667
GEN            -CPUN2           655844AH1       2099347AA6              4,987,507        5,000,000     4,883,000       46,958
GEN            -CPUN2           690734AM0       2095073AA0              8,434,145        8,434,145     8,569,935      106,692
GEN            -CPUN2           693300AF2       2099355AB1              4,145,306        5,000,000     4,088,750       43,444
GEN            -CPUN2           697933AL3       2098280AA1              4,989,410        5,000,000     4,291,500      146,979
GEN            -CPUN2           704913AA0       2096257AA8              9,930,405       10,000,000     9,985,000      217,153
GEN            -CPUN2           706448AD9       2099327AB5              4,999,817        5,000,000     4,800,000       51,239
GEN            -CPUN2           706448AD9       2099327AB6              1,569,279        1,668,000     1,601,280       17,093
GEN            -CPUN2           706448AR8       2099327AB2              5,025,833        5,000,000     4,946,000       56,701
GEN            -CPUN2           706448BC0       2099327AA9              7,496,699        7,500,000     7,725,000       92,863
GEN            -CPUN2           716747AA8       2096044AA6              7,500,000        7,500,000     6,671,250      208,533
GEN            -CPUN2           716747AA8       2096044AA7              2,085,808        2,067,222     1,838,794       57,478
GEN            -CPUN2           74726MAC3       2099165AB8              4,995,377        5,000,000     4,844,000       17,222
GEN            -CPUN2           74727PAD3       2099144AA4              5,996,306        6,000,000     6,375,000       63,333
GEN            -CPUN2           78355HHF9       2098349AA2              8,000,000        8,000,000     7,138,368       85,200
GEN            -CPUN2           811845AU0       2098349AA1                996,563        1,000,000       936,700        2,944
GEN            -CPUN2           836205AD6       2098061AB7              2,400,910        2,500,000     2,287,500        4,722
GEN            -CPUN2           866005AB7       2010000474              1,995,669        2,000,000     2,070,200       10,063
GEN            -CPUN2           866005AB7       2010000475              1,995,669        2,000,000     2,070,200       10,063
GEN            -CPUN2           866005AB7       2095031AA5              9,914,553       10,000,000    10,351,000       50,313
GEN            -CPUN2           87262WAA7       2098343AA3              6,456,737        6,500,000     6,071,650       29,385
GEN            -CPUN2           87262WAA7       2099119AC4                 30,427           30,000        28,023          136
GEN            -CPUN2           900262AU0       2010000472              4,848,655        5,000,000     5,010,000      154,167
GEN            -CPUN2           P3064MAA9       2098306AC1              3,624,090        3,900,000     3,758,157       18,376
GEN            -CPUN3           00130HAQ8       2099161AA0              6,488,390        6,500,000     6,565,000       51,458
GEN            -CPUN3           01958XAL1       2099075AA3              2,780,000        2,780,000     2,529,800      105,988
GEN            -CPUN3           029712AA4       2099146AB5              2,996,080        3,000,000     2,887,500       20,625
GEN            -CPUN3           058498AB2       2099050AA5              2,483,613        2,500,000     2,450,000       80,729
GEN            -CPUN3           058498AB2       2099050AA6              2,500,000        2,500,000     2,450,000       80,729
GEN            -CPUN3           111236AB1       2097353AA0              4,998,893        5,000,000     4,664,060        1,319
GEN            -CPUN3           126304AC8       2097345AA2              3,846,553        3,850,000     3,803,800       13,475
GEN            -CPUN3           126304AK0       2098247AA2              2,329,179        2,500,000     2,323,750       87,899
GEN            -CPUN3           221597AE7       2099123AB1              5,000,000        5,000,000     5,087,500       59,640
GEN            -CPUN3           37931KAB7       2098345AA2              4,964,816        5,000,000     4,987,500       61,493
GEN            -CPUN3           40218LAJ6       2098315AA7              1,817,715        1,800,000     1,800,000       19,263
GEN            -CPUN3           40218LAJ6       2098315AA8              3,187,582        3,200,000     3,200,000       34,244
GEN            -CPUN3           413627AD2       2098343AA4              4,725,000        4,725,000     4,559,625       16,538
GEN            -CPUN3           413627AD2       2099148AB6                302,970          310,000       299,150        1,085
GEN            -CPUN3           448924AE0       2098232AA0              4,923,585        5,000,000     4,643,000       55,903
GEN            -CPUN3           448924AE0       2098259AA0                284,140          300,000       278,580        3,354
GEN            -CPUN3           448924AE0       2098348AA6              3,041,819        3,000,000     2,785,800       33,542
GEN            -CPUN3           459902AF9       2099277AB6              1,294,103        1,300,000     1,267,500       13,081
GEN            -CPUN3           459902AF9       2099277AB9              3,271,642        3,300,000     3,217,500       33,206
GEN            -CPUN3           593048AX9       2097302AA3              5,982,914        5,000,000     5,950,000       73,472
GEN            -CPUN3           593048AX9       2097307AA7              5,492,799        5,000,000     5,950,000       73,472
GEN            -CPUN3           593048AX9       2099119AB5                351,813          295,000       351,050        4,335
GEN            -CPUN3           698299AK0       2099090AB0              1,498,791        1,500,000     1,419,300       35,156
GEN            -CPUN3           698299AK0       2099099AA2              3,524,382        3,500,000     3,311,700       82,031

CBGROUP        LONGCLASS          CUSIP         AVGLIFE     EFFDUR   YIELD      COUPON
--------------------------------------------------------------------------------------
GEN            -CPUN2           20448TAA2         3.92       3.29     9.50       7.375
GEN            -CPUN2           211177AM2         6.42       4.86     7.16       8.300
GEN            -CPUN2           211177AM2         6.42       4.86     7.20       8.300
GEN            -CPUN2           211177AM2         6.42       4.86     7.55       8.300
GEN            -CPUN2           224044AM9         8.58       6.22     6.42       6.400
GEN            -CPUN2           224044AM9         8.58       6.22     6.42       6.400
GEN            -CPUN2           26882XAB1         5.00       3.95     9.16       9.125
GEN            -CPUN2           26882XAB1         5.00       3.95     9.14       9.125
GEN            -CPUN2           26882XAB1         5.00       3.95     9.11       9.125
GEN            -CPUN2           30239XAB3        16.42       8.90     7.91       7.875
GEN            -CPUN2           31331FAS0         7.42       5.02     7.39       7.390
GEN            -CPUN2           338922AD9        17.25       8.73     7.91       7.875
GEN            -CPUN2           362320AS2         3.42       2.90     8.48       9.100
GEN            -CPUN2           368907AC5         9.50       6.14     7.50       7.500
GEN            -CPUN2           368907AC5         9.50       6.14     7.68       7.500
GEN            -CPUN2           452454AB7        14.00       8.57     7.07       7.000
GEN            -CPUN2           452454AB7        14.00       8.57     7.07       7.000
GEN            -CPUN2           453144AA5         9.25       6.38     7.17       7.125
GEN            -CPUN2           488044AB4        17.83       9.14     7.74       7.625
GEN            -CPUN2           500631AC0         3.92       3.37     7.83       6.375
GEN            -CPUN2           500631AC0         3.92       3.37     8.31       6.375
GEN            -CPUN2           564759AB4         2.92       2.55     8.21       8.125
GEN            -CPUN2           581557AT2         8.17       5.92     6.43       6.400
GEN            -CPUN2           655844AH1         7.42       5.53     7.39       7.350
GEN            -CPUN2           690734AM0        15.42       7.78     9.90       9.900
GEN            -CPUN2           693300AF2         8.92       6.18     9.69       6.800
GEN            -CPUN2           697933AL3         8.08       5.80     6.41       6.375
GEN            -CPUN2           704913AA0         6.75       5.11     7.51       7.375
GEN            -CPUN2           706448AD9         7.42       4.94     8.02       8.020
GEN            -CPUN2           706448AD9         7.42       4.94     9.13       8.020
GEN            -CPUN2           706448AR8        10.92       6.13     8.80       8.875
GEN            -CPUN2           706448BC0         7.42       5.17     9.70       9.690
GEN            -CPUN2           716747AA8        14.17       8.07     7.36       7.360
GEN            -CPUN2           716747AA8        14.17       8.07     7.26       7.360
GEN            -CPUN2           74726MAC3         9.50       6.54     7.76       7.750
GEN            -CPUN2           74727PAD3         9.42       6.19     9.51       9.500
GEN            -CPUN2           78355HHF9         9.00       6.48     6.39       6.390
GEN            -CPUN2           811845AU0         6.00       4.78     6.70       6.625
GEN            -CPUN2           836205AD6        17.50       8.62     8.95       8.500
GEN            -CPUN2           866005AB7         2.92       2.56     8.71       8.625
GEN            -CPUN2           866005AB7         2.92       2.56     8.71       8.625
GEN            -CPUN2           866005AB7         2.92       2.56     8.96       8.625
GEN            -CPUN2           87262WAA7         8.92       6.22     7.85       7.750
GEN            -CPUN2           87262WAA7         8.92       6.22     7.53       7.750
GEN            -CPUN2           900262AU0         4.08       3.37     8.29       7.400
GEN            -CPUN2           P3064MAA9         3.92       3.32     9.57       7.375
GEN            -CPUN3           00130HAQ8         9.42       6.11     9.53       9.500
GEN            -CPUN3           01958XAL1         6.00       4.45     7.63       7.625
GEN            -CPUN3           029712AA4         9.42       6.34     8.27       8.250
GEN            -CPUN3           058498AB2         6.58       4.90     7.88       7.750
GEN            -CPUN3           058498AB2         6.58       4.90     7.75       7.750
GEN            -CPUN3           111236AB1         3.00       2.51     9.51       9.500
GEN            -CPUN3           126304AC8         8.00       5.79     7.89       7.875
GEN            -CPUN3           126304AK0        18.58       9.16     8.36       7.625
GEN            -CPUN3           221597AE7         9.42       6.12     9.34       9.335
GEN            -CPUN3           37931KAB7         8.42       4.86     9.75       9.625
GEN            -CPUN3           40218LAJ6         5.92       4.52     8.16       8.375
GEN            -CPUN3           40218LAJ6         5.92       4.52     8.46       8.375
GEN            -CPUN3           413627AD2         6.00       4.63     7.88       7.875
GEN            -CPUN3           413627AD2         6.00       4.63     8.37       7.875
GEN            -CPUN3           448924AE0         8.92       5.88     9.00       8.750
GEN            -CPUN3           448924AE0         8.92       5.88     9.65       8.750
GEN            -CPUN3           448924AE0         8.92       5.88     8.52       8.750
GEN            -CPUN3           459902AF9         4.42       2.67     8.00       7.875
GEN            -CPUN3           459902AF9         4.42       2.67     8.11       7.875
GEN            -CPUN3           593048AX9        26.42       9.26     9.46      11.500
GEN            -CPUN3           593048AX9        26.42       9.26    10.40      11.500
GEN            -CPUN3           593048AX9        26.42       9.26     9.50      11.500
GEN            -CPUN3           698299AK0         6.25       5.43     9.38       9.375
GEN            -CPUN3           698299AK0         6.25       5.43     9.31       9.375

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -CPUN3           700690AB6       2099123AC5              5,100,000        5,100,000     4,896,000       17,850
GEN            -CPUN3           71676QAC0       2097174AA1              2,450,000        2,450,000     1,702,750       50,348
GEN            -CPUN3           71676QAC0       2097174AA2              1,582,437        1,550,000     1,077,250       31,853
GEN            -CPUN3           718286AC1       2096355AB4              9,028,077       10,887,000     9,852,735      222,276
GEN            -CPUN3           718286AE7       2099119AB7                150,710          150,000       147,090        2,810
GEN            -CPUN3           718286AK3       2099069AA0              4,907,552        5,000,000     4,955,000      227,674
GEN            -CPUN3           718286AL1       2099294AA6              3,987,584        4,000,000     4,056,400       73,889
GEN            -CPUN3           749121AL3       2099159AA3              4,472,161        4,500,000     4,383,450       56,250
GEN            -CPUN3           769708AA6       2097191AA1              4,378,849        4,400,000     3,872,000      192,744
GEN            -CPUN3           845905AK4       2099315AA0              4,150,000        4,150,000     4,222,625       54,353
GEN            -CPUN3           879006AA2       2096022AA0              1,700,000        1,700,000     1,530,000       58,933
GEN            -FRN1            05562EAA6       2097338AA1             10,000,000       10,000,000     9,275,000       55,886
GEN            -FRN1            173034D*7       1410000043              1,911,483        2,000,000     1,857,800       15,872
GEN            -FRN1            218694AA5       2097066AA0             11,333,533       11,500,000    11,233,419      170,119
GEN            -FRN1            638539AG1       2097108AA0              9,987,555       10,000,000     9,738,000      161,458
GEN            -FRN1            86787XAA3       2098085AB0              2,963,729        3,000,000     2,901,525       22,959
GEN            -FRN1            929768AA7       2097069AA0              8,381,221        8,500,000     8,097,355      119,700
GEN            -FRN2            40428QAC6       2098022AB0              9,960,761       10,000,000     9,496,400      153,563
GEN            -FRN2            X7330YAA3       2097344AA0                615,447          615,447       567,750       16,337
GEN            -FRN2            X7330YAA3       2097344AA1              1,052,691        1,052,691       971,107       27,944
GEN            -FRN2            X7330YAA3       2097344AA5              1,746,617        1,746,617     1,611,254       46,365
GEN            -FRN2            X7330YAA3       2099119AD1                 74,117           88,511        81,651        2,350
GEN            -FRN2            X7330YAB1       2097344AA3                959,912        1,073,586       917,916       28,499
GEN            -FRN2            X7330YAB1       2097344AA4              1,713,785        1,925,000     1,645,875       51,100
GEN            -FRN2            X7330YAB1       2099202AA6              5,171,425        6,000,000     5,130,000      159,273
GEN            -FRN3            195325AN5       2098212AC0             10,000,000       10,000,000     9,675,000      166,280
GEN            -FRN3            78389RAA5       2098149AA1              4,800,237        5,000,000     5,050,000        1,306
GEN            -FRN3            78389RAA5       2098156AA0                934,583          950,000       959,500          248
GEN            -FRN3            P7794GAG7       2099298AA4              1,248,583        2,000,000     1,385,000       28,500
GEN            -FRN3            P7794GAG7       2099335AE5              1,970,810        3,000,000     2,077,500       42,750
GEN            -HEL1            00755WAR7       2000000001              9,817,618       10,000,000     9,948,000       61,125
GEN            -HEL1            00755WBG0       2095079AA6             10,013,657       10,000,000    10,717,000       72,667
GEN            -HEL1            126502A#0       2100000002                123,041          115,580       123,215          876
GEN            -HEL1            21075WAL9       2000000030             10,793,330       10,700,000    11,202,900       75,703
GEN            -HEL1            21076#AU5       2000000031              7,497,543        7,500,000     7,263,277       43,813
GEN            -HEL1            74436JBY2       2095342AA0              7,316,015        7,170,000     7,329,891       46,814
GEN            -HEL1            872586AR3       2095051AA2              2,449,406        2,583,104     2,516,718       14,261
GEN            -HEL1            872586AR3       20MAN22000              4,329,140        4,286,598     4,176,432       23,666
GEN            -HEL1            872586AT9       2000000214              5,478,102        5,355,000     5,172,930       31,795
GEN            -HEL1            872586AT9       2095053AA1              5,657,019        6,434,000     6,215,244       38,202
GEN            -HEL1            872586BP6       2000000217              9,965,057       10,000,000    10,458,000       67,083
GEN            -HEL1            872586BP6       2095262AA3              9,173,308        9,000,000     9,412,200       60,375
GEN            -HEL1            90263BAF5       2000000218              7,281,536        7,275,000     7,100,400       40,770
GEN            -HEL1            90263BAU2       2000000219             10,000,000       10,000,000    10,239,000       65,833
GEN            -HEL2            60935BDQ9       2098118AA9             10,639,985       10,613,000     9,681,040       70,444
GEN            -HEL3            74436JDU8       2099047AA5              8,683,677       10,848,000     7,678,344      185,674
GEN            -PASS1           313401YW5       1400000024                 30,373           30,433        32,606          512
GEN            -PASS1           313401YW5       1400000025                 36,349           36,420        39,022          613
GEN            -PASS1           31344TNH5       1400000026                  3,381            3,387         3,628           57
GEN            -PASS1           31345JRG4       1400000028                 14,019           14,054        15,198          247
GEN            -PASS1           31345MKJ8       1400000030                  3,568            3,577         3,868           63
GEN            -PASS1           31345MKK5       1400000031                  2,033            2,037         2,204           36
GEN            -PASS1           31347MP69       1400000032                108,127          108,304       117,216        1,897
GEN            -PASS1           31347MZ27       1400000033                 31,245           31,366        33,925          549
GEN            -PASS1           31354G5V9       1000000031                215,311          222,220       231,700        3,670
GEN            -PASS1           31363CBZ1       1400000038                  9,752            9,752        10,276           77
GEN            -PASS1           31363DAX5       1400000039                  9,596            9,596         9,742           66
GEN            -PASS1           31364YEG1       1400000040                 12,711           12,711        13,009           90
GEN            -PASS1           31365HVQ6       1400000041                  2,139            2,139         2,187           15
GEN            -PASS1           31373UK22       2097048AA6                686,146          716,693       684,377        3,882
GEN            -PASS1           31373VXQ3       2095121AA1                 15,900           15,900        15,203           89
GEN            -PASS1           31374SHJ3       2095256AA5                 21,931           21,931        21,013          123
GEN            -PASS1           31374UKJ4       2095310AA0                 25,378           25,378        24,301          143
GEN            -PASS1           31375JXR6       2096047AA3                 23,769           23,769        22,720          134
GEN            -PASS1           31375LYB5       2097048AA9              8,096,164        8,509,875     8,163,013       46,095
GEN            -PASS1           31376CVL5       2097048AB0              1,080,809        1,121,580     1,062,563        6,075
GEN            -PASS1           31376DVH2       2097048AB1              2,583,080        2,687,885     2,554,189       14,559
GEN            -PASS1           31376ZDL4       2097048AA8              4,752,257        4,947,659     4,704,085       26,800
GEN            -PASS1           36203ET99       2096292AB6              2,902,268        3,124,291     2,961,328       16,923
GEN            -PASS1           36203ET99       2096296AA5                 55,320           59,553        56,446          323

CBGROUP        LONGCLASS          CUSIP          AVGLIFE     EFFDUR   YIELD      COUPON
---------------------------------------------------------------------------------------
GEN            -CPUN3           700690AB6          6.00       4.62     7.88       7.875
GEN            -CPUN3           71676QAC0         17.25       7.27     8.22       8.220
GEN            -CPUN3           71676QAC0         17.25       7.27     7.99       8.220
GEN            -CPUN3           718286AC1         16.75       8.12    11.00       8.750
GEN            -CPUN3           718286AE7          8.33       5.65     8.79       8.875
GEN            -CPUN3           718286AK3         19.08       8.10    10.10       9.875
GEN            -CPUN3           718286AL1         24.83       9.40     9.53       9.500
GEN            -CPUN3           749121AL3          8.83       6.25     7.60       7.500
GEN            -CPUN3           769708AA6          7.58       4.86     9.59       9.500
GEN            -CPUN3           845905AK4          4.42       1.96    10.25      10.250
GEN            -CPUN3           879006AA2          8.08       5.25     8.32       8.320
GEN            -FRN1            05562EAA6         50.00       5.03     7.74       7.738
GEN            -FRN1            173034D*7         11.67      -0.24     6.87       7.563
GEN            -FRN1            218694AA5         27.08      -0.23     6.95       5.680
GEN            -FRN1            638539AG1         49.33       4.77     7.76       7.750
GEN            -FRN1            86787XAA3         27.42      -0.24     6.21       5.670
GEN            -FRN1            929768AA7         27.08      -0.47     6.79       5.530
GEN            -FRN2            40428QAC6         27.58      -0.49     7.12       5.940
GEN            -FRN2            X7330YAA3          6.58       0.34     6.56       6.625
GEN            -FRN2            X7330YAA3          6.58       0.34     6.56       6.625
GEN            -FRN2            X7330YAA3          6.58       0.34     6.56       6.625
GEN            -FRN2            X7330YAA3          6.58       0.34     9.87       6.625
GEN            -FRN2            X7330YAB1         10.58      -0.62     7.95       5.813
GEN            -FRN2            X7330YAB1         10.58      -0.62     8.01       5.813
GEN            -FRN2            X7330YAB1         10.58      -0.62     8.46       5.813
GEN            -FRN3            195325AN5         19.08      -0.11     8.82      10.986
GEN            -FRN3            78389RAA5         50.00       5.98     9.79       9.400
GEN            -FRN3            78389RAA5         50.00       5.98     9.56       9.400
GEN            -FRN3            P7794GAG7         17.17      10.91     8.77       4.000
GEN            -FRN3            P7794GAG7         17.17      10.91     8.28       4.000
GEN            -HEL1            00755WAR7          4.25       3.56     7.84       7.335
GEN            -HEL1            00755WBG0          3.42       0.41     8.68       8.720
GEN            -HEL1            126502A#0          6.08       4.50     7.75       9.100
GEN            -HEL1            21075WAL9          5.33       3.72     8.28       8.490
GEN            -HEL1            21076#AU5          4.25       3.46     7.01       7.010
GEN            -HEL1            74436JBY2          5.00       3.84     7.33       7.835
GEN            -HEL1            872586AR3          3.42       2.76     8.59       6.625
GEN            -HEL1            872586AR3          3.42       2.76     6.27       6.625
GEN            -HEL1            872586AT9         11.50       7.35     6.83       7.125
GEN            -HEL1            872586AT9         11.50       7.35     8.84       7.125
GEN            -HEL1            872586BP6          2.92       2.04     8.18       8.050
GEN            -HEL1            872586BP6          2.92       2.04     7.33       8.050
GEN            -HEL1            90263BAF5          4.00       3.44     6.71       6.725
GEN            -HEL1            90263BAU2          4.50       3.41     7.90       7.900
GEN            -HEL2            60935BDQ9          3.17       3.18     7.87       7.965
GEN            -HEL3            74436JDU8         13.17       7.22     9.52       6.846
GEN            -PASS1           313401YW5          4.50       3.14    10.07      10.000
GEN            -PASS1           313401YW5          4.50       3.14    10.07      10.000
GEN            -PASS1           31344TNH5          4.50       3.14    10.07      10.000
GEN            -PASS1           31345JRG4          4.25       3.07    10.59      10.500
GEN            -PASS1           31345MKJ8          4.75       3.28    10.58      10.500
GEN            -PASS1           31345MKK5          4.75       3.28    10.57      10.500
GEN            -PASS1           31347MP69          5.00       3.34    10.56      10.500
GEN            -PASS1           31347MZ27          5.00       3.34    10.64      10.500
GEN            -PASS1           31354G5V9          4.50       3.11    10.01       9.000
GEN            -PASS1           31363CBZ1          4.92       3.26     9.50       9.500
GEN            -PASS1           31363DAX5          5.42       3.39     8.25       8.250
GEN            -PASS1           31364YEG1          5.42       3.33     8.50       8.500
GEN            -PASS1           31365HVQ6          5.33       3.40     8.50       8.500
GEN            -PASS1           31373UK22          9.75       4.99     7.33       6.500
GEN            -PASS1           31373VXQ3          8.83       4.77     6.75       6.750
GEN            -PASS1           31374SHJ3          8.83       4.77     6.75       6.750
GEN            -PASS1           31374UKJ4          8.83       4.77     6.75       6.750
GEN            -PASS1           31375JXR6          8.75       4.86     6.75       6.750
GEN            -PASS1           31375LYB5          9.75       4.99     7.45       6.500
GEN            -PASS1           31376CVL5         10.08       5.15     7.20       6.500
GEN            -PASS1           31376DVH2         10.08       5.15     7.25       6.500
GEN            -PASS1           31376ZDL4         10.08       5.15     7.26       6.500
GEN            -PASS1           36203ET99          9.83       5.27     7.79       6.500
GEN            -PASS1           36203ET99          9.83       5.27     7.79       6.500

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -PASS1           36204DKA6       2010000220              6,318,666        7,000,069     6,492,424       35,000
GEN            -PASS1           36206WFZ3       ADJ9913006              4,615,164        5,050,288     4,830,600       21,885
GEN            -PASS1           36207KJJ0       ADJ9913008              7,384,262        8,252,722     7,893,729       35,762
GEN            -PASS1           36207MMC7       2098076AB3              1,615,599        1,720,252     1,621,853        9,318
GEN            -PASS1           36207MMD5       2098075AD6              2,458,069        2,610,754     2,457,477       14,142
GEN            -PASS1           36207MME3       2098075AD2              1,819,713        1,958,724     1,859,260       10,610
GEN            -PASS1           36207MMG8       2098075AD4              2,405,427        2,556,139     2,406,554       13,846
GEN            -PASS1           36207MMN3       2098075AD8              1,821,392        1,930,875     1,814,559       10,459
GEN            -PASS1           36207MQK5       2098075AE0                181,306          192,163       180,940        1,041
GEN            -PASS1           36208DZY4       2098075AC7                243,764          258,929       244,240        1,403
GEN            -PASS1           36208FKS8       2098075AC6                421,206          447,184       421,641        2,422
GEN            -PASS1           36208G4X3       2098240AA7              1,635,259        1,639,568     1,542,817        8,881
GEN            -PASS1           36208P7E2       2098076AB8                110,007          116,605       109,800          632
GEN            -PASS1           36208P7E2       2098076AB9                314,311          334,020       314,526        1,809
GEN            -PASS1           36208SVC3       2098075AD0                746,344          789,282       741,760        4,275
GEN            -PASS1           36208UJT5       2098076AA9                185,132          196,025       184,429        1,062
GEN            -PASS1           36208UJT5       2098076AB0                258,946          274,184       257,963        1,485
GEN            -PASS1           36208WYR8       2098076AB6              1,666,293        1,775,747     1,675,719        9,619
GEN            -PASS1           36208YBD0       2099209AB2              4,755,169        4,988,722     4,543,279       24,944
GEN            -PASS1           36208YC31       2099209AB3              4,026,985        4,228,292     3,854,722       21,141
GEN            -PASS1           36209CN93       2098075AB9                827,218          879,217       829,541        4,762
GEN            -PASS1           36209CN93       2098075AC0                551,151          585,796       552,699        3,173
GEN            -PASS1           36209CN93       2098075AC1                275,536          292,856       276,310        1,586
GEN            -PASS1           36209LKM7       2099209AC7              4,869,753        5,108,844     4,652,164       25,544
GEN            -PASS1           36209SKT7       2099209AC8              3,728,381        3,917,756     3,570,642       19,589
GEN            -PASS1           36210BUF0       ADJ9913007              6,461,229        7,204,873     6,891,461       31,221
GEN            -PASS1           36210JTL2       ADJ9913002              4,760,938        5,174,856     4,949,750       22,424
GEN            -PASS1           36210JTL2       ADJ9913003                764,373          830,828       794,687        3,600
GEN            -PASS1           36210L4Z3       2099209AC9              5,647,878        5,932,469     5,407,148       29,662
GEN            -PASS1           36210P5K6       2099264AA5              6,273,775        6,812,988     6,212,696       34,065
GEN            -PASS1           36210QBY7       ADJ9913004                187,815          201,947       193,162          875
GEN            -PASS1           36210QBY7       ADJ9913005              3,808,750        4,095,331     3,917,184       17,746
GEN            -PASS1           36211DPQ7       2099264AA6              3,679,070        3,987,366     3,630,018       19,937
GEN            -PASS1           36211DPQ7       2099264AA9                454,647          492,745       448,585        2,464
GEN            -PASS1           36211DQQ6       2099264AA7              2,742,982        2,974,199     2,708,662       14,871
GEN            -PASS1           36211DQQ6       2099264AA8                462,370          501,345       456,585        2,507
GEN            -PASS1           89438TBA8       1400000056              1,717,897        1,717,897     1,867,354       13,099
GEN            -RMBAGY1         312904ZD0       13COM00001              5,571,388        5,600,485     5,794,822       42,004
GEN            -RMBAGY1         312913QQ2       2000000037              4,840,021        5,000,000     4,961,000       31,250
GEN            -RMBAGY1         312913QQ2       2000000038              1,928,713        2,000,000     1,984,400       12,500
GEN            -RMBAGY1         312915T76       2000000039              5,950,624        6,000,000     5,794,200       35,000
GEN            -RMBAGY1         3133T0MB7       2095228AA3             10,060,960       10,000,000     9,656,000       58,333
GEN            -RMBAGY1         31340YJ67       1400000023              5,252,328        5,107,291     5,373,380       62,405
GEN            -RMBAGY1         31359DDW0       2000000062              9,922,163       10,000,000     9,502,000       56,250
GEN            -RMBPU1          05535DBA1       2097182AA7              9,412,006       10,049,000     9,697,285       11,724
GEN            -RMBPU1          073914FR9       2000000003              4,243,227        4,282,152     4,175,783       26,317
GEN            -RMBPU1          073914RU9       2097021AA0              7,635,831        8,231,515     7,643,784       48,017
GEN            -RMBPU1          073914SW4       2097191AA0              7,619,520        7,500,093     7,458,842       50,001
GEN            -RMBPU1          073919BD3       2098107AA0              9,012,955        9,045,368     8,751,394      124,374
GEN            -RMBPU1          126691E67       2097035AA2             10,013,517       10,000,000     9,917,000       64,583
GEN            -RMBPU1          126691ED2       2095291AC1              8,234,146        8,144,793     8,251,489       55,995
GEN            -RMBPU1          126691WW0       2096319AA0              8,741,066        8,875,380     8,760,000       57,320
GEN            -RMBPU1          126691YT5       2096247AB3              5,683,391        5,737,000     5,678,540       36,454
GEN            -RMBPU1          126691YT5       2096247AB4              8,628,301        8,737,000     8,647,970       55,516
GEN            -RMBPU1          161546AU0       2098348AA3              4,000,000        4,000,000     3,669,760       22,167
GEN            -RMBPU1          161626D@2       2000000008                815,965          816,802       816,802        5,435
GEN            -RMBPU1          161626D@2       2000000009                174,849          175,029       175,029        1,165
GEN            -RMBPU1          161626D@2       2000000010                233,133          233,372       233,372        1,553
GEN            -RMBPU1          161626D@2       2000000011                116,566          116,686       116,686          776
GEN            -RMBPU1          161626F68       2000005AA1              2,447,636        2,651,687     2,615,094       14,916
GEN            -RMBPU1          161626K*6       2000000012              1,788,427        1,810,387     1,797,940       11,738
GEN            -RMBPU1          161626K@4       2000000013              3,576,852        3,620,774     3,593,618       23,476
GEN            -RMBPU1          161626L#1       2000000014              1,788,981        1,810,945     1,795,664       11,742
GEN            -RMBPU1          161626M*4       2000000015              1,873,773        1,915,042     1,874,347       11,969
GEN            -RMBPU1          161626MS2       2000000016              3,786,066        3,830,430     3,758,609       23,940
GEN            -RMBPU1          161626N#9       2000000017              1,267,237        1,316,831     1,310,246        8,614
GEN            -RMBPU1          161626S#4       2000005AA4              1,916,789        2,126,598     1,949,159       11,962
GEN            -RMBPU1          161626SC1       2000000018              1,970,773        2,011,137     1,935,096       21,823
GEN            -RMBPU1          161626TT3       209MAN0002              5,244,974        5,432,528     5,106,576       30,784
GEN            -RMBPU1          16162TGA8       2099061AA9              9,609,179        9,816,949     8,746,901       53,175


CBGROUP        LONGCLASS          CUSIP          AVGLIFE     EFFDUR   YIELD      COUPON
---------------------------------------------------------------------------------------
GEN            -PASS1           36204DKA6          9.67       5.43     7.78       6.000
GEN            -PASS1           36206WFZ3         11.58       6.07     7.76       6.500
GEN            -PASS1           36207KJJ0         11.58       6.07     7.76       6.500
GEN            -PASS1           36207MMC7         10.83       5.49     7.54       6.500
GEN            -PASS1           36207MMD5         10.83       5.49     7.50       6.500
GEN            -PASS1           36207MME3         10.83       5.49     7.73       6.500
GEN            -PASS1           36207MMG8         10.83       5.49     7.51       6.500
GEN            -PASS1           36207MMN3         10.83       5.49     7.47       6.500
GEN            -PASS1           36207MQK5         10.83       5.49     7.46       6.500
GEN            -PASS1           36208DZY4         10.83       5.49     7.50       6.500
GEN            -PASS1           36208FKS8         10.83       5.49     7.49       6.500
GEN            -PASS1           36208G4X3         10.83       5.49     6.54       6.500
GEN            -PASS1           36208P7E2         10.83       5.49     7.46       6.500
GEN            -PASS1           36208P7E2         10.83       5.49     7.51       6.500
GEN            -PASS1           36208SVC3         10.83       5.49     7.42       6.500
GEN            -PASS1           36208UJT5         10.17       5.39     7.45       6.500
GEN            -PASS1           36208UJT5         10.17       5.39     7.45       6.500
GEN            -PASS1           36208WYR8         10.83       5.49     7.56       6.500
GEN            -PASS1           36208YBD0         11.58       6.07     6.69       6.000
GEN            -PASS1           36208YC31         11.58       6.07     6.70       6.000
GEN            -PASS1           36209CN93         10.83       5.49     7.51       6.500
GEN            -PASS1           36209CN93         10.83       5.49     7.51       6.500
GEN            -PASS1           36209CN93         10.83       5.49     7.51       6.500
GEN            -PASS1           36209LKM7         11.58       6.07     6.69       6.000
GEN            -PASS1           36209SKT7         11.58       6.07     6.72       6.000
GEN            -PASS1           36210BUF0         11.58       6.07     7.76       6.500
GEN            -PASS1           36210JTL2         11.58       6.07     7.28       6.500
GEN            -PASS1           36210JTL2         11.58       6.07     7.28       6.500
GEN            -PASS1           36210L4Z3         11.58       6.07     6.71       6.000
GEN            -PASS1           36210P5K6         11.58       6.07     7.20       6.000
GEN            -PASS1           36210QBY7         11.58       6.07     7.28       6.500
GEN            -PASS1           36210QBY7         11.58       6.07     7.28       6.500
GEN            -PASS1           36211DPQ7         11.58       6.07     7.17       6.000
GEN            -PASS1           36211DPQ7         11.58       6.07     7.17       6.000
GEN            -PASS1           36211DQQ6         11.58       6.07     7.18       6.000
GEN            -PASS1           36211DQQ6         11.58       6.07     7.18       6.000
GEN            -PASS1           89438TBA8          2.83       2.22     9.15       9.150
GEN            -RMBAGY1         312904ZD0          5.08       3.55     9.17       9.000
GEN            -RMBAGY1         312913QQ2         11.50       5.77     7.93       7.500
GEN            -RMBAGY1         312913QQ2         11.50       5.77     7.98       7.500
GEN            -RMBAGY1         312915T76          5.50       3.51     7.22       7.000
GEN            -RMBAGY1         3133T0MB7          5.50       3.51     6.84       7.000
GEN            -RMBAGY1         31340YJ67          4.92       3.30     8.43       9.400
GEN            -RMBAGY1         31359DDW0          8.67       5.59     6.87       6.750
GEN            -RMBPU1          05535DBA1          9.17       6.07     7.97       7.000
GEN            -RMBPU1          073914FR9          6.25       3.81     7.60       7.375
GEN            -RMBPU1          073914RU9          4.42       3.91     7.93       7.000
GEN            -RMBPU1          073914SW4          3.25       2.09     6.89       8.000
GEN            -RMBPU1          073919BD3         20.83       9.40     5.53       5.500
GEN            -RMBPU1          126691E67          4.25       3.54     7.69       7.750
GEN            -RMBPU1          126691ED2          2.08       1.36     7.55       8.250
GEN            -RMBPU1          126691WW0          4.25       3.65     8.43       7.750
GEN            -RMBPU1          126691YT5          3.92       3.10     8.13       7.625
GEN            -RMBPU1          126691YT5          3.92       3.10     8.30       7.625
GEN            -RMBPU1          161546AU0          8.75       6.35     6.65       6.650
GEN            -RMBPU1          161626D@2          2.25       1.87     8.04       7.985
GEN            -RMBPU1          161626D@2          2.25       1.87     8.04       7.985
GEN            -RMBPU1          161626D@2          2.25       1.87     8.04       7.985
GEN            -RMBPU1          161626D@2          2.25       1.87     8.04       7.985
GEN            -RMBPU1          161626F68          9.00       4.30     8.29       6.750
GEN            -RMBPU1          161626K*6          3.33       2.69     8.13       7.781
GEN            -RMBPU1          161626K@4          3.33       2.69     8.13       7.781
GEN            -RMBPU1          161626L#1          3.33       2.69     8.13       7.781
GEN            -RMBPU1          161626M*4          2.50       2.09     8.53       7.500
GEN            -RMBPU1          161626MS2          2.50       2.09     8.05       7.500
GEN            -RMBPU1          161626N#9          2.75       2.30     9.42       7.850
GEN            -RMBPU1          161626S#4          5.25       4.31     9.26       6.750
GEN            -RMBPU1          161626SC1          2.67       2.75     6.98       6.500
GEN            -RMBPU1          161626TT3          7.50       5.37     7.38       6.800
GEN            -RMBPU1          16162TGA8         13.83       7.48     6.77       6.500

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -RMBPU1          163780CW7       2000000020              5,075,063        5,174,194     4,789,363       28,027
GEN            -RMBPU1          163780CX5       2000000021              3,344,973        3,449,456     3,127,145       18,685
GEN            -RMBPU1          1729212A5       2094354AB4              9,692,904       10,540,000    10,085,726       57,092
GEN            -RMBPU1          172921A40       2000000025              2,802,048        2,873,707     2,770,713       16,763
GEN            -RMBPU1          172921B31       2000000026              9,715,365       10,425,333    10,007,277       60,814
GEN            -RMBPU1          172921B31       2095030AA5              4,063,631        4,486,220     4,306,322       26,170
GEN            -RMBPU1          172921W95       2095011AA3              6,013,883        6,600,000     6,281,880       34,375
GEN            -RMBPU1          172953GZ8       2099035AA8              9,150,285        9,150,285     8,330,511       51,470
GEN            -RMBPU1          22540ABP2       2099291AA1             12,041,454       12,222,432    11,878,676      149,962
GEN            -RMBPU1          22540ABQ0       2099202AA3              7,571,716        7,666,535     7,367,057       92,011
GEN            -RMBPU1          22540ABQ0       2099202AA4                773,650          783,339       752,739        9,401
GEN            -RMBPU1          22540ABR8       2098285AA3              6,023,099        6,026,224     5,756,924      111,466
GEN            -RMBPU1          23321PUX4       2096092AA1             14,587,224       14,873,940    14,432,362       89,863
GEN            -RMBPU1          302412D#5       2100000005                608,862          602,328       597,434        3,765
GEN            -RMBPU1          302412D*9       2100000004                611,146          602,328       594,799        3,765
GEN            -RMBPU1          36157L2H0       2090000133             13,425,134       14,864,387    14,075,088       80,515
GEN            -RMBPU1          36157LB72       2098092AA5              9,601,931       10,000,000     9,287,000       54,167
GEN            -RMBPU1          36157LH68       2099000132             19,237,432       21,560,122    20,363,535      116,784
GEN            -RMBPU1          36157LK23       2096078AA0              9,195,579       10,000,000     8,993,000       54,167
GEN            -RMBPU1          36157T7N5       2097199AA0             10,317,733       10,000,000    10,009,300       66,667
GEN            -RMBPU1          36157TE80       2096243AA3             11,881,059       12,007,125    11,746,571       77,546
GEN            -RMBPU1          36157TEH0       2094354AB3             13,179,097       15,000,000    14,152,500       81,250
GEN            -RMBPU1          36157TG70       2096337AA9             16,534,313       16,665,514    16,483,861      107,631
GEN            -RMBPU1          36157TP47       2096309AA0              2,481,874        2,538,594     2,517,777       16,395
GEN            -RMBPU1          36157TT50       2097002AB2             10,516,279       10,525,000    10,417,645       67,974
GEN            -RMBPU1          36157TXP1       2096089AB2              9,283,718        9,586,738     9,124,657       57,920
GEN            -RMBPU1          36157TYS4       2096184AG2              9,667,293       10,025,066     9,655,141       62,657
GEN            -RMBPU1          49380*AC1       2000000141              1,738,375        1,739,012     1,739,012       24,636
GEN            -RMBPU1          493918BU9       2000000142              3,723,379        3,784,924     3,496,323       20,502
GEN            -RMBPU1          568282DP9       2000000146              4,457,222        4,385,208     4,407,134       29,235
GEN            -RMBPU1          591739BC0       2098322AA6             10,465,244       10,465,244    10,547,606       65,166
GEN            -RMBPU1          619087AM1       2094307AA2             17,573,700       18,900,000    18,334,890      110,250
GEN            -RMBPU1          619087BQ1       2096243AA1              9,873,605       10,308,381     9,925,033       62,280
GEN            -RMBPU1          66937NDF2       2097153AA9              9,269,009        9,266,530     9,213,711       59,846
GEN            -RMBPU1          66937NFL7       2096304AA8              9,968,191       10,000,000     9,941,000       66,667
GEN            -RMBPU1          66937NHH4       2096305AC2             13,569,028       13,500,000    13,355,550       87,188
GEN            -RMBPU1          66937NRN0       2099032AC1              2,757,069        2,748,619     2,538,075      155,260
GEN            -RMBPU1          66937NVL9       2099032AC2              3,534,358        3,524,738     3,231,832       19,827
GEN            -RMBPU1          66937NZK7       2099036AA0              8,071,649        8,017,850     7,293,733       46,771
GEN            -RMBPU1          69348LGK9       2097308AB2              8,444,240        8,181,167     8,134,534       54,541
GEN            -RMBPU1          69348LHL6       2097003AC4              4,695,901        4,658,126     4,619,929       31,054
GEN            -RMBPU1          69348RSK3       2099364AC0              3,271,717        3,490,879     3,140,699       20,972
GEN            -RMBPU1          69348RTE6       2099364AB9              2,322,136        2,373,131     2,242,608       15,451
GEN            -RMBPU1          74434R4B4       2000000186              2,236,407        2,239,875     2,226,660       13,999
GEN            -RMBPU1          74434RC#6       2000000168              4,860,887        4,966,772     4,955,905       33,112
GEN            -RMBPU1          74434RC*0       2000000167              4,500,670        4,573,922     4,491,019       26,681
GEN            -RMBPU1          74434RC@8       2000000169              2,310,178        2,357,062     2,357,062       16,696
GEN            -RMBPU1          74434RC@8       2000000170                764,330          779,841       779,841        5,524
GEN            -RMBPU1          74434RC@8       2000000171                764,330          779,841       779,841        5,524
GEN            -RMBPU1          74434RD#5       2000000172              1,750,301        1,787,409     1,782,381       11,171
GEN            -RMBPU1          74434RE#4       2000000174              2,632,011        2,655,653     2,648,183       16,598
GEN            -RMBPU1          74434RE*8       2000000173              3,341,454        3,359,066     3,350,668       20,994
GEN            -RMBPU1          74434RE@6       2000000175              1,259,588        1,276,687     1,273,495        7,979
GEN            -RMBPU1          74434RF#3       2000000176              2,971,354        2,985,234     2,977,771       18,658
GEN            -RMBPU1          74434RG#2       2000000178              3,227,437        3,235,926     3,181,319       18,876
GEN            -RMBPU1          74434RG*6       2000000177              6,643,522        6,933,273     6,772,941       43,333
GEN            -RMBPU1          74434RJ36       2000000179              5,825,298        5,919,700     5,978,897       39,465
GEN            -RMBPU1          74434RX71       2000000183              1,261,006        1,317,817     1,307,538        8,236
GEN            -RMBPU1          74434RX71       2000000184                628,304          656,610       651,489        4,104
GEN            -RMBPU1          74434RXX4       2000000182              4,661,515        4,660,911     4,757,392       33,015
GEN            -RMBPU1          74434RZV6       2000000185              2,895,719        2,863,084     2,877,113       17,894
GEN            -RMBPU1          74434TEZ6       2000000188              2,144,716        2,146,675     2,126,711       12,522
GEN            -RMBPU1          74434TZF7       2096206AA4              8,048,639        8,500,000     8,259,450       47,813
GEN            -RMBPU1          74434UCM4       2095265AA7              4,207,671        5,001,500     4,277,843       56,718
GEN            -RMBPU1          74434UE67       2096242AB0              6,452,886        6,909,000     6,497,224       38,863
GEN            -RMBPU1          760920H@0       2000000190              3,366,605        3,518,855     3,464,970       22,841
GEN            -RMBPU1          760944PW2       2096205AA1             17,273,828       18,057,000    17,464,731      105,333
GEN            -RMBPU1          760944W53       2096296AA3              4,488,907        4,829,000     4,487,107       28,169
GEN            -RMBPU1          760947E64       2096215AA5             15,682,046       15,819,640    15,428,895      102,169
GEN            -RMBPU1          760947J28       2096243AA4             14,547,398       14,511,267    14,428,553       96,742

CBGROUP        LONGCLASS          CUSIP           AVGLIFE     EFFDUR   YIELD      COUPON
----------------------------------------------------------------------------------------
GEN            -RMBPU1          163780CW7           9.42       5.04     6.86       6.500
GEN            -RMBPU1          163780CX5           9.42       5.25     7.07       6.500
GEN            -RMBPU1          1729212A5           3.42       3.52    10.16       6.500
GEN            -RMBPU1          172921A40           5.83       3.87     7.70       7.000
GEN            -RMBPU1          172921B31           5.75       3.72     9.24       7.000
GEN            -RMBPU1          172921B31           5.75       3.72    10.19       7.000
GEN            -RMBPU1          172921W95           3.75       3.66     9.73       6.250
GEN            -RMBPU1          172953GZ8          12.83       7.27     6.75       6.750
GEN            -RMBPU1          22540ABP2           4.75      10.08     7.73       7.362
GEN            -RMBPU1          22540ABQ0           4.75      10.08     7.51       7.201
GEN            -RMBPU1          22540ABQ0           4.75      10.08     7.51       7.201
GEN            -RMBPU1          22540ABR8          12.08       6.19     7.38       7.284
GEN            -RMBPU1          23321PUX4           6.58       4.51     7.75       7.250
GEN            -RMBPU1          302412D#5           3.75       3.11     7.09       7.500
GEN            -RMBPU1          302412D*9           3.75       3.11     6.95       7.500
GEN            -RMBPU1          36157L2H0           7.08       4.54     8.90       6.500
GEN            -RMBPU1          36157LB72          16.42       7.39     6.95       6.500
GEN            -RMBPU1          36157LH68           3.92       3.19     8.68       6.500
GEN            -RMBPU1          36157LK23          10.58       6.39     7.82       6.500
GEN            -RMBPU1          36157T7N5           5.67       2.56     7.09       8.000
GEN            -RMBPU1          36157TE80           8.33       4.27     8.01       7.750
GEN            -RMBPU1          36157TEH0           8.17       4.89     9.19       6.500
GEN            -RMBPU1          36157TG70           8.00       4.04     7.95       7.750
GEN            -RMBPU1          36157TP47           6.08       3.83     8.42       7.750
GEN            -RMBPU1          36157TT50           6.25       2.95     7.78       7.750
GEN            -RMBPU1          36157TXP1           8.67       4.96     7.81       7.250
GEN            -RMBPU1          36157TYS4           8.67       4.78     8.18       7.500
GEN            -RMBPU1          49380*AC1           2.25       1.93     8.52       8.500
GEN            -RMBPU1          493918BU9           5.83       4.37     6.90       6.500
GEN            -RMBPU1          568282DP9           4.92       2.84     7.49       8.000
GEN            -RMBPU1          591739BC0           6.58       5.03     7.73       7.730
GEN            -RMBPU1          619087AM1           4.75       3.65     9.09       7.000
GEN            -RMBPU1          619087BQ1           5.92       4.14     8.14       7.250
GEN            -RMBPU1          66937NDF2           6.58       5.07     7.75       7.750
GEN            -RMBPU1          66937NFL7           5.92       4.59     8.07       8.000
GEN            -RMBPU1          66937NHH4           7.25       3.42     7.59       7.750
GEN            -RMBPU1          66937NRN0          10.83       6.22     6.70       6.750
GEN            -RMBPU1          66937NVL9          12.08       6.47     6.71       6.750
GEN            -RMBPU1          66937NZK7           8.42       5.63     6.89       7.000
GEN            -RMBPU1          69348LGK9           7.67       4.14     7.22       8.000
GEN            -RMBPU1          69348LHL6           4.42       2.95     7.59       8.000
GEN            -RMBPU1          69348RSK3          10.67       5.96     7.88       7.209
GEN            -RMBPU1          69348RTE6          10.58       6.64     8.04       7.813
GEN            -RMBPU1          74434R4B4           6.42       3.54     7.53       7.500
GEN            -RMBPU1          74434RC#6           4.67       3.71     8.61       8.000
GEN            -RMBPU1          74434RC*0           3.00       2.59     7.60       7.000
GEN            -RMBPU1          74434RC@8           2.75       2.17     9.15       8.500
GEN            -RMBPU1          74434RC@8           2.75       2.17     9.15       8.500
GEN            -RMBPU1          74434RC@8           2.75       2.17     9.15       8.500
GEN            -RMBPU1          74434RD#5           4.08       3.33     8.29       7.500
GEN            -RMBPU1          74434RE#4           4.08       3.33     7.84       7.500
GEN            -RMBPU1          74434RE*8           2.50       2.07     7.73       7.500
GEN            -RMBPU1          74434RE@6           2.50       2.07     8.09       7.500
GEN            -RMBPU1          74434RF#3           2.50       2.07     7.70       7.500
GEN            -RMBPU1          74434RG#2           3.33       2.82     7.10       7.000
GEN            -RMBPU1          74434RG*6           3.58       3.09     8.43       7.500
GEN            -RMBPU1          74434RJ36           4.92       2.67     8.55       8.000
GEN            -RMBPU1          74434RX71           6.33       3.58     8.62       7.500
GEN            -RMBPU1          74434RX71           6.33       3.58     8.62       7.500
GEN            -RMBPU1          74434RXX4           4.58       2.82     8.50       8.500
GEN            -RMBPU1          74434RZV6           3.33       2.57     7.07       7.500
GEN            -RMBPU1          74434TEZ6           3.75       2.98     7.03       7.000
GEN            -RMBPU1          74434TZF7           5.00       3.88     8.34       6.750
GEN            -RMBPU1          74434UCM4           9.00       6.05     9.02       6.804
GEN            -RMBPU1          74434UE67          10.00       5.48     8.02       6.750
GEN            -RMBPU1          760920H@0           2.67       2.25     8.73       7.789
GEN            -RMBPU1          760944PW2           4.42       3.39     8.39       7.000
GEN            -RMBPU1          760944W53          10.92       6.20     8.13       7.000
GEN            -RMBPU1          760947E64           7.17       4.20     7.98       7.750
GEN            -RMBPU1          760947J28           7.25       3.76     7.93       8.000

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GEN            -RMBPU1          760947J28       2097176AA3              3,720,634        3,672,276     3,651,344       24,482
GEN            -RMBPU1          760947Q38       2097030AA1              9,826,123        9,716,254     9,721,112       64,775
GEN            -RMBPU1          760947RM5       2096031AA0             10,033,965       10,000,000     9,482,000       59,167
GEN            -RMBPU1          760947RM5       2096206AA0                476,450          500,000       474,100        2,958
GEN            -RMBPU1          760947RM5       2097105AA1                953,972        1,000,000       948,200        5,917
GEN            -RMBPU1          760947T35       2096332AA4             11,976,191       12,009,468    11,932,247       77,561
GEN            -RMBPU1          760947X48       2096332AA1             12,101,487       12,000,000    11,600,400       77,500
GEN            -RMBPU1          760947XH9       2096151AA1              4,679,790        4,790,000     4,607,980       29,938
GEN            -RMBPU1          760947YD7       2098061AB1              7,455,825        7,259,373     7,040,865       45,371
GEN            -RMBPU1          7609725G0       2099004AA5              9,598,495        9,810,072     8,749,603       53,138
GEN            -RMBPU1          7609725X3       2099004AB3             11,992,746       12,256,890    10,931,552       66,391
GEN            -RMBPU1          76110FB93       2099004AA2              9,568,159        9,902,635     8,852,659       53,639
GEN            -RMBPU1          76110FBN2       2096180AA5              5,468,553        5,528,250     5,468,545       35,703
GEN            -RMBPU1          76110FEA7       2096332AA3             12,035,453       12,000,000    12,300,000       80,000
GEN            -RMBPU1          783766RJ9       2094353AA2              8,096,813        8,500,000     8,444,920       53,125
GEN            -RMBPU1          783768BA1       2000000207                395,198          395,198       394,210        2,719
GEN            -RMBPU1          783768BA1       2000000208                395,198          395,198       394,210        2,719
GEN            -RMBPU1          783768BA1       2000000209                790,396          790,396       788,420        5,439
GEN            -RMBPU1          79548KA@7       2000000210              5,670,305        5,762,718     5,685,278       38,495
GEN            -RMBPU1          79548KEX2       2000000211              5,936,953        6,036,003     5,883,213       37,725
GEN            -RMBPU1          863572JG9       2096117AA3              9,323,756        9,605,661     9,139,787       58,034
GEN            -RMBPU1          863572KK8       2096121AA3              9,584,475       10,000,000     9,485,300       81,254
GEN            -RMBPU1          96169QAE7       2099034AA0             10,000,000       10,000,000     9,550,000      140,617
GEN            -RMBPU2          161626S*8       2000005AA5              1,381,767        1,605,567     1,438,487        9,031
GEN            -RMBPU2          163780CY3       2000000022                377,029          400,659       355,585        2,170
GEN            -RMBPU2          163780CY3       2000000023                851,081          904,421       802,674        4,899
GEN            -RMBPU2          163780CY3       2000000024                851,081          904,421       802,674        4,899
GEN            -RMBPU2          163780CY3       2095088AB1                 78,613           90,442        80,267          490
GEN            -RMBPU2          22540ALR7       2099313AA0              7,802,357        8,500,000     7,677,438       32,834
GEN            -RMBPU2          302412D@7       2100000006                488,917          481,863       472,677        3,012
GEN            -RMBPU2          52518RAL0       2099133AA0              8,473,700        8,745,456     7,846,309      105,760
GEN            -RMBPU2          602540AA4       2099116AA0             10,000,000       10,000,000    10,000,000       81,620
GEN            -RMBPU2          760944NX2       2000000205                884,810          895,559       898,694        5,224
GEN            -RMBPU2          761042AA8       2099041AA2              3,943,442        3,926,724     3,747,567       78,421
GEN            -RMBPU3          22540ABU1       2099271AA1              8,399,876        9,613,860     8,123,712      117,957
GEN            -RMBPU3          22540ABV9       2099270AA1              2,139,062        2,530,732     2,067,292       31,051
GEN            -RMBPU3          761042AB6       2099041AA1              2,014,327        2,159,720     1,874,907       43,036
GEN            -TSYAGY          912810EW4       2096194AA0                734,664          850,000       777,487       19,264
GEN            -TSYAGY          912810EW4       2096214AA8              9,216,322       10,450,000     9,558,511      236,829
GEN            -TSYAGY          912810EY0       2097035AA0             10,486,618       11,000,000    10,718,180      449,821
GEN            -TSYAGY          912810FB9       2097308AA1             10,003,212       10,000,000     9,306,300       79,087
GEN            -TSYAGY          9128272U5       2097153AB1              2,481,249        2,500,000     2,508,600       21,386
GEN            -TSYAGY          9128274F6       2098208AA6              5,058,763        5,000,000     4,701,550       36,315
GEN            -TSYAGY          912827J78       2097273AA0              2,863,729        2,845,000     2,836,124       88,060
GEN            -TSYAGY          912827Y55       2096247AB2              5,649,400        5,600,000     5,734,736      181,087
GRY            -ABS1            17303CAY7       2698169AA0                990,875        1,000,000       919,800       27,897
GRY            -ABS2            06605NAL9       2697226AA1                499,962          500,000       498,650        2,908
GRY            -ABS2            06605NAL9       2697226AA2                499,962          500,000       498,650        2,908
GRY            -CMBS1           617445EF4       2696305AA9              1,937,855        2,000,000     1,933,360       10,997
GRY            -CPUC1           207910FM7       2697077AA0              1,155,015        1,095,000     1,147,505       35,369
GRY            -CPUC1           906548BF8       2697198AA2              1,068,057        1,000,000     1,011,500        7,292
GRY            -CPUN1           001957AU3       2699088AA2                497,977          500,000       473,750        8,281
GRY            -CPUN1           001957AW9       2699088AA3                494,725          500,000       429,050        9,569
GRY            -CPUN1           02635PLS0       2698017AA0              1,006,703        1,000,000       975,600       26,042
GRY            -CPUN1           046003JS9       2699075AA2              1,495,825        1,500,000     1,431,150       14,375
GRY            -CPUN1           12560PAX9       2699112AA4              1,004,645        1,000,000       967,447        8,716
GRY            -CPUN1           14178EAM0       2697209AA0              1,029,269        1,000,000       958,750        9,468
GRY            -CPUN1           25243YAB5       2699174AA2                799,264          800,000       783,200        1,031
GRY            -CPUN1           25466PBG2       2696226AA2              1,037,426        1,000,000     1,035,600       21,725
GRY            -CPUN1           285659AD0       2699284AA0                499,514          500,000       493,150        7,516
GRY            -CPUN1           293310AA6       2698162AA1              1,014,663        1,000,000       984,800       22,500
GRY            -CPUN1           31331NZ31       2696267AA7              4,470,955        4,500,000     4,548,150       89,670
GRY            -CPUN1           3133935W6       2696220AA6                509,315          500,000       501,565        1,700
GRY            -CPUN1           3134A2DT2       2698099AA1                993,905        1,000,000       921,250       12,139
GRY            -CPUN1           3134A2DT2       2698103AA3                495,446          500,000       460,625        6,069
GRY            -CPUN1           3134A2KZ0       2698180AA0              1,998,683        2,000,000     1,937,500       53,028
GRY            -CPUN1           3134A2UJ5       2698287AA0                991,978        1,000,000       877,190       10,819
GRY            -CPUN1           3134A3YM2       2699315AA0              2,989,942        3,000,000     2,934,390       88,021
GRY            -CPUN1           31359MDJ9       2698099AA0                495,462          500,000       461,405       10,861
GRY            -CPUN1           31359MEA7       2698254AA1                558,246          500,000       437,815       12,320

CBGROUP        LONGCLASS          CUSIP           AVGLIFE     EFFDUR   YIELD      COUPON
----------------------------------------------------------------------------------------
GEN            -RMBPU1          760947J28           7.25       3.76     7.65       8.000
GEN            -RMBPU1          760947Q38           4.92       3.47     7.62       8.000
GEN            -RMBPU1          760947RM5           8.33       4.76     7.03       7.100
GEN            -RMBPU1          760947RM5           8.33       4.76     8.06       7.100
GEN            -RMBPU1          760947RM5           8.33       4.76     8.03       7.100
GEN            -RMBPU1          760947T35           8.25       4.04     7.82       7.750
GEN            -RMBPU1          760947X48           7.67       4.21     7.50       7.750
GEN            -RMBPU1          760947XH9           8.92       4.66     7.91       7.500
GEN            -RMBPU1          760947YD7           8.17       4.67     6.99       7.500
GEN            -RMBPU1          7609725G0          13.67       7.67     6.78       6.500
GEN            -RMBPU1          7609725X3          13.50       7.47     6.78       6.500
GEN            -RMBPU1          76110FB93          12.92       7.73     6.96       6.500
GEN            -RMBPU1          76110FBN2           6.33       3.84     8.02       7.750
GEN            -RMBPU1          76110FEA7           3.33       2.38     7.83       8.000
GEN            -RMBPU1          783766RJ9           6.25       4.33     9.43       7.500
GEN            -RMBPU1          783768BA1           2.50       2.42     8.26       8.255
GEN            -RMBPU1          783768BA1           2.50       2.42     8.26       8.255
GEN            -RMBPU1          783768BA1           2.50       2.42     8.26       8.255
GEN            -RMBPU1          79548KA@7           4.08       2.99     8.22       8.016
GEN            -RMBPU1          79548KEX2           5.67       3.56     7.98       7.500
GEN            -RMBPU1          863572JG9           8.92       4.90     7.60       7.250
GEN            -RMBPU1          863572KK8           6.83       9.58     7.84       7.000
GEN            -RMBPU1          96169QAE7          29.08      10.87     7.67       7.670
GEN            -RMBPU2          161626S*8           5.25       4.31    10.41       6.750
GEN            -RMBPU2          163780CY3           9.42       5.45     7.63       6.500
GEN            -RMBPU2          163780CY3           9.42       5.45     7.63       6.500
GEN            -RMBPU2          163780CY3           9.42       5.45     7.63       6.500
GEN            -RMBPU2          163780CY3           9.42       5.45     9.17       6.500
GEN            -RMBPU2          22540ALR7           9.58       5.71     9.00       8.180
GEN            -RMBPU2          302412D@7           3.75       3.11     6.95       7.500
GEN            -RMBPU2          52518RAL0           5.58       4.47     7.96       7.256
GEN            -RMBPU2          602540AA4          11.25       0.21     8.99       8.991
GEN            -RMBPU2          760944NX2           4.08       3.11     7.39       7.000
GEN            -RMBPU2          761042AA8           2.50       2.69     7.64       7.899
GEN            -RMBPU3          22540ABU1           4.75      10.08    10.78       7.401
GEN            -RMBPU3          22540ABV9           4.75      10.08    11.63       7.401
GEN            -RMBPU3          761042AB6           2.50       3.37    11.83       7.899
GEN            -TSYAGY          912810EW4          26.17      12.23     7.15       6.000
GEN            -TSYAGY          912810EW4          26.17      12.23     6.99       6.000
GEN            -TSYAGY          912810EY0          26.92      12.35     6.88       6.500
GEN            -TSYAGY          912810FB9          27.92      12.68     6.12       6.125
GEN            -TSYAGY          9128272U5           7.42       5.72     6.76       6.625
GEN            -TSYAGY          9128274F6           8.42       6.47     5.45       5.625
GEN            -TSYAGY          912827J78           3.17       2.73     6.02       6.250
GEN            -TSYAGY          912827Y55           6.58       5.05     6.83       7.000
GRY            -ABS1            17303CAY7           8.08       6.00     6.20       6.050
GRY            -ABS2            06605NAL9           2.00       1.77     6.98       6.980
GRY            -ABS2            06605NAL9           2.00       1.77     6.98       6.980
GRY            -CMBS1           617445EF4           6.58       5.14     7.20       6.598
GRY            -CPUC1           207910FM7           4.67       4.64     7.48       8.550
GRY            -CPUC1           906548BF8          21.92       5.51     7.07       8.750
GRY            -CPUN1           001957AU3           4.25       3.51     5.73       5.625
GRY            -CPUN1           001957AW9          29.25      11.23     6.58       6.500
GRY            -CPUN1           02635PLS0           3.00       2.59     6.00       6.250
GRY            -CPUN1           046003JS9           3.83       3.34     5.83       5.750
GRY            -CPUN1           12560PAX9           2.83       2.55     5.74       5.920
GRY            -CPUN1           14178EAM0          27.50      11.34     7.16       7.410
GRY            -CPUN1           25243YAB5           4.50       3.80     6.65       6.625
GRY            -CPUN1           25466PBG2           2.25       2.01     6.88       8.690
GRY            -CPUN1           285659AD0           4.83       3.96     6.87       6.850
GRY            -CPUN1           293310AA6           3.17       2.74     6.23       6.750
GRY            -CPUN1           31331NZ31          21.75      10.65     7.38       7.320
GRY            -CPUN1           3133935W6          11.42       7.69     6.96       7.200
GRY            -CPUN1           3134A2DT2           3.42       2.88     5.84       5.750
GRY            -CPUN1           3134A2DT2           3.42       2.88     5.89       5.750
GRY            -CPUN1           3134A2KZ0           1.00       0.90     5.77       5.750
GRY            -CPUN1           3134A2UJ5           3.17       2.61     5.24       5.125
GRY            -CPUN1           3134A3YM2           4.58       3.77     6.34       6.250
GRY            -CPUN1           31359MDJ9           8.17       6.16     5.89       5.750
GRY            -CPUN1           31359MEA7          28.58      12.06     5.36       6.160

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GRY            -CPUN1           345397SJ3       2699194AB4                998,488        1,000,000       979,400       30,708
GRY            -CPUN1           36158FAA8       2696205AC9                932,243        1,000,000       892,900       26,444
GRY            -CPUN1           369622FE0       2697009AA0              1,039,353        1,000,000     1,044,400       25,764
GRY            -CPUN1           36962EU23       2699195AA0              1,028,813        1,000,000     1,017,200       22,967
GRY            -CPUN1           37042RPJ5       2696267AA1              1,022,940        1,000,000     1,026,500       21,250
GRY            -CPUN1           428040BL2       2699083AA0              1,488,748        1,500,000     1,370,250       27,604
GRY            -CPUN1           441812FY5       2698170AA1                997,037        1,000,000       926,700        2,489
GRY            -CPUN1           45810QAA5       2696288AA0              1,024,710        1,025,000     1,024,180        2,984
GRY            -CPUN1           459745EB7       2698181AA0                999,038        1,000,000       989,100       27,090
GRY            -CPUN1           46507VAE2       2699061AA1                499,514          500,000       486,250       12,917
GRY            -CPUN1           524908BY5       2699089AA0                495,885          500,000       471,200       13,434
GRY            -CPUN1           549271AA2       2696205AD1                961,272        1,000,000       918,900        3,222
GRY            -CPUN1           672319AF7       2697052AA0              1,000,000        1,000,000       976,590        2,991
GRY            -CPUN1           683234HG6       2696221AA0              1,017,905        1,000,000     1,010,300       31,549
GRY            -CPUN1           79549BBK2       2697174AA0                999,849        1,000,000     1,001,000       32,756
GRY            -CPUN1           86703QBF7       2697002AA2              2,490,425        2,500,000     2,489,000       13,042
GRY            -CPUN1           870836AA1       2697079AA1                981,098        1,000,000       977,900       31,125
GRY            -CPUN1           929767AA9       2697273AA4                498,217          500,000       458,150       17,614
GRY            -CPUN1           931142BC6       2699223AA0                799,648          800,000       793,200       19,270
GRY            -CPUN2           111013AA6       2699147AA2              1,301,707        1,300,000     1,209,260       20,034
GRY            -CPUN2           151191AE3       2697273AA3                998,882        1,000,000       935,600       20,464
GRY            -CPUN2           190441AV7       2699145AA0                694,682          705,000       650,363        3,819
GRY            -CPUN2           200336AU9       2699207AA9              1,330,577        1,350,000     1,301,535       13,611
GRY            -CPUN2           264414AT0       2699048AA0                498,961          500,000       454,750       13,128
GRY            -CPUN2           268766BG6       2699032AA0              1,498,536        1,500,000     1,461,900       44,094
GRY            -CPUN2           45777KAA9       2696317AA3              2,016,637        2,000,000     1,940,000       70,722
GRY            -CPUN2           49726QAC6       2696282AA0              1,001,634        1,000,000     1,002,100       15,306
GRY            -CPUN2           539830AM1       2699342AA0              1,143,876        1,150,000     1,137,580        9,650
GRY            -CPUN2           653522DF6       2699197AA0                992,759          982,927       977,423       17,816
GRY            -CPUN2           674599BS3       2699090AA0                511,904          500,000       499,200       14,450
GRY            -CPUN2           708160BE5       2696205AC8                929,774        1,000,000       795,800        9,104
GRY            -CPUN2           77175TAK9       2696270AA1              1,011,434        1,000,000     1,000,000       19,609
GRY            -CPUN2           786514AW9       2699075AA1              1,531,628        1,500,000     1,385,700       12,458
GRY            -CPUN2           828783AJ9       2699006AA2                998,318        1,000,000       949,700        2,944
GRY            -CPUN2           828807AA5       2699047AA0              1,496,551        1,500,000     1,416,000       39,938
GRY            -CPUN2           852060AC6       2699062AA0              1,013,133        1,000,000       906,000        7,826
GRY            -CPUN2           880394AD3       2699315AA2                999,135        1,000,000       972,300        3,611
GRY            -CPUN2           902905AR9       2699074AA0                256,752          250,000       244,850        6,800
GRY            -CPUN2           925524AD2       2699061AA2                428,689          400,000       403,440        2,583
GRY            -CPUN2           X7330YAE5       2697335AA2              1,950,516        2,000,000     1,885,000       48,222
GRY            -CPUN3           001920AC1       2697073AA2              1,517,722        1,480,000     1,486,808       24,420
GRY            -CPUN3           023586AA8       2698103AA5              1,026,568        1,000,000       978,300       10,031
GRY            -CPUN3           195325AK1       2697056AA2                997,697        1,000,000       845,000       28,806
GRY            -FRN1            345397SK0       2699196AA0              1,000,000        1,000,000     1,001,800       13,788
GRY            -HEL1            046011AD4       2698118AA0              1,048,414        1,042,000     1,026,235        5,879
GRY            -HEL1            21075WFG5       2697170AA5                999,654        1,000,000       995,800        6,067
GRY            -HEL1            31359LWS0       2696213AA0                996,946        1,000,000       994,700        6,167
GRY            -HEL1            393505NV0       2697015AA5              1,394,905        1,370,069     1,316,773        5,145
GRY            -HEL1            60935BAV1       2696275AB3              1,252,938        1,253,048     1,231,872        7,727
GRY            -PASS1           31283GNQ6       2697210AA0                367,246          343,489       352,090        2,433
GRY            -PASS1           31283HEM3       2699193AA0                186,849          194,464       183,527        1,053
GRY            -PASS1           3128F4Y39       2697290AA7                695,998          664,942       682,190        4,710
GRY            -PASS1           31292G4U7       2699193AA4                358,192          372,726       351,686        2,019
GRY            -PASS1           31292G4U7       2699193AA5                594,448          618,567       583,649        3,351
GRY            -PASS1           31292GY42       2699193AA2                548,656          571,193       539,509        3,094
GRY            -PASS1           31292GY42       2699193AA3                376,209          391,663       369,937        2,122
GRY            -PASS1           31293MTG7       2699194AA7                514,481          535,329       505,511        2,900
GRY            -PASS1           31293MTG7       2699194AA8                396,727          412,803       389,810        2,236
GRY            -PASS1           31293MYY2       2699194AA9                120,022          124,857       117,788          676
GRY            -PASS1           31293NMJ6       2699194AA0                440,535          458,784       433,266        2,485
GRY            -PASS1           31293NYD6       2699194AA1                173,210          180,181       169,974          976
GRY            -PASS1           31293PN27       2699193AA6                179,444          186,897       176,530        1,012
GRY            -PASS1           31293PT54       2699193AA7                207,420          215,808       203,619        1,169
GRY            -PASS1           31293QGZ0       2699194AA5                530,798          556,645       528,707        3,015
GRY            -PASS1           31293QGZ0       2699194AA6                272,174          285,427       271,102        1,546
GRY            -PASS1           31293QTW3       2699194AA4                519,534          540,474       509,867        2,928
GRY            -PASS1           31293R4Y4       2699194AB3                138,186          143,850       135,787          779
GRY            -PASS1           31293RFJ5       2699194AB2                226,456          235,593       222,251        1,276
GRY            -PASS1           31293RGK1       2699194AB0                437,285          454,906       429,122        2,464
GRY            -PASS1           31293RGK1       2699194AB1                439,322          457,025       431,121        2,476

CBGROUP        LONGCLASS          CUSIP          AVGLIFE     EFFDUR   YIELD      COUPON
---------------------------------------------------------------------------------------
GRY            -CPUN1           345397SJ3          4.58       3.73     6.74       6.700
GRY            -CPUN1           36158FAA8         26.17      10.84     7.60       7.000
GRY            -CPUN1           369622FE0          2.75       2.36     7.14       8.750
GRY            -CPUN1           36962EU23          2.08       1.87     6.32       7.800
GRY            -CPUN1           37042RPJ5          2.08       1.84     7.30       8.500
GRY            -CPUN1           428040BL2          9.25       6.44     6.36       6.250
GRY            -CPUN1           441812FY5          8.50       6.33     6.45       6.400
GRY            -CPUN1           45810QAA5          0.50       0.44     6.61       6.550
GRY            -CPUN1           459745EB7          1.08       0.97     5.97       5.875
GRY            -CPUN1           46507VAE2          9.17       6.04     7.77       7.750
GRY            -CPUN1           524908BY5          6.08       4.75     6.79       6.625
GRY            -CPUN1           549271AA2         25.50      10.96     7.60       7.250
GRY            -CPUN1           672319AF7          5.00       4.12     6.73       6.730
GRY            -CPUN1           683234HG6          3.08       2.63     6.72       7.375
GRY            -CPUN1           79549BBK2          0.50       0.48     6.73       6.700
GRY            -CPUN1           86703QBF7          1.08       1.06     6.62       6.260
GRY            -CPUN1           870836AA1          5.58       4.40     7.17       6.750
GRY            -CPUN1           929767AA9         27.08       8.40     7.67       7.640
GRY            -CPUN1           931142BC6          1.58       1.47     6.18       6.150
GRY            -CPUN2           111013AA6          6.83       5.11     7.28       7.300
GRY            -CPUN2           151191AE3          5.75       4.48     6.97       6.950
GRY            -CPUN2           190441AV7          8.42       6.22     6.73       6.500
GRY            -CPUN2           200336AU9          2.33       2.11     6.63       5.950
GRY            -CPUN2           264414AT0          9.08       6.37     6.83       6.800
GRY            -CPUN2           268766BG6          2.08       1.77     6.43       6.375
GRY            -CPUN2           45777KAA9          1.58       1.39     7.81       8.375
GRY            -CPUN2           49726QAC6          0.42       0.40     6.85       7.250
GRY            -CPUN2           539830AM1          5.92       4.60     8.06       7.950
GRY            -CPUN2           653522DF6          2.75       2.41     6.85       7.250
GRY            -CPUN2           674599BS3          6.17       4.68     7.16       7.650
GRY            -CPUN2           708160BE5         23.92       9.89     7.78       7.125
GRY            -CPUN2           77175TAK9          2.25       1.99     6.95       7.510
GRY            -CPUN2           786514AW9          8.92       6.48     6.19       6.500
GRY            -CPUN2           828783AJ9          3.50       3.00     6.68       6.625
GRY            -CPUN2           828807AA5          4.08       3.40     6.82       6.750
GRY            -CPUN2           852060AC6          8.92       6.56     5.93       6.125
GRY            -CPUN2           880394AD3         17.50       9.01     8.13       8.125
GRY            -CPUN2           902905AR9          4.17       3.41     6.44       7.200
GRY            -CPUN2           925524AD2          5.42       4.34     6.17       7.750
GRY            -CPUN2           X7330YAE5          2.17       1.89     8.28       7.000
GRY            -CPUN3           001920AC1          0.83       0.78     6.71       9.900
GRY            -CPUN3           023586AA8          3.42       2.87     6.95       7.850
GRY            -CPUN3           195325AK1          7.17       5.02     7.67       7.625
GRY            -FRN1            345397SK0          2.58       0.04     5.57       5.570
GRY            -HEL1            046011AD4          6.25       4.67     6.64       6.770
GRY            -HEL1            21075WFG5          2.83       2.72     7.29       7.280
GRY            -HEL1            31359LWS0          2.25       1.88     7.55       7.400
GRY            -HEL1            393505NV0          5.00       4.43     8.01       8.450
GRY            -HEL1            60935BAV1          0.67       0.88     7.41       7.400
GRY            -PASS1           31283GNQ6          5.08       3.12     6.80       8.500
GRY            -PASS1           31283HEM3         11.17       5.38     7.21       6.500
GRY            -PASS1           3128F4Y39          5.08       3.12     7.33       8.500
GRY            -PASS1           31292G4U7         11.17       5.38     7.20       6.500
GRY            -PASS1           31292G4U7         11.17       5.38     7.20       6.500
GRY            -PASS1           31292GY42         11.17       5.38     7.22       6.500
GRY            -PASS1           31292GY42         11.17       5.38     7.22       6.500
GRY            -PASS1           31293MTG7         11.17       5.38     7.21       6.500
GRY            -PASS1           31293MTG7         11.17       5.38     7.21       6.500
GRY            -PASS1           31293MYY2         11.17       5.38     7.20       6.500
GRY            -PASS1           31293NMJ6         11.17       5.38     7.22       6.500
GRY            -PASS1           31293NYD6         11.17       5.38     7.20       6.500
GRY            -PASS1           31293PN27         11.17       5.38     7.22       6.500
GRY            -PASS1           31293PT54         11.17       5.38     7.20       6.500
GRY            -PASS1           31293QGZ0         11.17       5.38     7.35       6.500
GRY            -PASS1           31293QGZ0         11.17       5.38     7.35       6.500
GRY            -PASS1           31293QTW3         11.17       5.38     7.20       6.500
GRY            -PASS1           31293R4Y4         11.17       5.38     7.21       6.500
GRY            -PASS1           31293RFJ5         11.17       5.38     7.20       6.500
GRY            -PASS1           31293RGK1         11.17       5.38     7.20       6.500
GRY            -PASS1           31293RGK1         11.17       5.38     7.20       6.500

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Bonds Selected for Closed Block as of December 31, 1999
Selected Data

CBGROUP        LONGCLASS          CUSIP           COMMIT                  BOOK              PAR          MARKET         DUE
-----------------------------------------------------------------------------------------------------------------------------
GRY            -PASS1           31293S5M7       2699194AA2                223,384          232,386       219,208        1,259
GRY            -PASS1           31293SHQ5       2699194AA3                372,764          387,789       365,802        2,101
GRY            -PASS1           31293TE94       2699193AA1                170,579          177,456       167,396          961
GRY            -PASS1           31335GKG9       2697290AA6                 86,476           79,384        81,357          562
GRY            -PASS1           31360CAT9       2696198AC8                140,522          135,185       140,203        1,014
GRY            -PASS1           313614WK1       2697288AA1                 92,096           82,525        86,785          653
GRY            -PASS1           313614WV7       2697288AA0                 67,549           60,670        63,801          480
GRY            -PASS1           313614XB0       2697288AA3                 89,554           80,455        84,608          637
GRY            -PASS1           313615C53       2696198AC7                  6,694            6,347         6,582           48
GRY            -PASS1           31365DAZ8       2697170AA6                894,060          882,255       887,301        5,514
GRY            -PASS1           31373TYR5       2696198AC3                 87,625           81,386        85,690          644
GRY            -PASS1           31374JZZ7       2696198AC2                231,827          218,571       226,829        1,639
GRY            -PASS1           31376QZ48       2697288AA2                414,954          382,766       403,474        3,030
GRY            -PASS1           31378CZU9       2698083AA1                617,513          623,506       595,491        3,118
GRY            -PASS1           31378CZU9       2698083AA3                330,155          333,359       318,382        1,667
GRY            -PASS1           31378GNT6       2698085AA0                258,947          259,959       246,353        1,408
GRY            -PASS1           31378GNT6       2698085AA1                863,155          866,529       821,175        4,694
GRY            -PASS1           31378HJG7       2698134AA0                298,732          289,019       286,923        1,806
GRY            -PASS1           31378LWP3       2698134AA2                312,160          302,258       299,892        1,889
GRY            -PASS1           31378NPV4       2698110AA0                493,515          483,672       479,503        2,821
GRY            -PASS1           31378P3K7       2698134AA3                348,442          338,443       335,492        2,115
GRY            -PASS1           31378R2Y4       2698050AA4                768,320          760,960       741,875        4,122
GRY            -PASS1           31378XJZ0       2698133AA0                270,501          262,707       260,372        1,642
GRY            -PASS1           31378XST4       2698211AA0                545,215          542,176       529,294        2,937
GRY            -PASS1           31378YSK1       2698110AA1                542,391          548,603       524,898        2,743
GRY            -PASS1           31379HHQ6       2698083AA4                760,883          741,770       735,717        4,636
GRY            -PASS1           31379JWP7       2698107AA0              1,065,321        1,074,857     1,019,889        5,822
GRY            -PASS1           31379KU43       2698134AA1                329,236          319,289       316,562        1,996
GRY            -PASS1           31379PBD3       2698211AA1                489,018          486,392       473,901        2,635
GRY            -PASS1           31380AFQ0       2698211AA2                239,573          238,273       232,125        1,291
GRY            -PASS1           36203KPZ1       2696205AB5                314,779          317,427       315,113        1,984
GRY            -PASS1           36203LZE5       2696205AB3                 18,321           18,483        18,354          116
GRY            -PASS1           36203LZE5       2696205AB8                288,496          291,050       289,012        1,819
GRY            -PASS1           36203N3E6       2698085AA3                 98,151           94,234        95,113          628
GRY            -PASS1           36203STN7       2697209AA1                540,758          535,073       531,638        3,344
GRY            -PASS1           36203TRD9       2698085AA5                 15,204           14,598        14,736           97
GRY            -PASS1           36203UHE5       2698085AA4                507,257          487,015       491,603        3,247
GRY            -PASS1           36203YLR3       2696205AB7                213,646          215,674       214,220        1,348
GRY            -PASS1           36207THY0       2697090AA0              2,115,418        2,087,691     2,066,417       13,048
GRY            -PASS1           36208VQL2       2699203AA1                454,566          489,686       445,957        2,448
GRY            -PASS1           36208X4C2       2699203AA2                523,247          563,673       513,371        2,818
GRY            -PASS1           36208YBC2       2699203AA3                320,204          344,943       314,292        1,725
GRY            -PASS1           36209G6J1       2698120AA7                597,441          582,159       577,124        3,639
GRY            -PASS1           36209HZT5       2699203AA4                418,507          450,841       410,662        2,254
GRY            -PASS1           36209LKY1       2699203AA6                 27,983           30,145        27,499          151
GRY            -PASS1           36209TTS8       2699203AA7                731,548          788,067       717,763        3,940
GRY            -PASS1           36209X3S7       2699203AA5                 49,752           53,596        48,811          268
GRY            -PASS1           36210F7A8       2699207AA5                 77,175           83,138        75,684          416
GRY            -PASS1           36210VRC7       2699203AA8                163,635          176,278       160,504          881
GRY            -PASS1           36218EBE0       2696205AC7                 37,724           35,395        36,899          265
GRY            -PASS1           36218W6W6       2696205AC5                 60,944           56,147        58,522          421
GRY            -PASS1           36224BTD1       2696205AB6                 18,450           18,642        18,520          117
GRY            -PASS1           36224EKU6       2696205AB4                227,463          229,515       227,957        1,434
GRY            -PASS1           36224KS75       2696205AA6                 34,694           35,001        34,770          219
GRY            -PASS1           36224LH59       2696205AB9                201,061          203,049       201,830        1,269
GRY            -PASS1           36224LH59       2696205AC0                 15,769           15,925        15,829          100
GRY            -PASS1           36224W6E8       2696205AB2                182,461          184,449       183,274        1,153
GRY            -PASS1           36225AD98       2696205AC4                455,801          430,169       449,135        3,226
GRY            -PASS1           36225AGJ3       2696205AC6                293,268          274,235       286,279        2,057
GRY            -RMBPU1          22540AFR4       2698282AA0                889,004          885,090       843,933        3,078
GRY            -TSYAGY          912810FB9       2698212AA0              3,674,828        3,500,000     3,257,205       27,680
GRY            -TSYAGY          912810FB9       2699068AA0              1,340,752        1,275,000     1,186,553       10,084
GRY            -TSYAGY          912810FB9       2699357AA0              2,337,160        2,500,000     2,326,575       19,772
GRY            -TSYAGY          9128275N8       2699361AA2              4,876,770        5,000,000     4,843,750      113,315
GRY            -TSYAGY          912827L83       2699361AA0              1,969,352        2,000,000     1,958,760       43,438

                                                                    4,896,062,408    4,951,277,935


CBGROUP        LONGCLASS          CUSIP         AVGLIFE     EFFDUR   YIELD      COUPON
--------------------------------------------------------------------------------------
GRY            -PASS1           31293S5M7        11.17       5.38     7.20       6.500
GRY            -PASS1           31293SHQ5        11.17       5.38     7.20       6.500
GRY            -PASS1           31293TE94        11.17       5.38     7.20       6.500
GRY            -PASS1           31335GKG9         5.08       3.12     6.34       8.500
GRY            -PASS1           31360CAT9         3.00       2.34     7.69       9.000
GRY            -PASS1           313614WK1         4.75       3.21     6.04       9.500
GRY            -PASS1           313614WV7         4.92       3.26     6.12       9.500
GRY            -PASS1           313614XB0         4.92       3.26     6.13       9.500
GRY            -PASS1           313615C53         5.08       3.35     7.44       9.000
GRY            -PASS1           31365DAZ8         3.17       1.99     6.99       7.500
GRY            -PASS1           31373TYR5         4.83       3.06     7.10       9.500
GRY            -PASS1           31374JZZ7         5.08       3.35     7.29       9.000
GRY            -PASS1           31376QZ48         4.92       3.26     6.80       9.500
GRY            -PASS1           31378CZU9         4.00       3.14     6.23       6.000
GRY            -PASS1           31378CZU9         4.00       3.14     6.23       6.000
GRY            -PASS1           31378GNT6        10.67       5.25     6.57       6.500
GRY            -PASS1           31378GNT6        10.67       5.25     6.57       6.500
GRY            -PASS1           31378HJG7         7.33       3.71     6.82       7.500
GRY            -PASS1           31378LWP3         7.33       3.71     6.83       7.500
GRY            -PASS1           31378NPV4         3.33       2.45     6.49       7.000
GRY            -PASS1           31378P3K7         7.33       3.71     6.90       7.500
GRY            -PASS1           31378R2Y4         4.00       2.89     6.26       6.500
GRY            -PASS1           31378XJZ0         7.67       3.84     6.90       7.500
GRY            -PASS1           31378XST4         4.00       2.89     6.36       6.500
GRY            -PASS1           31378YSK1         4.00       3.14     6.27       6.000
GRY            -PASS1           31379HHQ6         7.67       3.84     6.34       7.500
GRY            -PASS1           31379JWP7        10.67       5.25     6.66       6.500
GRY            -PASS1           31379KU43         7.67       3.84     6.87       7.500
GRY            -PASS1           31379PBD3         4.00       2.89     6.37       6.500
GRY            -PASS1           31380AFQ0         4.00       2.89     6.37       6.500
GRY            -PASS1           36203KPZ1         6.83       3.92     7.68       7.500
GRY            -PASS1           36203LZE5         6.83       3.92     7.68       7.500
GRY            -PASS1           36203LZE5         6.83       3.92     7.68       7.500
GRY            -PASS1           36203N3E6         6.83       3.46     7.54       8.000
GRY            -PASS1           36203STN7         6.83       3.92     7.38       7.500
GRY            -PASS1           36203TRD9         6.83       3.46     7.54       8.000
GRY            -PASS1           36203UHE5         6.83       3.46     7.54       8.000
GRY            -PASS1           36203YLR3         6.83       3.92     7.70       7.500
GRY            -PASS1           36207THY0         8.17       4.46     7.38       7.500
GRY            -PASS1           36208VQL2        11.08       5.90     6.71       6.000
GRY            -PASS1           36208X4C2        11.08       5.90     6.71       6.000
GRY            -PASS1           36208YBC2        11.58       6.07     6.71       6.000
GRY            -PASS1           36209G6J1         7.67       4.45     7.24       7.500
GRY            -PASS1           36209HZT5        11.58       6.07     6.71       6.000
GRY            -PASS1           36209LKY1        11.58       6.07     6.71       6.000
GRY            -PASS1           36209TTS8        11.08       5.90     6.71       6.000
GRY            -PASS1           36209X3S7        11.08       5.90     6.71       6.000
GRY            -PASS1           36210F7A8        11.58       6.07     6.70       6.000
GRY            -PASS1           36210VRC7        11.58       6.07     6.70       6.000
GRY            -PASS1           36218EBE0         4.92       3.17     7.28       9.000
GRY            -PASS1           36218W6W6         4.92       3.17     6.82       9.000
GRY            -PASS1           36224BTD1         6.83       3.92     7.72       7.500
GRY            -PASS1           36224EKU6         6.83       3.92     7.69       7.500
GRY            -PASS1           36224KS75         6.67       3.87     7.69       7.500
GRY            -PASS1           36224LH59         6.83       3.92     7.71       7.500
GRY            -PASS1           36224LH59         6.83       3.92     7.71       7.500
GRY            -PASS1           36224W6E8         6.83       3.92     7.73       7.500
GRY            -PASS1           36225AD98         3.67       2.78     6.82       9.000
GRY            -PASS1           36225AGJ3         4.92       3.17     7.03       9.000
GRY            -RMBPU1          22540AFR4         4.58       3.63     6.14       6.260
GRY            -TSYAGY          912810FB9        27.92      12.68     5.76       6.125
GRY            -TSYAGY          912810FB9        27.92      12.68     5.75       6.125
GRY            -TSYAGY          912810FB9        27.92      12.68     6.64       6.125
GRY            -TSYAGY          9128275N8         9.67       7.02     6.35       6.000
GRY            -TSYAGY          912827L83         3.67       3.15     6.23       5.750

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Mortgages Selected for Closed Block as of December 31, 1999

                                                                                                                   Contract   Pay
Loan Number              Project Name                                           Book Value        Loan Balance       Rate     Freq
----------------------------------------------------------------------------------------------------------------------------------
0000169660       BERNAUER DAVID C & SYLVIA E                                      38,950             38,950          10.50      12
0000172030       BERSEN JOHN R.                                                   32,354             32,354          10.50      12
0000172930       HILDEBRAND CARL R & MICHELE M                                    27,359             27,359          10.50      12
0000173580       KIRKLAND STEVEN L & KIM                                          23,122             23,122          10.50      12
0000175440       ASIS DONY B & LITA O                                             44,799             44,799          11.00      12
0000175570       ROTHWELL DONALD E & LYNDA W                                      47,368             47,368          10.88      12
0000176700       ROPER GAIL H AND LINDA M                                         38,318             38,318          6.00       12
0001065790       GATEWAY INDUSTRIAL PARK PHASE II                                743,704            743,704          9.75       12
0001065800       GATEWAY BUSINESS COMPLEX I & II                                 463,340            463,340          9.75       12
0001066130       MBL (USA) BUILDING                                              737,033            737,033          10.38      12
0001067800       BELLEMEADE MANOR APTS.                                        1,867,300          1,867,300          7.70       12
0001068400       FREDERICKSBURG PARK & SHOP                                    6,920,587          6,920,587          8.13       12
0001080930       JARPAL COMPANY                                                1,560,414          1,560,414          8.63       12
0001081440       TIMONIUM MINI STORAGE S. & CO.                                4,430,302          4,430,302          8.60       12
0001081840       WOODBURY PLAZA                                                9,852,835          9,852,835          7.52       12
0001081990       LEO ZUCKER & ROBERT NELSON                                    3,331,635          3,331,635          8.40       12
0001082400       CEDAR PLAZA OFFICE BUILDING                                   2,508,353          2,508,353          8.50       12
0001082510       TURFWAY SHOPPING CENTER                                       4,176,001          4,176,001          8.00       12
0001082550       PASCACK VALLEY                                                3,146,318          3,146,318          7.80       12
0001082950       ANNE EVANS GIBBONS                                            1,549,728          1,549,728          9.50       12
0001083860       WOODLAND VILLA APTS I & II                                    5,781,395          5,781,395          7.75       12
0004000040       SUPER STOP & SHOP                                             5,434,879          5,434,879          8.15       12
0004000070       NORTH PROVIDENCE MARKETPLACE                                  8,762,337          8,762,337          7.65       12
0004000120       PENDERBROOK APTS.                                            16,679,958         16,679,958          7.35       12
0004000170       CALIBRE PARK APARTMENTS                                       6,990,205          6,990,205          7.00       12
0004000180       3333 NEW HYDE PARK ROAD                                       8,988,118          8,988,118          7.20       12
0004000210       LBJ FINANCIAL CENTER                                         14,645,234         14,645,234          8.28       12
0004000220       VALLEY VIEW OFFICE TOWER                                      2,104,072          2,104,072          8.26       12
0004000230       ONE BENT TREE                                                 8,022,245          8,022,245          8.25       12
0004000240       ONE CORPORATE PLACE                                           4,941,322          4,941,322          8.55       12
0004000250       STONEGATE APARTMENTS                                         15,299,248         15,299,248          8.23       12
0004000260       MOUNTAIN SPRINGS APARTMENTS                                  10,500,000         10,500,000          8.19       12
0004000270       SPRING LAKE EXE. BUS. PARK                                   11,420,396         11,420,396          8.00       12
0004000290       TEXAS COMMUNITY BANK                                          8,515,784          8,515,784          8.41       12
0004000300       MELVILLE OFFICE PLAZA                                        15,055,117         15,055,117          8.25       12
0004000310       THE VININGS JUBILEE                                           8,006,307          8,006,307          8.43       12
0004000320       MONTVALE CENTER                                               7,677,769          7,677,769          8.59       12
0004000330       WILLOW BEND MARKET                                           11,193,735         11,193,735          8.15       12
0004000340       LOEHMANN'S PLAZA SHOPPING CENTER                              7,177,885          7,177,885          7.90       12
0004000350       SIGNATURE SQUARE I & II OFFICE BLDG                           5,070,908          5,070,908          7.69       12
0004000360       THE EMBASSY EXCHANGE BLD.                                     3,706,132          3,706,132          8.00       12
0004000370       WATERFORD BUILDING                                            7,869,515          7,869,515          8.00       12
0004000380       AMLI AT VERANDAH                                             16,659,966         16,659,966          7.55       12
0004000400       CHASE CROSSING APTS.                                         15,105,742         15,105,742          7.63       12
0004000420       THE LANDINGS APARTMENTS                                      13,427,206         13,427,206          7.95       12
0004000450       LANDMARK ON THE LAKE APTS.                                   15,125,000         15,125,000          7.22       12
0004000460       OAKMEAD TERRACE                                               7,564,784          7,564,784          7.03       12
0004000470       MORNINGSIDE ON THE GREEN APTS.                                8,304,690          8,304,690          7.32       12
0004000480       SUNDANCE CROSSINGS                                           12,907,744         12,907,744          6.90       12
0004000490       7 INDUSTRIAL WAREHOUSE BUILDINGS                              7,457,343          7,457,343          7.60       12
0004000500       STEVENS CREEK SHOPPING CTR                                   16,000,000         16,000,000          6.87       12
0004000510       COLLEGE SQUARE                                                7,365,083          7,365,083          7.14       12
0004000530       125 ACCESS RD                                                 3,699,898          3,699,898          6.94       12
0004000550       MT. CLEMENS FARMER JACK S/C                                   6,977,623          6,977,623          7.08       12
0004000560       YPSILANTI FARMER JACK STORE                                   6,231,725          6,231,725          7.31       12
0004000570       FOX POINTE APARTMENTS                                         5,616,310          5,616,310          6.56       12
0004100010       EL HOGAR DEL FUTURO INC                                          83,525             83,525          7.00       12

                                                                             377,909,019        377,909,019

                                                                                                                       Accrued
Loan Number              Project Name                                 MatDate       PaidToDate          Payment        Interest
-------------------------------------------------------------------------------------------------------------------------------
0000169660       BERNAUER DAVID C & SYLVIA E                          08/01/09       11/01/99             534.00         681.63
0000172030       BERSEN JOHN R.                                       12/01/09       12/01/99             431.00         283.10
0000172930       HILDEBRAND CARL R & MICHELE M                        07/01/09       12/01/99             469.50         239.39
0000173580       KIRKLAND STEVEN L & KIM                              08/01/09       12/01/99             332.00         202.32
0000175440       ASIS DONY B & LITA O                                 01/01/10       11/01/99             596.75         821.32
0000175570       ROTHWELL DONALD E & LYNDA W                          04/01/10       12/01/99             634.00         429.27
0000176700       ROPER GAIL H AND LINDA M                             07/01/10       12/01/99             523.44         191.59
0001065790       GATEWAY INDUSTRIAL PARK PHASE II                     07/01/06       01/01/00          12,905.00           0.00
0001065800       GATEWAY BUSINESS COMPLEX I & II                      07/01/06       01/01/00           8,045.00           0.00
0001066130       MBL (USA) BUILDING                                   12/01/08       12/01/99          10,532.08       6,372.27
0001067800       BELLEMEADE MANOR APTS.                               09/01/05       12/01/99          15,041.00      11,981.84
0001068400       FREDERICKSBURG PARK & SHOP                           10/01/05       01/01/00          65,095.72           0.00
0001080930       JARPAL COMPANY                                       01/01/07       12/01/99          17,361.41      11,215.48
0001081440       TIMONIUM MINI STORAGE S. & CO.                       02/01/04       01/01/00          49,293.88           0.00
0001081840       WOODBURY PLAZA                                       12/01/07       12/01/99          96,817.99      71,703.21
0001081990       LEO ZUCKER & ROBERT NELSON                           11/01/03       12/01/99          29,344.85      23,321.45
0001082400       CEDAR PLAZA OFFICE BUILDING                          12/01/05       12/01/99          44,150.93      29,470.59
0001082510       TURFWAY SHOPPING CENTER                              11/01/05       12/01/99          59,479.09      27,840.01
0001082550       PASCACK VALLEY                                       11/01/03       12/01/99          26,551.50      20,451.06
0001082950       ANNE EVANS GIBBONS                                   08/01/04       12/01/99          20,362.38      12,268.68
0001083860       WOODLAND VILLA APTS I & II                           06/01/11       12/01/99          63,426.92      37,338.17
0004000040       SUPER STOP & SHOP                                    12/01/15       12/01/99          50,747.97      36,911.89
0004000070       NORTH PROVIDENCE MARKETPLACE                         02/01/06       01/01/00          68,004.95           0.00
0004000120       PENDERBROOK APTS.                                    02/01/11       12/01/99         117,125.26     102,164.74
0004000170       CALIBRE PARK APARTMENTS                              06/01/06       12/01/99          52,478.36      40,776.19
0004000180       3333 NEW HYDE PARK ROAD                              09/01/06       12/01/99          68,360.93      53,928.71
0004000210       LBJ FINANCIAL CENTER                                 10/01/06       12/01/99         119,279.60     101,074.08
0004000220       VALLEY VIEW OFFICE TOWER                             10/01/06       12/01/99          17,360.61      14,483.03
0004000230       ONE BENT TREE                                        10/01/06       12/01/99          62,642.30      55,152.93
0004000240       ONE CORPORATE PLACE                                  11/01/06       12/01/99          41,642.87      35,206.92
0004000250       STONEGATE APARTMENTS                                 11/01/03       01/01/00         125,938.26           0.00
0004000260       MOUNTAIN SPRINGS APARTMENTS                          11/01/03       01/01/00          71,662.50           0.00
0004000270       SPRING LAKE EXE. BUS. PARK                           09/01/06       12/01/99          92,590.61      76,135.98
0004000290       TEXAS COMMUNITY BANK                                 12/01/06       01/01/00          69,927.48           0.00
0004000300       MELVILLE OFFICE PLAZA                                12/01/06       12/01/99         123,786.67     103,503.93
0004000310       THE VININGS JUBILEE                                  01/01/17       12/01/99          73,820.52      56,244.31
0004000320       MONTVALE CENTER                                      12/01/06       01/01/00          64,904.09           0.00
0004000330       WILLOW BEND MARKET                                   05/01/07       01/01/00          86,704.91           0.00
0004000340       LOEHMANN'S PLAZA SHOPPING CENTER                     03/01/04       01/01/00          57,198.96           0.00
0004000350       SIGNATURE SQUARE I & II OFFICE BLDG                  01/01/07       12/01/99          93,924.24      76,641.68
0004000360       THE EMBASSY EXCHANGE BLD.                            04/01/07       12/01/99          29,714.92           0.00
0004000370       WATERFORD BUILDING                                   04/01/07       12/01/99          63,095.98           0.00
0004000380       AMLI AT VERANDAH                                     04/01/04       12/01/99         125,736.57     105,595.16
0004000400       CHASE CROSSING APTS.                                 03/01/07       12/01/99         120,716.05      98,633.18
0004000420       THE LANDINGS APARTMENTS                              09/01/07       01/01/00         118,333.00           0.00
0004000450       LANDMARK ON THE LAKE APTS.                           12/01/12       12/01/99          91,002.08      91,002.08
0004000460       OAKMEAD TERRACE                                      01/01/05       12/01/99          55,278.14      44,317.03
0004000470       MORNINGSIDE ON THE GREEN APTS.                       01/01/18       12/01/99          69,132.18      50,658.61
0004000480       SUNDANCE CROSSINGS                                   01/01/13       12/01/99         125,054.55      74,219.53
0004000490       7 INDUSTRIAL WAREHOUSE BUILDINGS                     06/01/08       12/01/99          62,656.58      47,229.84
0004000500       STEVENS CREEK SHOPPING CTR                           03/01/08       01/01/00          91,600.00           0.00
0004000510       COLLEGE SQUARE                                       04/01/18       12/01/99          54,097.33      43,822.25
0004000530       125 ACCESS RD                                        05/01/18       01/01/00          26,712.34           0.00
0004000550       MT. CLEMENS FARMER JACK S/C                          08/01/18       12/01/99          49,205.73      41,167.98
0004000560       YPSILANTI FARMER JACK STORE                          03/01/19       12/01/99          45,780.65      37,961.59
0004000570       FOX POINTE APARTMENTS                                12/01/13       01/01/00          51,371.54           0.00
0004100010       EL HOGAR DEL FUTURO INC                              09/01/16       12/01/99             706.77         487.23

                                                                                                    3,160,223.94   1,642,130.21

                                                             Closed Block Assets

                                        Exhibit C to the Plan of Reorganization


Swaps Selected for Closed Block as of December 31, 1999

   REFERENCE       COUNTERPARTY         BOOK           MARKET           SPECIFIC CUSIP          TERM DATE    EFFECT DATE
    A413044           Chase               0           186,550         218694AA5.929768AA7        04/15/2007    04/15/1997
    N051338           Chase               0            55,454              173034D*7             05/29/2001    04/04/1991

   REFERENCE       COUNTERPARTY         BOOK           NOTIONAL       PHL PAYS      PHL RECEIVES
    A413044           Chase               0           20,000,000      3m LIBOR         7.270%
    N051338           Chase               0            2,000,000      3m LIBOR         8.520%

                                                             Closed Block Assets

                                         Exhibit D to the Plan of Reorganization





                        ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization

        TABLE OF CONTENTS

1.       Overview


2.       Global/General Methodology and Assumptions

         2.1      General Description of Methodology
         2.2      Assumptions/Methodologies that Cross LOBs


3.       Traditional Life

         3.1      Phoenix - Traditional
         3.2      Home Life - Traditional
         3.3      CLIC - Traditional


4.       Other Individual Life

         4.1      Phoenix - Universal Life
         4.2      Phoenix - Variable Universal Life
         4.3      Phoenix - XLT Term Insurance
         4.4      Home Life - Universal Life
         4.5      Home Life - Wholesale Term
         4.6      CLIC - Universal Life
         4.7      CLIC - Retirement Income


5.       Individual Annuities

         5.1      Phoenix - Individual Deferred Annuities
         5.2      Phoenix - Individual Payout Annuities
         5.3      Home Life - Individual Deferred Annuities
         5.4      Home Life - Individual Payout Annuities
         5.5      Variable Annuities


6.       Supplementary Contracts

         6.1      Phoenix - Supplementary Contracts
         6.2      Home Life - Supplementary Contracts

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization

7.       Group Annuities and Related Plans

         7.1      Group Payout Annuities
         7.2      Group Accumulation Contracts
         7.3      Group Variable Annuities
         7.4      Guaranteed Interest Contracts
         7.5      Pool Separate Accounts


8.       Group Life and Health

         8.1      Phoenix - Group Life and Health
         8.2      Association Life and Accident


9.       Individual Accident and Health

         9.1      Phoenix - Individual Accident and Health
         9.2      Home Life - Individual Accident and Health

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization

1.       OVERVIEW

This memorandum describes the methodology for calculating the Actuarial Contribution ("AC") of each policy or contract eligible to receive a Variable Equity Share ("VES") pursuant to Article VII of the Plan of Reorganization ("Plan"). Phoenix Home Life Mutual Insurance Company ("Phoenix Home Life") is a mutual life insurance company domiciled in the State of New York. In 1992, Home Life Insurance Company ("Home Life") merged with and into Phoenix Mutual Life Insurance Company ("Phoenix Mutual"), which simultaneously changed its name to Phoenix Home Life Mutual Insurance Company. The Home Life in-force block of business thereby became part of Phoenix Home Life. Subsequently, on December 31, 1997, Phoenix Home Life acquired through assumption reinsurance the individual business of Confederation Life Insurance Company ("CLIC"), the CLIC in-force block of business thereby becoming part of Phoenix Home Life.

This memorandum contains separate sections for each major line of business ("LOB"). The general methodology and experience data that cross all LOBs are described in Section 2 of this memorandum. Aspects specific to a particular LOB are included in the sections specific to each line. Each specific LOB section in this document: (1) provides a description of the products covered within the LOB; (2) describes the specific methodology applied to that LOB; (3) describes applicable historic experience factors; and (4) describes the prospective experience factors applied to each line.

The data and information required for the calculations came from numerous company sources, including policy and contract records, annual statements and supporting documentation, internal management reports, and other miscellaneous sources of information.

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization


2.       GLOBAL/GENERAL METHODOLOGY AND ASSUMPTIONS

2.1      GENERAL DESCRIPTION OF METHODOLOGY

2.1.1    Historic plus Prospective

For each policy in force as of December 31, 1999 (the "Statement Date"), AC is equal to the sum of:

- Historic contribution: the past contributions to surplus accumulated with after-tax investment earnings to December 31, 1999, plus

- Prospective contribution: the expected future contributions to surplus, discounted at the after-tax investment earnings rate on surplus to December 31, 1999.

For policies issued after the Statement Date but before the Adoption Date, the AC was calculated as the present value of expected future contributions to surplus, discounted at the after-tax investment earnings rate on surplus to December 31, 1999.

2.1.2    Method for Determining AC

For each policy, the AC was determined as an estimate of the accumulated value of historic statutory book profits plus the present value of expected future statutory book profits.

The Company's past financial results and experience studies were analyzed to provide experience factors for use in determining ACs. In general, experience factors were derived separately for policies originally written in Home Life. The section for each product line contains a description of this analysis and its results.

Assumptions for future periods were based on analyses of the Company's recent experience, adjusted where appropriate to reflect recent changes in its way of conducting business.

For policies in the Closed Block, the prospective contribution was determined using the Closed Block funding assumptions (adjusted to include expenditures that are not funded by the Closed Block and to reflect gains from other lines of business assumed in setting the current dividend scale).

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization

2.1.3    AC Formula and Factors

For the individual life and annuity product lines, as well as supplementary contracts, the methodology involved the development of actuarial models of the business using "model points," or groupings of policies with common characteristics. These models accumulate estimates of historic profits to the Statement Date with after-tax investment earnings, and calculate estimates of prospective profits, which are then discounted back to the Statement Date at after-tax investment rates. AC is equal to the sum of the accumulated historic profits and the discounted prospective profits.

AC for model points are converted into AC factors. While the specific models used for each product line are defined in the line's methodology section, all AC factors are mathematically equivalent to the following basic structure:

                   1
AC Factor = ---------------- *  {(1+I)1999-t E1}
              Policy Index

where:
         t    =   calendar year (past or future)

         Et   =   Statutory Earnings (past) or Projected Statutory Earnings
                  (future) for the policy class for year t

              = Premium + Investment Income and Realized Capital Gains (on Assets equal to Reserves) - Benefits - Increase in Statutory Reserves - Expenses - Commissions -
                  Dividends - Taxes

   (1 + I)1999-t  Symbolizes the effect of accumulating (discounting for future contributions) a $1 contribution to surplus in year t to December 31, 1999 at a series of appropriate after-tax interest rates (I).

   Policy Index   is the policy level item to which the factor is applied
                  (mean reserve, gross premium, account value or face amount in force on December 31, 1999).

The structure of each model was based on the most important policy characteristics (issue age, issue year, benefit, cash value basis, premium paying period, etc.). With this basic structure, experience factors or assumptions were then used to calculate the items in annual earnings (Et).

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization


This methodology resulted in AC factors applicable to model points that were then used to determine ACs at the individual policy level.

For the individual life, annuity and supplementary contract business, the AC factors were interpolated and extrapolated (subject to limits, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations. Minor plans not modeled directly were identified as being most like a particular major plan that was modeled, and such minor plans used the same AC factors as the applicable major plan. AC factors were then multiplied by the appropriate policy index to determine AC for that policy.

ACs were calculated at the contract level for group annuities, group life and health, and individual accident and health contracts.

2.1.4    Treatment of Negative AC

The historic and prospective ACs were combined algebraically regardless of the sign of each. If the total AC for a policy was negative, it was set to zero in accordance with Section 7.2(a) of the Plan. Thus the allocation of the variable component of policyholder consideration was performed only on those policies with a positive AC.

2.2      ASSUMPTIONS/METHODOLOGIES THAT CROSS LOBS

2.2.1    Investment Returns

Historic investment return rates were derived year by year from annual statements and other workpapers, having regard to the approach used by the Company at the time, and with adjustments for policy loans as described below. Separate rates were developed for Home Life for the period prior to its merger with Phoenix Mutual. Separate rates were also developed for the business acquired by Phoenix Home Life from CLIC.

For Closed Block business, the prospective investment return rates reflect the rates underlying the Closed Block funding calculations. For Phoenix Traditional and Home Life Traditional, these rates were increased by an amount equal to the level of gains from other lines of business assumed in determining the current dividend scale.

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization


The prospective investment return rates for open block policies (i.e., policies not in the Closed Block) generally reflect the run-off of existing assets in each line and the new money rates used in the level interest scenario for cash flow testing as of September 30, 1999 with the yield curve adjusted to December 31, 1999. Thus, lines of business have different prospective investment return rates year by year, depending on their existing assets at September 30, 1999 and the average quality, type, and duration of the assets in which investable cash flow is invested. These different projected investment return rates were used in the AC calculations.

Where policy loans are offered, total investment return consists of income on policy loans, plus the return on the non-loaned portfolio of assets. For calendar years prior to 1968 (1976 for Home Life), dividend scales did not vary by loan provision or loan utilization. Therefore, for this period, a single investment return rate was calculated reflecting a blend of loaned and non-loaned assets. For later calendar years, the two components of total investment return were calculated separately because dividend scales did vary by loan provision and/or loan utilization. The investment return rate for the non-loaned portfolio is equal to net investment income (gross investment income on non-loaned assets, less investment expenses, less an allowance for default on future rates only), plus realized capital gains (losses) (historic only), divided by mean admitted assets, excluding policy loans (Exhibit 2 basis). The investment income rate on policy loans is based on contractual policy loan provisions. The total investment return rate for a particular line or subline is the weighted average of the rates on policy loans, where applicable, and non-loaned investments.

Historic earned rates for separate account products reflect actual Company data. Prospective separate account earned rates were based on the assumptions used by the Company in its most recent cash flow testing work.

2.2.2    Realized Capital Gains (Losses)

The historic year-by-year investment return rates referred to above include realized capital gains (losses).

2.2.3    Unrealized Capital Gains (Losses)

Within each line of business, that line's allocation of unrealized capital gains was added at the end of the historic AC calculation. The amount recognized was netted for tax as though the gain were a realized capital gain. Such gains include the value of subsidiary/associate companies in excess of their book value and cumulative unrealized gains/losses on other invested assets as of the Statement Date. At the individual policy level, net unrealized capital gains were allocated in proportion to estimated accumulated assets at the Statement Date.

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization


2.2.4    Expenses

Unless explicitly stated to the contrary, all references to expenses in this Memorandum exclude commissions and federal income taxes.

The AC calculations reflect all expenses reported in Exhibits 5 and 6 of the annual statement, other than investment expenses (which are netted against investment income).

In developing expense factors for the AC calculations, the total expenses of each line or subline of business (including acquisition expenses and allocated corporate overhead) were analyzed. Actual calendar year expenses were generally expressed in terms of the same units, such as "Percent of Premium" and "Per Policy", that the Company has historically used in its expense and pricing studies for the line in question.

In projecting future expenses after December 31, 1999, an inflation rate of 3.0% per annum was assumed. This rate was applied to all expense factors, except those expressed as a percentage of premium.

2.2.5    Federal Income Tax

General Methodology: Phoenix Mutual and Home Life were separate tax entities prior to 1992. Therefore, the methods and assumptions for allocating Federal Income Tax ("FIT") reflect their separate tax positions and facts for this period.

Pre-1958: Prior to 1958, FIT was generally reported as an investment expense. For this period, FIT was not calculated explicitly; the investment return rates used in the AC calculations are net of FIT.

1958-1981: The 1959 Tax Act was in effect during this period. FIT was calculated using marginal tax rates applied to assets, investment income, reserves and interest paid.

1982-1983: During 1982 and 1983, FIT was calculated in accordance with the Stop Gap tax law, which specified a tax on gain from operation with only a partial deduction for policyholder dividends.

1984 and Beyond: The current tax law was effective starting in calendar year 1984 and is assumed to be in effect for all future years. FIT during this period was calculated on taxable gain from operations, including the adjustment for the so-called "DAC tax" applicable during calendar years 1990 and later. The special surplus tax imposed on mutual companies was reflected in calculations for years prior to 2001.

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization

MODCO Reinsurance Treaties: Both Phoenix Mutual and Home Life entered into modified coinsurance ("MODCO") treaties during the late-1970s and early-1980s that reduced FIT. The tax benefits from these MODCO treaties were used by both companies to support dividend scales for Traditional Life business. Consistent with this, the tax benefits were allocated to Traditional Life policies in the AC calculations.

Phoenix Mutual Update Program and Section 818(c) Reserve Deductions in 1982 and 1983: In 1982, Phoenix Mutual gave certain Traditional Life policyholders the option to elect a one-time increase to the face amount of their policy at no charge. Phoenix Mutual updated the bases used to calculate reserves and cash values for the policies accepting this offer. In 1982 and 1983 Phoenix Mutual sold or reinsured policies for which Section 818(c) reserve deductions were allowed but for which the benefits had not been priced into the contracts. Both the Update program and the Section 818(c) tax reserve deductions triggered significant tax savings, which were used to support Traditional Life dividend scales for several years. In the AC calculations, the tax benefits associated with both of these items were allocated to Phoenix Mutual Traditional Life policies.

2.2.6    CLIC Acquisition

For CLIC policies, historic ACs reflect accumulated contributions to surplus over the period December 31, 1997 (the date of Phoenix Home Life's acquisition of the CLIC business) through December 31, 1999. The price paid by Phoenix Home Life to acquire the CLIC business was reflected as an item of expense in determining historic ACs for CLIC policies.

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization

3.       TRADITIONAL LIFE

3.1      PHOENIX - Traditional

3.1.1    Description of Business

The Phoenix Traditional ordinary business consists of participating permanent and term policies issued from the early 1920s through the present with unit-based guaranteed cash values set in accordance with the various Standard Nonforfeiture Laws. This business includes both policies issued by Phoenix Mutual prior to its merger with Home Life and policies issued by Phoenix Home Life post-merger. All of these policies are included in the Closed Block. Both single and multi-life policies are in the in-force population, and a variety of endowments, death benefit schedules and premium payment options have been offered over time. Sex distinctions have been made since 1963, and discounts for nonsmokers have been offered for policies issued since 1965. A small proportion of substandard risks has been insured, generally at higher premium rates.

Premium schedules have generally been fixed at issue for most permanent and term plans. Ancillary benefits (e.g., disability waiver, accidental death) with small, fixed premiums and minimal surrender values have also been available with most base life insurance plans. Policyholders may elect to receive dividends in cash, accumulate dividends with interest, apply dividends to reduce premiums or apply them towards the purchase of additional insurance. Term policies generally have a period of time to convert to permanent coverage without providing evidence of insurability. Additional guaranteed insurability rights have been granted to individuals covered under group plans. Policies on nonforfeiture may be converted to dividend-paying reduced paid-up insurance, guaranteed cost extended term insurance ("ETI") or continue as premium paying business through automatic premium loans.

3.1.2    Methodology

ACs were calculated for model cells defined by combinations of representative plans, issue ages, issue years, policy loan provisions and other characteristics. Minor plans were mapped into major plans with similar characteristics. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

                                               ACTUARIAL CONTRIBUTION MEMORANDUM

                                         Exhibit D to the Plan of Reorganization


The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index was either the statutory policy reserve or the face amount depending on the plan and issue year. Each eligible policy's AC was then determined from its actual in force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

Historic ACs were calculated for each model cell in three parts:

-    the base policy AC assuming dividends are paid in cash

-    the AC related to any dividends used to buy paid-up additions ("PUAs")

-    the AC related to any dividends left to accumulate.

Separate AC factors were calculated for each of these items; these factors were then applied to each policy as appropriate.

Prospective AC factors reflect an aggregate distribution of future base policy dividend options (i.e., each policy was assumed to have the same percentage of base policy dividends applied to each individual option).

3.1.3    Experience Factors (Historic Calculations)

Gross Premiums: The annual mode premium was used for the average size policy for each model cell, including any policy fee divided by the same average size to get the premium per unit.

Death Claims: Based on Company and industry mortality studies, actual mortality experienced over time, related to a series of underlying select and ultimate experience tables, was used in the AC calculations. Each model cell used the appropriate duration and attained age mortality rate from the particular calendar year to calculate a cost of insurance on the net amount at risk.

Commissions: Historic commission scales were used. For recent issue years, a blended commission scale was used representing approximate levels of sales by career agents, personal producing general agents and independent brokers. These scales were adjusted to reflect agent termination experience.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

Expenses: Unit expense factors were based on historic expense studies and the amount of expenses covered by those assumptions was determined. The unit factors were adjusted by a constant scaling factor for each calendar year so that, when the adjusted unit expenses were multiplied by the appropriate base, 100% of actual expenses, as reported in the annual statement, were covered.

Dividends: Actual dividends per unit payable in a calendar year were generally used for each model cell. Dividends for some plan/age/duration/calendar year combinations were estimated.

Gains from Other LOBs: Since 1987, the Company has used gains from certain other LOBs to support traditional life dividend scales. The gains (or losses) considered in the determination of each year's dividend scale were reflected in the historic AC calculations as adjustments to investment return rates.

Miscellaneous Gains: Gains (or losses) associated with various miscellaneous items were calculated in aggregate for each calendar year and spread among all policies then in force. Such items include: Waiver of Premium, Accidental Death Benefit and Term Insurance riders; costs associated with risk reinsurance programs; and profits from dividends applied to purchase one-year term insurance.

3.1.4    Experience Factors (Prospective Calculations)

The Closed Block funding assumptions (which are documented in the Closed Block Memorandum) were used in the prospective AC calculations. The Closed Block does not fund for expenses (other than premium taxes), nor for commissions; however, such expenditures were considered in calculating prospective ACs. The expenses used reflect average experience for the period 1997 through 1999 with an allowance for future inflation. As noted in Section 2.2.1, prospective investment return rates were adjusted to reflect gains from other lines of business assumed in determining the current dividend scale.

3.2      HOME LIFE - TRADITIONAL

3.2.1    Description of Business

The Home Life Traditional ordinary business consists of participating permanent and term policies issued from the early 1920s through 1992 (the year of the merger between Phoenix Mutual and Home Life) with unit-based guaranteed cash values set in accordance with the Standard Nonforfeiture Law. All of these policies are included in the Closed Block. The in-force population is comprised almost entirely of single life policies, and a variety of endowments, death benefits and premium payment options have been offered over time. Sex distinctions have

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

been made since 1964, and discounts for nonsmokers have been offered since 1969. A small proportion of substandard risks has been insured, generally at higher premium rates.

Premium levels have generally been fixed at issue for most permanent and term plans. Ancillary benefits (e.g., disability waiver, accidental death) with small, fixed premiums and minimal surrender values have also been available with most base life insurance plans. Policyholders may elect to receive dividends in cash, accumulate dividends with interest, apply dividends to reduce premiums or apply them towards the purchase of additional insurance. Term policies generally have a period of time to convert to permanent coverage without providing evidence of insurability. Additional guaranteed insurability rights have been granted to individuals covered under group plans. Policies on nonforfeiture may be converted to dividend-paying reduced paid-up insurance, guaranteed cost extended term insurance ("ETI") or continue as premium paying business through automatic premium loans.

3.2.2    Methodology

ACs were calculated for model cells defined by combinations of representative plans, issue ages, issue years, policy loan provisions and other characteristics. Minor plans were mapped into major plans with similar characteristics. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index was either the statutory policy reserve or the face amount depending on the plan and issue year. Each eligible policy's AC was then determined from its actual in force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

Historic ACs were calculated for each model cell in three parts:

-    the base policy AC assuming dividends are paid in cash

-    the AC related to any dividends used to buy paid-up additions ("PUAs")

-    the AC related to any dividends left to accumulate.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

Separate AC factors were calculated for each of these items; these factors were then applied to each policy as appropriate.

Prospective AC factors reflect an aggregate distribution of future base policy dividend options (i.e., each policy was assumed to have the same percentage of base policy dividends applied to each individual option).

3.2.3    Experience Factors (Historic Calculations)

Gross Premiums: The annual mode premium was used for the average size policy for each model cell, including any policy fee divided by the same average size to get the premium per unit.

Death Claims: Based on Company and industry mortality studies, actual mortality experienced over time, related to a series of underlying select and ultimate experience tables, was used in the AC calculations. Each model cell used the appropriate duration and attained age mortality rate from the particular calendar year to calculate a cost of insurance on the net amount at risk.

Commissions: Historic commission scales were used. These scales were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on historic expense studies and the amount of expenses covered by those assumptions was determined. The unit factors were adjusted by a constant scaling factor for each calendar year so that, when the adjusted unit expenses were multiplied by the appropriate base, 100% of actual expenses, as reported in the annual statement, were covered.

Dividends: Actual dividends per unit payable in a calendar year were generally used for each model cell. Dividends for some plan/age/duration/calendar year combinations were estimated.

Gains from Other LOBs: Since the merger between Home Life and Phoenix Mutual Life, gains from certain other LOBs have been used to support both Phoenix Traditional and Home Life Traditional dividend scales. The gains (or losses) considered in the determination of each year's dividend scale were reflected in the historic AC calculations as adjustments to investment return rates. Home Life did not use gains from other LOBs to support dividend scales prior to the merger.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


Miscellaneous Gains: Gains (or losses) associated with various miscellaneous items were calculated in aggregate for each calendar year and spread among all policies then in force. Such items include: Waiver of Premium, Accidental Death Benefit and Term Insurance riders; costs associated with risk reinsurance programs; and profits from dividends applied to purchase one-year term insurance.

3.2.4    Experience Factors (Prospective Calculations)

The Closed Block Funding assumptions (which are documented in the Closed Block Memorandum) were used in the prospective AC calculations. The Closed Block does not fund for expenses (other than premium taxes), nor for commissions; however, such expenditures were considered in calculating prospective ACs. The expenses used reflect average experience for the period 1997 through 1999 with an allowance for future inflation. As noted in Section 2.2.1, prospective investment return rates were adjusted to reflect gains from other lines of business assumed in determining the current dividend scale.

3.3      CLIC - TRADITIONAL

3.3.1    Description of Business

The CLIC Traditional ordinary business consists of participating permanent and term policies assumed by Phoenix Home Life on December 31, 1997. All of these policies are included in the Closed Block. At the time of acquisition, the majority of multi-life CLIC traditional, dividend-paying policies were converted to a Phoenix Home Life traditional, dividend-paying policy form. A small number (approximately 50) of the CLIC multi-life policyholders declined to convert to the Phoenix multi-life, dividend-paying policy form and their policies continue to be based on the structure of the original CLIC policies. However, there is no expectation that dividends will be paid in the future for these policies.

3.3.2    Methodology

ACs were calculated for model cells defined by combinations of representative plans, issue ages, issue years, policy loan provisions and other characteristics. Minor plans were mapped into major plans with similar characteristics. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index was either the statutory policy reserve or the face amount depending on the plan and issue year. Each eligible policy's AC was then determined from its actual in force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

Historic ACs were calculated for each model cell in three parts:

-    the base policy AC assuming dividends are paid in cash

-    the AC related to any dividends used to buy paid-up additions ("PUAs")

-    the AC related to any dividends left to accumulate.

Separate AC factors were calculated for each of these items; these factors were then applied to each policy as appropriate.

As noted in Section 2, historic ACs for CLIC policies reflect accumulated contributions to surplus over the period December 31, 1997 (the date of Phoenix Home Life's acquisition of the CLIC business) through December 31, 1999. The price paid by Phoenix Home Life to acquire the CLIC business was reflected as an item of expense in determining historic ACs for CLIC policies.

Prospective AC factors reflect an aggregate distribution of future base policy dividend options (i.e., each policy was assumed to have the same percentage of base policy dividends applied to each individual option).

3.3.3    Experience Factors (Historic Calculations)

Gross Premiums: The annual mode premium was used for the average size policy for each model cell, including any policy fee divided by the same average size to get the premium per unit.

Death Claims: Based on Company and industry mortality studies, actual mortality experienced over time, related to a series of underlying select and ultimate experience tables, was used in the AC calculations. Each model cell used the appropriate duration and attained age mortality rate from the particular calendar year to calculate a cost of insurance on the net amount at risk.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

Commissions: Historic commission scales were used. It was assumed that the commissions were vested; therefore, an adjustment for agent termination experience was not required.

Expenses: The same unit expense factors as were used for Phoenix Traditional business were used in the historic AC calculations for CLIC Traditional.

Dividends: Actual dividends per unit payable in a calendar year were used for each model cell.

Gains from Other LOBs: The dividend scale for CLIC Traditional business has not been supported by gains from other LOBs. Therefore, the adjustments made to reflect such gains in the AC calculations for Phoenix Traditional and Home Life Traditional business were not made in the calculations for CLIC Traditional business.

Miscellaneous Gains: Gains (or losses) associated with various miscellaneous items were calculated in aggregate for each calendar year and spread among all policies then in force. Such items include: Waiver of Premium, Accidental Death Benefit and Term Insurance riders; and profits from dividends applied to purchase one-year term insurance.

3.3.4    Experience Factors (Prospective Calculations)

The Closed Block Funding assumptions (which are documented in the Closed Block Memorandum) were used in the prospective AC calculations. The Closed Block does not fund for expenses (other than premium taxes), nor for commissions; however, such expenditures were considered in calculating prospective ACs. The expenses used reflect average experience for the period 1997 through 1999 with an allowance for future inflation.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

4.       OTHER INDIVIDUAL LIFE

4.1      PHOENIX - UNIVERSAL LIFE

4.1.1    Description of Business

The Phoenix Universal Life ("UL") block consists of both fixed and flexible premium UL policies issued since 1983. Most of this business was issued by Phoenix Mutual Life prior to the merger with Home Life; a small portion was issued by Phoenix Home Life post-merger.

4.1.2    Methodology

ACs were calculated for model cells defined by combinations of representative plans, issue ages, issue years and other characteristics. Minor plans were mapped into major plans with similar characteristics. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index for this business was face amount. Each eligible policy's AC was then determined from its actual in-force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

4.1.3    Experience Factors (Historic Calculations)

Gross Premiums: Historic assumptions as to gross premiums were set such that, together with the appropriate premium persistency experience, the average Statement Date funding level for each model plan was reproduced.

Death Claims: Mortality experience factors for the corresponding Phoenix Traditional business, adjusted to reflect the overall level of observed experience for the Phoenix UL block, were used in the AC calculations. Each model cell used the appropriate duration and attained age mortality rate from the particular calendar year to calculate a cost of insurance on the net amount at risk.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

Commissions: Historic commission scales were used. A blended commission scale was used representing approximate levels of sales by career agents, personal producing general agents and independent brokers. These scales were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on historic expense studies and the amount of expenses covered by those assumptions was determined. The unit factors were adjusted by a constant scaling factor for each calendar year so that, when the adjusted unit expenses were multiplied by the appropriate base, 100% of actual expenses, as reported in the annual statement, were covered.

Cost of Insurance and Credited Rates: Actual historic cost of insurance and credited rates were used for each model cell.

Miscellaneous Gains: Gains (or losses) associated with Waiver of Premium riders were calculated in aggregate and spread among all Estate Builder policies in force. (Estate Builder is the only product with a significant incidence of this rider.) Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

4.1.4    Experience Factors (Prospective Calculations)

Gross Premiums: Prospective gross premiums were developed assuming a continuation of the premium patterns used in the historic calculations. In essence, gross premiums for the prospective period start at the current level and reduce in future years based on the appropriate premium persistency assumptions.

Death Claims: Prospective mortality experience factors were based on the average of the historic factors over the period 1996 through 1999.

Commissions: Commission rates in effect at the start of the prospective period were used. The rates were blended, where appropriate, to reflect approximate level of sales by various distribution channels. These rates were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on the experience of the Company for the period 1997 through 1999. An allowance for future inflation was included.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

Cost of Insurance and Credited Rates: Current cost of insurance rates were assumed to continue without change. Credited interest rates reflect the interest spreads the Company has been able to achieve recently. Interest spreads were assumed to grade from current levels to an ultimate (or target) level.

Lapse Rates: Lapse rates were established based on an analysis prepared by the Company for use in the most recent cash flow testing work. Adjustments were made to these rates to reflect recent experience.

Miscellaneous Gains: Projected gains (or losses) associated with Waiver of Premium riders were calculated in aggregate and spread among all Estate Builder policies in force. Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

4.2      PHOENIX - VARIABLE UNIVERSAL LIFE

4.2.1    Description of Business

The Phoenix Variable Universal Life ("VUL") block consists of VUL policies issued by Phoenix Mutual Life prior to the merger with Home Life and by Phoenix Home Life subsequent to the merger. The block includes single premium, flexible premium, single life, first-to-die and second-to-die policies.

4.2.2    Methodology

ACs were calculated for model cells defined by combinations of representative plans, issue ages, issue years, funding levels and other characteristics. Minor plans were mapped into major plans with similar characteristics. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index for this business was face amount. Each eligible policy's AC was then determined from its actual in-force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


4.2.3    Experience Factors (Historic Calculations)

Gross Premiums: For flexible premium plans, historic assumptions as to gross premiums were set such that, together with the appropriate premium persistency experience, the average Statement Date funding level for each model cell was approximately reproduced.

Death Claims: Mortality experience factors for the corresponding Phoenix Traditional business, adjusted to reflect the overall level of observed experience for the Phoenix VUL block, were used in the AC calculations. Each model cell used the appropriate duration and attained age mortality rate from the particular calendar year to calculate a cost of insurance on the net amount at risk.

Commissions: Historic commission scales were used. A blended commission scale was used representing approximate levels of sales by career agents, personal producing general agents and independent brokers. These scales were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on historic expense studies and the amount of expenses covered by those assumptions was determined. The unit factors were adjusted by a constant scaling factor for each calendar year so that, when the adjusted unit expenses were multiplied by the appropriate base, 100% of actual expenses, as reported in the annual statement, were covered.

Cost of Insurance Rates and Separate Account Returns: Actual historic cost of insurance and separate account return rates were used for each model cell. The rates used reflect the average returns of the various separate account funds.

Miscellaneous Gains: Gains associated with Waiver of Premium riders were estimated in aggregate and spread among all flexible premium policies. Costs associated with risk reinsurance programs were estimated in aggregate and spread among all policies. Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

4.2.4    Experience Factors (Prospective Calculations)

Gross Premiums: Prospective gross premiums were developed assuming a continuation of the premium patterns used in the historic calculations. In essence, gross premiums for the prospective period start at the current level and reduce in future years based on the appropriate premium persistency assumptions.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

Death Claims: Prospective mortality experience factors were based on the average of the historic factors over the period 1996 through 1999, adjusted to reflect the specific underwriting requirements for each product.

Commissions: Commission rates in effect at the start of the prospective period were used. The rates were blended, where appropriate, to reflect approximate level of sales by various distribution channels. These rates were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on the experience of the Company for the period 1997 through 1999. An allowance for future inflation was included.

Cost of Insurance Rates and Separate Account Returns: Current cost of insurance rates were assumed to continue without change. Separate account return rates were based on the assumptions used by the Company in its most recent cash flow testing work.

Lapse Rates: Lapse rates were established based on an analysis prepared by the Company for use in the most recent cash flow testing work. These rates were adjusted to reflect recent experience. There is little or no experience for durations beyond ten years so lapse rates at later durations were assumed to grade from current levels to rates based on observed experience for universal life business, adjusted to reflect the target markets for this product.

Miscellaneous Gains: Projected gains associated with Waiver of Premium riders were estimated in aggregate and spread among all flexible premium policies. Costs associated with risk reinsurance programs that affect this business were estimated in aggregate and spread among all policies. Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

4.3      PHOENIX - XLT TERM INSURANCE

4.3.1    Description of Business

The Phoenix XLT Term Insurance block consists of a ten-year, level premium term insurance product issued by Phoenix Home Life since 1998. Depending on the age of the insured life, coverage is renewable for a further ten years at the end of the initial ten-year period.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

4.3.2    Methodology

ACs were calculated for model cells defined by combinations of issue ages, issue years and other characteristics. This LOB consists of only one product, so no plan mapping was required. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index for this business was face amount. Each eligible policy's AC was then determined from its actual in-force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

4.3.3    Experience Factors (Historic Calculations)

Gross Premiums: The annual mode premium was used for the average size policy for each model cell, including any policy fee divided by the same average size to get the premium per unit.

Death Claims: Mortality experience factors equal to the assumptions used by Phoenix Home Life to price this business were used in the AC calculations. Each model cell used the appropriate duration and attained age mortality rate to calculate a cost of insurance on the net amount at risk.

Commissions: Current commission scales were used since this product has only recently been introduced. A blended commission scale was used representing approximate levels of sales by career agents, personal producing general agents and independent brokers. These scales were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on historic expense studies and the amount of expenses covered by those assumptions was determined. The unit factors were adjusted by a constant scaling factor for each calendar year so that, when the adjusted unit expenses were multiplied by the appropriate base, 100% of actual expenses, as reported in the annual statement, were covered.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

Reinsurance: Gains (or losses) associated with reinsurance agreements that affect this business were reflected in the AC calculations.

Miscellaneous Gains: Gains associated with Waiver of Premium riders were estimated in aggregate and spread among all policies. Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

4.3.4    Experience Factors (Prospective Calculations)

Gross Premiums: The annual mode premium was used for the average size policy for each model cell, including any policy fee divided by the same average size to get the premium per unit.

Death Claims: Mortality experience factors equal to the assumptions used by Phoenix Home Life to price this business were used in the AC calculations.

Commissions: Commission rates in effect at the start of the prospective period were used. The rates were blended, where appropriate, to reflect approximate level of sales by various distribution channels. These rates were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on the experience of the Company for the period 1997 through 1999. An allowance for future inflation was included.

Lapse Rates: Lapse experience factors equal to the assumptions used by Phoenix Home Life to price this business were used in the AC calculations.

Reinsurance: Projected gains (or losses) associated with reinsurance agreements that affect this business were reflected in the AC calculations.

Miscellaneous Gains: Projected gains associated with Waiver of Premium riders were estimated in aggregate and spread among all policies. Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

4.4      HOME LIFE - UNIVERSAL LIFE

4.4.1    Description of Business

The Home Life Universal Life block consists predominantly of UL and ISWL policies issued by Home Life between 1984 and 1992. One product, Univista, was issued after the merger (since 1994).

4.4.2    Methodology

ACs were calculated for model cells defined by combinations of representative plans, issue ages, issue years, premium-paying status and other characteristics. Minor plans were mapped into major plans with similar characteristics. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index for this business was face amount. Each eligible policy's AC was then determined from its actual in-force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

4.4.3    Experience Factors (Historic Calculations)

Gross Premiums: Historic assumptions as to gross premiums were set such that, together with the appropriate premium persistency experience, the average Statement Date funding level for each model plan was reproduced.

Death Claims: Mortality experience factors for the corresponding Home Life Traditional business, adjusted to reflect the overall level of observed experience for the Home Life UL block, were used in the AC calculations. Each model cell used the appropriate duration and attained age mortality rate from the particular calendar year to calculate a cost of insurance on the net amount at risk.

Commissions: Historic commission scales were used. These scales were adjusted to reflect agent termination experience.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

Expenses: Unit expense factors were based on historic expense studies and the amount of expenses covered by those assumptions was determined. The unit factors were adjusted by a constant scaling factor for each calendar year so that, when the adjusted unit expenses were multiplied by the appropriate base, 100% of actual expenses, as reported in the annual statement, were covered.

Cost of Insurance and Credited Interest Rates: Actual historic cost of insurance and credited rates were used for each model cell.

Miscellaneous Gains: Gains (or losses) associated with Waiver of Premium riders were calculated in aggregate and spread among all Vista policies in force. (Vista is the only product with a significant incidence of this rider.) Gains (or losses) associated with risk reinsurance programs were calculated in aggregate and spread among all policies in force. Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

4.4.4    Experience Factors (Prospective Calculations)

Gross Premiums: Prospective gross premiums were developed assuming a continuation of the premium patterns used in the historic calculations. In essence, gross premiums for the prospective period start at the current level and reduce in future years based on the appropriate premium persistency assumptions.

Death Claims: Prospective mortality experience factors were based on the corresponding factors for Home Life Traditional business, adjusted to reflect the overall level of observed experience for Home Life UL.

Commissions: Commission rates in effect at the start of the prospective period were used. These rates were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on the experience of the Company for the period 1997 through 1999. An allowance for future inflation was included.

Cost of Insurance and Credited Interest Rates: Current cost of insurance rates were assumed to continue without change. Credited interest rates reflect the interest spreads the Company has been able to achieve recently. Interest spreads were assumed to grade from current levels to an ultimate (or target) level.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

Lapse Rates: Lapse rates were established based on the most recent cash flow testing analysis prepared by the Company.

Miscellaneous Gains: Projected gains (or losses) associated with Waiver of Premium riders were calculated in aggregate and spread among all Vista policies in force. Projected gains (or losses) associated with risk reinsurance programs were calculated in aggregate and spread among all policies in force. Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

4.5      HOME LIFE - WHOLESALE TERM

4.5.1    Description of Business

This block consists of term insurance policies sold between 1966 and 1982. Since 1993, this block has been 100% reinsured to a third party under an indemnity reinsurance agreement.

4.5.2    Data and Methodology

Historic contributions to surplus were calculated for the period from policy issue through July 1, 1993. Contributions to surplus were zero for the remainder of the historic period and the prospective period because of the reinsurance agreement noted above. Historic ACs were calculated by accumulating the cumulative contribution to surplus as of July 1, 1993 to December 31, 1999. Prospective ACs were set to zero.

Historic income statements were available for this block for the period 1985 through 1993. The statements were used to develop the average pre-tax gain from operations over this period, expressed as a percentage of the average face amount in force.
For each issue year, an historic AC factor was determined using the pre-tax gain factor described above, the tax rates applicable in each year and assumed investment return rates on surplus.

For each policy, the AC was calculated by applying the appropriate issue year-specific historic AC factor to the policy face amount.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization

4.6      CLIC - UNIVERSAL LIFE

4.6.1    Description of Business

The CLIC Universal Life block consists of policies acquired by Phoenix Home Life from Confederation Life on December 31, 1997. At the time of acquisition, the policies that had been dividend-paying were restructured as Interest Sensitive Whole Life ("ISWL") policies. Other policies such as Excess Interest Whole Life ("EIWL") policies and flexible premium Universal Life ("UL") policies stayed in their original form.

4.6.2    Methodology

ACs were calculated for model cells defined by combinations of representative plans, issue ages, issue years, premium-paying status and other characteristics. Minor plans were mapped into major plans with similar characteristics. Separate model cells were developed for paid-up addition balances that remain from the original, traditional policies. The flexible premium UL policies are not eligible to receive a VES, hence ACs were not calculated for these plans.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index for this business was face amount. Each eligible policy's AC was then determined from its actual in-force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

4.6.3    Experience Factors (Historic Calculations)

Gross Premiums: The VES-eligible CLIC UL business is fixed premium with a current experience paid-up option. For paid-up policies, it was assumed that the policies were already paid-up at the time of Phoenix Home Life's acquisition of the CLIC business (December 31, 1997). Therefore, premium payments for paid-up policies were not reflected in the historic AC calculations.

For premium-paying policies, premiums paid in 1998 and 1999 were assumed to equal the current in-force premium amounts.

                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


Death Claims: Mortality experience factors equal to those used for CLIC Traditional business were used in the AC calculations. Each model cell used the appropriate duration and attained age mortality rate from the particular calendar year to calculate a cost of insurance on the net amount at risk.

Commissions: Historic commission scales were used. It was assumed that the commissions were vested; therefore, an adjustment for agent termination experience was not required.

Expenses: The same unit expense factors as were used for Phoenix Traditional business were used in the historic AC calculations for CLIC UL.

Cost of Insurance and Credited Interest Rates: Actual historic cost of insurance and credited rates were used for each model cell.

Reinsurance: Gains (or losses) associated with reinsurance agreements that affect this business were reflected in the AC calculations.

Miscellaneous Gains: Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

4.6.4    Experience Factors (Prospective Calculations)
Gross Premiums: No future premiums were assumed for paid-up policies. For premium-paying policies, premiums were assumed to continue at the current levels.

Death Claims: Mortality experience factors equal to those used for CLIC Traditional were used in the AC calculations.

Commissions: Commission rates in effect at the start of the prospective period were used. It was assumed that the commissions were vested; therefore, an adjustment for agent termination experience was not required.

Expenses: The same unit expense factors as were used for Phoenix Traditional business were used in the historic AC calculations for CLIC UL.


                                 Page 30 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


Cost of Insurance and Credited Interest Rates: Current cost of insurance rates were assumed to continue without change. Credited interest rates reflect the interest spreads the Company has been able to achieve recently. Interest spreads were assumed to grade from current levels to an ultimate (or target) level.

Lapse Rates: Lapse rates were established based on recent experience for this business and the Company's expectations regarding future lapse experience.

Reinsurance: Projected gains (or losses) associated with reinsurance agreements that affect this business were reflected in the AC calculations.

Miscellaneous Gains: Other sources of gain (or loss) were considered to be immaterial and were excluded from the AC calculations.

4.7      CLIC -- RETIREMENT INCOME

4.7.1    Description of Business
The CLIC Retirement Income block consists of policies acquired by Phoenix Home Life from Confederation Life on December 31, 1997. Dividends have been credited to these contracts as excess interest. The current dividend scale for these policies will not be reduced unless prior approval by the New York State Insurance Department is received.

4.7.2    Methodology
The purchase price allocated to this block was combined with the after-tax operating gains for 1998 and 1999 to determine the aggregate historical contribution to surplus. The result is a significant loss. For a number of reasons, there is no realistic prospect that this loss will be recouped in the future; (1) the remaining in force periods of these policies are relatively short, which limits the period over which any future profits could be generated;
(2) the current dividend scale, which is assumed to continue into the future, does not generate a significant profit margin for the Company; and (3) higher than expected surrenders occurred in 1999 leaving fewer than expected policies to generate future profits. Given this, ACs were not calculated for this business.


                                 Page 31 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


5.       INDIVIDUAL ANNUITIES

5.1      PHOENIX -- INDIVIDUAL DEFERRED ANNUITIES

5.1.1    Description of Business
The Phoenix individual deferred annuity business consists of single, fixed and flexible premium annuities sold by Phoenix Mutual and Phoenix Home Life since the late 1940s. The earliest versions of these products paid annual dividends. Later products were designed to emphasize crediting of interest in excess of contractual guarantees and have not received dividends. The products addressed by this section (Section 5.1) do not include variable annuities. Variable annuity contracts are addressed in Section 5.5. This block also includes a small number of single premium deferred annuity contracts sold under an arrangement between Phoenix Home Life and American Guardian, whereby 80% of the business was reinsured to American Guardian. These contracts were sold from 1995 to 1999.

5.1.2    Methodology
ACs were calculated for model cells defined by combinations of representative plans and issue years. Minor plans were mapped into major plans with similar characteristics. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index for this business was either the statutory policy reserve or the account value depending on the plan. Each eligible contract's AC was then determined from its actual in-force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue years.


                                 Page 32 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


5.1.3    Experience Factors (Historic Calculations)
Account Values/Deposits: For flexible and single premium annuities, actual Statement Date account values or statutory reserves were used to estimate historic account values and deposits for each model cell using experience assumptions derived from actual data, including interest crediting rates, contract charges, premium persistency and partial surrenders.

Reserves/Premiums/Dividends: For fixed premium annuities, historical unit values (premiums, reserves and dividends) were used for each model cell.

Interest Spreads: For flexible and single premium annuities, historic interest spreads in any calendar year reflect the difference between the applicable historic investment return rate for each model cell (as described in Section 2.2) and the corresponding interest crediting rate.

Commissions: Historic commission scales were used. These scales were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on historic expense studies and the amount of expenses covered by those assumptions was determined. The unit factors were adjusted by a constant scaling factor for each calendar year so that, when the adjusted unit expenses were multiplied by the appropriate base, 100% of actual expenses, as reported in the annual statement, were covered.

5.1.4    Experience Factors (Prospective Calculations)
Account Values/Deposits: For flexible and single premium annuities, projected account values reflect the investment return assumptions described in Section
2.2. Where appropriate, future deposits and partial surrenders were reflected in the calculations.

Dividends: For fixed premium annuities, a continuation of the current dividend scale was assumed.

Interest Spreads: For flexible and single premium annuities, interest spreads reflect the rates the Company has been able to achieve recently. Interest spreads were assumed to grade from current levels to an ultimate (or target) level.


                                 Page 33 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


Commissions: Commission rates in effect at the start of the prospective period were used. These rates were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on the experience of the Company for the period 1997 through 1999. An allowance for future inflation was included.

Lapse Rates: Lapse rates were based on actual recent experience for this business.

5.2      PHOENIX -- INDIVIDUAL PAYOUT ANNUITIES

5.2.1    Description of Business
This block consists of life contingent payout annuities issued by Phoenix Mutual and Phoenix Home Life.

5.2.2    Methodology
ACs were calculated for model cells defined by combinations of benefit types, issue years and issue ages. Historic and prospective projections of statutory contributions to surplus were developed using a statutory gains approach and employing the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index used for this block was statutory policy reserve. Each eligible policy's AC was then determined from its actual in force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

5.2.3    Experience Factors (Historic Calculations)
The statutory gains approach involved determining statutory gain factors for each calendar year by expressing the actual statutory gain in each year as a percentage of the corresponding in-force reserve balance.

For each model cell, surplus contributions were calculated by applying the appropriate gain factor to the model cell's average reserve balance for the calendar year.


                                 Page 34 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


5.2.4    Experience Factors (Prospective Calculations)
For each model cell, the surplus contribution in a given calendar year was calculated by applying a gain factor to the model cell's projected average reserve balance for the calendar year. The gain factors used for this purpose equal the average of the factors for the period 1997 through 1999.

5.3      HOME LIFE -- INDIVIDUAL DEFERRED ANNUITIES

5.3.1    Description of Business
The Home Life individual deferred annuity business consists of single, fixed and flexible premium annuities sold by Home Life, mainly between 1982 and 1992. A small number of contracts were sold prior to 1982. These earlier products paid annual dividends. Later products were designed to emphasize crediting of interest in excess of contractual guarantees and have not received dividends. The products addressed by this section (Section 5.3) do not contain separate account provisions. Contracts that contain separate account provisions are addressed in Section 5.5

Some of the contracts described in this section were issued on a group basis with group certificates, rather than individual contracts, issued to the purchasers or other owners. Since the product features for these group versions are virtually identical to the product features for their individual counterparts, these products are discussed in this section. References in this section to "individual" deferred annuity contracts are intended to include the group certificates.

5.3.2    Methodology
With the exception of the small number of dividend-paying contracts, ACs were calculated for model cells defined by combinations of representative plans and issue years. Minor plans were mapped into major plans with similar characteristics.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index for this business was either the statutory policy reserve or the account value depending on the plan. Each eligible contract's AC was then determined from its actual in-force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue years.


                                 Page 35 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


The dividend-paying contracts issued by Home Life are very similar to the dividend-paying individual annuity contracts issued by Phoenix Mutual. AC factors for the Home Life dividend-paying contracts were based on the factors developed for the Phoenix Mutual dividend-paying contracts.

5.3.3    Experience Factors (Historic Calculations)
Account Values/Deposits: Actual Statement Date account values or statutory reserves were used to estimate historic account values and deposits for each model cell using experience assumptions derived from actual data, including interest crediting rates, contract charges, premium persistency and partial surrenders.

Interest Spreads: Historic interest spreads in any calendar year reflect the difference between the applicable historic investment return rate for each model cell (as described in Section 2.2) and the corresponding interest crediting rate.

Commissions: Historic commission scales were used. These scales were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on historic expense studies and the amount of expenses covered by those assumptions was determined. The unit factors were adjusted by a constant scaling factor for each calendar year so that, when the adjusted unit expenses were multiplied by the appropriate base, 100% of actual expenses, as reported in the annual statement, were covered.

5.3.4    Experience Factors (Prospective Calculations)
Account Values/Deposits: Projected account values reflect the investment return assumptions described in Section 2.2. Where appropriate, future deposits and partial surrenders were reflected in the calculations.

Interest Spreads: Interest spreads reflect the rates the Company has been able to achieve recently. Interest spreads were assumed to grade from current levels to an ultimate (or target) level.

Commissions: Commission rates in effect at the start of the prospective period were used. These rates were adjusted to reflect agent termination experience.

Expenses: Unit expense factors were based on the experience of the Company for the period 1997 through 1999. An allowance for future inflation was included.


                                 Page 36 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


Lapse Rates: Lapse rates were based on actual recent experience for this business.

5.4      HOME LIFE -- INDIVIDUAL PAYOUT ANNUITIES

5.4.1    Description of Business
This block consists of life contingent payout annuities issued by Home Life.

5.4.2    Methodology
ACs were calculated for model cells defined by combinations of benefit types, issue years and issue ages. Historic and prospective projections of statutory contributions to surplus were developed using a statutory gains approach and employing the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index used for this block was statutory policy reserve. Each eligible policy's AC was then determined from its actual in force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

5.4.3    Experience Factors (Historic Calculations)
The statutory gains approach involved determining statutory gain factors for each calendar year by expressing the actual statutory gain in each year as a percentage of the corresponding in-force reserve balance.

For each model cell, surplus contributions were calculated by applying the appropriate gain factor to the model cell's average reserve balance for the calendar year.

5.4.4    Experience Factors (Prospective Calculations)
For each model cell, the surplus contribution in a given calendar year was calculated by applying a gain factor to the model cell's projected average reserve balance for the calendar year. The gain factors used for this purpose equal the average of the factors for the period 1997 through 1999.


                                 Page 37 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


5.5      VARIABLE ANNUITIES

5.5.1    Description of Business
This block consists of individual, flexible premium variable annuity contracts issued predominantly by Phoenix Mutual Life and Phoenix Home Life. The block also includes a relatively small number of contracts issued by Home Life. The products include both fixed and separate account funds.

5.5.2    Methodology
ACs were calculated for model cells defined by combinations of representative plans, issue years and issue ages. Minor plans were mapped into major plans with similar characteristics. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index used for this business was account value. Each eligible contract's AC was then determined from its actual in-force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue years.

5.5.3    Experience Factors (Historic Calculations)
Account Values/Deposits: Actual Statement Date account values were used to estimate historic account values and deposits for each model cell using experience assumptions derived from actual data, including interest crediting rates, separate account returns, contract charges, premium persistency and partial surrenders.

Interest Spreads: Historic interest spreads in any calendar year reflect the difference between the applicable historic investment return rate for each model cell (as described in Section 2.2) and the corresponding interest crediting rate.

Contract Charges and Separate Account Returns: Actual historic contract charges and separate account returns were used for each model cell. The rates used reflect the average returns of the various separate account funds.


                                 Page 38 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


Commissions: Historic commission scales were used.

Expenses: Unit expense factors were based on historic expense studies and the amount of expenses covered by those assumptions was determined. The unit factors were adjusted by a constant scaling factor for each calendar year so that, when the adjusted unit expenses were multiplied by the appropriate base, 100% of actual expenses, as reported in the annual statement, were covered.

Reinsurance: Costs associated with the reinsurance of guaranteed minimum death benefit risks were reflected in the calculations.

5.5.4    Experience Factors (Prospective Calculations)
Account Values/Deposits: For fixed account funds, projected account values reflect the investment return assumptions described in Section 2.2. Where appropriate, future deposits and partial surrenders were reflected in the calculations.

Contract Charges and Separate Account Returns: Current contract charges were assumed to continue without change. Separate account return rates were based on the assumptions used by the Company in its most recent cash flow testing work. Where appropriate, future deposits and partial surrenders were reflected in the calculations.

Interest Spreads: Interest spreads reflect the rates the Company has been able to achieve recently. Interest spreads were assumed to grade from current levels to an ultimate (or target) level.

Commissions: Commission rates in effect at the start of the prospective period were used.

Expenses: Unit expense factors were based on the experience of the Company for the period 1997 through 1999. An allowance for future inflation was included.

Reinsurance: Projected costs associated with the reinsurance of guaranteed minimum death benefit risks were reflected in the calculations.

Lapse Rates: Lapse rates were based on GAAP assumptions, modified to reflect recent experience for this business.


                                 Page 39 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


6.       SUPPLEMENTARY CONTRACTS

6.1      PHOENIX -- SUPPLEMENTARY CONTRACTS

6.1.1    Description of Business
This block consists of various supplementary contracts issued by Phoenix Mutual Life or Phoenix Home Life, both with and without life contingencies. These contracts may have originated in various LOBs within the Company. This block also includes Preferred Client Accounts ("PCA") where Phoenix Home Life has provided beneficiaries with an interest earning account for which the beneficiaries can write checks for policy proceeds.

6.1.2    Methodology
ACs were calculated for model cells defined by combinations of contract types, benefit types, issue years and issue ages. Historic and prospective projections of statutory contributions to surplus were developed using a statutory gains approach and employing the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index used for this block was statutory policy reserve. Each eligible policy's AC was then determined from its actual in force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

For most supplementary contracts, historic ACs were based on contributions to surplus over the period beginning on the issue date of the supplementary contract and ending on the Statement Date. In some cases, the Company considers the supplementary contract to be a continuation of the original contract, rather than a separate contract. In such cases, an adjustment was made to the historic AC to reflect estimated contributions to surplus over the period beginning on the issue date of the original contract and ending on the date that the policy was deemed to have become a supplementary contract.


                                 Page 40 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


6.1.3    Experience Factors (Historic Calculations)
The statutory gains approach involved determining statutory gain factors for each calendar year by expressing the actual statutory gain in each year as a percentage of the corresponding in-force reserve balance. Separate sets of factors were developed for supplementary contracts with life contingencies, supplementary contracts without life contingencies and PCAs.

For each model cell, surplus contributions were calculated by applying the appropriate gain factor to the model cell's average reserve balance for the calendar year.

6.1.4    Experience Factors (Prospective Calculations)
For each model cell, the surplus contribution in a given calendar year was calculated by applying a gain factor to the model cell's projected average reserve balance for the calendar year. The gain factors used for this purpose equal the average of the factors for the period 1997 through 1999.

6.2      HOME LIFE -- SUPPLEMENTARY CONTRACTS

6.2.1    Description of Business
This block consists of various supplementary contracts issued by Home Life, both with and without life contingencies. These contracts may have originated in various LOBs within the Company.

6.2.2    Methodology
ACs were calculated for model cells defined by combinations of contract types, benefit types, issue years and issue ages. Historic and prospective projections of statutory contributions to surplus were developed using a statutory gains approach and employing the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index used for this block was statutory policy reserve. Each eligible policy's AC was then determined from its actual in force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.


                                 Page 41 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


For most supplementary contracts, historic ACs were based on contributions to surplus over the period beginning on the issue date of the supplementary contract and ending on the Statement Date. In some cases, the Company considers the supplementary contract to be a continuation of the original contract, rather than a separate contract. In such cases, an adjustment was made to the historic AC to reflect estimated contributions to surplus over the period beginning on the issue date of the original contract and ending on the date that the policy was deemed to have become a supplementary contract.

6.2.3    Experience Factors (Historic Calculations)
The statutory gains approach involved determining statutory gain factors for each calendar year by expressing the actual statutory gain in each year as a percentage of the corresponding in-force reserve balance. Separate sets of factors were developed for supplementary contracts with life contingencies and supplementary contracts without life contingencies.

For each model cell, surplus contributions were calculated by applying the appropriate gain factor to the model cell's average reserve balance for the calendar year.

6.2.4    Experience Factors (Prospective Calculations)
For each model cell, the surplus contribution in a given calendar year was calculated by applying a gain factor to the model cell's projected average reserve balance for the calendar year. The gain factors used for this purpose equal the average of the factors for the period 1997 through 1999.


                                 Page 42 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


7.       GROUP ANNUITIES AND RELATED PLANS

7.1      GROUP PAYOUT ANNUITIES

7.1.1    Description of Business
This block consists of payout annuities issued under group contracts written by Phoenix Mutual Life, Home Life, and Phoenix Home Life.

7.1.2    Methodology
ACs were calculated for model cells defined by combinations of benefit types, issue years and issue ages. Historic and prospective projections of statutory contributions to surplus were developed using a statutory gains approach and employing the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index used for this block was statutory policy reserve. Each eligible policy's AC was then determined from its actual in force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue year/issue age combinations.

7.1.3    Experience Factors (Historic Calculations)
The statutory gains approach involved determining statutory gain factors for each calendar year by expressing the actual statutory gain in each year as a percentage of the corresponding in-force reserve balance.

The gain factors described above were restated to remove the impact of reserve strain. Separate reserve strain factors were developed using the reserve amounts issued in each year.

For each model cell, surplus contributions were calculated by applying the appropriate gain factor (excluding reserve strain) to the model cell's average reserve balance for the calendar year. In addition, in the year of issue, the surplus contribution was adjusted by applying the appropriate reserve strain factor to the model cell's reserve at issue.


                                 Page 43 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


7.1.4    Experience Factors (Prospective Calculations)
For each model cell, the surplus contribution in a given calendar year was calculated by applying a gain factor (excluding reserve strain) to the model cell's projected average reserve balance for the calendar year. The gain factors used for this purpose equal the average of the factors for the period 1997 through 1999.

7.2      GROUP ACCUMULATION CONTRACTS

7.2.1    Description of Business
This block consists of deposit administration contracts issued by Phoenix Mutual Life, Home Life and Phoenix Home Life. Withdrawals from these contracts are available to either fund current payments to participants or to purchase supplementary life annuity contracts.

7.2.2    Data and Methodology
Historic and prospective ACs were calculated on a seriatim basis using the methodology outlined below.

Historic Contribution: For each calendar year, an average credited interest rate was determined by dividing total credited interest (for all contracts then in force) by the average account balance for the year. Similarly, an average earned interest rate was determined for each calendar year. An interest spread for each calendar year was calculated as the difference between the average earned interest rate and the average credited interest rate.

An expense rate for each calendar year was calculated using a similar approach.

For each contract, an interest margin for each calendar year was determined by applying the appropriate interest spread factor to the contract's estimated average account balance. An expense margin was determined as the difference between any contract charges and the expense allowance obtained by applying the appropriate expense rate to the contract's estimated average account balance.

The annual contribution to surplus was calculated as: interest margin, plus expense margin, minus allocated federal income taxes.

Historic ACs were calculated by accumulating annual contributions to surplus to the Statement Date.


                                 Page 44 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


Prospective Contribution: In the prospective AC calculations, an interest spread and a crediting rate based on the average over the period 1997 through 1999 were assumed. Unit expense margins equal to the average margins during the period 1997 through 1999 were assumed. An annual persistency rate based on data for 1997 through 1999 was assumed.

Given these assumptions, prospective annual contributions to surplus were determined using the same approach as was used for the historic period.

Prospective ACs were calculated by discounting projected annual contributions to surplus to the Statement Date.

7.3      GROUP VARIABLE ANNUITIES

7.3.1    Description of Business
This block consists of a single group variable annuity product, Group Strategic Edge, issued by Phoenix Home Life. Under some contracts, funds are allocated to individual participants. Under the remaining contracts, no such allocation occurs.

7.3.2    Methodology
ACs were calculated for model cells defined by combinations of representative plans, issue years and issue ages. Minor plans were mapped into major plans with similar characteristics. Historic and prospective projections of statutory contributions to surplus were developed using the assumptions outlined below. Historic surplus contributions were accumulated with interest to the Statement Date and prospective surplus contributions were discounted to the same date.

The sum of each model cell's historic and prospective AC as of the Statement Date was divided by the model cell's Policy Index as of the Statement Date to calculate that cell's AC factor. The Policy Index used for this business was account value. Each eligible contract's AC was then determined from its actual in-force amount as of the Statement Date and the AC factor for the appropriate model cell. These factors were interpolated and extrapolated (subject to limits where appropriate, after which the same factor was used without further extrapolation) to establish factors for all existing issue years. For contracts where funds are allocated to individual participants, this calculation was performed at the participant level and the results summed to determine the contract's AC.


                                 Page 45 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


7.3.3    Experience Factors (Historic Calculations)
Account Values/Deposits: Actual Statement Date account values were used to estimate historic account values and deposits for each model cell using experience assumptions derived from actual data, including interest crediting rates, separate account returns, contract charges, premium persistency and partial surrenders.

Interest Spreads: Historic interest spreads in any calendar year reflect the difference between the applicable historic investment return rate for each model cell (as described in Section 2.2) and the corresponding interest crediting rate.

Separate Account Contract and Charges and Returns: Actual historic contract charges and separate account returns were used for each model cell. The rates used reflect the average returns of the various separate account funds.

Commissions: Historic commission scales were used.

Expenses: Unit expense factors were based on the expense factors developed for individual variable annuities, adjusted to reflect the different characteristics of the products.

Reinsurance: Costs associated with the reinsurance of guaranteed minimum death benefit risks were reflected in the calculations.

7.3.4    Experience Factors (Prospective Calculations)
Account Values/Deposits: For fixed account funds, projected account values reflect the investment return assumptions described in Section 2.2. Where appropriate, future deposits and partial surrenders were reflected in the calculations.

Separate Account Contract Charges and Returns: Current contract charges were assumed to continue without change. Separate account return rates were based on the assumptions used by the Company in its most recent cash flow testing work. Where appropriate, future deposits and partial surrenders were reflected in the calculations.

Interest Spreads: Interest spreads reflect the rates the Company has been able to achieve recently. Interest spreads were assumed to grade from current levels to an ultimate (or target) level.


                                 Page 46 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


Commissions: Commission rates in effect at the start of the prospective period were used.

Expenses: Unit expense factors were based on the experience of the Company for the period 1997 through 1999. An allowance for future inflation was included.

Reinsurance: Projected costs associated with the reinsurance of guaranteed minimum death benefit risks were reflected in the calculations.

Lapse Rates: Lapse rates were based on pricing assumptions, modified to reflect recent experience for this business.

7.4      GUARANTEED INTEREST CONTRACTS

7.4.1    Description of Business
This business consists of one remaining guaranteed interest contract ("GIC") issued by Phoenix Mutual. This contract has a contractual payment pattern (both return of principal and guaranteed interest).

7.4.2    Data and Methodology
Historic and prospective ACs were calculated using the methodology outlined below.

Historic Contribution: For each calendar year, an average credited interest rate was determined by dividing total credited interest (for all contracts then in force) by the average account balance for the year. Similarly, an average earned interest rate was determined for each calendar year. An interest spread for each calendar year was calculated as the difference between the average earned interest rate and the average credited interest rate.

An expense rate for each calendar year was calculated using a similar approach.

An interest margin for each calendar year was determined by applying the appropriate interest spread factor to the contract's average account balance. An expense margin was determined as the difference between any contract charges and the expense allowance obtained by applying the appropriate expense rate to the contract's average account balance.


                                 Page 47 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


The annual contribution to surplus was calculated as: interest margin, plus expense margin, minus allocated federal income taxes.

The historic AC was calculated by accumulating annual contributions to surplus to the Statement Date.

Prospective Contribution: In the prospective AC calculations, an interest spread based on the average over the period 1997 through 1999 was assumed. Unit expense margins equal to the average margins during the period 1997 through 1999 were assumed.

Given these assumptions, prospective annual contributions to surplus were determined using the same approach as was used for the historic period.

The prospective AC was calculated by discounting projected annual contributions to surplus to the Statement Date.

7.5      POOLED SEPARATE ACCOUNTS

7.5.1    Description of Business
This business consists of 39 group annuity contracts issued by Phoenix Mutual Life / Phoenix Home Life from 1981 on in connection with a pooled separate account. This Real Estate Separate Account ("RESA") invests primarily in real estate along with short-term securities and cash.

The pre-tax profit (or loss) to Phoenix Home Life in any year equals the excess of management fees paid by the group annuity contractholders over expenses incurred by Phoenix Home Life on these contracts.

7.5.2    Data and Methodology
Historic ACs were calculated on a seriatim basis as follows. The annual contribution to surplus was calculated as the pre-tax profit (as defined above) minus federal income taxes. Historic ACs were calculated by accumulating annual contributions to surplus to the Statement Date.


                                 Page 48 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


Both the investment management and administration of these contracts were transferred to Henderson Investors with effect from April 1, 1999. All management fees and expenses incurred after this date accrue to Henderson Investors rather than Phoenix Home Life. No prospective ACs were calculated because these contracts will not contribute to Phoenix Home Life's surplus in the future.

The historic AC as of the Statement Date became the AC for each group annuity contract in the Pooled Separate Account.


                                 Page 49 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


8.       GROUP LIFE AND HEALTH

8.1      PHOENIX -- GROUP LIFE AND HEALTH

8.1.1 Description of Business
Phoenix Home Life's group life and health business consists of two distinct blocks of policies:

- Policies issued to Multiple Employer Trusts ("METs"), with the individual contracts issued to small employers.
-    Policies issued directly to employers ("Regular groups").

A large majority of the business consists of MET policies. Regular group business was issued in those circumstances where the benefit structure for the proposed policy or the industrial classification of the specific employer did not meet the standards for an existing MET.

In general, Phoenix Home Life emphasized the small group marketplace, insuring employers with generally fewer than 300 lives, with the vast majority of policies 50 lives and under. Although there were (and are) a handful of dividend-paying policies, most policies were pooled for experience rating purposes or had a limited reflection of the policy's own prior claims experience in determining prospective rating.

Beginning in 1991, Phoenix Home Life reinsured, on an indemnity basis, its existing group life and health business to a wholly-owned subsidiary, Phoenix American Life ("PAL"), as well as any new group life and health policies written by Phoenix Home Life. Although many of the subsequent new policies were written directly by PAL, rating and renewal management were combined for Phoenix Home Life and PAL blocks. In particular, the development of historic and prospective experience factors used in the AC calculations described below used aggregated Phoenix Home Life and PAL financial results.

Effective April 1, 2000, Phoenix Home Life sold its group life and health business to GE Financial Assurance Holdings, Inc.

The group policies provide some (or all) of the following coverages: life insurance, accidental death and dismemberment ("AD&D"), fully insured medical, stop loss medical, short-term disability ("STD"), long-term disability ("LTD"), and dental.


                                 Page 50 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


In addition there are approximately 100 in-force PHL individual policies issued for medical conversions. Separate internal reports show substantial losses for this class of policies, therefore no ACs have been calculated for the conversion policies.

8.1.2    Data and Methodology
Historic and prospective ACs were calculated using the methodology outlined below.

Historic Contribution: Phoenix American Life records provided billed premium by group and coverage for 1995 to 1999. For groups effective prior to 1995, historic premium was estimated from 1995 back to the group's effective date, by extrapolating the annualized 1995 premium discounted by an annual premium trend factor. These trend factors varied by year and by coverage.

Profitability information was available as follows:

- For each calendar year 1984 through 1999, (pre-tax) operating gains, by coverage, before interest on surplus and capital gains, were determined from internal records. For each coverage and each year, profitability factors were developed as a percentage of total coverage premium.

- For calendar year 1966 through 1983, coverage-specific detail was not available, so information was developed from the NAIC Annual Statement for all of the (accident and) health coverages combined and for group life. This information was used to determine (pre-tax) operating gains, before interest on surplus and capital gains. For each year, and separately for group life and group health, profitability factors were developed as a percentage of premium.

- For 1965 and earlier, the life and health factors were those calculated from the total results for years 1966 - 1983.

These profitability factors were multiplied, for each calendar year, by the corresponding coverage premium for each policy. The results represent calendar year estimated pre-tax book profits for each policy and coverage. These pre-tax book profits were tax-effected to produce the annual contribution to surplus for each coverage for each year.

For the three dividend-eligible policies, the policy-specific annual risk charges constitute the pre-tax contribution to surplus.


                                 Page 51 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


The contribution to surplus for a policy in a given calendar year is the sum over all coverages of the after-tax book profits in that calendar year.

The historic AC for each policy was calculated by accumulating calendar year contributions to surplus to the Statement Date.

Prospective Contribution: Prospective contributions to surplus were calculated only through 2019 (20 calendar years). Group profits occurring subsequently were considered speculative.

The prospective contribution to surplus has two components 1) profits related to future premiums, and 2) profits related to the release of reserve redundancy at the Statement Date.

Projected contributions to surplus related to future premiums were developed at the group and coverage level as a product of:

(a) the projected premium for each coverage
(b) the coverage pre-tax book profit factor
(c) (1 - projected federal income tax factor).

Group premiums for each coverage are projected using trend factors, which vary by coverage. The coverage pre-tax book profit factors are the average for 1995-1999. The factors for insured medical and stop-loss grade from the average factor to 3% in 2004. The factors for all other products remain constant.

For the three dividend-eligible policies, the estimated annual risk charge as a percentage of premium was used as the profitability factor.

The prospective contribution to surplus includes a provision for the estimated reserve redundancy as of the Statement Date. The total reserve redundancy was prorated by claim reserves to determine the amount due to active PHL policies (versus PAL policies and cancelled PHL policies). This portion of the reserve redundancy was allocated among in-force PHL policies based on each policy's estimated cumulative historic premium. This was done separately for life, LTD, and all other coverages combined.


                                 Page 52 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


The prospective AC for each policy was calculated by discounting projected contributions to surplus to the Statement Date and adding the allocated portion of the reserve redundancy.

8.2      ASSOCIATION LIFE AND ACCIDENT

8.2.1    Description of Business
The Phoenix Association Life and Accident business was sold through sponsoring associations. The association was the policyholder; the insured members were certificateholders. If the association cancelled, its insureds remained in force on a direct-billed basis. There are currently 1100 individual insureds and seven group policyholders, including one dividend-eligible policyholder. There are three lines of business: Association Life (group term life), Extra Protector (level-premium decreasing term life), and Direct Response (return of premium group life and AD&D).

8.2.2    Data and Methodology
The Phoenix Extra Protector business has experienced significant historic losses. There is no realistic prospect that cumulative historic losses will be recouped in the future. Given this, AC were not calculated for this business. Historic and prospective ACs for the remaining Association business were calculated using the methodology outlined below.

Historic Contribution: Profit factors as a percentage of premiums were developed for each of the two lines of business separately. Pre-tax profits for each available year were divided by the premiums for that year. The pre-tax profits were adjusted by removing the operating statement's allocated net investment income and replacing it with estimated net investment income on reserves and assumed cash flow. In addition, for Direct Response, the impact of "start-up expenses that occurred in 1988 and 1989 was spread among all policies in this line of business. For years prior to 1979, the pre-tax profit factor was assumed to be the average of those for 1979-1983.

Issue dates and annualized calendar year 2000 premiums for in force Association policyholders (including the individually billed insureds) were available from administrative records. Historic Association Life premiums were estimated using a trend factor. Extra Protector and Direct Response are level premium policies, so historic annual premiums were assumed to equal the year 2000 premium.

Applying the appropriate pre-tax profit factor to the premiums produces each year's book profits. The book profits were tax-effected using the PHL historical marginal federal income tax rates to produce the annual contribution to surplus.


                                 Page 53 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


The historic AC was calculated by accumulating annual contributions to surplus to the Statement Date.

Prospective Contribution: Prospective contributions were calculated for the expected life of the policies, subject to the same 20-year maximum as Group Life and Health policies.

In the prospective AC calculations, the average pre-tax profit factor for years 1995-1999 was assumed to apply. For Association Life, premiums were projected assuming the same trend factor as was used in the historic calculations, adjusted for persistency and mortality (for individually billed insureds). The level-premium policies are adjusted for persistency and mortality only (for individually billed insureds).

Given these assumptions, prospective annual contributions to surplus were determined using the same approach as was used for the historic period.

The prospective AC was calculated by discounting projected annual contributions to surplus to the Statement Date.


                                 Page 54 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit D to the Plan of Reorganization


9.       INDIVIDUAL ACCIDENT AND HEALTH

9.1      PHOENIX -- INDIVIDUAL ACCIDENT AND HEALTH

The Phoenix individual accident and health business consists of a small number of disability income and major medical policies. Historically, losses on this business have been significant. There is no realistic prospect that cumulative historic losses will be recouped in the future. Given this, ACs were not calculated for this business.

9.2      HOME LIFE -- INDIVIDUAL ACCIDENT AND HEALTH

9.2.1    Description of Business
The Home Life individual accident and health business consists of policies issued during the 1980s under an arrangement with Union Central Life ("Union Central"). The policies were written on Home Life paper, but based on the structure of Union Central's products. Every policy is 100% coinsured to Union Central on an indemnity reinsurance basis and Union Central administers the business.

The pre-tax profit (or loss) to Phoenix Home Life in any year equals the excess of reinsurance allowances paid by Union Central over commissions and expenses incurred by Phoenix Home Life.

9.2.2    Data and Methodology
Historical income statements were used to determine after-tax operating gains for each calendar year. These amounts were expressed as a percentage of in-force premium. An average factor for the first ten years of the arrangement was used in order to smooth the impact of large losses in the early years of the arrangement.

The factors described above were used to determine accumulated contributions to surplus per unit of in-force premium, for each issue year. These amounts are the historic AC factors.

Prospective AC factors were determined assuming that the ratio of future operating gains to premiums equals the average of the ratio for 1997 through 1999. Appropriate persistency assumptions were utilized in the prospective calculations.

Each eligible policy's AC was then determined from its in-force premium as of the Statement Date and the sum of the historic and prospective AC factors for the appropriate issue year.


                                 Page 55 of 55
                                               Actuarial Contribution Memorandum

                                         Exhibit E to the Plan of Reorganization



                              AMENDED AND RESTATED
                                     CHARTER

                         PHOENIX LIFE INSURANCE COMPANY

                                 CORPORATE NAME

         ARTICLE I. The name of the Corporation shall hereafter be "Phoenix Life Insurance Company". The Corporation shall be a continuation of the corporate existence of Phoenix Home Life Mutual Insurance Company, which, simultaneously with the adoption of these bylaws, converted from a mutual life insurance company to a stock insurance company pursuant to Section 7312 of the Insurance Law of the State of New York. All references herein to the Insurance Law of the State of New York shall, to the extent applicable, be deemed to include any regulations promulgated thereunder.

                                PRINCIPAL OFFICE

         ARTICLE II. The Corporation shall have a principal office in the County of Rensselaer in the State of New York.

                          MEETINGS OF THE SHAREHOLDERS

         ARTICLE III. The Annual Meeting of the shareholders of the Company for the transaction of such business as the Board of Directors shall from time to time prescribe, shall be held on the third Monday of April or within sixty (60) days thereafter, as the Board of Directors may determine, either within or without the State of New York, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting. If the Board of Directors determines that the Annual Meeting shall be held on a date other than the third Monday of April, it shall notify the Superintendent of Insurance of the State of New York of the date of the Annual Meeting at least 60 days prior to the meeting. Special meetings of shareholders may be called at any time at the direction of the Chairperson or, in the event of his or her absence or disability, the Vice Chairperson or, in the event of his or her absence or disability, the Chief Executive Officer and shall be called at any time in accordance with the vote of the Directors, or at the written request of any three (3) of them.


                                   Page 1 of 4
                                                  Phoenix Life Insurance Company
                                                    Amended and Restated Charter

                                         Exhibit E to the Plan of Reorganization


                           BUSINESS OF THE CORPORATION

         ARTICLE IV. The business of the Corporation and the kinds of insurance to be undertaken by it are:

         (1) "life insurance" meaning every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (a) of terminal illness defined as a life expectancy of twelve months or less, or (b) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or upon (c) certification by a licensed health care practitioner of any condition which requires continuous care for the remainder of the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of the Internal Revenue Code and regulations thereunder, provided the accelerated payments qualify under Section 101(g)(3) of the Internal Revenue Code and all other applicable sections of federal law in order to maintain favorable tax treatment or provide a special surrender value, upon total and permanent disability of the insured, and optional modes of settlement of proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of unemployment of the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section 4240 of the Insurance Law;

         (2) "annuities" meaning all agreements to make periodical payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depending upon the continuance of human life, except payments made under the authority of paragraph one hereof. Amounts paid to the insurer to provide annuities and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section 4240 of the Insurance Law; and

         (3) "accidental and health insurance" meaning (a) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (b) hereof; and (b) non-cancelable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.



                                  Page 2 of 4
                                                  Phoenix Life Insurance Company
                                                    Amended and Restated Charter

                                         Exhibit E to the Plan of Reorganization


as authorized by and under this Charter and Paragraphs 1, 2 and 3 of Section 1113(a) of the Insurance Law of the State of New York; and the Corporation is specifically empowered to accept and to cede reinsurance of any such risks or hazards. The Corporation may undertake such other reinsurance business as may be permitted to it by Section 1114 of said Insurance Law and such other kinds of business as permitted under Section 4205 of said Insurance Law. The Corporation shall also have the power and authority to provide general investment advisory and financial management services and to conduct and carry on any other kind or kinds of business permitted to be conducted by stock life insurance companies under the Insurance Law of the State of New York, and to invest in affiliated entities to the extent permitted by said Insurance Law, as well as the general rights, powers and privileges now or hereafter granted by the Insurance Law of the State of New York or any other law applicable to stock life insurance companies having power to do the kinds of business herein above referred to and any and all other rights, powers and privileges of the Corporation as the same may now or hereafter be declared by applicable law.

         The Corporation may exercise such powers outside New York to the extent permitted by the laws of the particular jurisdiction. Policies or other contracts may be issued stipulated to be participating or non-participating; and they may be with or without seal.

         ARTICLE V. The amount of capital of the Corporation shall be TEN MILLION DOLLARS ($10,000,000), consisting of 10,000 shares of common stock with a par value of ONE THOUSAND DOLLARS ($1,000) per share.

                               BOARD OF DIRECTORS

         ARTICLE VI. The care and direction of the affairs, business and property of the Corporation shall be vested in a Board of Directors consisting of not fewer than thirteen (13) nor more than thirty (30) Directors, as may be determined from time to time by the Board of Directors. In no case, shall a decrease in the number of Directors shorten the term of any incumbent Director.

         Each Director shall be at least eighteen (18) years of age and at all times the majority shall be citizens and residents of the United States. No fewer than three (3) Directors shall be residents of the State of New York.

         The Board of Directors will have the power to make from time to time such bylaws, rules and regulations for the transaction of business of the Corporation and the conduct of its affairs, not inconsistent with this Charter and the laws of the State of New York, as may be deemed expedient, and to amend or repeal such bylaws, rules and regulations.


                                  Page 3 of 4
                                                  Phoenix Life Insurance Company
                                                    Amended and Restated Charter

                                         Exhibit E to the Plan of Reorganization


                              ELECTION OF DIRECTORS

         ARTICLE VII. The Directors of the Corporation shall be elected by the shareholders as prescribed by law and the bylaws of the Corporation. The officers of the Corporation shall be elected or appointed by the Board of Directors.

         An annual election of Directors shall be held on such date and at such time each year as the Board of Directors may from time to time determine, which election shall be at the home office of the Corporation in the manner prescribed by law, and the Directors so elected shall hold office for one year and until their respective successors shall have been elected and qualified. The Directors shall be chosen and elected by the plurality of the whole number of shares voted.

         Vacancies on the Board of Directors, including vacancies resulting from any increase in the authorized number of Directors, shall be filled by the Board of Directors.

                               PERPETUAL DURATION

         ARTICLE VIII.  The duration of the Corporation shall be perpetual.



                             LIMITATION OF LIABILITY

         ARTICLE IX. No Director shall be personally liable to the Corporation or any of its shareholders or any of its policyholders for damages for any breach of duty as a Director, provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a Director if judgment or other final adjudication adverse to the Director establishes that the Director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that the Director's acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which the Director knew or reasonably should have known violated the Insurance Law of the State of New York, or (b) which violated a specific standard of care imposed on Directors directly, and not by reference, by a provision of the Insurance Law of the State of New York, or (c) which constituted a knowing violation of any other law; or (ii) the liability of a Director for any act or omission prior to the adoption of this Article IX.


                                  Page 4 of 4
                                                  Phoenix Life Insurance Company
                                                    Amended and Restated Charter

                                         Exhibit F to the Plan of Reorganization


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           THE PHOENIX COMPANIES, INC.


                                   ARTICLE I

                               NAME OF CORPORATION

         The name of the corporation is The Phoenix Companies, Inc. (the "Corporation").

                                   ARTICLE II

                                REGISTERED OFFICE

         The Corporation's registered office in the State of Delaware is at 1209
N. Orange Street, City of Wilmington, County of Newcastle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

                                     PURPOSE

         The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                      STOCK

         SECTION 1. AUTHORIZED STOCK. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 1,000,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 250,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The number of authorized shares of the Common Stock and the Preferred Stock or any other class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, and, irrespective of Section 242(b)(2) of the Delaware General Corporation Law, no

                                         Exhibit F to the Plan of Reorganization


vote of the holders of any of the Common Stock, the Preferred Stock or any other class of stock, voting separately as a class, shall be required therefor.

         SECTION 2. PREFERRED STOCK.


         (a) The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designation pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as a "Preferred Stock Certificate of Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations and restrictions thereof.

         (b) The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

                  (i) the designation of the series, which may be by distinguishing number, letter or title;

                  (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below number of shares thereof then outstanding);

                  (iii) whether dividends, if any, shall be cumulative or non-cumulative and the dividend rate of the series;

                  (iv) whether dividends, if any, shall be payable in cash, in kind or otherwise;

                  (v) the dates on which dividends, if any, shall be payable;

                  (vi) the redemption rights and price or prices, if any, for shares of the series;

                  (vii) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

                  (viii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                  (ix) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;


                                  Page 2 of 7
                                             Amended and Restated Certificate of
                                    Incorporation of The Phoenix Companies, Inc.

                                         Exhibit F to the Plan of Reorganization

                  (x) restrictions on the issuance of shares of the same series or of any other class or series; and

                  (xi) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series and one or more other series or classes of stock of the Corporation) and that all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter.

         (c) The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

         (d) Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution of the Board of Directors of the Corporation and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware or any corresponding provision hereafter enacted, with such outstanding shares of Common Stock and other stock considered for this purpose a single class.

         (e) Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment of this Certificate of Incorporation or to a Preferred Stock Certificate of Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended.

         SECTION 3. VOTING IN ELECTION OF DIRECTORS. Except as may be required by law or as provided in this Certificate of Incorporation or in a Preferred Stock Certificate of Designation, holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

         SECTION 4. OWNER. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.


                                  Page 3 of 7
                                             Amended and Restated Certificate of
                                    Incorporation of The Phoenix Companies, Inc.

                                         Exhibit F to the Plan of Reorganization


         SECTION 5. SHAREHOLDER RIGHTS PLANS. The Board of Directors is hereby authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders thereof to purchase from the Corporation shares of stock or other securities of the Corporation or any other corporation. The times at which and the terms upon which such rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence such rights. The authority of the Board of Directors with respect to such rights shall include, but not be limited to, determination of the following:

                  (a) the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of such rights;

                  (b) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from, any other stock or other securities of the Corporation;

                  (c) provisions which adjust the number of exercise of such rights, or amount or nature of the stock or other securities or property receivable upon exercise of such rights, in the event of a combination, split or recapitalization of any stock of the Corporation, a change in ownership of the Corporation's stock or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such rights;

                  (d) provisions which deny the holder of a specified percentage of the outstanding stock or other securities of the Corporation, the right to exercise such rights and/or cause the rights held by such holder to become void;

                  (e) provisions which permit the Corporation to redeem such rights; and

                  (f) the appointment of a rights agent with respect to such rights.

                                   ARTICLE V

                               BOARD OF DIRECTORS;
                          MANAGEMENT OF THE CORPORATION

         SECTION 1. CLASSIFIED BOARD. The directors of the Corporation, subject to the rights of the holders of shares of any class or series of Preferred Stock, shall be classified with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the Bylaws of the Corporation, one class ("Class I") whose initial term expires at the 2002 annual meeting of stockholders, another class ("Class II") whose initial term expires at the 2003 annual meeting of stockholders, and another class ("Class III") whose initial term expires at the 2004 annual meeting of stockholders, with each class to hold

                                  Page 4 of 7
                                             Amended and Restated Certificate of
                                    Incorporation of The Phoenix Companies, Inc.

                                         Exhibit F to the Plan of Reorganization


office until its successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the date of which will be fixed pursuant to the Bylaws of the Corporation, and subject to the rights of the holders of shares of any class or series of Preferred Stock, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

         SECTION 2. DIRECTOR DISCRETION. In determining what he or she reasonably believes to be in the best interests of the Corporation in the performance of his or her duties as a director, a director may consider, to the extent permitted by law, both in the consideration of tender and exchange offers, mergers, consolidations and sales of all or substantially all of the Corporation's assets and otherwise, such factors as the Board of Directors determine to be relevant.

         In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and to engage in such legal proceedings as the Board of Directors may determine.

         SECTION 3. MANAGEMENT OF BUSINESS. The following provisions are inserted for the management of business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

                  (a) Subject to the rights of any holders of any series of Preferred Stock, if any, to elect additional directors under specified circumstances, the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of directors may remove any director or the entire Board of Directors, but only for cause.

                  (b) Vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner provided in the Bylaws of the Corporation.

                  (c) Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                  (d) The election of directors may be conducted in any manner approved by the Board of Directors prior to the time the election is held and need not be by written ballot.

                  (e) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the Bylaws) shall be vested in and exercised by the Board of Directors.

                  (f) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the Bylaws of the Corporation, except to the extent that the Bylaws or this Certificate of Incorporation otherwise provide. In addition to any requirements of law and any other provision of this Certificate of


                                  Page 5 of 7
                                             Amended and Restated Certificate of
                                    Incorporation of The Phoenix Companies, Inc.

                                           Exhibit to the Plan of Reorganization


         Incorporation, the stockholders of the Corporation may adopt, amend, alter or repeal any provision of the Bylaws upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors.

                                   ARTICLE VI

                             LIABILITY OF DIRECTORS

         SECTION 1. GENERAL. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

         SECTION 2. REPEAL OR MODIFICATION. Any repeal or modification of this
Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director, officer or the Corporation existing at the time of such repeal or modification. If the General Corporation Law of the State of Delaware is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

                                  ARTICLE VII

                    NO STOCKHOLDER ACTIONS BY WRITTEN CONSENT

         Effective as of the time the Common Stock shall be registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

                                  ARTICLE VIII

                    PROHIBITION ON ACQUISITION OF SECURITIES

         Pursuant to Section 7312(v) of the New York Insurance Law, no person or persons acting in concert may directly or indirectly offer to acquire or shall acquire in any manner the beneficial ownership of five percent or more of any class of voting security of the Corporation until after the fifth anniversary of the effective date of the reorganization of Phoenix Home Life Mutual


                                  Page 6 of 7
                                             Amended and Restated Certificate of
                                    Incorporation of The Phoenix Companies, Inc.

                                         Exhibit F to the Plan of Reorganization


Insurance Company from a mutual life insurance company to a stock life insurance company pursuant to the Plan of Reorganization adopted December 18, 2000, and subsequently amended and restated December 28, 2000, without the prior approval of the Superintendent of Insurance of the State of New York. For the purposes of this Article VIII, the terms "beneficial ownership", "voting security", "offer" and "person" have the meanings set forth in Section 7312(v) of the New York Insurance Law.

                                   ARTICLE IX

                                    AMENDMENT

         The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors (in the present from of this Certificate of Incorporation or as hereinafter amended) are granted subject to this reservation; provided, however, that any amendment or repeal of Article VI of this Certificate of Incorporation shall not adversely affect any right or protection existing hereunder immediately prior to such amendment or repeal; and, provided, further that Articles V, VI, VII, VIII or IX of this Certificate of Incorporation shall not be amended, altered or repealed without the affirmative vote of the holders of at least three-fourths (3/4) of the then outstanding stock of the Corporation entitled to vote generally in the election of directors.



                                  Page 7 of 7
                                             Amended and Restated Certificate of
                                    Incorporation of The Phoenix Companies, Inc.

                                         Exhibit G to the Plan of Reorganization


===============================================================================



                                     BY-LAWS

                                       OF

                           THE PHOENIX COMPANIES, INC.






                         As Adopted on November 13, 2000




===============================================================================

                                         Exhibit G to the Plan of Reorganization



                                     BY-LAWS
                                       OF
                           THE PHOENIX COMPANIES, INC.


                                    ARTICLE I
                                  STOCKHOLDERS

Section 1.01. Annual Meeting....................................................        5
Section 1.02. Special Meetings..................................................        5
Section 1.03. Notice of Meetings; Waiver........................................        5
Section 1.04. Quorum............................................................        6
Section 1.05. Voting............................................................        7
Section 1.06. Voting by Ballot..................................................        7
Section 1.07. Adjournment.......................................................        7
Section 1.08. Proxies...........................................................        7
Section 1.09. Organization; Procedure...........................................        8
Section 1.10. Notice of Stockholder Business and Nominations....................        8
Section 1.11. Inspectors of Elections...........................................       11
Section 1.12. Opening and Closing of Polls......................................       12
Section 1.13. No Stockholder Action by Written Consent..........................       12

                               ARTICLE II
                           BOARD OF DIRECTORS

Section 2.01. General Powers....................................................       12
Section 2.02. Number of Directors...............................................       12
Section 2.03. Classified Board of Directors; Election of Directors..............       12
Section 2.04. Annual and Regular Meetings.......................................       13
Section 2.05. Special Meetings; Notice..........................................       13
Section 2.06. Quorum; Voting....................................................       13
Section 2.07. Adjournment.......................................................       14
Section 2.08. Action Without a Meeting..........................................       14
Section 2.09. Regulations; Manner of Acting.....................................       14
Section 2.10. Action by Telephonic Communications...............................       14
Section 2.11. Resignations......................................................       14
Section 2.12. Removal of Directors..............................................       14
Section 2.13. Vacancies and Newly Created Directorships.........................       14
Section 2.14. Compensation......................................................       15
Section 2.15. Reliance on Accounts and Reports, etc.............................       15

                                  Page 2 of 30
                                                                      By-Laws of
                                                     The Phoenix Companies, Inc.

                                         Exhibit G to the Plan of Reorganization


                                   ARTICLE III
                                   COMMITTEES

Section 3.01. Standing Committees...............................................       15
Section 3.02. Designation of Members and Chairpersons of Committees.............       15
Section 3.03. Notices of Times of Meetings of Committees and Presiding Officers.       16
Section 3.04. Executive Committee...............................................       16
Section 3.05. Compensation Committee............................................       16
Section 3.06. Audit Committee...................................................       16
Section 3.07. Other Committees..................................................       17
Section 3.08. Powers............................................................       17
Section 3.09. Proceedings.......................................................       17
Section 3.10. Quorum and Manner of Acting.......................................       17
Section 3.11. Action by Telephone Communications................................       18
Section 3.12. Absent or Disqualified Members....................................       18
Section 3.13. Resignations......................................................       18
Section 3.14. Removal...........................................................       18
Section 3.15. Vacancies.........................................................       18

                               ARTICLE IV
                                OFFICERS

Section 4.01. Numbers...........................................................       18
Section 4.02. Election..........................................................       18
Section 4.03. Salaries..........................................................       19
Section 4.04. Removal and Resignation; Vacancies................................       19
Section 4.05. Authority and Duties of Officers..................................       19
Section 4.06. The Chairperson...................................................       19
Section 4.07. The Vice Chairperson..............................................       19
Section 4.08. The Chief Executive Officer.......................................       19
Section 4.09. The President.....................................................       20
Section 4.10. The Vice Presidents...............................................       20
Section 4.11. The Secretary.....................................................       20
Section 4.12. The Chief Financial Officer.......................................       21
Section 4.13. The Treasurer.....................................................       22
Section 4.14. Additional Officers...............................................       22

                                    ARTICLE V
                                  CAPITAL STOCK

Section 5.01. Certificates of Stock; Uncertified Shares.........................       22
Section 5.02. Signatures; Facsimile.............................................       22
Section 5.03. Lost, Stolen or Destroyed Certificates............................       23
Section 5.04. Transfer of Stock.................................................       23



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
Section 5.05. Record Date.......................................................       23
Section 5.06. Registered Stockholders...........................................       24
Section 5.07. Transfer Agent and Registrar......................................       24

                                   ARTICLE VI
                                 INDEMNIFICATION

Section 6.01. Nature of Indemnity...............................................       24
Section 6.02. Successful Defense................................................       25
Section 6.03. Determination that Indemnification is Proper......................       25
Section 6.04. Advance Payment of Expenses.......................................       25
Section 6.05. Procedures for Indemnification of Directors and Officers..........       26
Section 6.06. Survival; Preservation of Other Rights............................       26
Section 6.07. Insurance.........................................................       27
Section 6.08. Severability......................................................       27

                                   ARTICLE VII
                                     OFFICES

Section 7.01. Initial Registered Office.........................................       27
Section 7.02. Other Offices.....................................................       27

                                  ARTICLE VIII
                               GENERAL PROVISIONS

Section 8.01. Dividends.........................................................       27
Section 8.02. Execution of Instruments..........................................       28
Section 8.03. Corporate Indebtedness............................................       28
Section 8.04. Deposits..........................................................       28
Section 8.05. Checks, Drafts, etc...............................................       28
Section 8.06. Sale, Transfer, etc. of Securities................................       29
Section 8.07. Voting as Stockholder.............................................       29
Section 8.08. Fiscal Year.......................................................       29
Section 8.09. Seal..............................................................       29
Section 8.10. Books and Records; Inspection.....................................       29

                                   ARTICLE IX
                               AMENDMENT OF BYLAWS

Section 9.01. Amendment.........................................................       29

                                    ARTICLE X
                                  CONSTRUCTION

Section 10.01.Construction......................................................       30


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                                     BYLAWS

                                       OF

                           THE PHOENIX COMPANIES, INC.

                         As adopted on November 13, 2000

 =============================================================================


                                   ARTICLE I

                                  STOCKHOLDERS

         Section 1.01. Annual Meeting. The annual meeting of the stockholders of the Corporation for the election of Directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, or, within the sole discretion of the Board of Directors, by remote electronic communication technologies and at such date and at such time, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

         Section 1.02. Special Meetings. Special meetings of the stockholders may be called at any time by the Chief Executive Officer (or, in the event of his or her absence or disability, by the President or, in the event of his or her absence or disability, the Executive or Senior Vice Presidents in order designated by the Board of Directors, but if not so designated, then in the order of their rank), or by the Board of Directors. Such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, or, within the sole discretion of the Board of Directors, by remote electronic communication technologies, as shall be specified in the respective notices or waivers of notice thereof. Any power of stockholders of the Corporation to call a special meeting is specifically denied.

         Section 1.03. Notice of Meetings; Waiver.


                  (a) The Secretary or any Assistant Secretary shall cause written notice of the place, if any, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, to be given personally, by mail or by electronic transmission, not fewer than ten
         (10) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited

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         in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if a stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address. Such further notice shall be given as may be required by law.

                  (b) A written waiver of any notice of any annual or special meeting signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

                  (c) For notice given by electronic transmission to a stockholder to be effective, such stockholder must consent to the Corporation's giving notice by that particular form of electronic transmission. A stockholder may revoke consent to receive notice by electronic transmission by written notice to the Corporation. A stockholder's consent to notice by electronic transmission is automatically revoked if the Corporation is unable to deliver two consecutive electronic transmission notices and such inability becomes known to the Secretary, Assistant Secretary, the transfer agent or other person responsible for giving notice.

                  (d) Notices are deemed given (i) if by facsimile, when faxed to a number where the stockholder has consented to receive notice; (ii) if by electronic mail, when mailed electronically to an electronic mail address at which the stockholder has consented to receive such notice;
         (iii) if by posting on an electronic network (such as a website or chatroom) together with a separate notice to the stockholder of such specific posting, upon the later to occur of (A) such posting or (B) the giving of the separate notice of such posting; or (iv) if by any other form of electronic communication, when directed to the stockholders in the manner consented to by the stockholder.

                  (e) If a stockholder meeting is to be held via electronic communications and stockholders will take action at such meeting, the notice of such meeting must: (i) specify the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting; and (ii) provide the information required to access the stockholder list. A waiver of notice may be given by electronic transmission.

         Section 1.04. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of one-third of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business as such meeting.

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         Section 1.05. Voting. If, pursuant to Section 5.05 of these Bylaws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one (1) vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one (1) vote for each share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the vote of a majority of the shares represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

         Section 1.06. Voting by Ballot. No vote of the stockholders on an election of Directors need be taken by written ballot or by electronic transmission unless otherwise required by law. Any vote not required to be taken by ballot or by electronic transmission may be conducted in any manner approved by the Board of Directors prior to the meeting at which such vote is taken.

         Section 1.07. Adjournment. If a quorum is not present at any meeting of the stockholders, the stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, if any, date and hour thereof are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these Bylaws, a notice of the adjourned meeting, conforming to the requirements of
Section 1.03 hereof, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

         Section 1.08. Proxies. Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting and express such consent or dissent for him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission if a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, a proxy solicitation firm or a like authorized agent. No such proxy shall be voted or acted upon after the expiration of one (1) year from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary either an instrument in writing revoking the proxy or another duly executed proxy bearing a later date. Proxies by telegram, cablegram or other electronic transmission must either set forth or be submitted with information from which it can be

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determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

         Section 1.09. Organization; Procedure. At every meeting of stockholders the presiding officer shall be the Chairperson or, in the event of his or her absence or disability, the Vice Chairperson, or, in the event of his or her absence or disability, the Chief Executive Officer or the President or in the event of their absence or disability, the Executive or Senior Vice Presidents in order designated by the Board of Directors, but if not so designated, then in the order of their rank. The Secretary, or in the event of his or her absence or disability, an Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of the stockholders may be determined by such presiding officer.

         Section 1.10. Notice of Stockholder Business and Nominations.


                  (a) Annual Meetings of Stockholders.

                           (i) Nomination of persons for election to the Board
                  of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) by or at the direction of the Board of Directors or the Chairperson of the Board of Directors or, in the event of his or her absence or disability, the Vice Chairperson, or, in the event of his or her absence or disability, the Chief Executive Officer or the President, or in the event of their absence or disability, the Executive or Senior Vice Presidents in the order designated by the Board of Directors, but if not so designated, then in order of their rank, or (B) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (ii) and (iii) of this paragraph and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

                           (ii) For nominations or other business to be properly
                  brought before an annual meeting by a stockholder, pursuant to clause (B) of paragraph (a)(i) of this Section 1.10, the stockholder must have given timely notice thereof in writing or by electronic transmission to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not fewer than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year's annual meeting and in any event at least forty-five (45) days prior to the first anniversary of the date on which the registrant first mailed its proxy materials for

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                  the prior year's annual meeting of shareholders; provided that if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than seventy (70) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made. In no event shall the adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder, or any successor provisions, including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

                           (iii) Notwithstanding anything in the second sentence
                  of paragraph (a)(ii) of this Section 1.10 to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice under this paragraph shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

                  (b) Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation's notice of meeting pursuant to Section
         1.03 of these Bylaws shall be conducted at such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the

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         Corporation's notice of meeting (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.10 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such special meeting of stockholders if the stockholder's notice as required by paragraph (a)(ii) of this
         Section 1.10 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the one hundred twentieth day prior to such special meeting or the tenth day following the date on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected as such meeting. In no event shall the adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

                  (c) General.


                           (i) Only persons who are nominated in accordance with
                  the procedures set forth in this Section 1.10 shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the Chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 1.10 and, if any proposed nomination or business is not in compliance with this Section 1.10, to declare that such defective proposal or nomination shall be disregarded.

                           (ii) For purposes of this Section 1.10, "public
                  announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

                           (iii) Notwithstanding the foregoing provisions of
                  this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10. Nothing in this Section 1.10 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (B) of the holders of any series of Preferred Stock, if any, to elect Directors if so provided under any applicable Preferred Stock Certificate of Designation (as defined in the Certificate of Incorporation).

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         Section 1.11. Inspectors of Elections. Preceding any meeting of the stockholders, the Board of Directors shall appoint one (1) or more persons to act as Inspectors of Elections, and may designate one (1) or more alternate inspectors. In the event no inspector or alternate is able to act, the person presiding at the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall:

                  (a) ascertain the number of shares outstanding and the voting power of each;

                  (b) determine the shares represented at a meeting and the validity of proxies and ballots;

                  (c) specify the information relied upon to determine the validity of electronic transmissions in accordance with Section 1.08 hereof;

                  (d) count all votes and ballots;

                  (e) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

                  (f) certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots;

                  (g) appoint or retain, if he or she so desires, other persons or entities to assist in the performance of the duties of inspector; and

                  (h) when determining the shares represented and the validity of proxies and ballots, be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 1.08 of these Bylaws, ballots and the regular books and records of the Corporation. The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspector considers other reliable information as outlined in this section, the inspector, at the time of his or her certification pursuant to paragraph (f) of this section, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for the inspector's belief that such information is accurate and reliable.


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         Section 1.12. Opening and Closing of Polls. The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be announced at the meeting. The inspector shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Court of Chancery upon application by a stockholder shall determine otherwise.

         Section 1.13. No Stockholder Action by Written Consent. Effective as of the time the Common Stock shall be registered pursuant to the provisions of the Exchange Act, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

                                   ARTICLE II

                               BOARD OF DIRECTORS

         Section 2.01. General Powers. Except as may otherwise be provided by law, the Certificate of Incorporation or these Bylaws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

         Section 2.02. Number of Directors. Subject to the rights of the holders of any class or series of Preferred Stock, if any, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the entire Board of Directors; provided, however, that the Board of Directors shall at no time consist of fewer than three (3) Directors.

         Section 2.03. Classified Board of Directors; Election of Directors. The Directors of the Corporation, subject to the rights of the holders of shares of any class or series of Preferred Stock, shall be classified with respect to the time which they severally hold office, into three (3) classes, as nearly equal in number as possible, one class ("Class I") whose initial term expires at the 2002 annual meeting of stockholders, another class ("Class II") whose initial term expires at the 2003 annual meeting of stockholders, and another class ("Class III") whose initial term expires at the 2004 annual meeting of stockholders, with each class to hold office until its successors are elected and qualified. Except as otherwise provided in Sections 2.12 and 2.13 of these Bylaws, at each annual meeting of stockholders of the Corporation, and subject to the rights of holders of shares of any class or series of Preferred Stock, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

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         Section 2.04. Annual and Regular Meetings. The annual meeting of the
Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as reasonably practicable following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designated to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, to each Director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business or to such other addresses as any Director may request by notice to the Secretary, or shall be delivered to him or her personally. Notice of such action need not be given to any Director who attends the first regular meeting after such action is taken without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.

         Section 2.05. Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairperson or, in the event of his or her absence or disability, by the Vice Chairperson or, in the event of his or her absence or disability, by the Chief Executive Officer or, in the event of his or her absence or disability, by the President or, in the event of his or her absence, by the Executive or Senior Vice Presidents in the order designated by the Board of Directors, but if not so designated, then in order of their rank, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors also may be held whenever called by any three (3) Directors. Special meetings of the Board of Directors may be called on twenty-four (24) hours' notice, if notice is given to each Director personally or by telephone, including a voice messaging system, or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, or on five (5) days' notice, if notice is mailed to each Director, addressed to him or her at his or her usual place of business or to such other address as any Director may request by notice to the Secretary. Notice of any special meeting need not be given to any Director who attends such meeting without protecting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

         Section 2.06. Quorum; Voting. At all meetings of the Board of Directors, the presence of at least a majority of the total authorized number of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the vote of at least a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.


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         Section 2.07. Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these Bylaws shall be given to each Director.

         Section 2.08. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and such writing or writings or electronic transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

         Section 2.09. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The Directors shall act only as a Board of Directors and the individual Directors shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

         Section 2.10. Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

         Section 2.11. Resignations. Any Director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director, to the Chairperson, the Vice Chairperson, the Chief Executive Officer, the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

         Section 2.12. Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock, if any, to elect additional Directors under specified circumstances, any Director may be removed at any time, but only for cause, upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of Directors. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by the stockholders entitled to vote for the election of the Director so removed. If such stockholders do not fill any vacancy at such meeting, such vacancy may be filled in the manner provided in Section 2.13 of these Bylaws.

         Section 2.13. Vacancies and Newly Created Directorships. Subject to the rights of the holders of any class or series of Preferred Stock, if any, to elect additional Directors under specified circumstances, and except as provided in Section 2.12, if any vacancies shall occur in


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the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the Directors then in office, although less than a quorum. Any Director filling a vacancy shall be of the same class as that of the Director whose death, resignation, removal or other event caused the vacancy, and any Director filling a newly created directorship shall be of the class specified by the Board of Directors at the time the newly created directorships were created. A Director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.

         Section 2.14. Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for such Director's services as such shall be fixed from time to time by resolution of the Board of Directors.

         Section 2.15. Reliance on Accounts and Reports, etc. A Director or a member of any committee designated by the Board of Directors shall, in the performance of such Director's or member's duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation's officers or employees, or committees designated by the Board of Directors, or by any other person as to the matters the Director or the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

                                  ARTICLE III

                                   COMMITTEES

         Section 3.01. Standing Committees. The Board of Directors shall have the following standing committees, each consisting of not fewer than three (3) Directors, as shall be determined by the Board of Directors:

         Executive Committee
         Compensation Committee
         Audit Committee

         Section 3.02. Designation of Members and Chairpersons of Committees. At the annual meeting each year, the Board of Directors shall by resolution designate from among the Directors the members of the standing committees and the members of each committee established pursuant to Section 3.07 which will continue in existence and from among the members of each such committee a chairperson thereof, which members and chairperson shall each serve, at the pleasure of the Board of Directors, so long as they shall continue in office as Directors, until the next annual meeting of the Board of Directors and thereafter until the appointment of their respective successors. The Board of Directors may by similar resolution


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designate one (1) or more Directors as alternate members of such committees, who may replace any absent member or members at any meeting of such committees. No officer or employee may be designated as a member or alternate member of the Audit Committee or the Compensation Committee. Vacancies among members or chairpersons of any committee may be filled in the same manner as original designations at any regular or special meeting of the Board of Directors, and the Chief Executive Officer may designate from among the remaining members of any committee whose chairperson is vacant a chairperson who shall serve until a successor is designated by the Board of Directors.

         Section 3.03. Notices of Times of Meetings of Committees and Presiding Officers. Meetings of each standing committee shall be held upon call of the Chief Executive Officer or upon call of the chairperson of such committee or of two (2) members of such committee. Meetings of such committee may also be held at such other times as it may determine. Meetings of a committee shall be held at such places and upon such notice as it shall determine or as shall be specified in the calls of such meetings. Any such chairperson, if present, or such member or members of each committee as may be designated by the Chief Executive Officer shall preside at meetings thereof of, in the event of an absence or disability of any thereof or failing such designation, the committee shall select from among its members present a presiding officer. Meetings of a committee may be attended by Directors who are not members of such committee unless the Chief Executive Officer or the chairperson of such committee requests otherwise.

         Section 3.04. Executive Committee. The Executive Committee may, to the extent permitted by law, exercise all powers of the Board of Directors during intervals between meetings of the Board of Directors and shall provide advice with respect to the Corporation's operations.

         Section 3.05. Compensation Committee. The Compensation Committee shall exercise general supervision over compensation, personnel administration and other activities carried on by the Corporation and its subsidiaries in the interest of the health, welfare and safety of the employees of the Corporation, if any, and those of its subsidiaries. The Compensation Committee shall nominate for election by the Board of Directors all officers as such Committee may determine. In addition, in the absence of any Nominating Committee or of any other committee exercising such function, the Compensation Committee shall make recommendations to the Board of Directors with respect to filling of vacancies on the Board of Directors.

         Section 3.06. Audit Committee. The Audit Committee shall exercise general supervision of accounting and auditing controls over cash, securities, receipts, disbursements and other financial transactions; shall make such examinations thereof as it may deem necessary through certified public accountants or otherwise; shall review the financial condition of the Corporation and the scope and results of the independent audit and any internal audits; shall recommend the selection of independent certified public accountants; and, in respect to such matters, may require such reports from the officer in charge of Auditing for the Corporation as it may deem necessary or desirable. The Audit Committee shall also exercise general supervision of the Corporation's policies on ethical business conduct and compliance therewith.


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         Section 3.07. Other Committees. The Board of Directors by resolution may designate one (1) or more other committees, and the powers and purposes thereof, each such committee to consist of such number of Directors as from time to time may be fixed by the Board of Directors. The Board of Directors, at the time of such designation or at any time thereafter before the next annual meeting, shall by resolution designate from among the Directors the members and alternate members of such committees, as well as the chairperson thereof. Any such committee may be abolished or re-designated from time to time by the Board of Directors. Each member (and each alternate member) of any such committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until such committee is abolished or if earlier, until his or her successor shall have been designated or until he or she shall cease to be a Director, or until his or her earlier death, resignation or removal.

         Section 3.08. Powers. Each committee, except as otherwise provided in this section, shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. Neither the Executive nor any other committee shall have the power or authority:

                  (a) to approve or adopt, or recommend to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; or

                  (b) to adopt, amend or repeal the Bylaws of the Corporation.

         Section 3.09. Proceedings. Each such committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each such committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.

         Section 3.10. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such committee, at all meetings of any committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any such committee may be taken without a meeting, if all members of such committee shall consent to such action in writing or by electronic transmission and such writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the committee. Such filing shall be in paper form if the minutes are in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any such committee shall act only as a committee, and the individual members of such committee shall no power in their individual capacities unless expressly authorized by the Board of Directors.


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         Section 3.11. Action by Telephone Communications. Unless otherwise provided by the Board of Directors, members of any committee may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

         Section 3.12. Absent or Disqualified Members. In the absence or disqualification of a member of any committee, if no alternate member is present to act in his or her stead, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

         Section 3.13. Resignations. Any member (and any alternate member) of any committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Chairperson, the Vice Chairperson, the Chief Executive Officer, the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.

         Section 3.14. Removal. Any member (and any alternate member) of any committee may be removed at any time, either for or without cause, by resolution adopted by a majority of the whole Board of Directors.

         Section 3.15. Vacancies. If any vacancy shall occur in any committee by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

                                   ARTICLE IV

                                    OFFICERS

         Section 4.01. Numbers. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairperson of the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, a Chief Financial Officer, a Secretary and a Treasurer. The Board of Directors also may elect a Vice Chairperson, one or more Assistant Vice Presidents, Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may from time to time determine. Any number of offices may be held by the same person. No officer need be a Director of the Corporation.

         Section 4.02. Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. Officers may be elected and qualified at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

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         Section 4.03. Salaries. The salaries, if any, of all officers of the
Corporation shall be fixed by, or in accordance with procedures established by, the Board of Directors.

         Section 4.04. Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation signed by such officer, to the Chairperson, the Chief Executive Officer, the President, or the Secretary or, if permitted by law, by submitting an electronic transmission. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by the death, resignation, removal or otherwise, shall be filled by the Board of Directors or, in its discretion, may be left vacant.

         Section 4.05. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these Bylaws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

         Section 4.06. The Chairperson. The Directors shall elect from among the members of the Board of Directors a Chairperson of the Board of Directors. The Chairperson shall have such duties and powers as set forth in these Bylaws or as shall otherwise be conferred upon him or her from time to time by the Board of Directors. The Chairperson shall preside over all meetings of the stockholders and of the Board of Directors.

         Section 4.07. The Vice Chairperson. The Directors may, but need not, elect from among the members of the Board of Directors a Vice Chairperson of the Board of Directors. The Vice Chairperson shall have such duties and powers as set forth in these Bylaws or as shall otherwise be conferred upon him or her from time to time by the Board of Directors. In the absence or disability of the Chairperson, the Vice Chairperson shall preside over all meetings of the stockholders and of the Board of Directors.

         Section 4.08. The Chief Executive Officer. The Chief Executive Officer shall have general control and supervision of the policies and operations of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He or she shall manage and administer the Corporation's business and affairs and shall also perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation. Subject to such limitations as the Board of Directors may from time to time impose, he or she shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Corporation, and together with the Secretary or an Assistant Secretary, conveyances of real estate or other documents and instruments to which the seal of the Corporation is affixed. He or she shall have the authority to cause the employment or appointment of such employees and agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or agent appointed by the Chief Executive Officer or any subordinate officer or elected by the Board of Directors other than the Chairperson or the Vice Chairperson. The Chief Executive

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Officer shall perform such duties and have such other powers as the Board of
Directors may from time to time prescribe.

         Section 4.09. The President. The President, subject to the authority of the Chief Executive Officer, or, if the President is the Chief Executive Officer, then subject to the authority of the Chairperson, shall have primary responsibility for, and authority with respect to, the management of the day-to-day business and affairs of the Corporation. Subject to such limitations as the Board of Directors may from time to time impose, the President shall have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and other documents and instruments. The President shall have the authority to cause the employment or appointment of such employees and agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the President or any subordinate officer or elected by the Board of Directors except the Chief Executive Officer, the Chairperson or the Vice Chairperson. The President shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

         Section 4.10. The Vice Presidents. In the absence of the Chief Executive Officer and the President or in the event of their inability to act, the Executive or Senior Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their rank, shall perform the duties of the Chief Executive Officer and the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer and the President. The Vice Presidents shall have such designations, perform such other duties and have such other powers as the Board of Directors, the Chief Executive Officer or the President may from time to time prescribe.

         Section 4.11. The Secretary. The Secretary shall have the following powers and duties:


                  (a) he or she shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors in books provided for that purpose;

                  (b) he or she shall cause all notices to be duly given in accordance with the provisions of these Bylaws and as required by law;

                  (c) whenever any committee shall be appointed pursuant to a resolution of the Board of Directors, he or she shall furnish a copy of such resolution to the members of such committee;

                  (d) he or she shall be the custodian of the records and of the seal of the Corporation and cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the Corporation prior to the issuance thereof and to all instruments the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these Bylaws, and when so affixed he or she may attest the same;


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                  (e) he or she shall properly maintain and file all books,
         reports, statements, certificates and all other documents and records required by law, the Certificate of Incorporation or these Bylaws;

                  (f) he or she shall sign (unless the Chief Financial Officer, the Treasurer, an Assistant Treasurer or an Assistant Secretary shall have signed) certificates representing shares of the Corporation, the issuance of which shall have been authorized by the Board of Directors;

                  (g) he or she shall have the power to authorize the seal of the Corporation to be affixed to any or all papers that may require it; and

                  (h) he or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these Bylaws or as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer or the President.

         Section 4.12. The Chief Financial Officer. The Chief Financial Officer of the Corporation shall have the following powers and duties:

                  (a) he or she shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation;

                  (b) he or she shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositories as shall be selected in accordance with
         Section 8.04 of these Bylaws;

                  (c) he or she shall cause the moneys of the Corporation to be disbursed by checks or drafts (signed as provided in Section 8.05 of these Bylaws) upon the authorized depositories of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed;

                  (d) he or she shall render to the Board of Directors, the Chief Executive Officer or the President, whenever requested, a statement of the financial condition of the Corporation and of all his or her transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so;

                  (e) he or she shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation;

                  (f) he or she may sign (unless the Treasurer, an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing stock of the Corporation, the issuance of which shall have been authorized by the Board of Directors; and


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                  (g) he or she shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these Bylaws or as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer.

         Section 4.13. The Treasurer. The Treasurer shall perform such duties and exercise such powers as may be assigned to him or her from time to time by the Chief Financial Officer or by the Board of Directors. In the absence or disability of the Chief Financial Officer, the duties of the Chief Financial Officer shall be performed and his or her powers may be exercised by the Treasurer; subject in any case to review and superseding action by the Board of Directors, the Chief Executive Officer or the President.

         Section 4.14. Additional Officers. The Board of Directors may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors. The Board of Directors from time to time may delegate to the Chief Executive Officer, the President, or any Vice President the power to appoint subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties. Any such officer may remove any such subordinate officer or agent appointed by him or her, for or without cause.

                                   ARTICLE V

                                  CAPITAL STOCK

         Section 5.01. Certificates of Stock; Uncertified Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation, by the Chief Executive Officer, the President or a Vice President, and by the Chief Financial Officer, the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these Bylaws.

         Section 5.02. Signatures; Facsimile. All signatures on the certificate referred to in Section 5.01 of these Bylaws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or imprinted signature has been placed upon, a certificate shall have ceased

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to be an officer, transfer agent or registrar before such certificate is issued, it may issued by the Corporation with the same effect as if he or she were an officer, transfer agent or registrar at the date of issue.

         Section 5.03. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Corporation of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

         Section 5.04. Transfer of Stock. Under surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these Bylaws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

         Section 5.05. Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

         In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.


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         Section 5.06. Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

         Section 5.07. Transfer Agent and Registrar. The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

                                   ARTICLE VI

                                 INDEMNIFICATION

         Section 6.01. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a Director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such a Proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of a Proceeding by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such Proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in


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                                         Exhibit G to the Plan of Reorganization


which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, but subject to Section 6.05 of these Bylaws, the Corporation shall not be obligated to indemnify a Director or officer of the Corporation in respect of a Proceeding (or part thereof) instituted by such Director or officer, unless such Proceeding (or part thereof) has been authorized by the Board of Directors.

         The termination of any Proceeding by judgment, order settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

         Section 6.02. Successful Defense. To the extent that a present or former Director or officer of the Corporation has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 6.01 hereof or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         Section 6.03. Determination that Indemnification is Proper. Any indemnification of a present or former Director or officer of the Corporation under Section 6.01 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the present or former Director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 6.01 hereof. Any indemnification of a present or former employee or agent of the Corporation under Section 6.01 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the present or former employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 hereof. Any such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (a) by a majority vote of the Directors who are not parties to such Proceeding, even though less than a quorum, or (b) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum, or (c) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

         Section 6.04. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by former Directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The Board of Directors may authorize the Corporation's counsel to represent such Director, officer, employee or agent in any Proceeding, whether or not the Corporation is a party to such Proceeding.

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                                         Exhibit G to the Plan of Reorganization


         Section 6.05. Procedures for Indemnification of Directors and Officers. Any indemnification of a Director or officer of the Corporation under Sections
6.01 and 6.02, or advance of costs, charges and expenses to a Director or officer under Section 6.04 of these Bylaws, shall be made promptly, and in any event within thirty (30) days, upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this Article VI is required, and the Corporation fails to respond within thirty (30) days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article VI shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation. It shall be a defense to any such Proceeding (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section
6.04 of these Bylaws where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these Bylaws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of these Bylaws, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

         Section 6.06. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each Director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the Delaware General Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligations then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a "contract right" may not be modified retroactively without the consent of such Director, officer, employee or agent.

         The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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                                         Exhibit G to the Plan of Reorganization


         Section 6.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person's behalf in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

         Section 6.08. Severability. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to a Proceeding, whether civil, criminal, administrative or investigative, including a Proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

                                  ARTICLE VII

                                     OFFICES

         Section 7.01. Initial Registered Office. The initial registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 N. Orange Street in the City of Wilmington, County of New Castle.

         Section 7.02. Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         Section 8.01. Dividends.


                  (a) Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property, or shares of the Corporation's capital stock.


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                                         Exhibit G to the Plan of Reorganization


                  (b) A member of the Board of Directors, or a member of any committee designated by the Board of Directors, shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters the Director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends, might properly be declared and paid.

         Section 8.02. Execution of Instruments. Subject to such limitations as the Board of Directors may from time to time impose and subject to Sections 8.05 and 8.06, the Chief Executive Officer, the President, any Vice President, the Secretary, the Chief Financial Officer or the Treasurer may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. The Board of Directors may authorize any other officer or agent to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

         Section 8.03. Corporate Indebtedness. No loan shall be contracted on behalf of the Corporation, and no evidence of indebtedness shall be issued in its name, unless authorized by the Board of Directors. Such authorization may be general or confined to specific instances. Loans so authorized may be effected at any time for the Corporation from any bank, trust Corporation or other institution, or from any firm, corporation or individual. All bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation issued for such loans shall be made, executed and delivered as the Board of Directors shall authorize. When so authorized by the Board of Directors, any part of or all the properties, including contract rights, assets, business or good will of the Corporation, whether owned or thereafter acquired, may be mortgaged, pledged, hypothecated or conveyed or assigned in trust as security for the payment of such bonds, debentures, notes and other obligations or evidences of indebtedness of the Corporation, and of the interest thereon, by instruments executed and delivered in the name of the Corporation.

         Section 8.04. Deposits. Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositories as may be determined by the Board of Directors or the Chief Executive Officer, or by such officers or agents as may be authorized by the Board of Directors to make such determination.

         Section 8.05. Checks, Drafts, etc. All checks, drafts or demands for money and notes of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board of Directors may from time to time determine.


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                                         Exhibit G to the Plan of Reorganization


         Section 8.06. Sale, Transfer, etc. of Securities. To the extent authorized by the Board of Directors, any officer may sell, transfer, endorse, and assign any shares of stock, bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

         Section 8.07. Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the Chief Executive Officer, the President or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation, partnership or other entity, in which the Corporation may hold stock or other equity interests, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation, partnership or other entity, without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

         Section 8.08. Fiscal Year. The fiscal year of the Corporation shall commence on the first day of January of each year (except for the Corporation's first fiscal year which shall commence on the date of incorporation) and shall terminate each case on December 31.

         Section 8.09. Seal. The seal of Corporation shall be in such form as the Board of Directors may from time to time determine and shall contain the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "Delaware". The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

         Section 8.10. Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors, the Chief Executive Officer or the President.

                                   ARTICLE IX

                               AMENDMENT OF BYLAWS

         Section 9.01. Amendment. These Bylaws may be amended, altered or repealed:


                  (a) by resolution adopted by a majority of the Board of Directors at any special or regular meeting of the Board of Directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of such meeting; or


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                                         Exhibit G to the Plan of Reorganization


                  (b) at any regular or special meeting of the stockholders upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the outstanding shares of the Corporation entitled to vote generally in the election of Directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

                                   ARTICLE X

                                  CONSTRUCTION

         Section 10.01. Construction. In the event of any conflict between the provisions of these Bylaws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.


                                 Page 30 of 30
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                                         Exhibit H to the Plan of Reorganization





                              AMENDED AND RESTATED


                                     BY-LAWS


                         PHOENIX LIFE INSURANCE COMPANY






                           EFFECTIVE __________, 2001

                                         Exhibit H to the Plan of Reorganization

                                   ARTICLE I

                          Meetings of the Shareholders

                               ANNUAL MEETINGS AND
                                SPECIAL MEETINGS

         SECTION 1.1 The Annual Meeting of the shareholders of the Company for the transaction of such business as the Board of Directors shall from time to time prescribe, shall be held on the third Monday of April or within sixty (60) days thereafter, as the Board of Directors may determine, either within or without the State of New York, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting. If the Board of Directors determines that the Annual Meeting shall be held on a date other than the third Monday of April, it shall notify the Superintendent of Insurance of the State of New York of the date of the Annual Meeting at least 60 days prior to the meeting. Special meetings of shareholders may be called at any time at the direction of the Chairperson or, in the event of his or her absence or disability, the Vice Chairperson or, in the event of his or her absence or disability, the Chief Executive Officer and shall be called at any time in accordance with the vote of the Directors, or at the written request of any three (3) of them.

                          CHAIRPERSON, VICE CHAIRPERSON
                            OR SECRETARY OF MEETINGS

         SECTION 1.2 The person designated pursuant to Section 2.10 hereof to preside at meetings of the Board of Directors shall act as Chairperson or, in the event of his or her absence or disability, as Vice Chairperson, of the meeting. The Secretary of the Board of Directors, unless he or she is absent or elects not to serve, shall act as the secretary of the meeting. Unless otherwise voted, the order of business at the meeting shall be as prescribed by the Chief Executive Officer or by such other person as may be presiding.

                                   ARTICLE II

                               Board of Directors

                         NUMBER, QUORUM AND ADJOURNMENTS

         SECTION 2.1 The authorized number of Directors of the Company shall be such number, not fewer than thirteen (13) nor more than thirty (30), as may be determined by a majority of the authorized number of Directors immediately prior to any such determination. No decrease in the authorized number of Directors shall shorten the term of any incumbent Director. At least two (2) of the principal officers of the Company shall be Directors but the number of officers and salaried employees who are Directors shall at all times be less than a quorum of the Board of Directors. A majority of the authorized number of Directors, at least one (1) of whom shall be a person as described in Section 1202(b)(1) of the New York Insurance Law (hereinafter referred

                                  Page 2 of 11
                                                 Amended and Restated By-Laws of
                                                  Phoenix Life Insurance Company

                                         Exhibit H to the Plan of Reorganization


to in these Bylaws as "Independent Director(s)"), shall constitute a quorum for the transaction of business. Except as otherwise provided by law or these Bylaws, the vote of a majority of the Directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board of Directors. A majority of the Directors present, whether or not a quorum shall be present, may adjourn any meeting. Notice of the time and place of an adjourned meeting of the Board of Directors shall be given if and as determined by a majority of the Directors present at the time of the adjournment.

                       REGULAR BOARD OF DIRECTORS MEETINGS

         SECTION 2.2 The Board of Directors shall hold at least such number of meetings in each calendar year as may be required by law, but in any event, no fewer than four (4) regular meetings each year. Provided that at least one (1) of the regular meetings of the Board of Directors in a calendar year is or will be held within the State of New York, the other meetings of the Board of Directors in such calendar year may be held at such place within the United States or Canada in a jurisdiction in which the Company is licensed to do business on such dates and at such hours as the Board of Directors may from time to time determine. Except as otherwise required by law or these Bylaws, notice of regular meetings need not be given.

                           SPECIAL BOARD MEETINGS AND
                                WAIVER OF NOTICE

         SECTION 2.3 Special meetings of the Board of Directors shall be held whenever called by the Chief Executive Officer or by any three (3) Directors. Notice of each such special meeting shall be mailed to each Director at such Director's residence or usual place of business or other address filed with the Secretary to the Board of Directors for such purpose, or shall be sent to such Director by any form of telecommunication, or be delivered or given to such Director personally or by telephone, not later than the second day preceding the day on which such meeting is to be held. Notice of any meeting of the Board of Directors need not, however, be given to any Director who submits a signed waiver of notice, whether before or after the meeting, or who attend the meeting without protesting, prior thereto or at its commencement, the lack of notice. Every such notice shall state the time and place but, except as otherwise required by law or these Bylaws, need not state the purpose of the meeting.

                              ELECTION OF DIRECTORS

         SECTION 2.4 The annual election of Directors shall be held at the Annual Meeting described in Section 1.1. The Directors of the Company shall be elected by the shareholders as prescribed by law.

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                                         Exhibit H to the Plan of Reorganization


                       QUALIFICATION OF DIRECTORS AND TERM

         SECTION 2.5 No person may stand for election or re-election or be appointed as a Director after attaining the age of seventy (70) years and the term of office of each Director who attains the age of seventy (70) years shall expire on the date of the annual election next occurring after such Director has attained such age, provided, however, that with the exception of the Chief Executive Officer, the term of a Director who is an Officer of the Company shall expire on the date that such Director retires or resigns as an Officer of the Company. Directors shall be elected by a plurality of the votes cast and shall hold office until the next annual election of Directors and until the election and qualification of their respective successors. The foregoing notwithstanding, to the extent any Director fails to conduct himself or herself in accordance with such written standards as may be established from time to time by the Board of Directors, then such Director may be removed through affirmative vote of at least two-thirds of the remaining Directors.

                        ORGANIZATION MEETING OF DIRECTORS

         SECTION 2.6 As soon as practicable following the Annual Meeting of the Company, the Directors shall commence a regular meeting of the Board of Directors which shall be the Organization Meeting of the Board of Directors. At such meeting the Board of Directors shall elect Officers or take such other actions as they deem appropriate, including reviewing the annual report, appointing an auditor, and appointing Directors to the Board of Directors committees.

                           PARTICIPATION BY TELEPHONE

         SECTION 2.7 Any one (1) or more members of the Board of Directors or any committee thereof may participate in any meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting of the Board of Directors or such committee for quorum and voting purposes.

                   ACTION WITHOUT A BOARD OF DIRECTORS MEETING

         SECTION 2.8 If in the opinion of the Chief Executive Officer circumstances exist which require the immediate taking of any action which is required or permitted to be taken by the Board of Directors or any committee thereof, such action may be taken without a meeting if all members of the Board of Directors or such committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the Board of Directors or such committee shall be filed with the minutes of the proceedings of the Board of Directors or committee.

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                                         Exhibit H to the Plan of Reorganization


                          BOARD OF DIRECTORS VACANCIES

         SECTION 2.9 Any vacancy in the Board of Directors, including any vacancy resulting from an increase in the authorized number of Directors, may be filled, until the next annual election of Directors, at any regular or special meeting of the Board of Directors by the affirmative vote of a majority of the remaining Directors.

                     CHAIRPERSON OF THE BOARD OF DIRECTORS,
                         VICE CHAIRPERSON AND SECRETARY

         SECTION 2.10 At the Organization Meeting, the Board of Directors may elect a Chairperson of the Board of Directors, who shall be an officer of the Company and who shall discharge such duties as may be assigned from time to time by the Directors. The Board of Directors also may elect a Vice Chairperson of the Board of Directors, who shall be an officer of the Company and who shall discharge such duties as may be assigned from time to time by the Directors. The Chairperson or, in the event of his or her absence or disability, the Vice Chairperson, shall preside at all meetings of the Board of Directors and, in his or her absence or disability, the President of the Company shall preside. In the absence of the persons above designated to preside at a meeting, the Board of Directors shall appoint a Chairperson pro tem.

         At the Organization Meeting, the Board of Directors shall elect a Secretary of the Board of Directors, who shall attend the meetings of the Board of Directors, shall keep the minutes of such meetings, shall send notices thereof, if any, and shall perform such other duties as may be attendant to such office. The Secretary of the Board of Directors need not be a member of the Board of Directors. If at any time the Secretary is absent or unable to discharge such duties, the Board of Directors shall appoint a Secretary pro tem.

                                  ARTICLE III

                                   Committees

                               STANDING COMMITTEES

         SECTION 3.1 The Board of Directors shall have the following standing committees, each consisting of not fewer than five (5) Directors, as shall be determined by the Board of Directors:

         Audit Committee
         Executive Committee
         Human Resources Committee
         Investment Committee
         Nominating
         Policyholder and External Affairs Committee

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                                                  Phoenix Life Insurance Company

                                         Exhibit H to the Plan of Reorganization


         All members of the Audit Committee, the Human Resources Committee and the Nominating Committee shall be Independent Directors. At least one-third of the members of each other standing committee shall be Independent Directors.

                           DESIGNATION OF MEMBERS AND
                       CHAIRPERSONS OF STANDING COMMITTEES

         SECTION 3.2 At its Organization Meeting each year, the Board of Directors, by resolution adopted by a majority of the then authorized number of Directors, shall designate from among the Directors the members of the standing committees and from among the members of each such committee a chairperson thereof, each of whom shall serve as such, at the pleasure of the Board of Directors, so long as they shall continue in office as Directors, and through the next succeeding Annual Meeting of the Company. The Board of Directors may by similar resolution designate one (1) or more Directors as alternate members of such committees, who may replace any absent member or members at any meeting of such committees, but only an Independent Director may be designated as an alternate member to the Audit Committee, the Human Resources Committee or the Nominating Committee. Vacancies in the membership or chairperson of any standing committee may be filled in the same manner as the original designations at any regular or special meeting of the Board of Directors, and the Chief Executive Officer may designate from among the remaining members of any standing committee whose chairperson is vacant a chairperson who shall serve until a successor is designated by the Board of Directors.

                           NOTICES OF TIMES OF MEETING
                  OF STANDING COMMITTEES AND PRESIDING MEMBERS

         SECTION 3.3 Meetings of each standing committee shall be held upon call of the Chief Executive Officer, or upon call of the chairperson of such standing committee or of two members of such standing committee. Meetings of each standing committee may also be held at such other times as such committee may determine. Meetings of a standing committee shall be held at such places and upon such notice as such committee may determine or as may be specified in the calls of such meetings. Any such chairperson, if present, or such member or members of each committee as may be designated by the Chief Executive Officer, shall preside at meetings thereof or, in the event of the absence or disability of any thereof or failing such designation, the committee shall select from among its members present a presiding Member.

                                     QUORUM

         SECTION 3.4 At each meeting of any committee there shall be present to constitute a quorum for the transaction of business at least a majority of the members of such committee, at least one (1) of whom is an Independent Director. Any alternate member who is replacing an absent member shall be counted in determining whether a quorum is present. The vote of a majority of the members present at a meeting of any standing committee at the time of the vote, if a quorum is present at such time, shall be the act of such committee.

                                  Page 6 of 11
                                                 Amended and Restated By-Laws of
                                                  Phoenix Life Insurance Company

                                         Exhibit H to the Plan of Reorganization


                           STANDING COMMITTEE MINUTES

         SECTION 3.5 Each of the standing committees shall keep minutes of its meetings, which shall be reported to the Board of Directors at its regular meetings and, if called for by the Board of Directors, at any special meeting.

                               EXECUTIVE COMMITTEE

         SECTION 3.6 The Executive Committee shall consist of five (5) or more Directors, as the Board of Directors may determine from time to time, a majority of whom shall be Independent Directors. This Committee shall have general power to act for the Board of Directors in the intervals between meetings of the Board of Directors on all matters of policy and direction relating to the conduct of the affairs of the Company, subject to such limitations as the Board may from time to time impose.

                              INVESTMENT COMMITTEE

         SECTION 3.7 The Investment Committee shall consist of five (5) or more Directors, as the Board of Directors may determine from time to time, a majority of whom shall be Independent Directors. This Committee shall review the investment policies and programs of the Company, including, but not limited to, the purchase and sale of bonds, stocks, other securities, real estate, mortgages and all other investments. The Investment Committee shall supervise the financial affairs of the Company. Except as otherwise ordered by the Board of Directors (i) no investment or loan, other than a policy loan and no sale, assignment, exchange, extension or transfer thereof, shall be made unless the same has been authorized or approved by the Investment Committee; and (ii) the Investment Committee shall designate from time to time depositories of the Company's funds.

                                 AUDIT COMMITTEE

         SECTION 3.8 The Audit Committee shall consist of five (5) or more Directors, as the Board of Directors may determine from time to time, all of whom shall be Independent Directors. The Audit Committee shall, prior to the last meeting of the Board of Directors in each calendar year, recommend to the Board of Directors the selection of independent certified public accountants for the ensuing fiscal year. This Committee shall engage such independent certified public accountants selected by the Board of Directors to audit and examine the financial position of the Company and shall prescribe the scope of such audit and of any internal audit. It shall review the Company's financial condition, and the scope and results of the independent audit and any internal audit, and shall from time to time confer with such independent certified public accounts and with management and review recommendations of such independent accountants and management with respect to the business of the Company and the business of any majority-owned subsidiary of the Company. The Audit Committee shall report to the Board of Directors upon the annual report of such independent certified public accountants and at such other times as the Audit Committee may deem necessary.

                                  Page 7 of 11
                                                 Amended and Restated By-Laws of
                                                  Phoenix Life Insurance Company

                                         Exhibit H to the Plan of Reorganization


                            HUMAN RESOURCES COMMITTEE

         SECTION 3.9 The Human Resources Committee shall consist of five (5) or more Directors, as the Board of Directors may determine from time to time, all of whom shall be Independent Directors. This Committee shall exercise general supervision of compensation and personnel administration and all activities conducted by the Company in the interest of the health, welfare and safety of Company personnel, shall evaluate the performance of officers deemed by such Committee to be principal officers, and shall make recommendations to the Board of Directors as to the selection of and compensation payable to such principal officers.

                   POLICYHOLDER AND EXTERNAL AFFAIRS COMMITTEE

         SECTION 3.10 The Policyholder and External Affairs Committee shall consist of five (5) or more Directors as the Board of Directors may determine from time to time, a majority of whom shall be Independent Directors. This Committee shall be responsible for matters relating to the interests of the policyholders and customers of the Company and shall exercise general supervision over the Company's policies and practices with respect to its insurance contracts, including both those pertaining to policyholder dividends and surplus generally and those pertaining to the insurance contracts in the closed block of contracts created pursuant to the Company's conversion from a mutual life insurance company to a stock insurance company. Annually the Committee shall make a written report to the Board of Directors recommending for the ensuing year the interest rates payable in funds held by the Company under policies or other contracts entitled by their terms to such interest. This Committee shall review generally the activities of the various businesses conducted by the Company and shall also exercise general supervision of the Company's external activities, including, but not limited to, government relations, charitable contributions, public benefit programs and compliance with policies on ethical business conduct and other corporate responsibility matters.

                              NOMINATING COMMITTEE

         SECTION 3.11 The Nominating Committee shall consist of five (5) or more Directors, as the Board of Directors may determine from time to time, all of whom shall be Independent Directors. This Committee shall have responsibility for nominating candidates for Director for election by shareholders and shall make recommendations to the Board of Directors with respect to the filling of vacancies on the Board of Directors.

                               SPECIAL COMMITTEES

         SECTION 3.12 The Board of Directors may from time to time, by resolution adopted by a majority of the entire Board of Directors, designate one
(1) or more Directors to serve as a special committee of the Board of Directors to act upon such matters permitted by law as the Board of Directors shall specify in such resolution. Each special committee, except as otherwise prescribed by law, shall have or may exercise the authority of the Board of Directors to the extent provided in the resolution establishing such committee. The members of the committee shall serve at the pleasure of the Board of Directors. The Board of Directors shall designate one

                                  Page 8 of 11
                                                 Amended and Restated By-Laws of
                                                  Phoenix Life Insurance Company

                                         Exhibit H to the Plan of Reorganization


(1) of the members of each special committee to serve as chairperson thereof. All provisions of Sections 3.3, 3.4 and 3.5 of these Bylaws shall apply to special committees. Nothing herein shall be deemed to prevent the Chief Executive Officer from appointing one (1) or more special committees of directors to advise him or her on any matter, provided that no such committee shall have or exercise any authority of the Board of Directors.

                                   ARTICLE IV

                                    Officers

                               PRINCIPAL OFFICERS

         SECTION 4.1 The Board of Directors shall determine who shall act as Chief Executive Officer of the Company. In its discretion, the Board of Directors may also designate a Chief Operating Officer. The Board of Directors in its discretion may also from time to time designate one or more other officers as principal officers.

                             CHIEF EXECUTIVE OFFICER

         SECTION 4.2 The Chief Executive Officer of the Company shall have the general executive management of its affairs, and may decide upon and execute all matters not otherwise covered by action of the Board of Directors or Executive Committee or more specifically provided for in the Bylaws. In the absence of action by the Board of Directors, the Chief Executive Officer may from time to time prescribe and assign such duties, functions and authority among officers or other employees and representatives as he or she shall determine are necessary or desirable for the proper conduct of the business of the Company.

                             CHIEF OPERATING OFFICER

         SECTION 4.3 The Chief Operating Officer, if any, shall assist the Chief Executive Officer in the execution of his or her duties and shall have such other duties as the Board of Directors or the Chief Executive Officer may from time to time determine.

                          PRESIDENT AND OTHER OFFICERS

         SECTION 4.4 At each Organization Meeting, the Board of Directors shall elect a President, who shall hold office until the next Organization Meeting and until the election of a successor or until his or her earlier death, removal or resignation. The President may also serve as the Chief Executive Officer or Chief Operating Officer. If a vacancy occurs in the office of President for any reason, such vacancy shall be filled by the Board of Directors at any regular or special meeting of the Board of Directors.

                                                 Amended and Restated By-Laws of
                                                  Phoenix Life Insurance Company

                                         Exhibit H to the Plan of Reorganization


         In addition to the President, the Board of Directors shall elect or appoint such other officers, including a Secretary, one (1) or more Assistant Secretaries and one (1) or more Vice Presidents as it may determine for the conduct of the business of the Company. Any two (2) or more offices may be held by the same person, except the offices of President and Secretary. Officers other than the Chief Executive Officer shall have such powers and perform such duties as may be assigned to them by these Bylaws or by or pursuant to authorization of the Board of Directors or the Chief Executive Officer.

         The Board of Directors may, in its discretion, delegate to the Chief Executive Officer authority to appoint and discharge any officers other than principal officers. Notwithstanding any such delegation to the Chief Executive Officer, all officers shall hold office at the pleasure of the Board of Directors, which retains authority to terminate any officer at any time. A vacancy in any office may be filled by the Board of Directors at any meeting.

                                   ARTICLE V

                               Execution of Paper

                                   INSTRUMENTS

         SECTION 5.1 Subject to such limitations as the Board of Directors may by resolution establish, any employee or officer designated for such purpose by the Chief Executive Officer or the Board of Directors, shall have power to execute all instruments in writing necessary or desirable for the Company to execute in the transaction and management of its business and affairs and to affix the corporate seal thereto.

                              DISPOSITION OF FUNDS

         SECTION 5.2 All funds of the Company deposited in its name shall be subject to disposition by check or other means, in such manner as the Board of Directors may from time to time determine.

                             SIGNATURES ON POLICIES
                           AND CERTAIN OTHER CONTRACTS

         SECTION 5.3 The Chief Executive Officer may appoint one (1) or more registrars. All policies of insurance and annuity contracts shall be signed by the Chairperson or, in his or her absence or disability, the Vice Chairperson (if any), of the Board of Directors, the President, a Vice President, the Secretary or an Assistant Secretary. Such signatures may be in facsimile, provided such policies and contracts are countersigned by a Registrar or a Vice President. All policy endorsements and modifications (other than endorsement of the exercise of a right or option provided for in a policy) and all contracts incident, related or supplementary to policies of insurance and annuity contracts shall be signed by the Chairperson, or, in his or her absence or disability, the Vice Chairperson (if any) of the Board of Directors, the President, a Vice

                                                 Amended and Restated By-Laws of
                                                  Phoenix Life Insurance Company

                                         Exhibit H to the Plan of Reorganization



President, the Secretary, or an Assistant Secretary. Any such signature may be in facsimile provided there is a countersignature by a Registrar or a Vice President.

                                   ARTICLE VI

                                     General

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         SECTION 6.1 To the full extent permitted by the laws of the State of New York, the Company shall indemnify any person made or threatened to be made a party to any action, proceeding or investigation, whether civil or criminal, by reason of the fact that such person, or such person's testator or intestate:

                  (1) is or was a Director, officer or employee of the Company;
         or

                  (2) serves or served another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of the Company, and at the time of such services, was a director, officer or employee of the Company.

against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with or as a result of such action, proceeding or investigation, or any appeal therein.

         Subject to applicable law, the indemnification provided in this Article VI shall not be deemed to be exclusive of any other rights to which a director, officer or employee of the Company seeking indemnification may be entitled.

                                  ARTICLE VII

                               Amendment of Bylaws

                  SECTION 7.1 These Bylaws or any of them may be amended, altered or repealed by a vote of two-thirds of the Directors present at any regular or special meeting, provided that any such proposed amendment, alteration or repeal shall have been submitted in writing and filed with the Secretary of the Board of Directors at least thirty
         (30) days before being presented at such a meeting. The notice of the meeting at which action may be taken upon such proposal to amend, change or repeal these Bylaws shall contain a statement in general terms that such action has been proposed. Notwithstanding the foregoing, Section 6.1 of these Bylaws may not be amended, altered or repealed by the Board of Directors so as to affect adversely any then existing rights of any director, officer or other person designated therein.

                                                 Amended and Restated By-Laws of
                                                  Phoenix Life Insurance Company

                                         Exhibit I to the Plan of Reorganization


                           THE PHOENIX COMPANIES, INC.
                              DIRECTORS STOCK PLAN

                                   ARTICLE I.
                                     PURPOSE

         The purpose of the "THE PHOENIX COMPANIES, INC. DIRECTORS STOCK PLAN" (the "Plan") is to enable the Company to attract, retain and motivate well qualified non-employee directors and to enhance a long-term mutuality of interests between the non-employee directors and stockholders of the Company by granting stock and stock options as provided herein.

                                   ARTICLE II.
                                   DEFINITIONS

         2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

         (a) "Award" means any Option or Share Award.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Cash Fees" means the amount of any fees that would, absent an election to receive an Elective Share Award pursuant to the terms of the Plan, be payable by the Company in cash to a Participant for any services to be performed by the Participant.

         (d) "Code" means the Internal Revenue Code of 1986, as amended.

         (e) "Common Stock" means the common stock of the Company, par value $0.01 per share.

         (f) "Company" means The Phoenix Companies, Inc., a Delaware corporation, and any successor thereto.

         (g) "Deferred Share" means a contractual right to receive one (1) Share on a deferred basis in accordance with the terms of the Plan.

         (h) "Elective Share Award" means any award of Shares made by reason of the election of a Participant to receive Shares in lieu of Cash Fees; provided that in no event shall any Elective Share Awards be issued prior to the second anniversary of the Initial Public Offering.

                                  Page 1 of 11
                                                     The Phoenix Companies, Inc.
                                                            Directors Stock Plan

         (i) "Fair Market Value" means, on any date, the closing price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Common Stock are quoted at the relevant time on such date). In the event that there are no Common Stock transactions reported on such tape (or other system) on such date, Fair Market Value means the closing price on the immediately preceding date on which Common Stock transactions were so reported.

         (j) "Family Member" means, as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), of such Participant, (ii) trust for the exclusive benefit of any of such persons and (iii) other entity owned solely by any such persons.

         (k) "Fee Share Award" means any award of Shares made at the direction of the Board in lieu of Cash Fees.

         (l) "Initial Public Offering" means the first day as of which sales of Common Stock are made to the public pursuant to the first underwritten public offering of the Common Stock.

         (m) "Option" means the right to purchase one (1) Share at a stated purchase price on the terms specified in Article V of the Plan. The Options are nonstatutory stock options not intended to qualify under
         Section 422 of the Code.

         (n) "Participant" means a member of the Board who is not an officer or employee of the Company or any entity controlling, controlled by, or under common control with the Company, and is not the beneficial owner of a controlling interest in the voting stock of the Company or of any entity that holds a controlling interest in the Company's voting stock.

         (o) "Plan" means The Phoenix Companies, Inc. Directors Stock Plan, as set forth herein and as amended from time to time.

         (p) "Share" means a share of Common Stock.

         (q) "Share Award" means any Elective Share Award or Fee Share Award.

         (r) "Stock Account" means a memorandum account established to record the deferral of certain compensation otherwise payable to a Participant which shall be deemed invested in Deferred Shares.

         (s) "Stock Incentive Plan" means The Phoenix Companies, Inc. Stock Incentive Plan, as the same may be amended from time to time.

                                  Page 2 of 11
                                                     The Phoenix Companies, Inc.
                                                            Directors Stock Plan

         2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                                  ARTICLE III.
                                 ADMINISTRATION

         3.1 Rules, Interpretation and Determinations. The Plan shall be administered by the Board. The Board shall have full authority to interpret and administer the Plan, to establish, amend and rescind rules for carrying out the Plan, to construe the respective option agreements and to make all other determinations and to take all other actions that it deems necessary or advisable for administering the Plan; provided, however, that, prior to the fifth anniversary of the Demutualization, no adoption of any material rule relating to this Plan, no material amendment of any such rule, and no rescission of any material rule relating to this Plan, shall become effective unless the Company shall have notified the New York State Insurance Department in writing of its intention thereof and delivered a copy of any such proposed adoption, amendment or rescission at least 60 days prior to the proposed effective date thereof, or such shorter time as it may permit, and it has not disapproved such adoption, amendment or rescission within such period. Each determination, interpretation or other action made or taken by the Board shall be final and binding for all purposes and upon all persons, unless such determination, interpretation or action is inconsistent with or contrary to any determination by the New York State Insurance Department in accordance with this Plan, in which case the Board's determination, interpretation or action shall be void as of the date of the Department's determination. It is hereby provided that, prior to any such determination by the New York State Insurance Department, the Company will be provided with written notice thereof and a reasonable opportunity to respond to such determination by the Department.

         3.2 Agents and Expenses. The Board may appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf. The Board may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion from any such counsel or consultant and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

                                   ARTICLE IV.
                     SHARES; ADJUSTMENT UPON CERTAIN EVENTS

         4.1 Source of Shares. Shares to be issued under the Plan may consist, in whole or in part, of treasury shares or authorized but unissued Shares not reserved for any other purpose.

                                  Page 3 of 11
                                                     The Phoenix Companies, Inc.
                                                            Directors Stock Plan

         4.2 Number of Share Awards. Subject to the provisions of Section 4.5 hereof, the aggregate number of Shares that may be issued under the Plan as Share Awards under Article VI shall not exceed 500,000 Shares.

         4.3 Number of Options. Subject to the provisions of Section 4.5 hereof, the aggregate number of Shares issuable under the Plan pursuant to Options shall not exceed 0.5% of the total number of Shares outstanding immediately after the Initial Public Offering.

         4.4 Canceled, Terminated, or Forfeited Options. In the event Options are for any reason canceled, terminated or otherwise settled without the issuance of any Common Stock (including, but not limited to, shares tendered to exercise outstanding Options or shares tendered or withheld for taxes), the Shares subject to such Options shall again be available for the granting of Options under the Plan and the Stock Incentive Plan.

         4.5 Adjustment in Capitalization. In the event of any Share dividend or Common Stock split, recapitalization (including, but not limited to, the payment of an extra ordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, the aggregate number of shares of Common Stock available for Awards pursuant to either Section 4.2 or
Section 4.3, distributable in respect of deferred Shares or subject to outstanding Options, and the respective exercise prices applicable to outstanding Options shall be appropriately adjusted by the Board and the Board's determination shall be conclusive, unless such determination is inconsistent with or contrary to any determination by the New York State Insurance Department in accordance with this Plan, in which case the Board's determination shall be void as of the date of the Department's determination. It is hereby provided that, prior to any such determination by the New York State Insurance Department, the Company will be provided with written notice thereof and a reasonable opportunity to respond to such determination by the Department. It is hereby further provided however, that no adjustment shall occur by reason of the issuance of Common Stock in accordance with the demutualization of the predecessor to the Company and that any fractional shares resulting from any such adjustment shall be disregarded.

         4.6 Certain Limitations and Restrictions. The aggregate number of Shares available under Sections 4.2 and 4.3 shall reduce, on a Share for Share basis, the number of Shares available under the Stock Incentive Plan. Subject to the provisions of Section 4.5 hereof and Section 5.3 of the Stock Incentive Plan, the total number of Shares available under the Plan and the Stock Incentive Plan is as follows: (i) with respect to any person who on April 17, 2000 was, or at any time thereafter became or becomes, an officer, director, employee or agent of the Company and/or any of its Subsidiaries other than Phoenix Investment Partners, Ltd. ("PXP")(including, without limitation, any such officer, director, employee or agent who on April 17, 2000 also was, or at any time thereafter became or becomes an officer, director or employee of PXP), the aggregate number of Shares that are or may be subject to options under the Stock Incentive Plan,

                                  Page 4 of 11
                                                     The Phoenix Companies, Inc.
                                                            Directors Stock Plan
when added to the aggregate number of Shares that are or may be subject to Options or other grants under the Plan, shall not exceed 5% of the total number of Shares outstanding immediately after the Initial Public Offering and (ii) with respect to any officer or employee of PXP (excluding any such person included in clause (i) of this Section 4.6), the aggregate number of Shares issuable under the Stock Incentive Plan shall not exceed 1% of the total number of Shares outstanding immediately after the Initial Public Offering. In addition, for the avoidance of doubt, no non-employee director of PXP may receive any Shares or Options under the Plan or any options under the Stock Incentive Plan as a consequence of his or her position as a non-employee director of PXP.

                                   ARTICLE V.
                           AWARDS AND TERMS OF OPTIONS

         5.1 Grant. The Board shall, subject to the approval of the Board, determine the Participants to whom Options shall be granted and, subject to
Section 5.2, the terms and conditions of any and all Options granted to Participants. In making such determination, the Board shall give due consideration to such factors as it deems appropriate, including, but not limited to, the performance of the Company. Any Options granted hereunder prior to the fifth anniversary of the Initial Public Offering shall be granted in substitution for a portion and shall in no event exceed fees that would otherwise have been payable in cash to the Participant for services as a director and not subject to a Share Award, in such manner and on such basis as the Board shall reasonably determine (including, without limitation, by application of the Black-Scholes option valuation methodology). Notwithstanding any other contrary provision in the Plan, no Options shall be granted prior to the first anniversary of the Initial Public Offering.

         5.2 Option Agreement. Options shall be evidenced by a written option agreement embodying the following terms:

         (a) Exercise Price. The exercise price per Share of an Option shall be not less than the Fair Market Value on the date such Option is granted.

         (b) Period of Exercisability. Each Option granted hereunder shall be immediately exercisable; provided that, in no event shall any Option be or become exercisable hereunder prior to the second anniversary of the Initial Public Offering and, if and to the extent this proviso limits the exercisability of any Option, the portion so limited shall become exercisable on such second anniversary. Each Option shall, if not previously exercised in accordance with the terms of the Plan, in all events expire upon the tenth (10th) anniversary of the date of the grant thereof. If a Participant shall cease to provide services to the Company, such Participant or, in the case of death, the Participant's estate or beneficiary, may exercise any Option held by the Participant at the date his or her service terminates until the earlier of (A) three (3) years from the date the Participant ceased to provide services to the Company and (B) the tenth anniversary of the date the Option was granted; provided, however, that if the Participant's service as a member of the Board terminates prior to the second

                                  Page 5 of 11
                                                     The Phoenix Companies, Inc.
                                                            Directors Stock Plan
         anniversary of the Initial Public Offering, the Option may not be exercised prior to such second anniversary.

         (c) Procedure for Exercise. A Participant electing to exercise one (1) or more Options shall give written notice to the Secretary of the Company of such election and of the number of Shares he has elected to purchase. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Board have been made to assure full payment of the option price therefor. Without limiting the generality of the foregoing, payment of the Option price may be made
         (i) in cash or its equivalent, (ii) by exchanging shares of Common Stock owned by the optionee (which are not the subject of any pledge or other security interest), (iii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock or (iv) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such Option price. The Company may not make a loan to a Participant to facilitate such Participant's exercise of any of his or her Options.

                                   ARTICLE VI.
                                  SHARE AWARDS

         6.1 Fee Share Awards. Commencing with respect to fees payable for services rendered after the first anniversary of the Initial Public Offering, the Board may require that up to one-half of the Cash Fees otherwise payable to a Participant be payable in Shares, issuable as of the first day of the calendar quarter (or, with respect to the first Fee Share Award, the first day of the first calendar month after the twelve month anniversary of the Initial Public Offering) with respect to which the Cash Fees would otherwise have been payable to the Participant in cash (the "Date of Issuance"). Notwithstanding the foregoing, if the Date of Issuance determined in the preceding sentence is not a business day, the grant of Shares shall be made on the next following business day. The number of Shares to be issued as a Fee Share Award as of each Date of Issuance shall equal the greatest number of whole Shares derived from the quotient of (i) the dollar amount of the Cash Fees the Board has determined to pay in Shares and (ii) the Fair Market Value on the Date of Issuance. If, after the application of the preceding formula as of any Date of Issuance, there is a cash remainder, the Company shall pay the Participant the amount of such cash remainder as soon as practicable following such Date of Issuance. In no event shall any Shares acquired pursuant to any Fee Share Award be sold by a Participant prior to the second anniversary of the Initial Public Offering.

         6.2 Elective Share Awards. Commencing with respect to Cash Fees payable for services rendered after the second anniversary of the Initial Public Offering, a Participant may elect to have any portion of the fees that would otherwise have been payable to the Participant in cash for services as a director (less any amounts paid as Fee Share Awards or, until the fifth anniversary of the Initial Public Offering, granted as Options) paid in

                                  Page 6 of 11
                                                     The Phoenix Companies, Inc.
                                                            Directors Stock Plan

Shares. The Date of Issuance in respect of any Cash Fees which are part of the Participant's annual retainer fees shall be the first day of the calendar quarter with respect to which the related Cash Fees would otherwise have been payable to the Participant, and in respect of any other Cash Fees, as of the first day of the calendar quarter following the quarter with respect to which such Cash Fees would otherwise have been payable to the Participant. Notwithstanding the foregoing, if the Date of Issuance determined in the preceding sentence is not a business day, the grant of Shares shall be made on the next following business day. The number of Shares to be issued as an Elective Share Award as of each Date of Issuance shall equal the greatest number of whole Shares derived from the quotient of (i) the dollar amount of the Cash Fees elected to be paid in Shares at such Date of Issuance in accordance with the second preceding sentence and (ii) the Fair Market Value on the Date of Issuance. If, after the application of the preceding formula as of any Date of Issuance, there is a cash remainder, the Company shall pay the Participant the amount of such cash remainder as soon as practicable following such Date of Issuance.

                                  ARTICLE VII.
                             RECEIPT OF SHARE AWARDS

         7.1 Election. A Participant may elect to defer receipt of all or any part of the Shares issuable to the Participant in respect of any Share Award. Any such election shall be made (a) as to which the Date of Issuance is in the same calendar year in which the Plan becomes effective, within thirty days of the date this Plan is adopted and (b) with respect to any other Fee Share Award or Elective Share Award, by December 31 of the calendar year prior to the year in which the Date of Issuance would otherwise occur. Notwithstanding the immediately preceding sentence, any person who becomes a Participant after the adoption of the Plan may elect, not later than the end of the calendar month in which the Participant becomes a member of the Board, to defer delivery of all or any part of the Shares deliverable in respect of any Share Award to be made following such election.

         7.2 Form and Duration of Election. An election to defer receipt shall be made by written notice filed with the Secretary of the Company. Such election shall continue in effect (including with respect to Share Awards for subsequent calendar years) unless and until the Participant revokes or modifies such election by written notice filed with the Secretary of the Company. Any such revocation or modification of a deferral election shall become effective as of the end of the calendar year in which such notice is given and only with respect to Share Awards to be made in subsequent calendar years. Amounts credited to the Participant's Stock Account prior to the effective date of any such revocation or modification of a deferral election shall not be affected by such revocation or modification and shall be distributed only in accordance with the otherwise applicable terms of the Plan. A Participant who has revoked an election to participate in the Plan may file a new election to defer Share Awards with respect to Shares to be granted in the calendar year following the year in which such election is filed.

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         7.3 Stock Account. Any Share Award as to which a Participant has elected to defer delivery of the Shares shall be credited to the Participant's Stock Account and shall be deemed to be invested in a number of Deferred Shares equal to the number of Shares that would otherwise have been delivered to the Participant. Whenever a dividend other than a dividend payable in the form of Shares is declared with respect to the Shares, the number of Deferred Shares in the Participant's Stock Account shall be increased by the number of Deferred Shares determined by dividing (a) the product of (i) the number of Deferred Shares in the Participant's Stock Account on the related dividend record date and (ii) the amount of any cash dividend declared by the Company on a Share (or, in the case of any dividend distributable in property other than Shares, the per share value of such dividend, as determined by the Company for purposes of income tax reporting) by (b) the Fair Market Value on the related dividend payment date. In the case of any dividend declared on Shares which is payable in Shares, the Participant's Stock Account shall be increased by the number of Deferred Shares equal to the product of (a) the number of Deferred Shares credited to the Participant's Stock Account on the related dividend record date and (b) the number of Shares (including any fraction thereof) distributable as a dividend on a Share. In the event of any change in the number or kind of outstanding Shares by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Shares, other than a stock dividend as provided above, the Board shall make an appropriate adjustment in the number of Deferred Shares credited to the Participant's Stock Account.

         7.4 Distribution from Accounts Upon Termination of Service as a Director. All distributions from the Participant's Stock Account shall be made in Shares. At the time a Participant makes a deferral election pursuant to
Section 7.1, the Participant shall also file with the Secretary of the Company a written election with respect to whether such distribution (a) shall commence immediately following the date the Participant ceases to be a Participant or on the first business day of any calendar year following the calendar year in which the Participant ceases to be a Participant and (b) shall be in one lump-sum or in such number of annual installments (not to exceed ten) as the Participant may designate. If installments are elected, the number of Shares distributable with respect to each installment shall be equal to the number of Deferred Shares then credited to the Stock Account times a fraction, the numerator of which is one
(1) and the denominator of which is the number of installments (including the current installment) remaining to be paid. A Participant may at any time, and from time to time, change any distribution election applicable to the Participant's Stock Account; provided that no election to change the timing of any such distribution shall be effective unless it is made in writing and received by the Secretary of the Company at least one full calendar year prior to the time at which the Participant ceases to provide services to the Company. If a Participant fails to specify a commencement date for a distribution in accordance with this Section 7.4, such distribution shall commence on the first business day of the calendar year immediately following the year in which the Participant ceases to be a Participant. If a Participant fails to specify whether distribution shall be made in a lump-sum or in a number of installments, such distribution shall be made in a lump-sum. In the case of any distribution being made in annual installments, each installment after the first installment

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shall be paid on the first business day of each subsequent calendar year until the entire amount subject to such installments shall have been paid.

                                  ARTICLE VIII.
                            TRANSFERABILITY OF AWARDS

         No Award shall be transferable by the Participant otherwise than by will or under the applicable laws of descent and distribution; provided that the Board may, in the Option agreement or otherwise, permit transfers of Options by gift or a domestic relations order to Family Members. In addition, no Award shall be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and no Award shall be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate any Award, or in the event of any levy upon any Award by reason of any attachment or similar process contrary to the provisions hereof, such Award shall immediately become null and void.

                                   ARTICLE IX.
                     TERMINATION, MODIFICATION AND AMENDMENT

         The Board at any time may terminate the Plan, and from time to time may amend or modify the Plan; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the minimum exercise price at which an Option may be granted or (c) extend the maximum term for Options granted hereunder shall be subject to the approval of the Company's shareholders and no amendment made prior to the fifth anniversary of the Initial Public Offering shall be or become effective without the prior written consent of the New York Superintendent of Insurance. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan, without the consent of the Participant.

                                   ARTICLE X.
                               GENERAL PROVISIONS

         10.1 No Right to Remain as a Director. The Plan shall not impose any obligations on the Company to retain any Participant as a director nor shall it impose any obligation on the part of any Participant to remain in service to the Company.

         10.2 Investment Representation; Registration. If the Board determines that the law so requires, the holder of an Option granted hereunder or the recipient of Shares in respect of any Share Award shall execute and deliver to the Company a written statement, in form satisfactory to the Company, representing and warranting that he is purchasing or accepting the Shares then acquired for his own account and not with a view to the resale or distribution thereof, that any subsequent offer for sale or sale of any such Shares shall be made either pursuant to (a) a registration statement on an appropriate form under the Securities Act of 1933, as amended, which Registration Statement shall have become effective and shall be current with respect to the Shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act,

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and that in claiming such exemption the holder will, prior to any offer for sale or sale of such Shares, obtain a favorable written opinion from counsel approved by the Company as to the availability of such exemption. If at any time the Board shall determine in its discretion that the listing, registration or qualification of the Shares covered by the Plan upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale of Shares under the Plan, no Shares will be delivered unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

         10.3 No Right to Specific Assets. Nothing contained in the Plan and no action taken pursuant to the Plan (including, without limitation, the grant of any Award hereunder) shall create or be construed to create a trust of any kind or any fiduciary relationship between the Company and any Participant, the executor, administrator or other personal representative or designated beneficiary of such Participant, or any other persons. To the extent that any Participant or his executor, administrator, or other personal representative, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

         10.4 Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Shares covered by his Option or related to Deferred Shares until he shall have become the holder of record of such Shares.

         10.5 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

         10.6 Controlling Law. The Plan shall be construed and enforced according to the laws of the State of New York.

         10.7 Indemnification. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him; provided that he shall give prior written consent to the Company and an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such person may be entitled under the Company's Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

                                  Page 10 of 11
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                                                            Directors Stock Plan
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         10.8 Term of Plan. The Plan shall be effective upon the later of (a)
its adoption by the Board and approval by Phoenix Life Insurance Company, the sole shareholder of the Company and by the New York Superintendent of Insurance and (b) at such time as shares are publicly available. The Plan shall continue in effect, unless sooner terminated pursuant to Article IX, until no more shares are available for issuance under the Plan.

                                  Page 11 of 11
                                                     The Phoenix Companies, Inc.
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                                         Exhibit J to the Plan of Reorganization


                           THE PHOENIX COMPANIES, INC.
                              STOCK INCENTIVE PLAN

                                   ARTICLE I.
                                     PURPOSE

         The purpose of the "THE PHOENIX COMPANIES, INC. STOCK INCENTIVE PLAN" as it may be amended from time to time (the "Plan") is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) motivating superior performance by means of performance-related incentives, (b) encouraging and providing for the acquisition of an ownership interest in the Company by the Company's and its Subsidiaries' employees and Agents, and (c) enabling the Company to attract and retain the services of an outstanding management team upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

                                   ARTICLE II.
                                   DEFINITIONS

         2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

         (a) "Act" means the Securities Exchange Act of 1934, as amended.

         (b) "Agent" means an "insurance agent" as defined in Section 2101 of the New York Insurance Law and who also is treated by the Company as a "statutory employee" as defined under applicable provisions of the Code.

         (c) "Approved Retirement" means termination of a Participant's employment (i) on or after the normal retirement date or (ii) with the Committee's approval, on or after any early retirement date established under any retirement plan maintained by the Company or a Subsidiary and in which the Participant participates; provided that in each case, the Committee may require, as a condition to a Participant's retirement being an "Approved Retirement" for purpose of the Plan, that the Participant enter into a general release of claims, non-solicitation and/or non-competition agreement in form and substance satisfactory to the Company.

         (d) "Board" means the Board of Directors of the Company.

         (e) "Cause" means

                  (i) the willful failure by the Participant to perform substantially his duties as an Employee of the Company (other than due to physical or mental illness) after reasonable notice to the Participant of such failure.

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                                                            Stock Incentive Plan
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                  (ii)     The Participant's engaging in serious misconduct that
                           is injurious to the Company or any Subsidiary in any way, including, but not limited to, by the way of damage to their respective reputations or standings in their respective industries.

                  (iii) The Participant's having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony or;

                  (iv) The breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

         (f) "Change of Control" shall be deemed to have occurred upon the first occurrence of any of the following events:

                  (i) the occurrence of such a change in control of the direction and administration of the Company's business as would be required to be reported in response to Item 6(e) of
                  Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof and any successor provision of the regulations under the Exchange Act, if the Company were required at the time of such occurrence to report under such provisions (whether or not the Company is subject to the reporting provisions of Section 12 of the Exchange Act and to such reporting requirement); or

                  (ii) if the individuals who, at the beginning of the period commencing two (2) years earlier, constituted the Company's Board of Directors cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however that any person who is a Continuing Director (as hereinafter defined) for this purpose shall be deemed to have been a member of the Board of Directors on the first day of such two (2) year period; or

                  (iii) the Company or Board of Directors shall approve a sale of all or substantially all of the assets of the Company and such transaction shall have been consummated; or

                  (iv) if 25% or more of the combined voting power of the Company's securities are acquired by an individual or entity other than the Company, any Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, or

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                                                     The Phoenix Companies, Inc.
                                                            Stock Incentive Plan
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                  (v) at any date after the date hereof, the Company is
                  voluntarily or involuntarily dissolved or liquidated or otherwise ceases business operation; or

                  (vi) the Company's Board of Directors shall approve any merger, consolidation or like business combination or reorganization of the Company as the case may be, such transaction shall have been consummated and a majority of the individuals who constituted directors of the Company on the day the Board of Directors approved such transaction cease for any reason, at any time within two (2) years after the consummation of such transaction, to constitute a majority of such Board of Directors or, board of directors of any successor company resulting from such merger, consolidation, or like business combination or reorganization.

         (g) "Change of Control Price" means the highest price per share of Common Stock offered in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash) or, in the case of a Change of Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of the Common Stock on any of the 30 trading days immediately preceding the date on which a Change of Control occurs.

         (h) "Code" means the Internal Revenue Code of 1986, as amended.

         (i) "Committee" means the Compensation Committee of the Board or such other Committee of the Board as the Board shall designate from time to time, which Committee shall consist of two or more members, each of whom shall be a "Non-Employee Director" within the meaning of Rule 16b-3 (or any successor rule thereto), as promulgated under the Act, and an "outside director" within the meaning of section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

         (j) "Common Stock" means the common stock of the Company, par value $0.01 per share.

         (k) "Company" means The Phoenix Companies, Inc., a Delaware corporation, and any successor thereto.

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                                                     The Phoenix Companies, Inc.
                                                            Stock Incentive Plan
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         (l) "Continuing Directors" mean (i) the directors of the Company in office on the date hereof (ii) any successor to any such directors, and
         (iii) any additional directors, who (A) after the date hereof were nominated or selected by a majority of the Continuing Directors in office at the time of their nomination or selection (other than any such nomination or selection of an individual as a director of the Company or any successor to the Company who were so nominated or selected in connection with the settlement of a threatened or actual proxy contest, a proposed or consummated merger, consolidation or like business combination or reorganization of the Company.

         (m) "Demutualization" means the demutualization of Phoenix Home Life Mutual Insurance Company pursuant to a plan of reorganization approved by the New York State Superintendent of Insurance under Section 7312 of the New York Insurance Law.

         (n) "Directors Plan" means the Company's Directors Stock Plan, as the same may be amended from time to time.

         (o) "Disability" has the meaning given in the Company's long-term disability insurance policy or program as in effect from time to time.

         (p) "Employee" means any officer or other employee of the Company, Phoenix Life Insurance Company or any Subsidiary (as determined by the Committee in its sole discretion); provided, however, that with respect to Incentive Stock Options, "Employee" means any person who is considered an employee of the Company or any Subsidiary for purposes of Treasury Regulation Section 1.421-7(h).

         (q) "Fair Market Value" means, on any date, the closing prices of the Common Stock as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Common Stock are quoted at the relevant time) on such date. In the event that there are no Common Stock transactions reported on such tape (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported.

         (r) "Family Member" means, as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), of such Participant, (ii) trust for the exclusive benefit of any of such persons and (iii) other entity owned solely by such persons.

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                                                            Stock Incentive Plan
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         (s) "Initial Public Offering" means the first day as of which sales of
         Common Stock are made to the public pursuant to the first underwritten public offering of the Common Stock.

         (t) "Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an "Incentive Stock Option" (ISO) within the meaning of
         Section 422 of the Code or (ii) an option which is not an Incentive Stock Option (a "Nonstatutory Stock Option"(NSO).

         (u) "Participant" means any Employee or Agent designated by the Committee to participate in the Plan.

         (v) "Subsidiary" means any corporation or partnership in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

         2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                                  ARTICLE III.
                          ELIGIBILITY AND PARTICIPATION

         Participants in the Plan shall be those Employees or Agents selected by the Committee to be granted Options pursuant to Article VI.

                                   ARTICLE IV.
                             POWERS OF THE COMMITTEE

         4.1 Power to Grant. The Committee shall determine the Participants to whom Options shall be granted and the terms and conditions of any and all such Options. The Committee may establish different terms and conditions for different Participants and for the same Participant for each Option such Participant may receive, whether or not granted at different times. Notwithstanding any other contrary provision in the Plan, Options shall not be granted prior to the first anniversary of the Initial Public Offering.

         4.2 Certain Rules Relating to Grants.

         (a) Maximum Individual Grants. During any consecutive five-year period, no individual Participant may be granted Options to acquire more than 5% of the total shares available under the Plan.
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                                                            Stock Incentive Plan
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         (b)      Cumulative Grant Limits. The maximum number of Options
                  (expressed as a percentage of the total number of shares available under the Plan as set forth in Section 5.1) that may be awarded, on a cumulative basis (but excluding any forfeited, canceled or expired Options), shall be as follows:

                           prior to the second anniversary of the        75%
                                                                         --
                           Plan Effective Date

                           prior to the third anniversary of the         85%
                                                                         --
                           Plan Effective Date

                           prior to the fourth anniversary of the        100%
                                                                         ---
                           Plan Effective Date

         (c) Repricing or Substitution of Options. The Committee shall not have the right to reprice outstanding Options or to grant new Options under the Plan in substitution for or upon the cancellation of Options previously granted.

         4.3 Administration.

         (a) Rules, Interpretations and Determinations. The Plan shall be administered by the Committee. The Committee shall have full authority to interpret and administer the Plan, to adopt, amend, and rescind rules relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to construe the respective option agreements and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes; provided, however, that prior to the fifth anniversary of the Demutualization, no adoption of any material rule, and no material amendment of any such rule, and no rescission of any material rule relating to this Plan, shall become effective unless the Company shall have notified the New York State Insurance Department in writing of its intention thereof and delivered a copy of any such proposed adoption, amendment or rescission at least 60 days prior to the proposed effective date thereof, or such shorter time as it may permit, and it has not disapproved such adoption amendment or recession within such period. Determinations, interpretations, or other actions made or taken by the Committee shall be final, binding, and conclusive for all purposes and upon all persons, unless such determination, interpretation or action is inconsistent with or contrary to any determination by the New York
         State Insurance Department in accordance with this Plan, in which case the Committee's determination, interpretation or action shall be void as of the date of the Department's determination. It is hereby provided that, prior to any such determination by the New York State Insurance Department, the Company will be provided with written notice thereof and a reasonable opportunity to respond to such determination by the Department.
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                                                            Stock Incentive Plan
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         (b) Agents and Expenses. The Committee may appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf. The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

         4.4 Delegation of Authority. The Committee may delegate its duties, powers and authorities under the Plan to the Company's Chief Executive Officer with respect to individuals who are below the position of Senior Vice President (or analogous title), pursuant to such conditions or limitations as the Committee may establish; provided that only the Committee or the Board may select, and grant Options to, Participants who are subject to Section 16 of the Act. Notwithstanding the foregoing, in no event shall the Chief Executive Officer grant (i) Options which, in the aggregate, represent more than 1.5% of the total number of shares authorized for issuance under the Plan or (ii) to any single Participant in any twelve-month period more than 5% of the total number of shares that the Chief Executive Officer is authorized to grant. The Chief Executive Officer shall report periodically to the Committee regarding the nature and scope of the Options granted pursuant to the authority granted to him under this Section 4.4.

                                   ARTICLE V.
                              STOCK SUBJECT TO PLAN

         5.1 Number.

         (a) Subject to the provisions of Section 5.3 hereof, with respect to any person who on April 17, 2000 was, or at any time thereafter became or becomes, an officer, director, employee or Agent of the Company and/or any of its Subsidiaries other than Phoenix Investment Partners, Ltd. ("PXP")(including, without limitation, any such officer, director, employee or Agent who on April 17, 2000 was also, or at any time thereafter also became or becomes an officer, director or employee of PXP), the aggregate number of shares of Common Stock that are or may be subject to Options under the Plan, when added to the aggregate number of shares of Common Stock that are or may be subject to options or other grants under the Directors Plan, shall not exceed 5% of the total number of the total number of shares of Common Stock outstanding immediately after the Initial Public Offering.

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         (b) Subject to the provisions of Section 5.3 hereof, with respect to any officer or employee of PXP (excluding any such person included in paragraph
(a) of this Section 5.1), the aggregate number of shares of Common Stock issuable under the Plan shall not exceed 1% of the total number of Shares outstanding immediately after the Initial Public Offering. For the avoidance of doubt, no non-employee director of PXP may receive any shares of Common Stock or options under the Plan or the Directors Plan as a consequence of his or her position as a non-employee director of PXP.

         (c) Without limitation of paragraphs (a) and (b) of this Section 5.1, the terms and conditions of equity compensation granted to officers and employees of PXP under the Plan shall be no more favorable than the terms and conditions of equity compensation previously granted to officers and employees of PXP in the year 2000.

         (d) The shares to be delivered under the Plan may consist, in whole or in part, of treasury Common Stock or authorized but unissued Common Stock, not reserved for any other purpose.

         5.2 Canceled, Terminated, or Forfeited Options. Any shares of Common Stock subject to an Option which for any reason is canceled, terminated or otherwise settled without the issuance of any Common Stock (including, but not limited to, shares tendered to exercise outstanding Options or shares tendered or withheld for taxes) shall again be available for Options under the Plan.

         5.3 Adjustment in Capitalization. In the event of any Common Stock dividend or Common Stock split, recapitalization (including, but not limited, to the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, the aggregate number of shares of Common Stock available for Options under Section 5.1 or subject to outstanding Options and the respective exercise prices applicable to outstanding Options shall be appropriately adjusted by the Committee and the Committee's determination shall be conclusive, unless such determination is inconsistent with or contrary to any determination by the New York State Insurance Department in accordance with this Plan, in which case the Committee's determination shall be void as of the date of the Department's determination. It is hereby provided that, prior to any such determination by the New York State Insurance Department, the Company will be provided with written notice thereof and a reasonable opportunity to respond to such determination by the Department. It is hereby further provided, however, that no adjustment shall occur by reason of the issuance of Common Stock in accordance with the Demutualization and that any fractional shares resulting from any such adjustment shall be disregarded.

                                   Page 8 of 14
                                                     The Phoenix Companies, Inc.
                                                            Stock Incentive Plan

                                   ARTICLE VI.
                                  STOCK OPTIONS

         6.1 Grant of Options. Subject to the provisions of Section 4.1, Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of two types: (a) Incentive Stock Options and (b) Nonstatutory Stock Options. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant. Each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Notwithstanding the foregoing, any Options granted to a Participant who is an Agent shall comply with the provisions of Section 4228 of the New York Insurance Law and any regulations thereunder. Notwithstanding any other contrary provision of the Plan, no Options shall be granted prior to the first anniversary of the Initial Public Offering.

         6.2 Option Price. Nonstatutory Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price no less than the Fair Market Value of a share of Common Stock on the date the Option is granted.

         6.3 Exercise of Options. One third of each Nonstatutory Stock Option or Incentive Stock Option granted pursuant to the Plan shall become exercisable on each of the first three (3) anniversaries of the date such Option is granted; provided that in no event shall any Option be or become exercisable hereunder prior to the second anniversary of the Initial Public Offering and, if and to the extent this proviso limits the exercisability of any Option, the portion so limited shall become exercisable on such second anniversary; provided, further, that the Committee may at the time of grant establish longer periods of service for Options to become exercisable and may establish performance-based criteria for exercisability. Subject to the provisions of Article VII, once any portion of any Option has become exercisable it shall remain exercisable for its full term. The Committee shall determine the term of each Nonstatutory Stock Option or Incentive Stock Option granted, but in no event shall any such Option be exercisable for more than ten (10) years after the date on which it is granted.

         6.4 Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the Option price therefor. Without limiting the generality of the foregoing, payment of the Option price may be made (a) in cash or its equivalent, (b) by exchanging shares of Common Stock owned by the optionee which are not the subject of any pledge or other security interest, (c) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock or (d) by any combination of the foregoing; provided that the combined

                                   Page 9 of 14
                                                     The Phoenix Companies, Inc.
                                                            Stock Incentive Plan
value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such Option price.

         6.5 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no Option that is intended to be an Incentive Stock Option may be granted after the tenth anniversary of the effective date of the Plan and no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to disqualify any Incentive Stock Option under such Section 422.

                                  ARTICLE VII.
                            TERMINATION OF EMPLOYMENT

        7.1 Termination of Employment Due to Death. In the event a Participant's employment terminates by reason of death, any Options granted to such Participant shall become immediately exercisable in full and may be exercised by the Participant's designated beneficiary, and if none is named, in accordance with Section 10.2, at any time prior to the expiration of the term of the Options or within five (5) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant's death, whichever period is shorter.

         7.2 Termination of Employment Due to Disability or Approved Retirement. In the event a Participant's employment terminates by reason of Disability or Approved Retirement, any Options granted to such Participant which are then outstanding shall continue to become exercisable in accordance with Section 6.3 notwithstanding such termination of employment and may be exercised by the Participant or the Participant's designated beneficiary, and if none is named, in accordance with Section 10.2, at any time prior to the expiration date of the term of the Options or within five (5) years (or such shorter period as the Committee shall determine at the time of grant) following the Participant's termination of employment, whichever period is shorter.

         7.3 Certain Divestitures, etc. In the event that a Participant's employment is terminated in connection with a sale, divestiture, spin-off or other similar transaction involving a Subsidiary, division or business segment or unit, the Committee may provide at the time of grant or otherwise that all or any portion of any Options granted to such Participant which are then outstanding shall become exercisable in accordance with Section 6.3 notwithstanding such termination of employment and may be exercised by the Participant or the Participant's designated beneficiary, and if none is named, in accordance with Section 10.2, at any time prior to the expiration date of the term of the Options or within three (3) years (or such shorter period as the Committee shall determine at or following the time of grant) following the Participant's termination of employment, whichever period is shorter.

                                   Page 10 of 14
                                                     The Phoenix Companies, Inc.
                                                            Stock Incentive Plan

         7.4 Termination of Employment for Cause. In the event a Participant's employment is terminated for Cause, any Options granted to such Participant that are then not yet exercised shall be forfeited.

         7.5 Termination of Employment for Any Other Reason. Unless otherwise determined by the Committee at or following the time of grant, in the event the employment of the Participant shall terminate for any reason other than one described in Section 7.1, 7.2, 7.3 or 7.4, any Options granted to such Participant which are exercisable at the date of the Participant's termination of employment may be exercised at any time prior to the expiration of the term of the Options or the thirtieth day following the Participant's termination of employment, whichever period is shorter, and any Options that are not exercisable at the time of termination of employment shall be forfeited.

                                  ARTICLE VIII.
                                CHANGE OF CONTROL

         8.1 Accelerated Vesting and Payment. Subject to the provisions of
Section 8.2, in the event of a Change of Control each Option shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and, in connection with such a Change of Control, the Committee may, in its discretion, provide that each Option shall, upon the occurrence of such Change of Control, be canceled in exchange for a payment in an amount equal to the excess, if any, of the Change of Control Price over the exercise price for such Option.

         8.2 Alternative Awards. Notwithstanding Section 8.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Option shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an "Alternative Award"), by a Participant's employer (or the parent or an affiliate of such employer) immediately following the Change of Control; provided that any such Alternative Award must:

                  (a) be based on stock which is traded on an established securities market, or that the Committee reasonably believes will be so traded within 60 days after the Change of Control;

                  (b) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

                  (c) have substantially equivalent economic value to such Option (determined at the time of the Change of Control); and

                                  Page 11 of 14
                                                     The Phoenix Companies, Inc.
                                                            Stock Incentive Plan

                  (d) have terms and conditions which provide that in the event that the Participant's employment is involuntarily terminated or constructively terminated, any conditions on a Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award shall be waived or shall lapse, as the case may be.

For this purpose, a constructive termination shall mean a termination of employment by a Participant following a material reduction in the Participant's base salary or a Participant's incentive compensation opportunity or a material reduction in the Participant's responsibilities, in either case without the Participant's written consent.

                                   ARTICLE IX.
                AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

         The Board at any time may terminate the Plan, and from time to time may amend or modify the Plan; provided, however, that any amendment which would (a) increase the number of shares available for issuance under the Plan, (b) lower the minimum exercise price at which an Option may be granted or (c) extend the maximum term for Options granted hereunder shall be subject to the approval of the Company's shareholders and no amendment made prior to the fifth anniversary of the Demutualization shall be or become effective without the prior written consent of the New York State Superintendent of Insurance. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan, without the consent of the Participant.

                                   SECTION X.
                            MISCELLANEOUS PROVISIONS

         10.1 Transferability of Options. No Options granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution; provided that the Committee may, in the Option agreement or otherwise, permit transfers of Nonstatutory Stock Options by gift or a domestic relations order to Family Members.

         10.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when received by the Committee in writing during his lifetime. In the absence of any such effective designation, benefits remaining unpaid or unexercised at the Participant's death shall be paid to or exercised by the Participant's surviving spouse, if any, or otherwise to or by his estate.

                                  Page 12 of 14
                                                     The Phoenix Companies, Inc.
                                                            Stock Incentive Plan

         10.3 Deferral of Payment. The Committee may, in the Option agreement or otherwise, permit a Participant to elect, upon such terms and conditions as the Committee may establish, to defer receipt of shares of Common Stock that would otherwise be issued upon exercise of a Nonstatutory Stock Option.

         10.4 No Guarantee of Employment or Participation. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment or service at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary or any other affiliate of the Company. No Employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future Options.

         10.5 Tax Withholding. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local withholding tax requirements on any Option under the Plan, and the Company may defer issuance of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (a) to have shares of Common Stock otherwise issuable under the Plan withheld by the Company or (b) to deliver to the Company previously acquired shares of Common Stock having a Fair Market Value sufficient to satisfy such withholding tax obligation associated with the transaction.

         10.6 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan (in the absence of bad faith) and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him; provided that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such person may be entitled under the Company's Certificate of Incorporation or By-Laws, by contract, as a matter of law, or otherwise.

                                  Page 13 of 14
                                                     The Phoenix Companies, Inc.
                                                            Stock Incentive Plan

         10.7 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans, provided that the Company shall not be permitted to establish any other stock option or stock incentive plans, other than its Director's Stock Plan, prior to the fifth anniversary of the Initial Public Offering without the advance written approval of the New York Superintendent of Insurance. Nothing in this Section 10.7 shall be construed to limit the ability of the Company to use stock in connection with any compensation arrangement approved by the New York Superintendent of Insurance pursuant to Section 10.1 and Schedule 3(c) of the Plan of Reorganization.

         10.8 Requirements of Law. The granting of Options and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

         10.9 Term of Plan. The Plan shall be effective upon the later of (a) its adoption by the Board and approval by Phoenix Life Insurance Company, the sole shareholder of the Company and by the New York Superintendent of Insurance pursuant to Section 7312(w) of the New York Insurance Law and (b) at such time as shares of Common Stock become publicly traded. The Plan shall continue in effect, unless sooner terminated pursuant to Article IX, until no more shares of Common Stock are available for issuance under the Plan.

         10.10 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York.

         10.11 No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, Options shall not be treated as compensation for purposes of calculating an Employee's right under any such plan, policy or program.

         10.12 No Constraint on Corporate Action. Nothing in this Plan shall be construed (a) to limit, impair or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets or (b) except as provided in Article IX, to limit the right or power of the Company or any of its Subsidiaries to take any action which such entity deems to be necessary or appropriate.

                                  Page 14 of 14
                                                     The Phoenix Companies, Inc.
                                                            Stock Incentive Plan

                                         Exhibit K to the Plan of Reorganization


                              PLAN OF OPERATION OF
                         PHOENIX LIFE INSURANCE COMPANY


         THIS PLAN OF OPERATION AND RELATED ACTUARIAL PROJECTION HAVE BEEN PREPARED SOLELY FOR USE OF THE NEW YORK INSURANCE DEPARTMENT UNDER
         SECTION 7312 OF THE NEW YORK INSURANCE LAW AND IN ACCORDANCE WITH THE PRACTICES WHICH HAVE DEVELOPED UNDER SUCH LAW. IT HAS NOT BEEN PREPARED WITH A VIEW TO RELIANCE THEREON BY INVESTORS. IN PARTICULAR, THE PROJECTION HAS NOT BEEN PREPARED FOR USE BY, AND SHOULD NOT BE RELIED ON BY, INVESTORS DECIDING WHETHER TO MAKE AN INVESTMENT IN THE COMPANY. GIVEN THESE PURPOSES, THE PROJECTION HAS NOT BEEN PREPARED IN COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION OR THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS. THE PROJECTION REFLECTS STATUTORY ACCOUNTING PRACTICES, WHICH DO NOT CONSTITUTE GENERALLY ACCEPTABLE ACCOUNTING PRINCIPLES.

         THE ESTIMATES UNDERLYING THE PROJECTION ARE INHERENTLY UNCERTAIN, BEING BASED UPON ASSUMPTIONS REGARDING EVENTS THAT HAVE NOT TAKEN PLACE AND THAT ARE SUBJECT TO SIGNIFICANT CONTINGENCIES BEYOND THE CONTROL OF PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY, AND JUDGMENTS REGARDING PAST EXPERIENCE AND TRENDS, WHICH MAY NOT BE INDICATIVE OF FUTURE RESULTS OR TRENDS. DIFFERENT ASSUMPTIONS WOULD PRODUCE DIFFERENT RESULTS. NO ASSURANCES ARE MADE OR IMPLIED ABOUT THE RELIABILITY OF THE ASSUMPTIONS AND PROJECTED RESULTS OR THE PROBABILITY THAT THEY WILL BE ACHIEVED.

                                         Exhibit K to the Plan of Reorganization



                                PLAN OF OPERATION
                                       OF
                         PHOENIX LIFE INSURANCE COMPANY


         The plan of operation and actuarial projection (the "Plan of Operation") of Phoenix Life Insurance Company (the "Company") is Exhibit K to the Company's plan of reorganization under Section 7312(e) of the New York Insurance Law (the "Plan") adopted by the board of directors (the "Board") of the Company on December 18, 2000. References to "the Company" refer: in the case of time periods prior to the effective date of the demutualization, to Phoenix Home Life Mutual Insurance Company and its direct and indirect subsidiaries; and in the case of time periods from and following the effective date of the demutualization, to Phoenix Life Insurance Company and its direct and indirect subsidiaries. Part I contains a general description of the Company and its Plan of Operation on and after the effective date of the Plan of Reorganization (the "Effective Date"). Part II describes actuarial assumptions utilized in the Plan of Operation. Part III contains an actuarial projection for the Company based on its Plan of Operation and the actuarial assumptions described in Parts I and II, respectively. Unless otherwise specified, capitalized terms have the meaning given them in the Plan of Reorganization.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                                     PART I

                        DESCRIPTION OF PLAN OF OPERATION


1.            BACKGROUND AND CAPITAL STRUCTURE

1.1 The Company is a New York-domiciled mutual life insurance company. As of December 31, 1999 the admitted assets of the Company were $ 17.7 billion. The Company is the result of a 1992 merger between Phoenix Mutual Life Insurance Company, a Connecticut domiciled company, and Home Life Insurance Company, a New York domiciled company. The Company issues individual life insurance policies and individual annuities. These policies are marketed by both affiliated and non-affiliated distribution sources.

         The Company, through its investment management subsidiary, Phoenix Investment Partners ("PXP") also provides discretionary and non-discretionary investment management services with products including mutual funds, managed accounts as well as closed end mutual funds and structured finance products. Distribution occurs through affiliated and non-affiliated broker dealers. PXP also provides transfer agency, accounting and administrative services to most of its open-end mutual funds.

         The Company has a modest amount of group life and health business in force. This business was written by the Company, but is reinsured to and administered by Phoenix American Life Insurance Company, a subsidiary of the Company which was sold in April 2000.

         The Company has exited several lines of business which are currently in run off including GIC, group pension, group personal accident reinsurance and group health reinsurance as described above. The Company has also sold several businesses including group life and health insurance, individual life reinsurance, property casualty distribution, and real estate investment management.

         The Company's mission is to be a leading provider of wealth management products and services offered through a variety of select advisors and financial services firms to serve the accumulation, preservation and transfer needs of the affluent and high net worth market, businesses and institutions.

         Various individual life policies are ceded on a yearly renewable term ("YRT"), coinsurance, or modified coinsurance basis. A large portion of the individual life block is reinsured on a YRT basis.

         The Company is licensed to issue life insurance and annuities in all jurisdictions of the United States.

1.2 Attached, as Exhibit II, is an organization chart for the Company. The chart includes the state of domicile of each subsidiary. The companies are described in Exhibit I.

1.3 The Company operates under the direction of its Board, which sets policy for the Company and its subsidiaries. The Company's management carries out day-to-day operations.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


1.4 Upon the Effective Date and in accordance with Article V of the Plan, the Company will become a wholly owned subsidiary of the Holding Company. In accordance with the Plan, Eligible Policyholders will receive Holding Company Common Stock, cash, or policy credits (as defined in the Plan). In addition, the Holding Company plans to make an IPO of Common Stock and Other Capital Raising Transactions in accordance with the Plan.

1.5 As of December 31, 1999, the surplus and asset valuation reserve ("AVR") of the Company, as reported on its annual statement filed with New York Insurance Department, were as follows:

         Surplus                $1,054.1 million
         AVR                    $  368.7 million

         The statutory surplus of the Company represents earnings retained on in force, matured, and terminated contracts, and the retained proceeds from surplus notes (in the amount of $175 million) issued by the Company.

2.0      NATURE OF BUSINESS - DESCRIPTION OF POLICY PORTFOLIO AND AGENCY
         OPERATIONS

2.1 Subsequent to the Effective Date, the Company expects to issue both non-participating and participating policies and contracts.

         Non-participating business will include:

            1.   Individual life insurance (term, variable, and universal life)
            2.   Flexible and single premium annuities (fixed and variable)
            3.   Private Placement Life and Annuity (variable)
            4.   Corporate owned life insurance (variable)
            5.   Supplementary contracts

         Participating business will include individual whole life insurance and second to die life insurance.

         An estimate of the distribution of new business during the period of the projection is described in Exhibit III. Not all of the products the Company intends to sell are explicitly included in the projection or shown in Exhibit III because either the level of sales is not expected to significantly impact the level of' earnings or the product's earnings are expected to be comparable to another product, and therefore it is assumed modeled as that other product

         The Company anticipates that a permit to issue participating business in New York will be issued upon the approval of the Plan by the Superintendent. Information as generally described in the "Guidelines with Respect to Requirements for an Application for a Par Permit to the New York Insurance Department" dated March 1, 1988, is provided in section 3 below. The projection in Part 3 is consistent with this information.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


2.2 The Company expects to offer the products described in Exhibit III after the Effective Date instead of the products offered prior to the Effective Date unless otherwise specified. Different products may be offered in the future.

2.3 More than 90% of the face amount of individual life insurance issued by the Company in 1999 was underwritten with either medical, paramedical (for which an examination is conducted by a nurse or other paramedic), or non-medical (for which no examination is required but laboratory tests and medical history questionnaire are obtained) underwriting. Non-medical underwriting is used where savings in underwriting and administrative expense are expected to offset any increased mortality costs.

2.4 The Company's current maximum retention limit for individual life insurance is $8 million for single life policies and $10 million for joint life policies. The Company cedes risks in excess of its retention limits to other insurers. In addition, the Company may cede risks for amounts below those limits on a case-by-case (facultative) basis depending on the characteristics of the particular risk. This is generally done only when the Company determines the rates offered by the reinsurers to be financially favorable to the Company.

         Currently we reinsure up to 90% of the mortality risk on some new issues (80% in New York State). If the Company goes facultatively to the reinsurers and gets a favorable reinsurance price, the Company may cede up to 100% of the net amount at risk.

2.5 The Company distributes its products through a variety of distribution channels supported by product specific wholesalers (life, variable annuity, and investment) who are full-time employees of the Company. These channels include non-affiliated financial intermediaries such as national and regional broker dealers, financial planning firms, advisor groups and other insurance companies. Our affiliated sources include our wholly owned retail broker-dealer, W.S. Griffith, Inc. ("W.S. Griffith") and our majority owned broker-dealer, Main Street Management, with 1,000 and 225 representatives respectively.

         We are currently in the process of establishing a separate distribution company, WS Griffith Advisors, Inc., to be owned by the Holding Company. This will be the holding company for W.S. Griffith and other related entities and consists primarily of the Company's career producers. We expect to utilize the existing office locations and personnel to the extent possible to reconfigure those offices to take advantage of a planning-based, team approach to financial planning services.

         The New York Insurance Department's existing approvals under Section 4228, Regulation 49, and any other related regulations are assumed to remain in effect and unchanged after the Effective Date. The Company will make any submissions to the Department that are required in connection with any proposed new or modified compensation plans. New products are planned as discussed in paragraph 2.2 above; the appropriate submissions to the Department will be made.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


3.       PARTICIPATING POLICIES FROM THE EFFECTIVE DATE

3.1 From the Effective Date, the Company plans to sell participating policies and contracts in addition to non-participating policies and contracts. Information required by the New York Insurance Department's "Guidelines with Respect to Requirements for an Application for a Par Permit to the New York Insurance Department" dated March 1, 1988, is contained in this Plan of Operation, including the actuarial projection in Part III.

3.2 The Plan of Reorganization provides for the Closed Block Business as defined in the Plan. All non-Closed Block Business will be included in the "open block." Within the open block, a participating policyholders fund ("Par Fund") will be established solely for the administration of participating policies and contracts sold on or after the Effective Date ("New Par Policies"). The Par Fund will be maintained so long as any New Par Policies remain in-force.

3.3 The accounting and allocation procedures for the Par Fund will be as follows:

         1. Accounting Procedures: Premiums, benefits, expenses and other income and disbursement items will be charged or credited to the Par Fund in accordance with the Company's accounting procedures which comply with New York Insurance Department Regulation 33. The cash flow from the New Par Policies will be invested in appropriate assets, as befits the investment objectives to be developed for these open block par policies. The size of the asset block for these policies may not warrant a separate investment portfolio from the general account. Investment income and capital gains and losses generated by assets associated with this block will be credited to the Par Fund.

         2. Schedule NP: The Company will complete Schedule NP annually, in accordance with the special Annual Statement requirements of the State of New York. Schedule NP will show separately the Assets, Liabilities and Surplus and the Summary of Operations for (i) par policies issued subsequent to the Effective Date (New Par Policies), and (ii) all other policies and contracts. The items related to New Par Policies will be shown in the columns on Schedule NP related to participating business. Items related to all other policies and contracts, including specifically non-participating policies, and participating policies sold prior to the Effective Date but not included in the Closed Block, will be shown in the columns labeled Nonparticipating business.

         3. Supplemental Information: To the extent not provided by Schedule NP, supplementary information regarding Closed Block Business will be provided to the New York Insurance Department pursuant to the Plan.

         4. Credits to the Shareholder Fund: At the end of each calendar year, an amount no greater than the larger of (i) and (ii) below, will be transferred from the Par Fund and credited to the Shareholder Fund (as defined in Schedule NP).

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


             i) 10% of the sum of the Net Income (e.g., the item referred to in line 33 of the "Participating - other" column of the Schedule NP Summary of Operations in the Annual Statement) and Dividends to Policyholders (line 28 of the "Participating - other" column of the Schedule NP Summary of Operations) attributed to the New Par Policies on Schedule NP, and

             ii) 50 cents per $1,000 of New Par Policies in force (New Par
                 Policies recorded in column 4, line 22, in the Exhibit of Life Insurance of the Annual Statement) including the amount of dividend additions and rider face amounts (i.e., term or paid-up insurance).


4.       INVESTMENT OPERATIONS

4.1 The Investment Committee of the Board of Directors authorizes the investments made by the Company.

4.2 Asset/liability management is a major element in the business of the Company. Asset/liability management strategies include the segmentation of investments by product line and the construction of investment portfolios designed to satisfy the projected cash needs of the underlying liabilities. Segmentation permits the use of different investment policies within the general account that increases the ability to improve the matching of asset and liability cash flows. All investment and insurance cash flows arising out of the assets and liabilities, respectively, of a segment are so reflected in the Company's accounting records. When two or more segments acquire an asset, all related cash flows are recorded based on each segment's proportional ownership determined at the time of the acquisition of the asset. Intersegment transfers may involve cash transfers, asset transfers at market value, or other adjustments (for example, adjustments for federal income taxes).

4.3 The Company makes annual filings under New York State Insurance Department Regulation 126.

4.4 Beginning on the Statement Date the Company expects to account separately for the cash flows pertaining to the Closed Block. Furthermore, the Company will create a new liability segment for the new participating policies. Cash flows will be directed to this segment consistent with current procedures for existing segments. See Section
         4.3 above.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                                     PART II

                      DESCRIPTION OF ACTUARIAL ASSUMPTIONS


1.0      METHODOLOGY AND OVERVIEW

1.1 Eleven-year projections (2000 to 2010) were prepared by the Company based on the models and the assumptions described in this Part. The aggregate model is composed of sub-models which project insurance and investment cash flows for the lines of business. The models are based upon the business written by the Company and its subsidiaries. Each model is comprised of "model cells," or groups of policies with common characteristics. The assumptions were based on the Company's experience, wherever practicable. Projections of balance sheets and income statements for the years 2000 to 2010 are provided.

1.2 The projections assume a stable economic environment. The projections assume a level yield curve scenario throughout the projection period.

1.3 Expenses reflect management's estimates of yearly results for the years 2000 to 2010. A Federal Income Tax rate of 35% was assumed for all projected years and premium tax rates were assumed to remain unchanged at 1999 levels. The Federal Income Tax element imposed on mutual life insurance companies related to surplus was assumed not to apply for calendar years following the Effective Date.

         Expenses estimated to be incurred throughout the demutualization process were included in the projection.

1.4 For the purpose of preparing the projection in Part III, the Effective Date was assumed to be June 30, 2000.

1.5 For the purpose of preparing the projection in Part III, the insurance subsidiary results were consolidated with the results of the parent mutual company. Non-life subsidiary results, which were estimated based on recent financial results, are reflected in the income statement as a component of net investment income, and the carrying values on the Company's projected balance sheets reflect these estimates.

1.6 The actuarial projection in Part III was made for each major product line separately and then aggregated. Assets and liabilities were allocated to the Closed Block in accordance with the Plan.

1.7 Assumed new sales are quantified in Exhibit III on a product basis for each year of the projection. Sales were assumed for the individual life (participating and non-participating) and individual annuity (non-par). New business was not assumed for any other line of business.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


2.0      INDIVIDUAL TRADITIONAL LIFE INSURANCE

2.1 Inforce Model. The Company's December 31, 1999 inforce participating individual life insurance consists of Traditional Ordinary Life business issued by Phoenix Home Life Mutual Insurance Company, former Phoenix Mutual Life Insurance Company, former Home Life Insurance Company, and Traditional Life business acquired from Confederation Life Insurance Company (U.S.) in Rehabilitation.

         Business Issued by Phoenix Home Life Mutual Insurance Company and former Phoenix Mutual Life Insurance Company

         The Traditional Ordinary business consists of participating permanent and term policies issued from 1921 through the present with unit-based guaranteed cash values set in accordance with the Standard Non-forfeiture Law. Both single and multi-life policies are in the inforce population, and a variety of endowments, death benefits, retirement income, and premium payment options have been offered over time. Sex distinctions have been made in pricing since 1955, and premium discounts for non-smokers have been offered since 1967.

         Ancillary benefits (e.g., disability waiver, accidental death) with small, fixed premiums have also been available to individual traditional life policyholders. Policyholders may elect to receive dividends in cash, accumulate dividends at interest or apply them toward the payment of renewal premiums or the purchase of additional insurance. Individual term policyholders generally have a period of time to convert to permanent coverage without providing evidence of insurability. Additional guaranteed insurability rights are granted to individuals covered under group plans, allowing them to convert to individual policies upon termination of their group employment. Policies entering non-forfeiture status may be converted dividend-paying reduced paid-up insurance, guaranteed cost extended term insurance, or may continue as premium-paying business through automatic premium loans.

         Annual cash flows were modeled based on in force policy characteristics (issue year, plan of insurance, issue age, policy loan feature and dividend option) for premium-paying, paid-up and non-forfeiture base coverages and associated dividend additions and dividends left on deposit. Plan benefits, insureds' ages, and underwriting classes were modeled as precisely as practicable. Sex distinctions have been captured to the extent that they were reflected in the original product pricing. Annual premium mode was assumed for all cases.

         Certain miscellaneous coverages have been modeled on an aggregate basis by projecting the premiums and benefits. Such benefits include waiver of premium and accidental death benefit riders, among others.

         Policy values, including gross premiums, guaranteed cash values, statutory and tax reserves, and dividends, including termination dividends, are those applicable to each model plan. Dividends were based on assumptions underlying the 2000 dividend scale. The interest component of future dividends is adjusted based on projected net earnings underlying the 2000 dividend scale. The application of dividend payments was modeled based on current policyholder elections.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


         Business Issued by former Home Life Insurance Company

         The Traditional Life line of business issued by former Home Life Insurance Company consists of ordinary life, graded premium life, limited pay life, and term life products which were sold from the early 1920s through 1992. Liability cash flows were modeled using policy inforce data as of December 31, 1999. The data include such information as number of polices, amount of insurance, type of contract, age of policyholder, year of issue, rider amounts, and reserve valuation basis.

         Policy factors, including gross premiums, guaranteed cash values, statutory and tax reserves, and dividends, including termination dividends, are those applicable to each model plan. Dividends projected for future years were based on the 1999 dividend scale. The application of dividend payments was modeled based on recent policyholder elections. Agent compensation, including commissions, persistency bonus payments, service fees, and non-vesting schedules are those which apply to the appropriate model plan.

         Business Acquired from Confederation Life Insurance Company (U.S.) in Rehabilitation

         The Traditional Life line of business acquired from Confederation Life Insurance Company (U.S.) in Rehabilitation was projected in a manner similar to the business issued by former Home Life Insurance Company.

2.2      Projection Assumptions

2.2.1    Mortality

         Business Issued by Phoenix Home Life and former Phoenix Mutual Life

         Expected mortality for Traditional Ordinary business was based on the most recent studies which were developed in 1999. No improvement or deterioration in mortality was reflected in the models, as aggregate mortality is expected to be stable over the projected plan period.

         Business Issued by former Home Life

         The mortality rates in Phoenix' experience are used, adjusted to reflect actual experience for former Home Life.

         Business Acquired from Confederation Life

         The mortality rates are based on those used in the appraisal performed when the business was acquired, adjusted to reflect actual experience.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


2.2.2    Lapse/Persistency

         Business Issued by Phoenix Home Life Mutual Insurance Company and former Phoenix Mutual Life Insurance Company

         Lapse rates are based on a lapse study covering lapses occurring in the three-year period 1996-1998. This study included all premium-paying Phoenix Traditional business and certain classes of paid-up polices. The study was based on face amount. Lapses to ETI and RPU were included within the definition of lapse.

         Business Issued by former Home Life

         For former Home Life Traditional business, lapse rates are based on the assumptions used by Coopers & Lybrand (now Pricewaterhouse Coopers) in their appraisal of Home Life prior to the merger with Phoenix Mutual Life in 1992, adjusted for recent experience.

         Business Acquired form Confederation Life

         Phoenix acquired the Confederation Life Traditional business at the end of 1997. At the time of acquisition, a moratorium on surrenders had been in effect since August 1994. The moratorium continued until June 1998. Since then, Phoenix has experienced high overall lapse rates on this business. For permanent plans, lapse rates will grade from the high level in 2000 to an ultimate lower rate in 2002. A single lapse at a higher level is assumed for term plans.

2.2.3    Expenses

         Non-investment expenses were projected based on experience studies and assume a "going concern" basis for contracts and policies in force on the valuation date. Investment expenses are projected in the model by type of investment and deducted from investable cash flow. Commissions are based on applicable agent and broker contracts. Other expenses were assumed as described in section 1.3.

2.2.4    Reinsurance

         The Company's primary cession reinsurance treaties are described in
         Exhibit IV. The financial impact of these treaties is included in the projections.

2.2.5    Federal Income Tax

         Prospective Federal Income Taxes have been calculated assuming

         - Federal income tax rate in all years is 35% of taxable income

         - Taxable income is pre-tax statutory gains (excluding any effect of the Interest Maintenance Reserve) with the following adjustments:

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


           - Adding the increase in statutory reserves and deducting the increase in tax reserves

           - Adding the increase in loading and any nondeductible cost of collection in excess of loading and deducting the increases in gross due and deferred premiums

           - Adding the increase in the excess of statutory over tax claims liabilities and the amount by which statutory policyholder dividends exceed the corresponding tax deducible policyholder dividends
           - Capitalization and amortization of DAC tax for future premiums received

           - Investment adjustments were made to account for statutory-to-tax differences on the Company asset values

         - Taxable realized capital gains are equal to the statutory capital gains, before any adjustment due to the IMR and excluding any nondeductible statutory investment valuation (or similar) adjustments included in the statutory realized gains.

2.2.6    Investment Income

         Investment income was generated by the characteristics of the assets underlying this business. The asset categories modeled include bonds, commercial mortgages, real estate and other equities. See Section 9.0 for discussion of the characteristics of the assets and the basis for calculating investment income.

2.3 New Business. Participating life insurance will be sold in the future. The current products are used for 2001 and later. The projections assume the level of new business production shown in Exhibit III. The distributions by age, sex, smoking status, preferred class and premium rate size band are based on the distribution of current sales for the Company's current whole life and term plans.

2.4 New Business Projection Assumptions. New business was projected using assumptions consistent with the assumptions used in pricing the business.


3.0       INDIVIDUAL UNIVERSAL LIFE INSURANCE

3.1      In-Force Model

         Business Issued by Phoenix Home Life, former Phoenix Mutual and former Home Life

         The company has issued various universal life policies since 1983. A significant fixed premium interest sensitive product was issued from 1984 till 1992. It had level premiums payable to age 70 or 20 years if longer. Policyholders had the flexibility to skip premiums after reaching a specific duration. This product had minimal expense charges, but included surrender charges which graded off over a period of 15-20 years. The company offered several different flexible premium UL products that were sold for different periods since 1983. The earlier product had no surrender charges, but various expense loads, including front-end per unit charge. Later products had no front-end loads, but imposed surrender charges that graded off over 15-20 years. Under all these products policyholders can elect death benefits, which either provide a level face amount of insurance or a level amount at risk. Models were created by grouping the in-force policies into model cells based on various criteria, among them: product category, issue age, issue year.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


         Business Acquired from Confederation Life Insurance Company

         This block was acquired from Confederation Life (US), which was under Rehabilitation. The Life Concepts products were flexible premium products issued from 1983 till 1994. The earlier products had front-end loads and no surrender charges, while the latter ones had surrender charges, but no front-end loads. Excess Interest Whole Life is a fixed premium interest sensitive contract, with some flexibility to skip premiums. There is a block of Interest Sensitive Whole Life (ISWL) policies. These policies were former Traditional Life policies issued since the early 1900's that have been restructured into fixed premium UL contracts. Three of the Traditional Life policies (Life 96, Life 97, Life 99) were sold in the mid 1980's and early 1990's had high tabular cash value scales. A secondary guarantee structure has been created for these three products, with the original tabular cash values becoming a floor on future surrender benefits. Charges are deducted monthly. Current mortality and expense charges are used, with the company reserving the right to increase the charges up to the guaranteed maximums.

         The model cells vary by plan type, underwriting code, issue age, premium mode and issue year such that the modeled life insurance in force is 100% of the actual life insurance in force. The fund values used are actual fund values from the in-force data.

3.2      Projection Assumptions

3.2.1    Mortality

         Business Issued by Phoenix Home Life, former Phoenix Mutual and former Home Life

         Expected mortality is modeled based on factors applied to the select and ultimate 75-80 table. These factors have been selected so that overall experience is consistent with actual experience from the two year period 1998-1999. Pricing mortality assumptions were used for the most recent products introduced during the past two years.


         Business Acquired from Confederation Life Insurance Company

         Mortality rates are based on 1997 appraisal assumptions, when the block was being acquired.

3.2.2    Withdrawal/Lapse

         Business Issued by Phoenix Home Life, former Phoenix Mutual and former Home Life

         Withdrawal assumptions reflect full and partial cash surrenders, and reflect recent experience trends through 1999. Full cash surrenders are modeled assuming rates that vary by policy duration and by type of product, including front-end, back-end and combination load products. Pricing lapse assumptions were used for the most recent products introduced during the last two years.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


         Lapses due to insufficient funds are modeled by projecting the current accumulation fund forward and observing which policies fail to maintain an adequate accumulation fund to cover mortality and expense charges.

         Business Acquired from Confederation Life Insurance Company

         The lapse rate reflects a moderate amount of shock lapses during year 2000. However, a lapse assumption of 8% is used for calendar years 2001 and later.

3.2.3    Declared Interest Rates

         Guaranteed interest rates vary from 4.0% - 4.5% and current credited rates range from 5.70% - 7.25%, depending on the product. These current rates were used in the financial projection, with no adjustments. Such rates produced interest margins in the 100 - 125 basis point range for most of the projection period.

         Business Acquired from Confederation Life Insurance Company

         The credited rates on all products ranges from 5.75 - 6.00%, and these rates were used in the financial projection, with no adjustments. Such rates produced interest margins in the 125 - 140 basis points for most of the planning period, consistent with pricing assumptions for this block.

3.2.4    Expenses

         Non-investment expenses were projected using the company's expense allocation procedures, assuming a "going concern" basis.

3.3 New Business. Product sales assumptions are consistent with product pricing. The new business premium levels are provided in Exhibit III.


4.0      INDIVIDUAL VARIABLE UNIVERSAL LIFE INSURANCE

4.1      In-Force Model

         All business was issued by Phoenix Home Life, except for a small block (i.e. $22 million of reserve) acquired from Anchor Life approximately ten years ago. VUL products have been sold since 1987. Generally all products offer a wide range of separate account investment options plus a guaranteed interest option in the general account. Funds are accounted for on a unit value basis, with daily pricing to reflect each day's performance, with deductions for mortality and expense ("M&E") fees and asset management fees. Mortality charges and an administration charge are deducted monthly.

         Phoenix Edge is the earliest product, with most of its sales from 1987 until 1995. It is a single premium variable product. There is an acquisition expense fee of 6.5% of the issue premium that is deducted monthly over the first 10 policy years. The uncollected acquisition fee is assessed on full or partial surrenders occurring in the first 10 policy years.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


         The other products, FlexEdge, FlexEdge Success, Phoenix Individual Edge, Estate Edge and Joint Edge are flexible premium variable universal life products. FlexEdge, FlexEdge Success, and Phoenix Individual Edge are single life products. Joint Edge is a joint life last survivor product covering up to five lives. Estate Edge is a joint life, second to die product. Sales of Joint Edge have been modest, but the other products have sold well. Flex Edge and Flex Edge Success have been sold heavily from 1992 to the present time. Estate Edge was introduced in 1997, and Phoenix Individual Edge in 1999. These products generally have a ten-year surrender charge schedule. As mentioned previously, these products have M & E charges and asset management fees, which are reflected in the daily unit values for the separate account funds options. Most products have issue fees, annual policy charges, and percent of premium loads.

         Policyholders can elect death benefits, which either provide a level, face amount of insurance or a level amount at risk. Models were created by grouping the in-force policies into model cells based on various criteria, among them: product category, age, sex, and underwriting class. All policyholders were assumed to have the Option A Level Death Benefit.

4.2      Projection Assumptions

4.2.1    Mortality

         Expected mortality is modeled based on factors applied to the select and ultimate 75-80 table. These factors have been selected so that overall experience is consistent with actual experience from the two year period 1998-1999.

4.2.2    Withdrawal/Lapse

         Withdrawal assumptions reflect full and partial cash surrenders, and are based on experience studies reflecting actual experience through 1999. Full cash surrenders are modeled assuming rates that vary by policy duration and by type of product.

         Lapses due to insufficient funds are modeled by projecting the current accumulation fund forward and observing which policies fail to maintain an adequate accumulation fund to cover mortality and expense charges. Future premiums are projected based on overall premium persistency patterns over the past 24 months.

4.2.3    Declared Interest Rates

         The portion of policyholder funds invested in the guaranteed interest account (GIA) is very small (i.e. less than 1%). A GIA credited rate of 4.8% was been assumed throughout the projection period.

4.2.4    Fund Performance

         The vast majority of policyholder funds are invested in the sub-accounts of the separate account. The average gross yield on the funds, before deductions for fees and loads, is assumed to be 7.8% throughout the projection period.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


4.2.5    Reinsurance

         The Company's primary cession reinsurance treaties are described in
         Exhibit IV. The financial impact of these treaties is included in the projections.

4.2.6    Expenses

         Non-investment expenses were projected using the company's expense allocation procedures, assuming a "going concern" basis.

4.3 New Business. Product sales assumptions are consistent with product pricing. The new business premium levels are provided in Exhibit III.


 5.0     INDIVIDUAL ANNUITIES- FIXED ANNUITIES

 5.1     In-force Model

 5.1.1   Business issued by Phoenix Home Life or acquired from other companies

         Deferred Annuities

         Single Premium Deferred Annuities (SPDA) products have been sold by Phoenix Home Life since 1982, and an SPDA block was acquired from Confederation Life Insurance Company, as of December 31, 1997. All these SPDA contracts provide guarantees of interest for initial and renewal guarantee periods ranging from 1-3 years. Certain contracts allow for penalty-free withdrawal at the end of each guarantee period, followed by imposition of a new surrender charge schedule; others impose a single surrender charge schedule beginning at issue. The minimum guaranteed interest rate is generally 5.50% for pre-1992 issues, and 3- 5% for later issues.

         Phoenix also issued fixed-fund only Flexible Premium Deferred Annuities (FPDAs). The products introduced 1982 and later represent an overwhelming majority of the inforce reserves. These products have no front-end premium loads, but have fixed surrender charges of 7% for the first three contract years grading down 1% per year thereafter. Interest rates currently being credited on entire FPDA block range from 4.00% to 5.75% with a weighted average of 5.25%. The minimum guaranteed rate is 4.00%.

         The business plan assumes that no new SPDA & FPDA contracts will be issued. However, a modest amount renewal premium on existing FPDA contracts was reflected. Surrender and death benefits and policy loan utilization are trended using recent experience from the past two years. There was no change in interest crediting rates during the planning period, and the resulting interest margins were generally consistent with recent experience.

         Commissions are assumed to be a percentage of considerations. Maintenance expenses are consistent with the company's allocation procedures.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


         Individual Payout Products

         Single Payment Immediate Annuity (SPIA) and Supplementary Contracts Involving Life Contingencies (SCI) are issued either directly or as a result of a supplemental contract upon death of an insured under a life insurance policy or annuitization under a deferred annuity contract. These contracts provide for a generally level amount of income payable for the lifetime of the annuitant or in the case of a joint and survivorship annuity, for so long as either annuitant is alive, and may contain certain periods or cash refund features.

         Supplementary Contracts Not Involving Life Contingencies (SCNI) are settlement options purchased by individual life insurance policy and annuity contract proceeds generally providing periodic payment for a stated period or a stated amount. An alternative settlement option includes an accumulation phase based upon an initial interest rate which is guaranteed for period of time, and at the end of this period, payments will be based on interest at the rate declared by the company from time to time, but never less than the rate specified in the original life insurance policy or the contractual option. These periodic payment contracts generally provide for a level payout subject to changes in the declared interest rate.

5.2      Projection Assumptions

5.2.1    Mortality

         For SPDA and FPDA, no mortality is assumed in these projections. For Individual Payout Products, mortality is based on recent experience in this line of business.

5.2.2    Withdrawal/Lapse

         Withdrawal assumptions for the entire projection period reflect full and partial cash surrenders and are based on recent aggregate experience levels.

5.2.3    Expenses

         Non-investment expenses were projected using the company's expense allocation procedures, assuming a "going concern" basis.

5.2.4    Declared Interest Rates

         Interest rates currently being credited on the entire SPDA block are currentlly at 5.50%, the minimum guaranteed rate for most of the business. For the FPDA block interest rates are currently credited range from 4.00% to 5.75% with a weighted average of 5.25%. The minimum guaranteed rate is 4.00%. There are no changes in rates during the projection period.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


6.0      VARIABLE ANNUITIES

6.1      In-force Model

         Phoenix Home Life and its life subsidiaries have sold variable annuities since 1981. The company sells both individual and group flexible premium variable annuity products. These products offer numerous separate account fund options with varying investment objectives as well as a Guaranteed Interest Account (GIA) general account fund. The current credited rate for the GIA is guaranteed for one year. The guaranteed minimum credited rate is 4%. Overall, approximately 5% of the total policyholder funds invest in the GIA option, and this percentage gradually increases to 7.0% during the financial projection. Separate account funds are accounted for on a unit value basis with daily pricing to reflect fund performance, mortality and expense fees, and asset management fees. Most products have an annual administration fee that is deducted on the policy anniversary for policies with account balances less than $50,000. Most products have a surrender charge that applies to full or partial surrenders occurring in the first 6 or 7 years from deposit.

         The individual annuity products introduced prior to 1999 have an initial surrender charge of 6% or 7%, as percentage of account value. This surrender charge grades off over six or seven years, depending on product type, as measured from date of deposit. Ten percent of the value of the contract at the last anniversary may be withdrawn each year free of any surrender charge. The older individual annuity products, with the six year surrender charge period, have a death benefit during the first 6 years equal to the greater of: (a) the sum of all premiums less any withdrawals, or (b) the contract value. During any subsequent 6 year period the death benefit is equal to the greater of: (a) the death benefit that would have been payable at the end of the immediately preceding 6 year period, plus any premium paid less any withdrawals since such date, or (b) the contract value. The newer annuity product, Big Edge Choice, has a death benefit which resets every anniversary to the greater of: (a) contract value (b) death benefit on the prior anniversary, plus premium paid less any withdrawals since the prior anniversary.

         Several individual variable annuity products have been introduced in the past few years. The minimum guaranteed rate on the GIA option is 3%. Some of these products have multiple commission options and death benefit options, and charge different M&E fees for these different death benefit options. Some of the death benefit options allow carryover of the unused portion of the free withdrawal percentage to future years, with a maximum of 30% of fund value. Several of the new products have surrender charges that generally grade off over seven years. However, one product has no surrender charges.

         The Group Strategic Edge is a flexible premium variable annuity product purchased by employers to fund tax-qualified pension or profit sharing plans such as defined contribution and defined benefit plans. The guaranteed minimum credited rate after the first policy year is 3%. Under the allocated contract the annual administrative fee is $15 per participant account. For the unallocated contract it is $300. The allocated contract has a six-year surrender charge schedule that starts at 6%, and grades off 1% per year. For the unallocated contract the surrender charge is based on account value by contract year. The surrender charge is 6% of account value in contract years 1 through 4, decreasing 1% per year to zero in contract year 10 and later. There is no 10% free withdrawal for the allocated contract. However, surrender charges are waived for

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


         payments of a plan benefit upon the participant's death, disability, termination, retirement (if at least 5 years since participant account has been established or participant is age 55 or older), or annuity purchase.

         A model was created by grouping the variable annuity in-force policies into model cells based on various criteria: product category, issue year and issue age.

6.2      Projection Assumptions

6.2.1    Mortality

         Mortality was projected using the 1983 Basic Table.

6.2.2    Withdrawal/Lapse

         Withdrawal assumptions reflect full and partial cash surrenders, and are based on experience studies reflecting actual recent experience. These rates vary by product line and duration.

6.2.3    Declared Interest Rates

         As mentioned above, the portion of policyholder funds invested in the GIA option ranged from 5 - 7% during the financial projection. The crediting rates on the GIA funds varied by duration (i.e. new vs. renewal), and whether funds were in the dollar-cost-average program with systematic transfers into the Separate Account funds. The weighted average credited rate on the GIA funds was 6.3% for year 2001, and graded to 7.0% for years 2005 & later.

6.2.4    Fund Performance

         The vast majority of policyholder funds are invested in the sub-accounts of the separate account. The average gross yield on the funds, before deductions for fees and loads, is assumed to be 8.0% throughout the projection period.

6.2.5    Reinsurance

         Most of the products had reinsurance coverage on portion of the death benefit in excess of account balance. The financial impact of this reinsurance (i.e. premiums paid less death benefits recovered) was reflected in the financial projection.

6.2.6    Expenses

         Non-investment expenses were projected using the company's expense allocation procedures, assuming a "going concern" basis.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


6.2.7    Commissions

         Various commission options were modeled. These options had a different mixture between up-front compensation (as a percentage of deposit) and subsequent fund based trail commissions that might vary by duration. Trail commissions are commissions paid after the first contract year independent of any additional deposits into the contract, and are generally calculated as a percentage of the policy's account value.

6.3 New Business. Product sales assumptions are consistent with product pricing. The new business premium levels are provided in Exhibit III.


7.0      INDIVIDUAL HEALTH INSURANCE

7.1      In-force Model

         A model was constructed which was used to project income statements for each year from 2001 to 2010 for the Individual Health business. Individual Health includes Individual Disability Income (both former Phoenix Mutual Life and former Home Life's Union Central block) and Individual Major Medical. They are all closed blocks and no new issues are anticipated.

7.2      Projection assumptions

7.2.1    Premiums and Considerations

         Estimates of premium payments and considerations (fees) are made, by product, based on historical experience.

7.2.2    Investment Income

         Investment income projections were based upon the assets backing the Individual Health business.


7.2.3    Benefit Payments

         Estimates of benefit payments are made, by product, based on historical experience.

7.2.4    Surrenders

         Surrenders on Individual Health products are assumed to be zero.


7.2.5    Increase in Reserves

         Increases in claim liabilities (Incurred but Not Reported Claims, Disability Claims in Payment, Pending and Resisted Claims, etc.) are based on historical experience.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


7.2.6    Expenses

         Non-investment expenses (including commissions) were projected based on recent experience and assume a "going concern." Expense allocations to the Individual Health business are based on current expense allocation methodology.


8.0      PFG HOLDINGS (PFG) - LIFE AND ANNUITY

8.1      In-force Model

         This company sells customized variable universal life and variable annuities. The target market for these products is high net worth clients capable of contributing premium of $2.0 million or more. Both the life and annuity lines operate on a spread basis, with the company retaining asset-based charges to cover expenses and generate profits. Reinsurance is used extensively on the life products by setting a low retention limit of $125,000 per life. The cost of insurance charges are intended to cover reinsurance costs plus the relatively insignificant mortality costs on the portions retained. Commission and other acquisition costs are covered by product loads.

8.2      Projection Assumptions

         The size of the business is quite small. Funds under management were $147 million on December 31, 1999. Therefore, a simplified model was used.

8.2.1    Fund Performance

         An earnings rate of 10% per year before deductions for fees and loads was assumed.

8.2.2.   Withdrawals/Lapses

         2% of the prior year's fund balance was assumed to lapse or be withdrawn each year.

8.2.3    Fees

         Fees were assumed to be 1.3% to 1.5% of average account balance.

8.2.4    Death Benefits

         Death benefits were projected net of reinsurance, based on recent experience.

8.2.5    Expenses

         Expenses were based on current experience.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


9.0      ASSETS AND REINVESTMENT

9.1 Bonds. Bonds are projected based upon their contractual terms including the coupon payable and any sinking fund payments. Bond prepayments include private placement sinking fund payments and bond calls. Private placement sinking fund payments are projected based upon their contractual terms. Deductions from investment income are made for investment expenses. Default assumptions are based upon the Society of Actuaries default rate study. Defaults are written down to market value and assumed to be sold one year later. Defaults are reflected as unrealized losses when written down and realized losses when sold. A bond is projected to be called when the calculated market price is equal to or greater than the call price.

 9.2 Commercial Mortgages. Investment income and principal repayments are projected by the company's unaffiliated mortgage investment advisor, iStar Assets Services Inc. Deductions from investment income are made for investment expenses. iStar makes projections based upon the contractual terms of the mortgage adjusted for default assumptions. Defaults are projected based upon a loan by loan review performed by iStar mortgage experts. Defaults are written down and assumed to be paid off or foreclosed immediately. Writedowns are reflected as unrealized capital losses.

9.3 Real Estate. Cash flows have been estimated by Henderson Investors, N.A., the company's unaffiliated real estate advisor. The value at sale for any properties sold during the projection period is estimated by Henderson as well.

9.4 Equities. Equities were assumed to earn a 1% dividend yield and 8% market appreciation each year.

9.5 Reinvestment Rate - Closed Block. Reinvestment rates are consistent with rates used in the closed block calculations.

9.6 Reinvestment Rate - Other. Reinvestment rates are consistent with Phoenix's business plan as of December 18, 2000.

9.7 Investment Expenses. Investment expenses are projected based upon the investment management fees paid to our various investment advisors. These fees vary by asset class but represent a blended rate of 20 basis points.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


PART III - ACTUARIAL PROJECTIONS

Phoenix
2001 - 2010 Statutory Financial Plan
STATUTORY SURPLUS                                            1999         2000       2001           2002        2003        2004
($ in millions)                                             Actual    Reprojected    Plan           Plan        Plan        Plan
                                                           --------   -----------  ---------      ---------   ---------   ---------
STATUTORY SURPLUS  (Including AVR)

Change in Surplus

    Gain from Operations  - After FIT and Dividends            99.0        257.0       366.3          117.1       129.9       151.9
    Gain from Sale of Discontinued Operations - After FIT      43.0         81.8         0.0            0.0         0.0         0.0
    Realized Capital Gains/(Losses) - After FIT                28.8         35.7         6.3          (44.2)      (43.3)      (41.8)
    Unrealized Capital Gains/Losses)                           41.5         36.9       (43.6)(1)       10.1        10.8        11.9
    Dividend to Parent (2)                                      0.0          0.0      (142.9)        (159.5)     (117.1)     (129.9)
    Prior Period adjustment                                    33.0          0.0         0.0            0.0         0.0         0.0
    Other Surplus Changes                                     (25.7)       (21.3)        0.0            0.0         0.0         0.0
                                                           --------    ---------   ---------      ---------   ---------   ---------

Net Change in Surplus before Surplus Notes                    219.7        390.1       186.1          (76.4)      (19.6)       (7.9)

    Issuance of Surplus Notes (net) (3)                         1.9          1.0         1.9            1.9        11.8         0.0
                                                           --------    ---------   ---------      ---------   ---------   ---------

Net Change in Surplus                                         221.6        391.1       188.0          (74.5)       (7.8)       (7.9)

Beginning Surplus Balance                                   1,205.7      1,427.3     1,818.3        2,006.3     1,931.8     1,924.0
                                                           --------    ---------   ---------      ---------   ---------   ---------

Ending Surplus Balance                                      1,427.3      1,818.3     2,006.3        1,931.8     1,924.0     1,916.1
                                                           ========    =========   =========      =========   =========   =========

STATUTORY ASSETS
   Policy Loans                                             2,042.6      2,074.6     2,151.8        2,210.5     2,269.8     2,331.6
   Separate Account Liabilities                             5,923.8      6,058.4     6,929.7        8,064.2     9,518.2    11,387.7
   General Account Assets                                  13,674.3     13,867.9    14,363.2       14,711.6    15,093.9    15,388.7
   Total Assets                                            19,632.4     19,960.6    21,322.7       22,808.1    24,646.9    26,814.0

CAPITAL ADEQUACY MEASURES
   Surplus/Assets                                              7.27%        9.11%       9.41%          8.47%       7.81%       7.15%
   Surplus/Assets (adj.for Plcy Lns & Sep Accts)              12.23%       15.37%      16.39%         15.41%      14.96%      14.63%

Risk Based Capital Ratio                                        253%         248%        303%           295%        292%        289%

Phoenix
2001 - 2010 Statutory Financial Plan
STATUTORY SURPLUS                                            2005        2006        2007        2008        2009        2010
($ in millions)                                              Plan        Plan        Plan        Plan        Plan        Plan
                                                           ---------   ---------   ---------   ---------   ---------   ---------
STATUTORY SURPLUS  (Including AVR)

Change in Surplus

    Gain from Operations  - After FIT and Dividends            174.2       191.1       194.4       204.9       223.1       230.2
    Gain from Sale of Discontinued Operations - After FIT        0.0         0.0         0.0         0.0         0.0         0.0
    Realized Capital Gains/(Losses) - After FIT                (40.0)      (36.9)      (35.7)      (33.7)      (33.2)      (34.0)
    Unrealized Capital Gains/Losses)                            13.7        13.9        15.1        15.7        17.7        23.9
    Dividend to Parent (2)                                    (146.9)     (145.3)     (128.4)     (131.3)     (135.1)     (140.7)
    Prior Period adjustment                                      0.0         0.0         0.0         0.0         0.0         0.0
    Other Surplus Changes                                        0.0         0.0         0.0         0.0         0.0         0.0
                                                           ---------   ---------   ---------   ---------   ---------   ---------

Net Change in Surplus before Surplus Notes                       1.0        22.8        45.4        55.7        72.5        79.4

    Issuance of Surplus Notes (net) (3)                          0.0      (175.0)        0.0         0.0         0.0         0.0
                                                           ---------   ---------   ---------   ---------   ---------   ---------

Net Change in Surplus                                            1.0      (152.2)       45.4        55.7        72.5        79.4

Beginning Surplus Balance                                    1,916.1     1,917.1     1,764.9     1,810.2     1,865.9     1,938.4
                                                           ---------   ---------   ---------   ---------   ---------   ---------

Ending Surplus Balance                                       1,917.1     1,764.9     1,810.2     1,865.9     1,938.4     2,017.8
                                                           =========   =========   =========   =========   =========   =========

STATUTORY ASSETS
   Policy Loans                                              2,398.4     2,475.0     2,551.2     2,628.3     2,707.7     2,790.6
   Separate Account Liabilities                             13,328.9    15,832.8    18,681.3    21,893.1    25,493.1    29,515.0
   General Account Assets                                   15,659.4    15,687.8    16,131.9    16,627.6    17,163.4    17,524.5
   Total Assets                                             29,028.9    31,564.6    34,860.7    38,571.9    42,711.8    47,328.0

CAPITAL ADEQUACY MEASURES
   Surplus/Assets                                               6.60%       5.59%       5.19%       4.84%       4.54%       4.26%
   Surplus/Assets (adj.for Plcy Lns & Sep Accts)               14.41%      13.31%      13.28%      13.28%      13.36%      13.43%

Risk Based Capital Ratio                                         289%

(1) The unrealized losses represent a planned disposition of equities to be reinvested in bonds. These unrealized losses are offset by realized capital gains.

(2) Dividends to parent are in accordance with Section 4207 of the New York Insurance Law, the lesser of 10% of surplus (excluding AVR) or gain from operations for the preceding year, excluding realized capital gains.

(3) In 1996 Phoenix issued $175 million of surplus notes. These notes mature in 2006. In accordance with Section 1307 (Contingent liability for borrowings) of the New York Insurance Law an indemnity reserve was established. The amounts shown in 1999 through 2003 are the release of this $17.5 million reserve.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


PART III - ACTUARIAL PROJECTIONS

2001 - 2010 Statutory Financial Plan
CONSOLIDATED STATUTORY BALANCE SHEET
($ in millions)                           1999        2000        2001       2002       2003       2004       2005       2006
                                         Actual   Reprojected     Plan       Plan       Plan       Plan       Plan       Plan
                                        --------  -----------   --------   --------   --------   --------   --------   --------
ASSETS
   Bonds & Preferred                     8,511.0     8,234.9     9,378.1    9,647.1   10,025.7   10,287.6   10,486.3   10,460.6
   Mortgage Loans                          730.4       627.1       515.2      460.7      360.3      308.6      267.6      178.2
                                        --------    --------    --------   --------   --------   --------   --------   --------
      Total Fixed Income                 9,241.4     8,862.0     9,893.3   10,107.8   10,386.0   10,596.2   10,753.9   10,638.8
                                        --------    --------    --------   --------   --------   --------   --------   --------

   Real Estate                             135.4       131.3       120.4      117.1      113.4      109.5      100.9       95.8
   Common Stocks                           350.6       374.3       192.6      208.2      225.0      243.2      262.8      284.0
   Affiliates                              475.4       986.9       505.4      505.4      505.4      505.4      505.4      505.4
   Venture Capital                         338.1       590.2       637.2      661.4      647.6      626.3      604.3      594.5
   Other Invested Assets                   232.0       212.6       256.8      297.7      344.2      375.8      431.2      468.8
                                        --------    --------    --------   --------   --------   --------   --------   --------
      Total Equities                     1,531.5     2,295.3     1,712.5    1,790.0    1,835.6    1,860.3    1,904.7    1,948.4
                                        --------    --------    --------   --------   --------   --------   --------   --------

   Policy Loans                          2,042.6     2,074.6     2,151.8    2,210.5    2,269.8    2,331.6    2,398.4    2,475.0
   Cash & Short Term Investments           288.8       133.0       137.3      138.5      143.6      148.8      153.2      157.6
                                        --------    --------    --------   --------   --------   --------   --------   --------
     Total Invested Assets              13,104.3    13,364.9    13,894.9   14,246.8   14,635.0   14,936.8   15,210.1   15,219.9

   Other Assets                            570.0       503.0       468.3      464.9      458.9      451.9      449.3      467.9
                                        --------    --------    --------   --------   --------   --------   --------   --------

      Total General Account Assets      13,674.3    13,867.9    14,363.2   14,711.6   15,093.9   15,388.7   15,659.4   15,687.8

Separate Account Assets                  5,958.1     6,092.7     6,959.5    8,096.4    9,553.0   11,425.3   13,369.5   15,876.7
                                        --------    --------    --------   --------   --------   --------   --------   --------

   Total Assets                         19,632.4    19,960.6    21,322.7   22,808.1   24,646.9   26,814.0   29,028.9   31,564.6
                                        ========    ========    ========   ========   ========   ========   ========   ========

LIABILITIES
   Individual - Policyholder Dividends     373.4       387.9       402.2      419.5      432.9      455.6      486.5      520.9
   Individual Life and Annuity          10,530.0    10,868.2    11,228.5   11,662.4   12,082.1   12,382.8   12,640.5   12,972.8
   Variable Products                        71.2       106.7       114.7      112.5      108.5      104.1      102.7       99.6
   Group Life & Health                     515.1         0.0         0.0        0.0        0.0        0.0        0.0        0.0
   Other Liabilities                       762.5       706.1       646.9      624.2      588.4      574.8      559.8      379.4
   Interest Maintenance Reserve (IMR)       29.1        14.9        (5.5)      (6.5)      (7.1)      (7.1)      (6.7)      (5.9)
   Separate Account Liabilities          5,923.8     6,058.4     6,929.7    8,064.2    9,518.2   11,387.7   13,328.9   15,832.8
                                        --------    --------    --------   --------   --------   --------   --------   --------
      Total Liabilities                 18,205.1    18,142.3    19,316.5   20,876.3   22,723.0   24,897.9   27,111.8   29,799.7
                                        --------    --------    --------   --------   --------   --------   --------   --------

SURPLUS
      Asset Valuation Reserve (AVR)        373.2       389.2       389.2      411.1      430.5      447.3      464.1      480.9
      Surplus Notes                        175.0       175.0       175.0      175.0      175.0      175.0      175.0        0.0
      Surplus                              879.1     1,254.2     1,442.1    1,345.7    1,318.4    1,293.8    1,278.0    1,284.0
                                        --------    --------    --------   --------   --------   --------   --------   --------
      Total AVR and Surplus              1,427.3     1,818.3     2,006.3    1,931.8    1,924.0    1,916.1    1,917.1    1,764.9
                                        --------    --------    --------   --------   --------   --------   --------   --------

      Total Liabilities & Surplus       19,632.4    19,960.6    21,322.7   22,808.1   24,646.9   26,814.0   29,028.9   31,564.6
                                        ========    ========    ========   ========   ========   ========   ========   ========

2001 - 2010 Statutory Financial Plan
CONSOLIDATED STATUTORY BALANCE SHEET
($ in millions)                           2007       2008       2009       2010
                                          Plan       Plan       Plan       Plan
                                        --------   --------   --------   --------
ASSETS
   Bonds & Preferred                    10,803.9   11,155.0   11,521.0   11,693.1
   Mortgage Loans                          106.1       76.6       64.8       55.2
                                        --------   --------   --------   --------
      Total Fixed Income                10,910.0   11,231.6   11,585.8   11,748.3
                                        --------   --------   --------   --------

   Real Estate                              90.5       85.2       79.7       74.1
   Common Stocks                           306.9      331.6      358.3      387.1
   Affiliates                              505.4      505.4      505.4      505.4
   Venture Capital                         594.4      594.4      594.4      594.0
   Other Invested Assets                   510.8      554.5      600.0      647.6
                                        --------   --------   --------   --------
      Total Equities                     2,008.1    2,071.1    2,137.8    2,208.3
                                        --------   --------   --------   --------

   Policy Loans                          2,551.2    2,628.3    2,707.7    2,790.6
   Cash & Short Term Investments           162.9      168.7      175.1      182.0
                                        --------   --------   --------   --------
     Total Invested Assets              15,632.2   16,099.7   16,606.4   16,929.2

   Other Assets                            499.7      528.0      557.0      595.3
                                        --------   --------   --------   --------

      Total General Account Assets      16,131.9   16,627.6   17,163.4   17,524.5

Separate Account Assets                 18,728.7   21,944.3   25,548.4   29,803.5
                                        --------   --------   --------   --------

   Total Assets                         34,860.7   38,571.9   42,711.8   47,328.0
                                        ========   ========   ========   ========

LIABILITIES
   Individual - Policyholder Dividends     560.8      606.1      657.1      714.1
   Individual Life and Annuity          13,325.5   13,700.0   14,066.7   14,447.5
   Variable Products                       104.8      121.1      155.9      216.9
   Group Life & Health                       0.0        0.0        0.0        0.0
   Other Liabilities                       382.9      389.6      404.0      419.9
   Interest Maintenance Reserve (IMR)       (4.9)      (4.0)      (3.4)      (3.2)
   Separate Account Liabilities         18,681.3   21,893.1   25,493.1   29,515.0
                                        --------   --------   --------   --------
      Total Liabilities                 33,050.4   36,706.0   40,773.5   45,310.2
                                        --------   --------   --------   --------

SURPLUS
      Asset Valuation Reserve (AVR)        497.7      514.5      531.3      548.1
      Surplus Notes                          0.0        0.0        0.0        0.0
      Surplus                            1,312.6    1,351.4    1,407.1    1,469.8
                                        --------   --------   --------   --------
      Total AVR and Surplus              1,810.2    1,865.9    1,938.4    2,017.8
                                        --------   --------   --------   --------

      Total Liabilities & Surplus       34,860.7   38,571.9   42,711.8   47,328.0
                                        ========   ========   ========   ========

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


PART III - ACTUARIAL PROJECTIONS

Phoenix
2001 - 2010 Statutory Financial Plan
CONSOLIDATED STATEMENT OF INCOME
($ in thousands)
                                                         1999          2000           2001            2002            2003
                                                        Actual     Reprojected        Plan            Plan            Plan
                                                      ----------   ------------    ----------      ----------      ----------
REVENUES

Premium Income, Fees and Other Considerations          2,018,380    1,503,776       1,319,798       1,330,544       1,352,531
Net Investment Income (3)                                980,568    1,102,260(1)    1,213,580(4)    1,012,605       1,039,850
                                                      ----------   ----------      ----------      ----------      ----------

Total Revenues                                         2,998,948    2,606,036       2,533,378       2,343,149       2,392,381
                                                      ----------   ----------      ----------      ----------      ----------

BENEFITS, LOSSES & EXPENSES

Policy Benefits Excl Policyholder Divedends            2,094,014    1,622,816       1,434,262       1,455,766       1,462,886
Policyholder Dividends                                   359,453      378,787         389,040         400,965         411,751
Operating Expenses                                       450,359      365,284         347,514         350,039         361,178
                                                      ----------   ----------      ----------      ----------      ----------

Total Benefits, Losses and Expenses                    2,903,826    2,366,886       2,170,816       2,206,770       2,235,815
                                                      ----------   ----------      ----------      ----------      ----------

Gain from Operations - before FIT                         95,122      239,149         362,562         136,379         156,566

Federal Income Tax Expense/(Credit)                       (3,860)     (17,900)         (3,745)         19,236          26,647
                                                      ----------   ----------      ----------      ----------      ----------

Gain from Operations - after FIT                          98,982      257,049         366,307         117,143         129,919

Realized Capital Gains/(Losses), net of Income Taxes      28,775       35,665           6,318         (44,206)(2)     (43,302)(2)
                                                      ----------   ----------      ----------      ----------      ----------

Net Income                                               127,757      292,714         372,625          72,937          86,617
                                                      ==========   ==========      ==========      ==========      ==========

Phoenix
2001 - 2010 Statutory Financial Plan
CONSOLIDATED STATEMENT OF INCOME
($ in thousands)
                                                         2004            2005            2006            2007            2008
                                                         Plan            Plan            Plan            Plan            Plan
                                                      ----------      ----------      ----------      ----------      ----------
REVENUES

Premium Income, Fees and Other Considerations          1,359,517       1,389,745       1,437,164       1,492,683       1,565,519
Net Investment Income (3)                              1,070,429       1,095,270       1,117,164       1,148,114       1,178,025
                                                      ----------      ----------      ----------      ----------      ----------

Total Revenues                                         2,429,947       2,485,015       2,554,328       2,640,797       2,743,544
                                                      ----------      ----------      ----------      ----------      ----------

BENEFITS, LOSSES & EXPENSES

Policy Benefits Excl Policyholder Divedends            1,447,915       1,436,482       1,449,422       1,489,450       1,550,522
Policyholder Dividends                                   414,606         422,329         432,270         449,570         452,951
Operating Expenses                                       373,954         389,780         403,844         422,802         441,746
                                                      ----------      ----------      ----------      ----------      ----------

Total Benefits, Losses and Expenses                    2,236,475       2,248,591       2,285,537       2,361,823       2,445,219
                                                      ----------      ----------      ----------      ----------      ----------

Gain from Operations - before FIT                        193,472         236,424         268,791         278,974         298,324

Federal Income Tax Expense/(Credit)                       41,572          62,200          77,651          84,581          93,376
                                                      ----------      ----------      ----------      ----------      ----------

Gain from Operations - after FIT                         151,900         174,224         191,140         194,393         204,948

Realized Capital Gains/(Losses), net of Income Taxes     (41,819)(2)     (40,021)(2)     (36,941)(2)     (35,726)(2)     (33,679)(2)
                                                      ----------      ----------      ----------      ----------      ----------

Net Income                                               110,080         134,202         154,199         158,667         171,270
                                                      ==========      ==========      ==========      ==========      ==========

Phoenix
2001 - 2010 Statutory Financial Plan
CONSOLIDATED STATEMENT OF INCOME
($ in thousands)
                                                           2009            2010
                                                           Plan            Plan
                                                        ----------      ----------
REVENUES

Premium Income, Fees and Other Considerations            1,639,724       1,728,689
Net Investment Income (3)                                1,218,095       1,259,112
                                                        ----------      ----------

Total Revenues                                           2,857,819       2,987,801
                                                        ----------      ----------

BENEFITS, LOSSES & EXPENSES

Policy Benefits Excl Policyholder Divedends              1,603,311       1,688,287
Policyholder Dividends                                     462,557         471,401
Operating Expenses                                         459,386         483,621
                                                        ----------      ----------

Total Benefits, Losses and Expenses                      2,525,254       2,643,310
                                                        ----------      ----------

Gain from Operations - before FIT                          332,565         344,491

Federal Income Tax Expense/(Credit)                        109,452         114,257
                                                        ----------      ----------

Gain from Operations - after FIT                           223,113         230,234

Realized Capital Gains/(Losses), net of Income Taxes       (33,222)(2)     (34,012)(2)
                                                        ----------      ----------

Net Income                                                 189,891         196,222
                                                        ==========      ==========

(1) Includes pre-tax investment income from our venture capital partnership investments of $274 million, an increase of $134 million from 1999.

(2) Reflects credit loss assumptions on fixed income assets

(3) Reflects operating income from non-insurance affiliates including Phoenix Investment Partners (PXP).

(4) Includes a gain from the destacking of PXP of $275 million. PXP is destacked at market value of $770 million ($15.75/share). The carrying value of PXP is $495 million.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                                    EXHIBIT I
                           DESCRIPTION OF SUBSIDIARIES
                                OCTOBER 31, 2000


238 COLUMBUS BLVD., INC.

         Formed to purchase a local property. No longer holds any real estate assets.

ABERDEEN ASSET MANAGEMENT PLC

         Investment Manager of global assets for institutional and retail clients.

ADRIAEN'S LANDING MANAGEMENT COMPANY, LLC

         Coordination role in a real estate development project.

AGL LIFE ASSURANCE COMPANY

         Issuer of private placement annuities and life insurance.

AMERICAN PHOENIX INVESTMENTS LIMITED

         Distributor of Phoenix Home Life Mutual Insurance Company investment services and products in the United Kingdom.

AMERICAN PHOENIX LIFE AND REASSURANCE COMPANY

         Reinsurer currently with a run-off block of business.

A.F.J.P. PRORENTA, S.A.

         Pension management company in Argentina.

APLAR SERVICES, LTD.

         Representative office in London.

BOA PROPERTIES, INC.

         Corporate general partner of a real estate holding company.

CAT BONDS INVESTORS, LLC

         Investment vehicle for CAT Bonds and CAT Swaps.

DP HOLDINGS, LTD.

         Canadian holding company. Currently dormant.

DPCM HOLDINGS, INC.

         Holding company.

DPIM, INC.

         Investment management holding company.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


DUFF & PHELPS INVESTMENT MANAGEMENT COMPANY

         Registered investment adviser providing investment management services to certain Phoenix funds and other institutional and individual clients.

EMPRENDIMIENTO COMPARTIDO, S.A.

         Non-operating holding corporation owning: (1) AFJP Prorenta, S.A. (pension); (2) ProFuturo Compania de Seguros de Retiro, S.A. (annuities); and (3) ProFuturo Compania de Seguros de Vida, S.A. (life insurer) in Argentina.

EUCLID ADVISERS, LLC

         Registered investment adviser to Euclid mutual funds.

PASADENA CAPITAL CORPORATION

         Holding company.

PFG DISTRIBUTION COMPANY

         Broker-dealer for private placement life and annuity operation.

PFG HOLDINGS, INC.

         Holding company for private placement life and annuity operation.

PFG INSURANCE AGENCY OF TEXAS, INC.

         Insurance agency for private placement life and annuity operation.

PHILADELPHIA FINANCIAL GROUP, INC.

         Insurance agency for private placement life and annuity operation.

PHILADELPHIA FINANCIAL INSURANCE AGENCY OF MASSACHUSETTS, INC.

         Insurance agency for private placement life and annuity operation.

PHL ASSOCIATES, INC.; PHL ASSOCIATES INSURANCE AGENCY OF AL, INC.; PHL
         ASSOCIATES INSURANCE AGENCY OF MA, INC.; PHL ASSOCIATES INSURANCE AGENCY OF NM, INC; PHL ASSOCIATES INSURANCE AGENCY OF OH, INC.; AND PHL ASSOCIATES OF TEXAS, INC.

         Insurance agencies formed to facilitate the sale by Phoenix' affiliated distribution of products written by non-Phoenix companies.

PHL GLOBAL HOLDING COMPANY

         Mauritius-based holding company for investments in foreign subsidiaries.

PHL VARIABLE INSURANCE COMPANY

         Life insurance company offering variable annuities and variable life insurance products.

PHOENIX-ABERDEEN INTERNATIONAL ADVISORS, LLC

         Registered investment adviser owned jointly with Aberdeen Fund Managers, Inc.

PHOENIX CAPITAL ADVISOR, INC.

         Registered investment adviser.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


PHOENIX CHARTER OAK TRUST COMPANY

         Trust company providing investment management and custodial servicing.

PHOENIX DUFF & PHELPS INVESTMENT ADVISORS

         Dormant.

PHOENIX EQUITY PLANNING CORPORATION

         Registered broker-dealer that serves as principal underwriter and national distributor of the Phoenix Funds and of Phoenix Home Life's variable products.

PHOENIX FOUNDERS, INC.

         General partner in developmental real estate joint ventures.

PHOENIX GLOBAL INVESTMENTS COMPANY

         Japanese institutional investment manager.

PHOENIX GLOBAL SOLUTIONS (INDIA) PVT. LTD.

         Provider of software services.

PHOENIX GLOBAL SOLUTIONS, INC.

         Provider of software services.

PHOENIX GROUP HOLDINGS, INC.

         Holding company.

PHOENIX INTERNATIONAL CAPITAL CORPORATION

         Managers of portfolio of several strategic investments.

PXP INSTITUTIONAL MARKETS GROUP, LTD.

         Registered investment adviser.

PHOENIX INVESTMENT COUNSEL, INC.

         Registered investment adviser providing investment management services to Phoenix funds, institutional and individual clients.

PHOENIX INVESTMENT PARTNERS, LTD.

         Registered investment adviser and holding company, which provides investment management and other related services through its subsidiaries.

PHOENIX LIFE AND ANNUITY COMPANY

         Life insurance company.

PHOENIX LIFE AND REASSURANCE COMPANY OF NEW YORK

         Life insurance company licensed in New York only.

PHOENIX NATIONAL INSURANCE COMPANY

         Life insurance company; no active business.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


PHOENIX NEW ENGLAND TRUST HOLDING COMPANY

         Holding company for trust operations.

PHOENIX REAL ESTATE SECURITIES, INC.

         Depositor in securitization of Phoenix Home Life's commercial mortgage loans.

PHOENIX REALTY EQUITY INVESTMENTS, INC.

         Real estate general partner.

PHOENIX REALTY GROUP, INC.

         Holding company for real estate assets.

PHOENIX REALTY INVESTORS, INC.

         General partner of a limited partnership whose partners are all institutional investors.

PHOENIX REALTY SECURITIES, INC.

         Shell corporation.

PHOENIX STRATEGIC CAPITAL CORPORATION

         Manager of a portfolio of several strategic investments.

PHOENIX VARIABLE ADVISORS, INC.

         Registered investment adviser.

PHOENIX/ZWEIG ADVISERS, LLC

         Registered investment adviser to Zweig mutual funds.

PHOENIXLINK INVESTMENTS INC.

         Broker-dealer.

PM HOLDINGS, INC.

         Holding company for Phoenix subsidiaries.

PML INTERNATIONAL INSURANCE LIMITED

         Bermuda-based insurance company; currently a shell.

PRACTICARE, INC.

         Physician practice management company.

PROFUTURO COMPANIA DE SEGUROS DE RETIRO, S.A.

         Annuity company in Argentina.

PROFUTURO COMPANIA DE SEGUROS DE VIDA, S.A.

         Life insurance company in Argentina.

PXP SECURITIES CORP.

         Broker-dealer serving as introducing broker for PXP funds.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


ROGER ENGEMANN & ASSOCIATES, INC.

         Registered investment adviser.

ROGER ENGEMANN MANAGEMENT CO., INC.

         Dormant.

SENECA CAPITAL MANAGEMENT LLC

         Registered investment advisor.

WORLDWIDE PHOENIX LIMITED

         Fund distributor.

WORKPLUS.COM INC.

         On-line insurance agency.

W.S. GRIFFITH & CO., INC.; W.S. GRIFFITH INSURANCE AGENCY OF AL, INC.; W.S.
         GRIFFITH INSURANCE AGENCY OF MA, INC.; W.S. GRIFFITH INSURANCE AGENCY OF NM, INC.; W.S. GRIFFITH INSURANCE AGENCY OF OH, INC.; W.S. GRIFFITH INSURANCE AGENCY OF TX, INC.

         These companies are registered broker-dealers that act as retail broker-dealers for Phoenix Home Life agents.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                                   EXHIBIT II
                          OVERVIEW OF PHOENIX HOME LIFE
                                  SUBSIDIARIES
                               (AS OF 12/15/2000)


                    [OVERVIEW OF PHOENIX HOME LIFE FLOWCHART]

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                              INSURANCE OPERATIONS
                                  (Page 1 of 2)


                        [INSURANCE OPERATIONS FLOWCHART]

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                              INSURANCE OPERATIONS
                                  (Page 2 of 2)


                        [INSURANCE OPERATIONS FLOWCHART]

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                      INVESTMENT OPERATIONS - REAL ESTATE


                 [INVESTMENT OPERATIONS - REAL ESTATE FLOWCHART]

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                          INVESTMENT OPERATIONS - OTHER


                    [INVESTMENT OPERATIONS - OTHER FLOWCHART]

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                        PHOENIX INVESTMENT PARTNERS, LTD.
                                  (Page 1 of 2)


                  [PHOENIX INVESTMENT PARTNERS, LTD. FLOWCHART]

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                        PHOENIX INVESTMENT PARTNERS, LTD.
                                  (Page 2 of 2)


                  [PHOENIX INVESTMENT PARTNERS, LTD. FLOWCHART]

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                            INTERNATIONAL OPERATIONS


                      [INTERNATIONAL OPERATIONS FLOWCHART]

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                                OTHER OPERATIONS


                          [OTHER OPERATIONS FLOWCHART]

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                                   EXHIBIT III
                         PRODUCTS EXPECTED TO BE OFFERED
                            AFTER THE EFFECTIVE DATE

----------------------------  -------------------  -------------------  -------------------------------------------
                                                    1999 AVG. FACE
                                                       VALUE OR
Product*                      Par/Non-par              DEPOSIT          Notes
----------------------------  -------------------  -------------------  -------------------------------------------
Traditional Whole Life        Par                  $435,000             Fixed premium life insurance on the lives
Insurance                                                               of one or two individuals with an
                                                                        assortment of riders.  These products are
                                                                        intended to be similar to products issued
                                                                        prior to the Effective Date.
----------------------------  -------------------  -------------------  -------------------------------------------
Individual Term Life          Non-par              $548,000             Indeterminate premium Individual term
Insurance                                                               life insurance:  both annually increasing
                                                                        term and level term for 10 and 20 year
                                                                        periods.
----------------------------  -------------------  -------------------  -------------------------------------------
Universal Life                Non-par              $ 279,000            Flexible premium unbundled life insurance
                                                                        on one or two lives in which net premiums
                                                                        are invested in a fixed fund.
----------------------------  -------------------  -------------------  -------------------------------------------
Variable Universal Life       Non-par              $1,373,000           Flexible premium unbundled life insurance
                                                                        on one or two lives in which net premiums
                                                                        may be allocated to a variety of
                                                                        investment options or to the General
                                                                        Account.
----------------------------  -------------------  -------------------  -------------------------------------------
Variable Deferred Annuities   Non-par              $ 18,000             Annuities where deposits are allocated to
                                                                        a variety of investment options or to the
                                                                        General Account.
----------------------------  -------------------  -------------------  -------------------------------------------
Single Premium Immediate      Non-par              N/A                  Invested in a variety of investment
Annuity Contracts                                                       options or the general account providing
                                                                        a stream of annuity payments as
                                                                        established by the client.
----------------------------  -------------------  -------------------  -------------------------------------------
Supplementary Contracts       Non-par              N/A                  Either life contingent or non-life
                                                                        contingent, providing a stream of annuity
                                                                        payments as established by the client.
                                                                        These contracts are established upon the
                                                                        client's request to convert a deferred
                                                                        product to a payout product.
----------------------------  -------------------  -------------------  -------------------------------------------

--------
* Private placement life and annuity are included in the descriptions for variable universal life and variable deferred annuities above, respectively. COLI is described by the variable universal life description above, but was not included in the projections shown in Part III of this Plan of Operation.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


Exhibit 3
SALES ASSUMPTIONS (IN $ THOUSANDS)

                                      2001       2002       2003       2004       2005       2006       2007       2008       2009
                                      Plan       Plan       Plan       Plan       Plan       Plan       Plan       Plan       Plan
FIRST YEAR ANNUALIZED LIFE PREMIUM
Closed Block                           7,000          0          0          0          0          0          0          0          0
Term                                  10,100     10,600     11,100     11,700     12,300     13,530     14,883     16,371     18,008
Universal Life                        20,100     25,400     29,200     33,600     38,700     42,570     46,827     51,510     56,661
Variable Universal Life               69,800     81,700     89,200     97,200    105,800    116,380    128,018    140,820    154,902
                                     -----------------------------------------------------------------------------------------------
Total Annualized Premium             107,000    117,700    129,500    142,500    156,800    172,480    189,728    208,701    229,571

SINGLE LIFE PREMIUM - NEW DEPOSITS
Universal Life                         9,500     11,200     12,100     13,300     14,800     16,280     17,908     19,699     21,669
Variable Universal Life               92,113     98,324    105,007    112,199    119,947    131,942    145,136    159,649    175,614
VARIABLE ANNUITY DEPOSITS            817,810  1,092,775  1,366,419  1,732,931  2,007,249  2,197,974  2,387,771  2,576,549  2,764,204
IMMEDIATE VARIABLE ANNUITY DEPOSITS   72,190    100,825    130,925    168,307    198,038    217,842    239,626    263,588    289,947

                                        2010
                                        Plan
FIRST YEAR ANNUALIZED LIFE PREMIUM
Closed Block                                 0
Term                                    19,809
Universal Life                          62,327
Variable Universal Life                170,392
                                     ---------
Total Annualized Premium               252,528

SINGLE LIFE PREMIUM - NEW DEPOSITS
Universal Life                          23,836
Variable Universal Life                193,176
VARIABLE ANNUITY DEPOSITS            2,950,624
IMMEDIATE VARIABLE ANNUITY DEPOSITS    318,942

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


                                   EXHIBIT IV

           PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY ("THE COMPANY")
                      SIGNIFICANT REINSURANCE ARRANGEMENTS


1. Effective 10/1/98, the Company entered into reinsurance treaties with six reinsurers to cede 80% of certain inforce traditional policies on a YRT basis. This treaty also covers traditional business currently issued. As of 12/31/99, the face amount ceded was $36.7 billion.

2. Effective 7/1/99, 80% of our inforce variable universal life business is ceded to five reinsurers on a YRT basis. This reinsurance treaty also covers new business for this block. As of 12/31/99, the face amount ceded was $11.0 billion.

3. Effective 12/31/97, 80% of the inforce business assumed from Confederation Life was ceded to two reinsurers on a YRT basis. As of 12/31/99, the face amount ceded was $4.0 billion. This is a closed block of business.

4. Effective 8/1/98, 80% of our inforce TLS-XLT product (10-year term) is ceded to two reinsurers on a coinsurance basis. This represented $449.9 million of face amount ceded as of 12/31/99 and $1.4 million of reserves as of 12/31/99. This policy is no longer being sold.

5. The Company reinsures a portion of the death benefit payable on certain variable annuity contracts. The first treaty was effective 1/1/96 and covers certain variable annuity contracts issued prior to 1/1/2000. Effective July 1999, the Company entered into a second treaty with a new carrier reinsuring a portion of the death benefit payable for a new series of variable annuity contracts issued 7/99 and later.

6. Effective 11/1/96, the Company entered into a reinsurance treaty with one reinsurer to cede 80% of certain policies sold to corporations on a YRT basis.

7. The Company has entered into several reinsurance treaties to cede business in excess of the Company's retention limits. The treaties and number of reinsurers vary by policy issue year. The number of reinsurers in any given issue year vary from five to ten. The net amount at risk for these pools is $600.2 million as of 12/31/99.

8. A portion of the business originally written by Home Life is reinsured on a facultative basis through several separate reinsurance treaties.

9. Effective 3/3/2000, 80% of certain 10-year term products issued 3/3/2000 and later are ceded to four reinsurers on a coinsurance basis. Effective 3/3/2000, 80% of certain 20-year term products issued 3/3/2000 and later are ceded to five reinsurers on a coinsurance basis.

10. The Company reinsures 100% of a closed block of individual disability income policies originally written by Home Life to Union Central. As of 12/31/1999 this represented $61.4 million of reserves.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


11. Effective April 1, 2000, Phoenix has a 100 percent indemnity reinsurance agreement under which Phoenix reinsures the Group Executive Ordinary and Selective Executive Life and Select Executive Ordinary plans and individual annuity contracts issued prior to the effective date by Phoenix American Life Insurance Company ("PAL").

12. Effective April 1, 2000, Phoenix has 100 percent indemnity coinsurance with PAL under which PAL reinsures of a variety of group insurance plans, including life, medical, dental and disability, issued prior to the effective date by Phoenix.

13. Phoenix and its subsidiary American Phoenix Life and Reassurance Company ("APLAR") have a finite aggregate excess of loss reinsurance treaty with European Reinsurance of Zurich (Bermuda Branch), a subsidiary of Swiss Re, effective September 30, 1999. This reinsurance covers a small portion of Phoenix's retained risk on life insurance as well as any cumulative accident & health losses arising from Phoenix and APLAR's discontinued A&H operations, net of other reinsurance. Under the 20-year treaty, coverage limits are up to $230 million in the aggregate.

14. Phoenix and APLAR have an extensive program of retrocession agreements covering their discontinued A&H operations. At the core of the retrocession program are several whole account treaties with, among others, Lincoln National Life Insurance Company, John Hancock Life Insurance Company, and certain Lloyd's syndicates and other pools of insurers. The program also includes retrocession agreements with a number of reinsurers relating to specific categories of risk, such as 25 percent excess 75 percent of original signed lines, occupation accident-specific risk and London Market risk. Some of these retrocession agreements are the subject of pending legal disputes, in which the reinsurer is challenging its obligations. The outcome of such disputes cannot be predicted at this time.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit K to the Plan of Reorganization


PHL VARIABLE INSURANCE COMPANY ("PHLVIC")
Significant Reinsurance Arrangements

1. Effective 8/1/98, PHLVIC entered into reinsurance treaties with four reinsurers to cede 90% of individual universal life products issued 8/1/98 and later on a YRT basis. This represented $147.8 million of face amount ceded as of 12/31/99.

2. Effective 11/1/97, 90% of a 10-year term product was ceded to four reinsurers on a YRT basis. A new version of this policy was introduced in October of 1999, and PHLVIC entered into new reinsurance treaties with four reinsurers on a YRT basis to cede the new product. In total, this business represents $3.6 billion of face amount ceded as of 12/31/99.

3. Effective 10/1/98, 90% of our 20-year term product was ceded to four reinsurers on a coinsurance basis. A new version of this policy was introduced in October of 1999, and the company entered into new reinsurance treaties with four reinsurers on a coinsurance basis to cede the new product. In total, this business represents $2.0 billion of face amount ceded as of 12/31/99.

4. Effective 7/1/99, 80% of a survivor universal life product is ceded to four reinsurers. $23.2 million of face amount is ceded under these treaties as of 12/31/99.

5. Effective 1/1/2000, PHLVIC entered into reinsurance treaties with four reinsurers to cede 90% of certain term products issued 1/1/2000 and later on a coinsurance basis. These policies are no longer being sold.



PHOENIX LIFE AND ANNUITY COMPANY
Significant Reinsurance Arrangements

1. Effective 3/3/2000, 90% of certain 10-year term products issued 3/3/2000 and later are ceded to four reinsurers on a coinsurance basis. Effective 3/3/2000, 90% of certain 20-year term products issued 3/3/2000 and later are ceded to five reinsurers on a coinsurance basis.

                                                            Plan of Operation of
                                                  Phoenix Life Insurance Company

                                         Exhibit L to the Plan of Reorganization


            FEATURES OF OTHER CAPITAL RAISING TRANSACTION SECURITIES

-----------------------------------------------------------------------------------------------------------------------------------
                                                     MANDATORILY                                            DEBT SECURITIES/
                            PREFERRED                CONVERTIBLE                    CONVERTIBLE             COMMERCIAL PAPER/
                           SECURITIES          DEBT/PREFERRED SECURITIES      DEBT/PREFERRED SECURITIES      BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
  FORM OF SECURITY      -  Preferred           -  Debt or preferred          -  Debt or preferred          -  Senior or subordinated
                        securities.            securities automatically      securities convertible        debt securities offered
                                               convertible into common       at the option of the          through a public or
                                               stock after a fixed period    holder into a specified       private offering,
                                               of time, typically from       number of shares of common    commercial paper
                                               three to five years from      stock at a specified price    issuances or bank
                                               the date of issuance, with    per share at any time up      borrowings (or a
                                               the number of shares of       to maturity.                  combination thereof).
                                               common stock subject to
                                               certain limitations, into
                                               which the security is
                                               convertible dependent on
                                               the stock price at
                                               maturity.
-----------------------------------------------------------------------------------------------------------------------------------
                        -  Have a              -  May be issued in           -  The conversion
                        preference over        a unit of two securities,     price may be adjusted to
                        common stock in        one a forward purchase        maintain the effective
                        the payment of         contract in which the         conversion rate in the
                        dividends and          holder agrees to purchase     event of stock splits
                        liquidation of         common stock at a             and certain other events.
                        assets.                specified price
                                               (effectively making the
                                               security convertible into
                                               the common stock even
                                               though the security
                                               itself does not
                                               "convert"), and the other
                                               a debt or preferred
                                               security paying interest
                                               or dividends to the
                                               holder.
-----------------------------------------------------------------------------------------------------------------------------------

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                     MANDATORILY                                            DEBT SECURITIES/
                            PREFERRED                CONVERTIBLE                    CONVERTIBLE             COMMERCIAL PAPER/
                           SECURITIES          DEBT/PREFERRED SECURITIES      DEBT/PREFERRED SECURITIES      BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
                        -   No                 -   The purchase              -   May, in the
                        conversion feature.    price on the forward          case of preferred
                                               contract may be adjusted      securities, be issued
                                               in the event of stock         through a special
                                               splits and certain other      purpose vehicle, such as
                                               events.                       a trust or limited
                                                                             liability company.  Debt
                                                                             securities are issued by
                                                                             the Holding Company to
                                                                             the special purpose
                                                                             vehicle and preferred
                                                                             securities are issued by
                                                                             the special purpose
                                                                             vehicle to the public.
                                                                             This two-step
                                                                             arrangement may allow
                                                                             for tax deductibility of
                                                                             interest payments on the
                                                                             debt securities issued
                                                                             to the special purpose
                                                                             vehicle by the Holding
                                                                             Company, which provides
                                                                             the Holding Company with
                                                                             a tax-advantaged cost of
                                                                             funds.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
                        -   May be             -   In the case of            -   If offered
                        issued through a       preferred securities, may     through a special
                        special purpose        be issued through a           purpose vehicle, each
                        vehicle, such as a     special purpose vehicle,      preferred security
                        trust or limited       such as a trust or            represents an undivided
                        liability              limited liability             beneficial ownership
                        company.  Debt         company.  Debt securities     interest in the assets
                        securities are         are issued by the Holding     of the trust or limited
                        issued by the          Company to the special        liability comprising the
                        Holding Company to     purpose vehicle and           special purpose vehicle.
                        the special            preferred securities are      The payment terms and
                        purpose vehicle        issued by the special         maturity dates on the
                        and preferred          purpose vehicle to the        Holding Company's debt
                        securities are         public. This two-step         securities and the
                        issued by the          arrangement may allow for     special purpose
                        special purpose        tax deductibility of          vehicle's preferred
                        vehicle to the         interest payments on the      securities are
                        public.  This          debt securities issued to     identical; cash flow
                        two-step               the special purpose           from the debt securities
                        arrangement may        vehicle by the Holding        passes through the
                        allow for tax          Company, which provides       special purpose vehicle
                        deductibility of       the Holding Company with      to cover payments on the
                        interest payments      a tax-advantaged cost of      preferred securities.
                        on the debt            funds.
                        securities issued
                        to the special
                        purpose vehicle by
                        the Holding
                        Company, which
                        provides the
                        Holding Company
                        with a
                        tax-advantaged
                        cost of funds.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
                        -   If offered         -   If offered through
                        through a special      a special purpose vehicle,
                        purpose vehicle,       each preferred security
                        each preferred         represents an undivided
                        security represents    beneficial ownership
                        an undivided           interest in such special
                        beneficial ownership   purpose vehicle. The
                        interest in the        payment terms and maturity
                        assets of the trust    dates on the Holding
                        or limited liability   Company's debt securities
                        company comprising     and the special purpose
                        the special purpose    vehicle's preferred
                        vehicle. The payment   securities are identical;
                        terms and maturity     cash flow from the debt
                        dates on the Holding   securities passes through
                        Company's debt         the special purpose vehicle
                        securities and the     to cover payments on the
                        special purpose        preferred securities.
                        vehicle's preferred
                        securities are
                        identical; cash
                        flow from the debt
                        securities passes
                        through the special
                        purpose vehicle to
                        cover payments on
                        the preferred
                        securities.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
   DISTRIBUTIONS        -  Dividend            -  Interest payments on       -   Interest payments on     -   Interest payments on
                        payments on the        convertible debt, as well     convertible debt.            the debt security, which
                        preferred              as payments by the issuer                                  would generally be
                        security; interest     on any forward purchase                                    tax-deductible to the
                        payments on any        contract if the security                                   issuer.
                        debt securities        is offered in units.
                        issued by the
                        Holding Company to
                        the special
                        purpose vehicle.
-----------------------------------------------------------------------------------------------------------------------------------
                        -   The                -   Dividend payments on      -   Dividend payments        -    Principal amount
                        dividend rate of       the convertible preferred     on the convertible           must be repaid at
                        the preferred          security, as well as          preferred security.          scheduled maturity date
                        security reflects      payments by the issuer on                                  or dates.
                        market conditions,     any forward purchase
                        as well as             contract if the security      -   If applicable,
                        issuer-specific        is offered in units.          interest payments on any
                        factors, such as                                     debt securities issued
                        credit ratings.                                      by the Holding Company
                                               -   If applicable,            to the special purpose
                        -   If                 interest payments on any      vehicle.
                        applicable, the        debt securities issued by
                        interest rate on       the Holding Company to
                        any debt               the special purpose
                        securities would       vehicle.
                        generally be equal
                        to the dividend
                        rate on the
                        preferred
                        security.
-----------------------------------------------------------------------------------------------------------------------------------
                        -   Dividend           -   Interest rate on          -   Interest rate            -   Interest rate
                        payments are           debt reflects market          on debt reflects market      reflects market
                        generally              conditions, as well as        conditions, as well as       conditions, as well as
                        deferrable at the      issuer-specific factors,      issuer-specific factors,     issuer-specific factors,
                        option of the          such as credit ratings.       such as credit ratings.      such as credit ratings.
                        Holding Company.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
                        -   Dividend           -   Dividend rate on          -   Dividend rate
                        payments to the        preferred reflects market     on preferred reflects
                        Holding Company's      conditions, as well as        market conditions, as
                        common                 issuer-specific factors,      well as issuer-specific
                        stockholders are       such as credit ratings.       factors, such as credit
                        typically                                            ratings.
                        prohibited while
                        the payments on
                        the preferred
                        security are
                        deferred.
-----------------------------------------------------------------------------------------------------------------------------------
                        -   The payments       -   Interest payments on      -   Interest payments on
                        may, if the            debt would be priced at a     debt would be priced at a
                        preferred security     premium yield to the          premium yield to the dividend
                        is issued through      dividend yield on the         yield on the common stock at
                        a special purpose      common stock at the time      the time of issuance.
                        vehicle structure,     of issuance.
                        be tax-deductible
                        to the issuer.
-----------------------------------------------------------------------------------------------------------------------------------
                                               -   Dividends on              -   Dividends on
                                               preferred securities          preferred securities
                                               would be priced at a          would be priced at a
                                               premium yield to the          premium yield to the
                                               dividend yield on the         dividend yield on the
                                               common stock at the time      common stock at the time
                                               of issuance.                  of issuance.
-----------------------------------------------------------------------------------------------------------------------------------
                                               -   Dividend                  -   Dividend
                                               payments on preferred         payments are generally
                                               securities are generally      deferrable at the option
                                               deferrable at the option      of the Holding Company.
                                               of the Holding Company.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
                                               -   Dividend                  -   Dividend
                                               payments to the Holding       payments to the Holding
                                               Company's common              Company's common
                                               stockholders are              stockholders are
                                               typically prohibited          typically prohibited
                                               while the payments on the     while the payments on
                                               convertible security are      the convertible security
                                               deferred.                     are deferred.
-----------------------------------------------------------------------------------------------------------------------------------
                                               -   The payments              -   The payments
                                               may, if the security is       may, if the security is
                                               debt or is a preferred        debt or is a preferred
                                               security issued through a     security issued through
                                               special purpose vehicle,      a special purpose
                                               be tax-deductible to the      vehicle, be
                                               issuer.                       tax-deductible to the
                                                                             issuer.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
      MATURITY          -   The face           -   Typically from 3          -   If the Security          -   May either be
                        amount of the          to 5 years.                   is not converted, the        commercial paper (with
                        preferred security                                   face amount of the           maturities up to 9
                        must be repaid at                                    security must be repaid      months) or longer-term
                        maturity.                                            at maturity.                 securities or borrowings
                                                                                                          with maturities up to 30
                                                                                                          years.
-----------------------------------------------------------------------------------------------------------------------------------
                        -   Maturity                                         -    Typically from
                        is typically from                                    5 to 30 years
                        10 to 49 years.
-----------------------------------------------------------------------------------------------------------------------------------
                        -   Preferred                                        -    Preferred stock
                        stock of the                                         of the Holding Company
                        Holding Company                                      might not have a
                        might not have a                                     specified maturity but
                        specified maturity                                   instead would be
                        but instead would                                    redeemable at the
                        be redeemable at                                     Holding Company's option.
                        the Holding
                        Company's option.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization


-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
 CONVERSION PREMIUM     -   Not                -   Typically                 -   Typically                -  Not applicable.
                        applicable.            offered with a conversion     offered with a
                                               premium to the trading        conversion premium to
                                               price of the Holding          the trading price of the
                                               Company's common stock at     Holding Company's common
                                               issuance                      stock at issuance
-----------------------------------------------------------------------------------------------------------------------------------
                                               -   Upon conversion,          -   If the
                                               a variable amount of          securities are
                                               shares of common stock of     converted, a fixed
                                               the Holding Company would     number of shares of
                                               be issued.  This amount       common stock of the
                                               would depend on the           Holding Company,
                                               market price of the           determined at the time
                                               common stock at the time      of issuance, would be
                                               of conversion.                issued.
-----------------------------------------------------------------------------------------------------------------------------------
                                               -   The number of             -    This allows the
                                               shares of common stock of     Holding Company to
                                               the Holding Company           potentially issue common
                                               issued is typically           stock above the
                                               subject to a minimum and      prevailing market price
                                               maximum number (which         at the time of issuance
                                               range is determined at        of the convertible
                                               the time of issuance).        security.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
 REDEMPTION (RIGHT      -   May be             -   No redemption             -    May be                  -    Public debt
 TO REPURCHASE) AT      redeemable at the      rights at the option of       redeemable at the option     securities may allow for
 THE OPTION OF THE      option of the          the Holding Company,          of the Holding Company,      redemption at the option
       ISSUER           issuer (whether        except that the               typically after 3 to 5       of the Holding Company
                        the Holding            convertible securities        years.  Such redemption      or upon the occurrence
                        Company or the         may be redeemable upon        may, under certain           of specified events, at
                        special purpose        the occurrence of             circumstances, be made       a price equal to the
                        vehicle),              specified adverse tax or      at a premium to the          principal amount or the
                        typically after 5      regulatory events (such       prevailing market price.     principal amount plus a
                        to 10 years.  Such     as noncompliance of the                                    specified premium.
                        redemption may,        special purpose vehicle
                        under certain          under the Investment
                        limited                Company Act).
                        circumstances, be
                        made at a premium
                        price.
-----------------------------------------------------------------------------------------------------------------------------------
                        -    May also                                        -    May also be             -    Commercial
                        be redeemable upon                                   redeemable upon the          paper is typically not
                        the occurrence of                                    occurrence of specified      redeemable at the option
                        specified adverse                                    adverse tax or               of the issuer.
                        tax or regulatory                                    regulatory events (such
                        events (such as                                      as noncompliance of the
                        noncompliance of                                     special purpose vehicle
                        the special                                          with the Investment
                        purpose vehicle                                      Company Act).
                        under the
                        Investment Company
                        Act).
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          -   Bank borrowings
                                                                                                          may be prepaid at the
                                                                                                          option of the Holding
                                                                                                          Company, at a price
                                                                                                          equal to principal
                                                                                                          amount or the principal
                                                                                                          amount plus a specified
                                                                                                          premium.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization


-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
   VOTING RIGHTS        -   None,              -    None, except as          -    None, except as         -   None.
                        except as required     required by law or, for       required by law or, for
                        by law or, for         convertible securities        preferred securities
                        preferred              issued directly by the        issued directly by the
                        securities issued      Holding Company and not       Holding Company and not
                        by the Holding         through a special purpose     through a special
                        Company, in event      vehicle, in event of          purpose vehicle, in
                        of default (in         default (in which case        event of default (in
                        which case holders     holders of the                which case holders of
                        of the preferred       convertible securities        the convertible
                        securities may be      may be entitled to            securities may be
                        entitled to            designate a specified         entitled to designate a
                        designate a            number of board members       specified number of
                        specified number       of the Holding Company).      board members of the
                        of board members                                     Holding Company).
                        of the Holding
                        Company).
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
     COVENANTS          -  The                 -   The Holding               -    The Holding             -   The Holding
                        Holding Company        Company may agree to take     Company may agree to         Company may agree to
                        may agree to take      certain actions,              take certain actions,        take certain actions,
                        certain actions,       including using               including using              including using
                        including using        reasonable efforts to         reasonable efforts to        reasonable efforts to
                        reasonable efforts     maintain the regulatory       maintain the regulatory      maintain the regulatory
                        to maintain the        treatment of preferred        treatment of preferred       treatment of the
                        regulatory             securities issued by a        securities issued by a       security. Commercial
                        treatment of           special purpose vehicle.      special purpose vehicle.     paper typically does not
                        preferred                                                                         include covenants.
                        securities issued
                        by a special
                        purpose vehicle.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          -   Public debt
                                                                                                          securities generally do
                                                                                                          not include financial
                                                                                                          covenants.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          -    Bank borrowings
                                                                                                          may also include certain
                                                                                                          financial and other
                                                                                                          covenants, including
                                                                                                          maintenance of a
                                                                                                          specified net worth.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization


-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
 EVENTS OF DEFAULT      -   The                -    The instrument           -    The instrument          -    The instrument
                        instrument             creating the convertible      creating the convertible     creating the security
                        creating preferred     debt security will            debt security will           will specify events that
                        securities issued      specify events that will      specify events that will     will constitute an event
                        through a special      constitute an event of        constitute an event of       of default, in which
                        purpose vehicle        default, in which case        default, in which case       case the principal
                        will specify           the principal amount of       the principal amount of      amount may be declared
                        events that will       the convertible debt          the convertible debt         immediately due and
                        constitute an          securities may be             securities may be            payable.
                        event of default,      declared immediately due      declared immediately due
                        in which case the      and payable.                  and payable.
                        face amount of the
                        preferred
                        securities may be
                        declared
                        immediately due
                        and payable.
-----------------------------------------------------------------------------------------------------------------------------------
                        -   Events of          -   These may                 -    These may               -   These may
                        default may            include, among other          include, among other         include, among other
                        include, among         things, failure to pay        things, failure to pay       things, failure to pay
                        other things,          interest on debt              (after any applicable        interest or principal,
                        failure to pay         securities, failure to        deferral period)             failure to observe or
                        dividends (after       issue common stock to the     interest on debt             perform other covenants,
                        the deferral           holders of the                securities or the            acceleration of other
                        period, which is       convertible securities at     principal amount of the      indebtedness and events
                        generally 20           the time of conversion,       securities, failure to       relating to a bankruptcy
                        quarters) or pay       failure to observe or         observe or perform other     or insolvency of the
                        face amount of the     perform other covenants,      covenants, and events        Holding Company.
                        preferred              and events relating to        relating to the
                        securities,            the bankruptcy or             bankruptcy or insolvency
                        failure to observe     insolvency of the Holding     of the Holding Company.
                        or perform other       Company.
                        covenants, and
                        events relating to
                        the bankruptcy or
                        insolvency of the
                        Holding Company.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization


-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
                        -   Preferred          -   The instrument            -    The instrument          -   Commercial
                        securities issued      creating the convertible      creating the convertible     paper typically does not
                        directly by the        preferred security will       preferred security will      include events of
                        Holding Company        specify events that will      specify events that will     default.
                        typically do not       constitute an event of        constitute an event of
                        include events of      default, in which case        default, in which case
                        default.               the face amount of the        the face amount of the
                                               convertible preferred         convertible preferred
                                               securities may be             securities may be
                                               declared immediately due      declared immediately due
                                               and payable.                  and payable.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization


-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
    RANKING IN A        -    Generally,        -   Generally, the            -    Generally, the          -    Senior debt
   LIQUIDATION OR       preferred              convertible debt              debt securities and the      ranks higher in priority
 BANKRUPTCY OF THE      securities issued      and the                       preferred securities         than subordinated debt
       ISSUER           through a special      preferred securities          issued through a special     or any preferred or
                        purpose vehicle        issued through a special      purpose vehicle              common equity securities
                        structure rank         purpose vehicle structure     structure rank               of the issuer.
                        subordinate (rank      rank subordinate (rank        subordinate (rank lower
                        lower in priority)     lower in priority) to         in priority) to
                        to bank and other      bank and other senior         indebtedness of the
                        senior                 indebtedness of the           Holding Company, but
                        indebtedness of        Holding Company, but          senior (rank higher in
                        the Holding            senior (higher in             priority) to common and
                        Company, but           priority) to the common       preferred stock.
                        senior (higher in      and preferred stock of
                        priority) to the       the Holding Company.
                        common and
                        preferred stock of
                        the Holding
                        Company.
-----------------------------------------------------------------------------------------------------------------------------------
                        -    Preferred         -    Convertible              -    Convertible             -    Subordinated
                        stock issued           preferred stock issued        preferred stock issued       debt ranks lower in
                        directly by the        directly by the Holding       directly by the Holding      priority than senior
                        Holding Company        Company ranks lower in        Company ranks lower in       debt of the issuer but
                        ranks lower in         priority to any debt of       priority to any debt of      higher than any
                        priority to any        the Holding Company, but      the Holding Company, but     preferred or common
                        debt of the            higher than common stock.     higher than common stock.    equity securities of the
                        Holding Company,                                                                  issuer.
                        but higher than
                        common stock.
-----------------------------------------------------------------------------------------------------------------------------------
                                               -    Once converted,          -    Once converted,         -    Commercial
                                               becomes common stock.         becomes common stock.        paper and bank debt are
                                                                                                          senior debt.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization


-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
EFFECT ON ISSUER'S      -   Balance sheet:     -    Balance sheet:           -    Balance sheet:          -    Balance sheet:
FINANCIAL STATEMENTS    ------------------     -------------------           -------------------          -------------------
                        debt securities        convertible debt              convertible debt             included as liabilities.
                        issued by the          securities issued by the      securities issued by the
                        Holding Company to     Holding Company to a          Holding Company to a
                        a special purpose      special purpose vehicle       special purpose vehicle
                        vehicle are            are included on the           are included on the
                        included as a          balance sheet of the          balance sheet of the
                        liability of the       Holding Company on a          Holding Company on a
                        Holding Company;       separate line between         separate line between
                        generally,             debt and equity;(1)           debt and equity;(1)
                        preferred              mandatorily convertible       conventional convertible
                        securities issued      debt of the Holding           debt of the Holding
                        by the Holding         Company is included as a      Company is included as a
                        Company are            liability; mandatorily        liability; conventional
                        included as            convertible preferred         convertible preferred
                        stockholders'          securities issued by the      securities issued by the
                        equity;                Holding Company are           Holding Company included
                        mandatorily            included as stockholders'     as stockholders' equity.
                        redeemable             equity.
                        preferred
                        securities issued
                        by the Holding
                        Company are
                        included on the
                        balance sheet of
                        the Holding
                        Company on a
                        separate line
                        between debt and
                        equity.

-----------------------------------------------------------------------------------------------------------------------------------


------------------

(1) Accounting treatment proposals currently under review would lead to classification as debt.

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit L to the Plan of Reorganization

-----------------------------------------------------------------------------------------------------------------------------------
                                                      MANDATORILY                                             DEBT SECURITIES/
                             PREFERRED                CONVERTIBLE                   CONVERTIBLE               COMMERCIAL PAPER/
                            SECURITIES         DEBT/PREFERRED SECURITIES     DEBT/PREFERRED SECURITIES         BANK BORROWINGS
-----------------------------------------------------------------------------------------------------------------------------------
                        - Income statement:    - Income statement:          - Income statement:         - Income statement:
                        -------------------    -------------------          -------------------         -------------------
                        net income to          net income to                 net income to              net income to
                        common stockholders    common stockholders of        common stockholders        common stockholders
                        of the Holding         the Holding Company is        would be reduced by        would be reduced by
                        the Holding  Company   reduced by after-tax          after-tax interest or      after-tax interest paid.
                        is reduced by          interest or dividends         dividends paid.
                        after-tax dividends    paid.
                        paid.
-----------------------------------------------------------------------------------------------------------------------------------
                        - Cash flow:           - Cash flow: cash             - Cash flow: cash            - Cash flow:
                        -------------          --------------------          ---------------------        ---------------
                        cash flow              flow would be reduced by      flow would be reduced by     cash flow would be
                        would be reduced       payment of after-tax          after-tax interest or        reduced by after-tax
                        by payment of          interest or dividends and     dividends paid and by        interest paid and by
                        after-tax              contract payments (if         payment of principal or      payment of principal
                        dividends, and         any) paid.                    face amount at maturity      amounts.
                        face amount at                                       (if the security is not
                        maturity, on                                         converted).
                        preferred security.
-----------------------------------------------------------------------------------------------------------------------------------

                                                       Features of Other Capital
                                                  Raising Transaction Securities

                                         Exhibit M to the Plan of Reorganization

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

INDIVIDUAL PARTICIPATING PLANS NOT HAVING A CURRENTLY PAYABLE DIVIDEND SCALE, HAVING NON-GUARANTEED ELEMENTS, AND NOT INCLUDED IN THE CLOSED BLOCK

                           PLAN CODE             DESCRIPTION
LIFECOMM UL/ FPA           ANNPLUS               Annuity Plus
                           FIRA75                IRA - 1975
                           FIRA77                IRA - 1977
                           FIRA80                IRA - 1980
                           FIRA82                IRA - 1982
                           FIRA90                IRA - 1990
                           FKEO75                Keogh - 1975
                           FKEO75SP              Single Premium Keogh - 1975
                           FKEO77                Keogh - 1977
                           FKEO77SP              Single Premium Keogh - 1977
                           FKEO80                Keogh - 1980
                           FKEO80SP              Single Premium Keogh - 1980
                           FKEO82                Keogh - 1982
                           FKEO82SP              Single Premium Keogh - 1982
                           FKEO90                Keogh - 1990
                           FKEO90SP              Single Premium Keogh - 1990
                           FNQ75                 Non-Qualified Deferred Comp - 1975
                           FNQ75SP               Single Prem. Non-Qual Deferred Comp - 1975
                           FNQ77                 Non-Qualified Deferred Comp - 1977
                           FNQ77SP               Single Prem. Non Qual Deferred Comp - 1977
                           FNQ80                 Non-Qualified Deferred Comp -1980
                           FNQ80SP               Single Prem. Non-Qual Deferred Comp - 1980
                           FNQ84                 Non-Qual Deferred Comp-1984
                           FNQ90                 Non-Qualified Deferred Comp - 1990
                           FPEN75                Corporate Pension - 1975
                           FPEN75SP              Single Premium Corporate Pension - 1975
                           FPEN77                Corporate Pension - 1977
                           FPEN77SP              Single Premium Corporate Pension - 1977
                           FPEN80                Corporate Pension - 1980
                           FPEN80SP              Single Premium Corporate Pension - 1980
                           FQ75                  Qualified Deferred Comp - 1975
                           FQ75SP                Single Prem. Qual Deferred Comp - 1975
                           FQ77                  Qualified Deferred Comp - 1977
                           FQ77SP                Single Prem. Qual Deferred Comp - 1977
                           FROL75                Rollover - 1975
                           FROL77                Rollover - 1977
                           FROL80                Rollover - 1980
                           FROL82                Rollover - 1982
                           FROL90                Rollover - 1990
                           FTSA75                TSA - 1975
                           FTSA75SP              Single Premium TSA - 1975
                           FTSA77                TSA - 1977
                           FTSA77SP              Single Premium TSA - 1977
                           FTSA80                TSA - 1980
                           FTSA80SP              Single Premium TSA - 1980
                           FTSA82                TSA - 1982
                           FTSA82SP              Single Premium TSA - 1982
                           FTSA90                TSA - 1990
                           FTSA90SP              Single Premium TSA - 1990
                           RVFLNY                Rev. Vista Flex, New York
                           RVFLNYGB              Rev. Vista Flex, New York, Gender-Based
                           RVPGBHPR              Rev. Vista Flex Plus High Prot. Rider
                           RVPHPRU               Rev. Vista Flex Plus High Prot., Unisex



                                                      Participating Policies Not
                                                    Included in the Closed Block

                                         Exhibit M to the Plan of Reorganization

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

INDIVIDUAL PARTICIPATING PLANS NOT HAVING A CURRENTLY PAYABLE DIVIDEND SCALE, HAVING NON-GUARANTEED ELEMENTS, AND NOT INCLUDED IN THE CLOSED BLOCK


                           PLAN CODE             DESCRIPTION
                           RVSTNB                Rev. Vista, New York
                           RVSTNBS               Rev. Vista, New York, Simplified  Issue
                           RVSTNBU               Rev. Vista, New York, Less $100K
                           RVSTNBUS              Rev. Vista, New York, Less $100K
                           UL                    Financial Flex - 1983
                           UL93G                 UniVista, Gender-Based
                           UL93U                 UniVista, Unisex
                           VFL                   Vista Flex
                           VFLGB                 Vista Flex, Gender-Based
                           VFLNY                 Vista Flex, New York
                           VPCHILD               Child Rider
                           VPLSC                 Vista Flex Plus, Cash Value, Unisex
                           VPLSCGB               Vista Flex Plus, Cash Val, Gender-Based
                           VPLSP                 Vista Flex Plus, GL Prem, Unisex
                           VPLSPGB               Vista Flex Plus, GL Prem, Gender-Based
                           VPOTHER               Vista Flex Plus Other Insured
                           VPOTHERU              Vista Flex Plus Other Insured, Unisex
                           VSTAA                 Vista
                           VSTAAG                Vista, Gender-Based
                           VSTAAGS               Vista, Gender-Based, Simplified  Issue
                           VSTAAS                Vista, Simplified  Issue
                           VSTAAU                Vista, Less $100K
                           VSTAAUG               Vista, Less $100K, Gender-Based
                           VSTAAUGS              Vista, Less $100K, Gender, Simplified  Issue
                           VSTAAUS               Vista, Less $100K, Simplified  Issue
                           VSTAB                 Vista
                           VSTABG                Vista, Gender-Based
                           VSTABGS               Vista, Gender-Baser, Simplified  Issue
                           VSTABS                Vista, Simplified  Issue
                           VSTABU                Vista, Less $100K
                           VSTABUG               Vista, Less $100K, Gender-Based
                           VSTABUGS              Vista, Less $100K, Gender, Simplified  Issue
                           VSTABUS               Vista, Less $100K, Simplified  Issue
                           VSTAJAU               Vista, New Jersey, Less $100K
                           VSTAJAUS              Vista, New Jersey, Less $100K, Simplified Issue
                           VSTAJBU               Vista, New Jersey, Less $100K
                           VSTAJBUS              Vista, New Jersey, Less $100K,Simplified Issue
                           VSTANB                Vista, New York
                           VSTANBS               Vista, New York, Simplified  Issue
                           VSTANBU               Vista, New York, Less $100K
                           VSTANBUS              Vista, New York, Less $100K, Simplified  Issue

LIFECOMM SPDA              SPDA                  Single Premium Deferred Annuity
                           SPDA                  1 Yr Interest Rate Guar-SPDA
                           SPDA3                 3 Year Interest Rate Guarantee - SPDA
                           SPDANY                New York Single Premium Deferred Annuity
                           SPDANY1               N. Y. 1 Year Int. Rate Guarantee - SPDA
                           SPDANY3               N. Y. 3 Year Int. Rate Guarantee - SPDA
                           SPDANYP               New York Pension SPDA
                           SPDANYR               New York Rollover SPDA
                           SPDANYT               New York TSA - SPDA
                           SPDAP                 Pension Single Premium Deferred Annuity
                           SPDAR                 Rollover Single Prem. Deferred Annuity



                                                      Participating Policies Not
                                                    Included in the Closed Block

                                         Exhibit M to the Plan of Reorganization

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

INDIVIDUAL PARTICIPATING PLANS NOT HAVING A CURRENTLY PAYABLE DIVIDEND SCALE, HAVING NON-GUARANTEED ELEMENTS, AND NOT INCLUDED IN THE CLOSED BLOCK

                           PLAN CODE             DESCRIPTION
                           SPDAT                 TSA - Single Premium Deferred Annuity


REPETITIVE PAYOUT                                Funds deposited to earn guaranteed rate of interest. Time
SYSTEM                                           periods from 6 months to 10 years offered. ### represents
                           INT-###               months in term.
                                                 Joint and Survivor annuity. ### represents months in certain
                           D-JSC###              period. Pays 100% of benefit amount at all times.
                                                 Joint and Survivor 10 Year Certain and Life annuity. Pays 100%
                                                 of benefit amount during certain period regardless of any
                                                 death. In life segment the benefit will reduce to 50% if the
                           F-JSC1/2              primary annuitant dies.
                                                 Joint and Survivor 10 Year Certain and Life annuity. Benefit
                           F-JSC120              reduces to 50% at any time the primary annuitant dies.

                                                 Joint and Survivor Installment Refund annuity. Pays 100% of
                           I-JSIR                benefit at all times.
                                                 Joint and Survivor Installment Refund annuity. Benefit reduces
                           JS2/3IR               to 2/3 in life segment at any death.
                                                 Joint and Survivor 50% 10 Year Certain and Life annuity. Pays
                                                 100% of benefit amount during certain period regardless of any death. In life segment the benefit will reduce to 50% at any
                           JS5C10                death..
                                                 Joint and Survivor Certain and Life annuity. ### represents months in certain period. Pays 100% of benefit amount during certain period regardless of any death. In life segment the
                           S-JSC###              benefit will reduce to 2/3 at any death.
                                                 Joint and Survivor life only annuity. Benefit reduces to 50%
                           T-JC1/2               at death of primary annuitant.
                                                 Joint and Survivor life only annuity. Benefit reduces to 2/3
                           V-JC2/3               at death of primary annuitant.
                                                 Joint and Survivor life only annuity. Benefit reduces to 2/3
                           W-JS2/3               at any death.
                                                 Joint and Survivor life only annuity. Benefit reduces to 1/3
                           X-JC1/3               at death of primary annuitant.
                                                 Joint and Survivor life only annuity. Benefit reduces to 75%
                           Z-JS3/4               at death of primary annuitant.
                           3-C###                Old Fixed Period contracts. Replaced by 3A-###G.
                                                 Current use. Fixed period contracts. Time periods from 3 years
                           3A-C###G              to 30 years offered.### represents months in time period.
                                                 Certain and Life contracts. Payments guaranteed for certain period, then made for remainder of client's life. ###
                           4-CL###               represents months in certain period.

                           5-LIFE                Life only annuity. Payments made for client's life only, no beneficiary provisions.
                                                 Installment Refund annuity. Payments guaranteed until amount equal to original principal is distributed, then made for
                           8-INSTRF              remainder of client's life.
                                                 Joint and Survivor life only annuity. Pays 100% of benefit at
                           9-JS                  all times.
                                                 Joint and Survivor life only annuity. Benefits reduces to 50%
                           9-JS1/2               at any death.
                                                 Certain and Life annuity. ## represents years in certain
                           CL##                  period. 10 and 20 currently offered.
                           C##                   Fixed Period contracts. ## represents years in time period.
                                                 Installment Refund annuity. Payments guaranteed until amount equal to original principal is distributed, then made for
                           INSTRF                remainder of client's life.
                                                 Joint and Survivor 10 Year Certain and Life annuity. Pays 100%
                           JSC10                 of benefit at all times.

                                                 Life only annuity. Payments made for client's life only, no
                           LIFE                  beneficiary provisions.


                                                      Participating Policies Not
                                                    Included in the Closed Block

                                         Exhibit M to the Plan of Reorganization

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

INDIVIDUAL PARTICIPATING PLANS NOT HAVING A CURRENTLY PAYABLE DIVIDEND SCALE, HAVING NON-GUARANTEED ELEMENTS, AND NOT INCLUDED IN THE CLOSED BLOCK

                            PLAN CODE            DESCRIPTION
VANTAGE VUL                 210100;761-U2        Single Prem V.U.L.
                            230700;761-U2        FlexEdge
                            230600;761-U2        FlexEdge Success
                            230800;761-U2        Joint Edge
                            230200;761-U2        Estate Edge
                            230300;761-U2        Qualified Estate Edge
                            230900;761-U2        Qualified FlexEdge
                            230500;761-U2        Qualified FlexEdge Success
                            231600;761-U2        Phoenix Individual Edge
                            231500;761-U2        Qualified Phoenix Individual Edge
                            240100;966-U2        Private Placement-Oakmont
                            240200;966-U2        Private Placement-Bessemer
                            240300;966-U2        Private Placement- WSW 3(c)(1)
                            240400;966-U2        Private Placement- WSW 3(c)(7)
                            270600;973-U2        Phoenix Edge SPVL - Nonqualified

VANTAGE UL                  130100;003-U1        Pension Trust U.L.
                            230100;003-U1        Flexible Prem. U.L.
                            230101;003-U1        FlexLife
                            230102;003-U1        FlexRoll
                            230103;003-U1        FlexLife'80
                            290200;973-U2        Phoenix Estate Legacy
                            290300;973-U2        Qual Phoenix Estate Legacy
                            290500;975-U2        Qual Phoenix Estate Legacy
                            290700;977-U2        Qual Phoenix Estate Legacy
                            291200;973-U1        Phoenix Protector UL - Nonqualified
                            291300;973-U1        Phoenix Protector UL - Qualified
                            291600;973-U1        Phoenix Accumulator UL - Nonqualified
                            291700;973-U1        Phoenix Accumulator UL - Qualified
                            330100;003-U1        Estate Builder U.L.
                            330101;003-U1        Estate Builder U.L.- N.Y.
                            330102;003-U1        Estate Builder U.L.'80
                            430100;003-U1        Exec.Value-Group
                            430200;003-U1        Exec.Value-Ind

VANTAGE VA                  130000;761-A2        BigEdge'83
                            330000;761-A2        BigEdge'87
                            430000;761-A2        BigEdge Plus
                            431110;761-A2        BigEdge Plus - HOE
                            840000;008-A2        Private Placement- WSW 3(c)(1)
                            850000;008-A2        Private Placement- WSW 3(c)(7)
                            440000;761-A2        BigEdge Choice - NY
                            441110;761-A2        BigEdge Choice -NY - HOE
                            870000;008-A2        Retirement Planners Edge
                            470000;761-A2        Retirement Planners Edge(NY)
                            880001;008-A2        Phoenix Edge VA - Option 1
                            881111;008-A2        Phoenix Edge VA - Option 1(HOE)
                            880002;008-A2        Phoenix Edge VA - Option 2
                            881112;008-A2        Phoenix Edge VA - Option 2(HOE)
                            880003;008-A2        Phoenix Edge VA - Option 3
                            881113;008-A2        Phoenix Edge VA - Option 3(HOE)
                            480001;761-A2        Phoenix Edge VA - Option 1-NY
                            481111;761-A2        Phoenix Edge VA - Option 1-NY(HOE)


                                                      Participating Policies Not
                                                    Included in the Closed Block

                                         Exhibit M to the Plan of Reorganization

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

INDIVIDUAL PARTICIPATING PLANS NOT HAVING A CURRENTLY PAYABLE DIVIDEND SCALE, HAVING NON-GUARANTEED ELEMENTS, AND NOT INCLUDED IN THE CLOSED BLOCK

                           PLAN CODE             DESCRIPTION
                           480002;761-A2         Phoenix Edge VA - Option2-NY
                           481112;761-A2         Phoenix Edge VA - Option2-NY(HOE)
                           480003;761-A2         Phoenix Edge VA - Option3-NY
                           481113;761-A2         Phoenix Edge VA - Option3-NY(HOE)
                           450000;761-A2         Private Placement- WSW 3(c)(1)
                           460000;761-A2         Private Placement- WSW 3(c)(7)
                           330200;761-A2         Group Strategic Edge - Unalloc
                           330300;761-A2         Group Strategic Edge - Alloc.
                           330310;761-A4         Group Strategic Edge - Alloc-Asset
                           530000;002-A2         Templeton
                           730000;761-A2         HomeLife VA
                           731000;761-A2         HomeLife VA

VANTAGE SPDA               630000;004-A2         Single Prem Deferred Annuity

LIFEPRO                    XLT3                  Ten Year Level Term
                           XLT4                  Ten Year Level Term
                           PES10                 Phoenix Executive Series - 10
                           PES20                 Phoenix Executive Series - 20

PHOENIX INDIVIDUAL         3001                  Family - Prior to 1965 Series
MAJOR MEDICAL              3002                  Male - Prior to 1965 Series
                           3003                  Female - Prior to 1965 Series
                           4001                  Family - 1965 Series
                           4002                  Male - 1965 Series
                           4003                  Female - 1965 Series
                           5001                  Family - 1966 Series
                           5002                  Male - 1966 Series
                           5003                  Female - 1966 Series
                           5005                  Female and Child - 1966 Series
                           6001                  Family - 1971 Series
                           6002                  Male - 1971 Series
                           6003                  Female - 1971 Series
                           6004                  Male and Child - 1971 Series

HOME LIFE - UNION          K221                  Non-Can Step Rate - Disability Incom - 2 Years - Male
CENTRAL DISABILITY         K222                  Non-Can Step Rate - Disability Incom - 2 Years - Female
INCOME                     K251                  Non-Can Step Rate - Disability Incom - 5 Years - Male
                           K252                  Non-Can Step Rate - Disability Incom - 5 Years - Female
                           K331                  Overhead Expense Policy - 12 Months - Male
                           K332                  Overhead Expense Policy - 12 Months - Female
                           K341                  Overhead Expense Policy - 18 Months - Male
                           K342                  Overhead Expense Policy - 18 Months - Female
                           K351                  Overhead Expense Policy - 24 Months - Male
                           K352                  Overhead Expense Policy - 24 Months - Female
                           K361                  Overhead Expense Policy - 12 Months - Male
                           K362                  Overhead Expense Policy - 12 Months - Female
                           K371                  Overhead Expense Policy - 18 Months - Male
                           K372                  Overhead Expense Policy - 18 Months - Female
                           K381                  Overhead Expense Policy - 24 Months - Male
                           K382                  Overhead Expense Policy - 24 Months - Female
                           K701                  Non-Can Deductible Period Hospital Indemnity - Male
                           K702                  Non-Can Deductible Period Hospital Indemnity - Female


                                                      Participating Policies Not
                                                    Included in the Closed Block

                                         Exhibit M to the Plan of Reorganization

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

INDIVIDUAL PARTICIPATING PLANS NOT HAVING A CURRENTLY PAYABLE DIVIDEND SCALE, HAVING NON-GUARANTEED ELEMENTS, AND NOT INCLUDED IN THE CLOSED BLOCK

                           PLAN CODE             DESCRIPTION
                           KM21                  Non-Can Residual Disability 1 Year - Male
                           L111                  Guaranteed Renewable Disability Income 1 Year - Male
                           L112                  Guaranteed Renewable Disability Income 1 Year - Female
                           L121                  Guaranteed Renewable Disability Income 2 Years - Male
                           L122                  Guaranteed Renewable Disability Income 2 Years - Female
                           L151                  Guaranteed Renewable Disability Income 5 Years - Male
                           L152                  Guaranteed Renewable Disability Income 5 Years - Female
                           L701                  Guaranteed Renewable Deductible Period Hospital Indemnity - Male
                           L702                  Guaranteed Renewable Deductible Period Hospital Indemnity - Female
                           KAA1                  Non-Can Lifetime Accident to Age 65

FLEXIBLE DEPOSIT ANNUITY   435000                Keogh / Pension

HOME LIFE WHOLESALE
TERM                       WXXX                  Home Life Wholesale Term

FINANCIAL ADMINISTRATIVE
SERVICES - ISWL            ISWL                  Interest Sensitive Whole Life-Traditional Plans, 4% Base, 4% Paid up additions
                           RPU001                Reduced Paid Up-Whole Life, 80CSO AGG at 4%, Curtate
                           ISWLDP                Interest Sensitive Whole Life-Double Protection, Original 41CSO at 2.75%
                           RPU008                Reduced Paid Up-Whole Life, 41CSO at 2.75% Curtate
                           ISWLFP                Interest Sensitive Whole Life-Family Policy
                           PULI62                Paid Up Life Income at 62, $10 Monthly Income
                           RPU006                Reduced Paid Up-Whole Life, 58CSO AGG at 3.5%, Curtate
                           ISWLML                Interest Sensitive Whole Life-Modified Whole Life
                           RPU005                Reduced Paid Up-Whole Life, 58CSO AGG at 5.5%, Curtate
                           ISWL99                Interest Sensitive Whole Life-LPU at 99, Tabular CV=80CSO at 6.5%, AV=80CSO at 4%
                           ISWL96                Interest Sensitive Whole Life-LPU at 96, Tabular CV=80CSO at 6%, AV=80CSO at 4%
                           RPU004                Reduced Paid Up-Whole Life, 80CSO AGG at 6.5%, Continuous
                           ISWL90                Interest Sensitive Whole Life-LPU at 90, Tabular CV=80CSO at 4%, AV=80CSO at 4%
                           RPU002                Reduced Paid Up-Whole Life, 80CSO AGG at 6%, Continuous
                                                 Interest Sensitive Whole Life-LPU at 97, Tabular CV=80CSO at 6%, S/N AV =
                           ISWL97                80CSO at 4%
                           RPU003                Reduced Paid Up-Whole Life, 80CSO Sex Distinct at 6%, Continuous
                           LC1                   Life Concepts 1 - Non-Qualified UL
                           LC2                   Life Concepts 2 - Non-Qualified UL
                           LC3                   Life Concepts 3 - Non-Qualified UL
                           LC4                   Life Concepts 4 - Non-Qualified UL
                           EIWL                  Excess Interest Whole Life, Non-PA, Sex Distinct
                           LC21                  Life Concepts 21 - Non-Qualified UL
                           LC20                  Life Concepts 20 - Non-Qualified UL
                           RPU010                Reduced Paid Up-Excess Interest Whole Life, 58CSO AGG at 4%, Curtate
                           LC2Q                  Life Concepts 2 - Qualified UL
                           LC22                  Life Concepts 22 - Non-Qualified UL
                           EIWL2                 Excess Interest Whole Life, Includes Increasing Death Benefit
                           EIWLPA                Excess Interest Whole Life, PA, Sex Distinct
                                                 Reduced Paid Up-Excess Interest Whole Life, PA, Sex Distinct, 58CSO Sex/Smoker
                           RPU011                Distinct at 4% Curtate
                           LC30                  Life Concepts 30 - Non-Qualified UL


                                                      Participating Policies Not
                                                    Included in the Closed Block

                                         Exhibit M to the Plan of Reorganization

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

INDIVIDUAL PARTICIPATING PLANS NOT HAVING A CURRENTLY PAYABLE DIVIDEND SCALE, HAVING NON-GUARANTEED ELEMENTS, AND NOT INCLUDED IN THE CLOSED BLOCK

                           PLAN CODE             DESCRIPTION
                                                 Reduced Paid Up-Excess Interest Whole Life, PA, Sex Distinct, with
                           EIWL2P                Included Death Benefit
                           LC30U                 Life Concepts 30 - Non-Qualified UL
                           LC20U                 Life Concepts 20 - Non-Qualified UL
                           LC20Q                 Life Concepts 20 - Qualified UL


Plans included in Repetitive Payout System shown above should also satisfy either (1) SPIA sold on participating basis with 0 current dividends, or (2) supplementary contracts issued on a participating basis with 0 current dividends and with excess interest.


                                                      Participating Policies Not
                                                    Included in the Closed Block

                                         Exhibit M to the Plan of Reorganization


                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

INDIVIDUAL PARTICIPATING PLANS HAVING A CURRENTLY PAYABLE DIVIDEND SCALE BUT NOT INCLUDED IN THE CLOSED BLOCK

                                PLAN                DESCRIPTION
HOME LIFE SUPPLEMENTARY
CONTRACTS                       INTONLY             Funds deposited to earn non-guaranteed rate of interest

                                                    Fixed amount contract. Client requests payment amount,
                                                    deposited funds earn interest during payout period which ends
                                6-PYMNT             when all funds are depleted.

                                                    Participating Certain and Life contracts. Payments guaranteed for certain period, then made for remainder of client's life.
                                4-CL###P            ### represents months in certain period.

                                                    Life only annuity. Payments made for client's life only, no beneficiary
                                5-LIFE              provisions.

                                INSTREFP            Installment Refund Annuity

                                10CLP               10-Year Certain & Life Annuity

                                Fixed Amount        Fixed payment amount contract.

                                3-C###              Certain period contract.


HOME LIFE INDIVIDUAL
ANNUITIES                       71100               Deferred Income
                                H72210              DISP (1964 Issues)
                                L72210              DISP (1964 Issues) Single Premium Deferred Income (under $10,000)
                                L71300              PSRA  Annual Premium Retirement Annuity (annual premium under $500)
                                L72310              PSRASP  Single Premium Retirement Annuity (under $10,000)
                                INSTREFP            Installment Refund Annuity
                                10CLP               10-Year Certain & Life Annuity
                                LIFEP               Life Annuity
                                CASHREFP            Cash Refund Annuity
                                JSIRP               Joint Survivor Installment Refund Annuity


PHOENIX INDIVIDUAL INCOME
PROTECTOR                       31xx                Income Protector Plan 2-Year Benefits - 1961 Series
                                32xx                Income Protector Plan 5-Year Benefits - 1961 Series
                                34xx                Income Protector Plan Benefits to 65 - 1961 Series
                                35xx                Income Protector Plan Benefits Life or 65 - 1961 Series
                                61xx                Income Protector Plan 2-Year Benefits - 1969 Series
                                62xx                Income Protector Plan 5-Year Benefits - 1969 Series
                                64xx                Income Protector Plan Benefits to 65 - 1969 Series
                                65xx                Income Protector Plan Benefits Life or 65 - 1969 Series
                                71xx                Disability Income Plan 1-Year Benefits - 1973 & 1975 Series - Male
                                72xx                Disability Income Plan 2-Year Benefits - 1973 & 1975 Series - Male
                                73xx                Disability Income Plan 3-Year Benefits - 1973 & 1975 Series - Male
                                75xx                Disability Income Plan 5-Year Benefits - 1973 & 1975 Series - Male
                                78xx                Disability Income Plan Benefits to 65 - 1973 & 1975 Series - Male
                                81xx                Disability Income Plan 1-Year Benefits - 1975 Series - Female
                                82xx                Disability Income Plan 2-Year Benefits - 1975 Series - Female
                                83xx                Disability Income Plan 3-Year Benefits - 1975 Series - Female
                                85xx                Disability Income Plan 5-Year Benefits - 1975 Series - Female
                                88xx                Disability Income Plan Benefits to 65 - 1975 Series - Female


PHOENIX FLEXIBLE RETIREMENT
ANNUITIES                       130100              Keogh (HR10) / Pension

                                                      Participating Policies Not
                                                    Included in the Closed Block

                                         Exhibit M to the Plan of Reorganization


                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

INDIVIDUAL PARTICIPATING PLANS HAVING A CURRENTLY PAYABLE DIVIDEND SCALE BUT NOT INCLUDED IN THE CLOSED BLOCK

                                PLAN                DESCRIPTION
                                130200              Non-qualified
                                131100              IRA / TSA
                                132100              IRA / TSA


CLIC RETIREMENT INCOME
POLICIES                        201                 Junior Partnership
                                300                 Insurance Pension
                                423                 Pension Accumulator
                                428                 Retirement Income Policy



                                                      Participating Policies Not
                                                    Included in the Closed Block

                                         Exhibit N to the Plan of Reorganization


                             OTHER STOCK-BASED PLANS

Prior to the fifth anniversary of the Plan Effective Date, except as permitted by the Plan: (a) officers of the Holding Company, the Company, and Company Affiliates (collectively, "Officers") and other employees of the Holding Company, the Company, and Company Affiliates (collectively with the Officers, "Employees") may acquire beneficial ownership of Common Stock under The Phoenix Companies, Inc. Stock Incentive Plan and the plans listed in this Summary; (b) non-Officer directors of the Holding Company may acquire beneficial ownership of Common Stock only under The Phoenix Companies, Inc. Directors Stock Plan; and
(c) non-Officer directors of the Holding Company, the Company, and Company Affiliates will not be eligible to acquire beneficial ownership of Common Stock under any of the following plans (the "Covered Plans"):

1.  Phoenix Home Life Mutual Insurance Company Savings and Investment Plan;
2.  Phoenix Home Life Mutual Insurance Company Agent Pension Plan;
3. Phoenix Home Life Mutual Insurance Company Agent Savings and Investment Plan; and
4.  Phoenix Investment Partners, Ltd. Profit Sharing Plan and Trust.

     Prior to the fifth anniversary of the Plan Effective Date, no amendment to any Covered Plan will become effective which adds, deletes, modifies or otherwise amends provisions (including those relating to participant elections) permitting or requiring the company sponsoring the plan to make payments or allocations to participants in the form of Common Stock, stock options or interests in Common Stock, provided, however, that from and after the Adoption Date until the fifth anniversary of the Plan Effective Date. Covered Plans may be amended without the prior approval of the New York Superintendent solely to incorporate the provisions set forth in this Summary.

1. The Covered Plans:

     (a) At any time on or after the Plan Effective Date, the Holding Company, the Company and Company Affiliates (the "Covered Employers") may each give non-Officer participants the ability to allocate (to the extent otherwise allocable by participants under the terms of the applicable plan) all or any portion of their current account balances and new contributions under the Covered Plans to a Common Stock fund maintained by any Covered Employer, provided, that no such contributions may be made in or earmarked for investments in Common Stock.

     (b) At any time on or after the second anniversary of the Plan Effective Date, the Covered Employers may each give Officer participants the ability to allocate (to the extent otherwise allocable by participants under the terms of the applicable plan) all or any portion of their current account balances and new contributions under the Covered Plans to a Common Stock fund maintained by any Covered Employer, provided, that no such contributions may be made in or earmarked for investments in Common Stock.

     (c) At any time on or after the Plan Effective Date, the Covered Employers may each provide to or on behalf of any non-Officer participant all or any portion of their matching contributions under the Covered Plans as contributions to a Common Stock fund maintained by any Covered Employer.

     (d) At any time on or after the second anniversary of the Plan Effective Date, the Covered Employers may each provide to or on behalf of any Officer participant all or any portion of their matching contributions under the Covered Plans as contributions to a Common Stock fund maintained by any Covered Employer.

                                         Exhibit N to the Plan of Reorganization


2. Fair Market Value Requirement

         Common Stock provided under the Covered Plans will be valued as the applicable date at the then Fair Market Value of the Common Stock. Thus, when Common Stock is issued in lieu of cash Compensation or allocated under any of the Covered Plans, the Fair Market Value shall be used as the basis for determining the number of shares to be issued or allocated. For these purposes, "Fair Market Value" shall (i) in the case of any transaction or series of transactions actually effected in an open market transaction, mean the value determined based on such transaction(s) and (ii) in all other cases, have the meaning set forth in The Phoenix Companies, Inc. Stock Incentive Plan.

3. Revisions to Change Control Provisions

         If any of the Covered Plans or The Phoenix Companies, Inc. Stock Incentive Plan contains a change of control provision, prior to the Plan Effective Date the Holding Company will, and it will cause the Company and its Company Affiliates (as the case may be) to, amend the plan or plans containing such provision to further provide that none of the Demutualization, the IPO or any Other Capital Raising Transactions will result in a change in control under such plan or plans.


                                  Page 2 of 2

                                                         Other Stock-Based Plans